As filed with the United States Securities and Exchange Commission on December 22, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COLONNADE ACQUISITION CORP.*

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1400 Centrepark Blvd, Ste 810

West Palm Beach, FL 33401

(561) 712-7860

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph S. Sambuco

Chairman of the Board of Directors

1400 Centrepark Blvd, Ste 810

West Palm Beach, FL 33401

(561) 712-7860

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel L. Rubinstein Daniel Nussen White & Case LLP 1221 Avenue of the Americas New York, New York 10020 (212) 819-8200	Justin Hamill Ryan Maierson Benjamin Potter Drew Capurro Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the business combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i)  (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share security	Proposed maximum aggregate offering price	Amount of registration fee
Common stock(2)(3)	20,000,000	$10.03(4)	$200,600,000.00(4)	$21,885.46
Redeemable warrants(2)(5)	10,000,000	$1.15(6)	$11,500,000.00(6)	$1,254.65
Common stock(2)(7)	151,418,696	$10.03(4)	$1,518,729,520.88(4)	$165,693.39
Total			$1,730,829,520.88	$188,833.50

(1)

Immediately prior to the consummation of the Merger described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Colonnade Acquisition Corp., a Cayman Islands exempted company (“CLA”), intends to effect a deregistration under the Cayman Islands Companies Act (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which CLA’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by CLA (after the Domestication), the continuing entity following the Domestication, which will be renamed “Ouster, Inc.” (“Ouster PubCo”), as further described in the proxy statement/prospectus. As used herein, “Ouster PubCo” refers to CLA after the Domestication, including after such change of name.

(2)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(3)

The number of shares of common stock of Ouster PubCo being registered represents the number of Class A ordinary shares of CLA that were registered pursuant to the Registration Statement on Form S-1 (333-240378) (the “IPO Registration Statement”) and offered by CLA in its initial public offering (the “CLA public shares”). The CLA public shares automatically will be converted by operation of law into shares of common stock of Ouster PubCo in the Domestication (“Ouster PubCo public shares”).

(4)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of CLA (the company to which Ouster PubCo will succeed following the Domestication) on the NYSE on December 18, 2020 ($10.03 per Class A ordinary share) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(5)

The number of redeemable warrants to acquire shares of common stock of Ouster PubCo being registered represents the number of redeemable warrants to acquire Class A ordinary shares of CLA that were registered pursuant to the initial public offering registration statements referenced in note (3) above and offered by CLA in its initial public offering (the “CLA public warrants”). The CLA public warrants automatically will be converted by operation of law into redeemable warrants to acquire shares of common stock of Ouster PubCo in the Domestication (“Ouster PubCo public warrants”).

(6)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the warrants of CLA (the company to which Ouster PubCo will succeed following the Domestication) on the NYSE on December 18, 2020 ($1.15 per warrant) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(7)

The number of shares of common stock of Ouster PubCo being registered represents the sum of (a) 125,196,001 shares of Ouster PubCo common stock to be issued in connection with the Merger described herein and (b) the product of (i) 37,514,584 shares of Ouster common stock reserved for issuance upon the exercise of options to purchase Ouster common stock outstanding as of December 17, 2020 and that may be issued after such date pursuant to the terms of the Merger Agreement described herein, which will convert into options to purchase shares of Ouster PubCo common stock in accordance with the terms of the Merger Agreement described herein and (ii) an exchange ratio of 0.699 shares of Ouster PubCo common stock for each share of Ouster common stock.

*

Prior to the consummation of the Merger described herein, the Registrant intends to effect a deregistration under the Cayman Islands Companies Act (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Colonnade Acquisition Corp. (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Ouster, Inc.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/ prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 22, 2020

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF

COLONNADE ACQUISITION CORP.

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR

171,418,696 SHARES OF COMMON STOCK AND

10,000,000 REDEEMABLE WARRANTS

OF

COLONNADE ACQUISITION CORP.

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE

STATE OF DELAWARE),

THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION,

WHICH WILL BE RENAMED “OUSTER, INC.” IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN

The board of directors of Colonnade Acquisition Corp., a Cayman Islands exempted company (“CLA” and, after the Domestication as described below, “Ouster PubCo”), has unanimously approved (1) the domestication of CLA as a Delaware corporation (the “Domestication”); (2) the merger of Beam Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and direct wholly owned subsidiary of CLA, with and into Ouster, Inc. (which will be renamed Ouster Technologies, Inc. prior to the consummation of the Business Combination, “Ouster”), a Delaware corporation (the “Merger”, and, together with the Domestication, the “Business Combination”), with Ouster surviving the Merger as a wholly owned subsidiary of Ouster PubCo, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 21, 2020, by and among CLA, Merger Sub and Ouster, attached to this proxy statement/prospectus as Annex A (the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; and (3) the other transactions contemplated by the Merger Agreement and documents related thereto. In connection with the Business Combination, CLA will change its name to “Ouster, Inc.”

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding 5,000,000 Class B ordinary shares, par value $0.0001 per share, of CLA (the “CLA Class B ordinary shares”) will convert automatically, on a one-for-one basis, into a CLA Class A ordinary share (as defined below), (2) immediately following the conversion described in clause (1), each of the then issued and outstanding 25,000,000 Class A ordinary shares, par value $0.0001 per share, of CLA (the “CLA Class A ordinary shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Ouster PubCo (the “Ouster PubCo common stock”), (3) each of the then issued and outstanding 10,000,000 redeemable warrants of CLA (the “CLA warrants”) will convert automatically into a redeemable warrant to purchase one share of Ouster PubCo common stock (the “Ouster PubCo warrants”) pursuant to the Warrant Agreement, dated August 20, 2020 (the “Warrant Agreement”), between CLA and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (4) each of the then issued and outstanding units of CLA that have not been previously separated into the underlying CLA Class A ordinary shares and underlying CLA warrants upon the request of the holder thereof (the “CLA units”), will be cancelled and will entitle the holder thereof to one share of Ouster PubCo common stock and one-half of one Ouster PubCo warrant, and (5) each of the then issued and outstanding 6,000,000 private placement warrants of CLA will convert automatically into an Ouster PubCo warrant pursuant to the Warrant Agreement. No fractional Ouster PubCo warrants will be issued upon separation of the CLA units. Accordingly, this proxy statement/prospectus covers the 20,000,000 shares of Ouster PubCo common stock and 10,000,000 Ouster PubCo warrants to be issued in the Domestication in respect of the CLA Class A ordinary shares and CLA warrants which were initially included in the CLA Units sold in CLA’s initial public offering.

As a result of and upon the Closing (as defined below), among other things, all outstanding shares of Ouster Capital Stock (after giving effect to the Ouster Warrant Settlement (as defined below), as more fully described elsewhere in this proxy statement/prospectus) as of immediately prior to the effective time of the Merger, and, together with shares of Ouster common stock reserved in respect of Ouster Awards (as defined below and as described further in the immediately succeeding paragraph) outstanding as of immediately prior to the Closing that will be converted into awards based on Ouster PubCo common stock, will be cancelled in exchange for the right to receive, or the reservation of, an aggregate of 150,000,000 shares of Ouster PubCo common stock (at a deemed value of $10.00 per share) or, as applicable, shares underlying awards based on Ouster PubCo common stock, representing a fully-diluted pre-transaction equity value of Ouster of $1.5 billion (the “Aggregate Merger

Consideration”). The portion of the Aggregate Merger Consideration reflecting the conversion of the Ouster Awards is calculated assuming that all Ouster PubCo Options are net-settled (although Ouster PubCo Options may by their terms be cash-settled, resulting in additional dilution). With respect to Ouster PubCo Options received in respect of Ouster Options that are outstanding immediately prior to the Closing and cash exercised after the Closing, up to 26,222,695 additional shares of Ouster PubCo common stock may be issued. Accordingly, this proxy statement/prospectus also relates to the issuance by Ouster PubCo of 125,196,001 shares of Ouster PubCo common stock issued in connection with the Merger described herein. In addition, this proxy statement/prospectus relates to the resale of such shares of Ouster PubCo common stock. The holders of these shares may from time to time sell, transfer or otherwise dispose of any or all of these shares in a number of different ways and at varying prices, and we will not receive any proceeds from such transactions.

With respect to the Ouster Awards, all (i) options to purchase shares of Ouster common stock (“Ouster Options”) and (ii) restricted shares of Ouster common stock (“Ouster Restricted Stock”) outstanding as of immediately prior to the Merger (together, the “Ouster Awards”) will be converted into (a) options to purchase shares of Ouster PubCo common stock (“Ouster PubCo Options”) and (b) restricted shares of Ouster PubCo common stock (“Ouster PubCo Restricted Stock”), respectively. Accordingly, this proxy statement/prospectus also relates to the issuance by Ouster PubCo of 6,353,959 Ouster PubCo Restricted Stock in the Merger and 26,222,695 shares of Ouster PubCo common stock upon the exercise of the Ouster PubCo Options following the Merger. This proxy statement/prospectus also relates to the resale of 26,222,695 shares of Ouster PubCo common stock acquired pursuant to the exercise of the Ouster Options (the “Resale Shares”). The holders of the Resale Shares may from time to time sell, transfer or otherwise dispose of any or all of their Resale Shares in a number of different ways and at varying prices, and we will not receive any proceeds from such transactions. See “BCA Proposal—Consideration—Treatment of Ouster Options and Restricted Stock.”

The CLA units, CLA Class A ordinary shares and CLA warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “CLA.U,” “CLA” and “CLA WS,” respectively. CLA will apply for listing, to be effective at the time of the Business Combination, of Ouster PubCo common stock and Ouster PubCo Warrants on the NYSE under the proposed symbols “OUST” and “OUST WS”, respectively. Ouster PubCo will not have units traded.

CLA will hold an extraordinary general meeting (the “extraordinary general meeting”) to consider matters relating to the Business Combination at             , Eastern Time, on                 , 2021. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of CLA, the physical location of the extraordinary general meeting shall be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting              and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

If you have any questions or need assistance voting your common stock, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing CLA.info@investor.morrowsodali.com. The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at https://                            .

This proxy statement/prospectus provides shareholders of CLA with detailed information about the proposed Business Combination and other matters to be considered at the extraordinary general meeting of CLA. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 55 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                2021 , and

is first being mailed to CLA’s shareholders on or about                2021.

COLONNADE ACQUISITION CORP.

A Cayman Islands Exempted Company

(Company Number 363230)

1400 Centrepark Blvd, Ste 810

West Palm Beach, FL 33401

Dear Colonnade Acquisition Corp. Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Colonnade Acquisition Corp., a Cayman Islands exempted company (“CLA” and, after the Domestication, as described below, “Ouster PubCo”), at                 , Eastern Time, on                 , 2021. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of CLA (as may be amended from time to time, the “Cayman Constitutional Documents”), the physical location of the extraordinary general meeting shall be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting https://             and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

At the extraordinary general meeting, CLA shareholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 21, 2020 (as the same may be amended, the “Merger Agreement”), by and among CLA, Beam Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and direct wholly owned subsidiary of CLA, and Ouster, Inc. (“Ouster”), a Delaware corporation. a copy of which is attached to the accompanying proxy statement/prospectus as Annex A (the “BCA Proposal”). The Merger Agreement provides for, among other things, following the Domestication of CLA to Delaware as described below, the merger of Merger Sub with and into Ouster (the “Merger”), with Ouster surviving the Merger as a wholly owned subsidiary of Ouster PubCo, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement/prospectus.

As a condition to the consummation of the Merger, the board of directors of CLA has unanimously approved a change of CLA’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”). As described in this proxy statement/prospectus, you will be asked to consider and vote upon a proposal to approve the Domestication (the “Domestication Proposal”). In connection with the consummation of the Business Combination, CLA will change its name to “Ouster, Inc.”

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding 5,000,000 Class B ordinary shares, par value $0.0001 per share, of CLA (the “CLA Class B ordinary shares”) will convert automatically, on a one-for-one basis, into a CLA Class A ordinary share (as defined below), (2) immediately following the conversion described in clause (1), each of the then issued and outstanding 25,000,000 Class A ordinary shares, par value $0.0001 per share, of CLA (the “CLA Class A ordinary shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Ouster PubCo (the “Ouster PubCo common stock”), (3) each of the then issued and outstanding 10,000,000 redeemable warrants of CLA (the “CLA warrants”) will convert automatically into a redeemable warrant to purchase one share of Ouster PubCo common stock (the “Ouster PubCo warrants”) pursuant to the Warrant Agreement, dated August 20, 2020 (the “Warrant Agreement”), between CLA and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (4) each of the then issued and outstanding units of CLA that have not been previously separated into the underlying CLA Class A ordinary shares and underlying CLA warrants upon the request of the holder thereof (the “CLA units”), will be cancelled and will entitle the holder thereof to one share of Ouster PubCo common stock and one-half of one Ouster PubCo warrant, and (5) each of the then issued and outstanding 6,000,000 private placement warrants of CLA will convert automatically into an Ouster PubCo warrant pursuant to the Warrant Agreement. No fractional Ouster PubCo warrants will be issued upon separation of the CLA units. As used herein, “public shares” shall mean the CLA Class A ordinary shares (including those that underlie the CLA units) that were registered pursuant to the Registration Statement on Form S-1 (333-240378) and the shares of Ouster PubCo common stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication. For further details, see “Domestication Proposal.”

You will also be asked to consider and vote upon (1) a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of December 21, 2020 (the “Merger Agreement”), by and among CLA, Merger Sub and Ouster (the “BCA Proposal”), (2) a proposal to approve by special resolution the change of CLA’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”), (3) a proposal to approve by special resolution the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of Colonnade Acquisition Corp. (the “Organizational Documents Proposal”), (4) seven separate proposals to approve by special resolution material differences between the Cayman Constitutional Documents and the Proposed Certificate of Incorporation and the Proposed Bylaws (collectively, the “Advisory Organizational Documents Proposals”), (5) a proposal to approve by ordinary resolution, for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of Ouster PubCo common stock to (a) the PIPE Investors (as defined below), including the Sponsor Related PIPE Investor, pursuant to the PIPE Investment (each as defined in the accompanying proxy statement/prospectus) and (b) the Ouster Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”), (6) a proposal to approve by ordinary resolution and adopt the Ouster PubCo 2021 Incentive Award Plan (the “Incentive Award Plan Proposal”) and (7) a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”). The Business Combination will be consummated only if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal and the Incentive Award Plan Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

As a result of and upon the Closing, among other things, all outstanding shares of Ouster Capital Stock (after giving effect to the Ouster Warrant Settlement, as more fully described elsewhere in this proxy statement/prospectus) as of immediately prior to the effective time of the Merger, and, together with shares of Ouster common stock reserved in respect of Ouster Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Ouster PubCo common stock, will be cancelled in exchange for the right to receive an aggregate of 150,000,000 shares of Ouster PubCo common stock (at a deemed value of $10.00 per share), which, in the case of Ouster Awards, will be shares underlying awards based on Ouster PubCo common stock representing a fully-diluted pre-transaction equity value of Ouster of $1.5 billion (the “Aggregate Merger Consideration”). The portion of the Aggregate Merger Consideration reflecting the conversion of the Ouster Awards is calculated assuming that all Ouster PubCo Options are net-settled (although Ouster PubCo Options may by their terms be cash-settled, resulting in additional dilution).

2

CLA has entered into subscription agreements (the “Subscription Agreements”) with certain institutional and accredited investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 10,000,000 shares of Ouster PubCo common stock at $10.00 per share for an aggregate commitment amount of $100 million. The closings under the Subscription Agreements will occur substantially concurrently with the Closing. For additional information, see “BCA Proposal—Related Agreements—PIPE Subscription Agreements.”

Pursuant to the Cayman Constitutional Documents, a holder (a “public shareholder”) of public shares, which excludes shares held by the Sponsor, may request that CLA redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “for” the BCA Proposal or any other Condition Precedent Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental Stock Transfer & Trust Company, CLA’s transfer agent, Ouster PubCo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of CLA’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Ouster PubCo common stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of CLA—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

The Sponsor and each director and each officer of CLA have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of December 21, 2020, a copy of which is attached as Annex B to this proxy statement/prospectus (the “Sponsor Support Agreement”). The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (whose members include CLA’s directors and officers) owns 20% of the issued and outstanding ordinary shares.

The Merger Agreement provides that the obligations of Ouster to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy CLA’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents plus the PIPE Investment Amount (as defined herein) actually received by CLA substantially concurrently with the Closing, is at least equal to

3

$100.0 million. This condition is for the sole benefit of Ouster. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will CLA redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus (including the approval of the Merger Agreement and the transactions contemplated thereby, by the (i) affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Ouster Capital Stock voting as a single class and on an as-converted basis and (ii) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Ouster preferred stock voting as a single class and on an as-converted basis). There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.

The CLA units, CLA Class A ordinary shares and CLA warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “CLA.U,” “CLA” and “CLA WS,” respectively. CLA will apply for listing, to be effective at the time of the Business Combination, of Ouster PubCo common stock and Ouster PubCo warrants on the NYSE under the proposed symbols “OUST” and “OUST WS”, respectively. Ouster PubCo will not have units traded. It is a condition of the consummation of the Business Combination that CLA receives confirmation from the NYSE that the securities have been approved for listing on the NYSE, but there can be no assurance such listing conditions will be met or that CLA will obtain such confirmation from the NYSE. If such listing conditions are not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the NYSE listing condition set forth in the Merger Agreement is waived.

CLA is providing the accompanying proxy statement/prospectus and accompanying proxy card to CLA’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by CLA’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of CLA’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 55 of this proxy statement/prospectus.

After careful consideration, the board of directors of CLA has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to CLA’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of CLA, you should keep in mind that CLA’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of CLA’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal, the Organizational Documents Proposal and the Advisory Organizational Documents Proposals requires the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The approval of each of the BCA Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

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Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CLA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of CLA’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Joseph S. Sambuco
Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                 , 2021 and is first being mailed to shareholders on or about                 , 2021.

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COLONNADE ACQUISITION CORP.

A Cayman Islands Exempted Company

(Company Number 363230)

1400 Centrepark Blvd, Ste 810

West Palm Beach, FL 33401

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON                 , 2021

TO THE SHAREHOLDERS OF COLONNADE ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Colonnade Acquisition Corp., a Cayman Islands exempted company, company number 363230 (“CLA”), will be held at                 , Eastern Time, on                 , 2021. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of CLA (the “Cayman Constitutional Documents”), the physical location of the extraordinary general meeting shall be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting                  and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•

Proposal No. 1—The BCA Proposal—to consider and vote upon a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of December 21, 2020 (the “Merger Agreement”), by and among CLA, Merger Sub and Ouster, a copy of which is attached to this proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Ouster (the “Merger”), with Ouster surviving the Merger as a wholly owned subsidiary of Ouster PubCo (as defined below), in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “BCA Proposal”);

•

Proposal No. 2—The Domestication Proposal—to consider and vote upon a proposal to approve by special resolution, the change of CLA’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”) (the “Domestication Proposal”);

•

Proposal No. 3—Organizational Documents Proposal—to consider and vote upon a proposal to approve by special resolution the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of Colonnade Acquisition Corp. (a corporation incorporated in the State of Delaware, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “Ouster, Inc.” in connection with the Business Combination (CLA after the Domestication, including after such change of name, is referred to herein as “Ouster PubCo”) (the “Organizational Documents Proposal”);

•	Proposal 4—Advisory Organizational Documents Proposals—to consider and vote upon the following seven separate proposals (collectively, the “Advisory Organizational Documents Proposals”)

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to approve by special resolution the following material differences between the Cayman Constitutional Documents”) and the Proposed Organizational Documents:

(A) Advisory Organizational Documents Proposal 4A—to authorize the change in the authorized capital stock of CLA from 200,000,000 Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), 20,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 1,000,000 preference shares, par value $0.0001 per share (the “preference shares”), to 1,000,000,000 shares of common stock, par value $0.0001 per share, of Ouster PubCo (the “Ouster PubCo common stock”) and 100,000,000 shares of preferred stock, par value $0.0001 per share, of Ouster PubCo (the “Ouster PubCo preferred stock”) (“Advisory Organizational Documents Proposal 4A”);

(B) Advisory Organizational Documents Proposal 4B—to authorize adopting Delaware as the exclusive forum for certain stockholder litigation (“Advisory Organizational Documents Proposal 4B”);

(C) Advisory Organizational Documents Proposal 4C—to authorize electing not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders and, instead, be governed by a provision substantially similar to Section 203 of the DGCL (“Advisory Organizational Documents Proposal 4C”);

(D) Advisory Organizational Documents Proposal 4D—to approve provisions providing that the affirmative vote of at least two-thirds of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders to (i) adopt, amend or repeal the Proposed Bylaws and (ii) amend, alter, repeal or rescind Articles V(B), VII, VIII, IX, X, XI, XII and XIII of the Proposed Certificate of Incorporation (“Advisory Organizational Documents Proposal 4D”);

(E) Advisory Organizational Documents Proposal 4E—to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors (“Advisory Organizational Documents Proposal 4E”);

(F) Advisory Organizational Documents Proposal 4F—to approve provisions requiring stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting (“Advisory Organizational Documents Proposal 4F”);

(G) Advisory Organizational Documents Proposal 4G—to provide for certain additional changes, including, among other things, (i) changing the corporate name from “Colonnade Acquisition Corp.” to “Ouster, Inc.”, (ii) making Ouster PubCo’s corporate existence perpetual and (iii) removing certain provisions related to CLA’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which CLA’s board of directors believes is necessary to adequately address the needs of Ouster PubCo after the Business Combination (“Advisory Organizational Documents Proposal 4G”);

•

Proposal No. 5—The Stock Issuance Proposal—to consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of Ouster PubCo common stock to the PIPE Investors, including the Sponsor Related PIPE Investor, pursuant to the PIPE Investment (the “Stock Issuance Proposal”);

•

Proposal No. 6—The Incentive Award Plan Proposal—to consider and vote upon a proposal to approve by ordinary resolution the Ouster PubCo 2021 Incentive Award Plan (the “Incentive Award Plan Proposal”);

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•

Proposal No. 7—The Adjournment Proposal—to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

Each of Proposals No. 1 through 6 (excluding Proposals 4A through 4G) is cross-conditioned on the approval of each other. The Adjournment Proposal and the Advisory Organizational Documents Proposals are not cross-conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on                  are entitled to notice of and to vote at and to have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to CLA’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of CLA’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 55 of this proxy statement/prospectus.

After careful consideration, the board of directors of CLA has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to CLA’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of CLA, you should keep in mind that CLA’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of CLA’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Cayman Constitutional Documents, a holder of public shares (as defined herein) (a “public shareholder”) may request of CLA that Ouster PubCo redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), CLA’s transfer agent, that Ouster PubCo redeem all or a portion of your public shares for cash; and

(iii)	deliver your certificates for public shares (if any) along with the redemption forms to Continental, CLA’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                 , Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

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Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, CLA’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, CLA’s transfer agent, Ouster PubCo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of CLA’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Ouster PubCo common stock that will be redeemed promptly after consummation of the Business Combination. See “Extraordinary General Meeting of CLA—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

Colonnade Sponsor LLC, a Delaware limited liability company and shareholder of CLA (the “Sponsor”), and each director of CLA have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of December 21, 2020, a copy of which is attached to this proxy statement/prospectus as Annex B (the “Sponsor Support Agreement”). The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (whose members include CLA’s directors and officers) owns 20% of the issued and outstanding ordinary shares.

The Merger Agreement provides that the obligations of Ouster to consummate the Merger are conditioned on, among other things, that as of Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy CLA’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (such amount, the “Trust Amount”) plus the PIPE Investment Amount (as defined herein) actually received by CLA substantially concurrently with the Closing, is at least equal to $100.0 million. This condition is for the sole benefit of Ouster. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will CLA redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.

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The approval of each of the Domestication Proposal, the Organizational Documents Proposal and the Advisory Organizational Documents Proposals requires the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The approval of each of the BCA Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200 or banks and brokers can call at (203) 658-9400, or by emailing CLA.info@investor.morrowsodali.com. This notice of extraordinary general meeting and the proxy statement/prospectus are available at https://                .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Colonnade Acquisition Corp.,

                , 2021

Joseph S. Sambuco Chairman of the Board of Directors

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TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CLA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus or other information concerning CLA, without charge, by written request to Joseph S. Sambuco, Colonnade Acquisition Corp., 1400 Centrepark Blvd, Ste 810, West Palm Beach, FL 33401, or by telephone request at (516) 712-7860; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call at (203) 658-9400, or by emailing CLA.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.

In order for you to receive timely delivery of the documents in advance of the extraordinary general meeting of CLA to be held on                , 2021, you must request the information no later than four business days prior to the date of the extraordinary general meeting, by                 , 2021.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•	“2021 Plan” are to the Ouster PubCo 2021 Incentive Award Plan attached to this proxy statement/prospectus as Annex F;

•	“Business Combination” are to the Domestication together with the Merger;

•	“Cayman Constitutional Documents” are to CLA’s Amended and Restated Memorandum and Articles of Association attached to this proxy statement/prospectus as Annex G, as amended from time to time;

•	“Cayman Islands Companies Law” are to the Cayman Islands Companies Act (2020 Revision);

•	“CLA” are to Colonnade Acquisition Corp. prior to its domestication as a corporation in the State of Delaware;

•	“CLA Class A ordinary shares” are to CLA’s Class A ordinary shares, par value $0.0001 per share;

•	“CLA Class B ordinary shares” are to CLA’s Class B ordinary shares, par value $0.0001 per share;

•

“CLA units” and “units” are to the units of CLA, each unit representing one CLA Class A ordinary share and one-half of one redeemable warrant to acquire one CLA Class A ordinary share, that were offered and sold by CLA in its initial public offering and registered pursuant to the IPO registration statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof);

•	“Closing” are to the closing of the Business Combination;

•

“Company,” “we,” “us” and “our” are to CLA prior to its domestication as a corporation in the State of Delaware and to Ouster PubCo after its domestication as a corporation incorporated in the State of Delaware, including after its change of name to Ouster, Inc.;

•	“Condition Precedent Approvals” are to the approval at the extraordinary general meeting of the Condition Precedent Proposals;

•

“Condition Precedent Proposals” are to the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal and the Incentive Award Plan Proposal, collectively;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•

“COVID-19 Measures” are to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, directive, guidelines or recommendations promulgated by any industry group or any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•	“Domestication” are to the domestication of Colonnade Acquisition Corp. as a corporation incorporated in the State of Delaware;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•

“Exchange Ratio” are to the quotient obtained by dividing (i) 150,000,000 by (ii) the aggregate fully-diluted number of shares of Ouster common stock issued and outstanding immediately prior to the Merger;

•

“founder shares” are to the CLA Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering, and the CLA Class A ordinary shares that will be issued upon the conversion thereof;

•	“GAAP” are to accounting principles generally accepted in the United States of America;

•	“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“initial public offering” are to CLA’s initial public offering that was consummated on August 25, 2020;

•	“IPO registration statement” are to the Registration Statement on Form S-1 (333-240378) filed by CLA in connection with its initial public offering, which became effective on August 20, 2020;

•	“IRS” are to the U.S. Internal Revenue Service;

•	“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•	“Merger” are to the merger of Merger Sub with and into Ouster, with Ouster surviving the merger as a wholly owned subsidiary of Ouster PubCo;

•	“NYSE” are to the New York Stock Exchange;

•

“Ouster” are to Ouster, Inc. prior to the Business Combination, which will become a wholly owned subsidiary of Ouster PubCo as a result of the Business Combination and change its name from Ouster, Inc. to Ouster Technologies, Inc.;

•	“Ouster Awards” are to Ouster Options and Ouster Restricted Stock;

•	“Ouster Capital Stock” are to shares of Ouster common stock and Ouster preferred stock.

•	“Ouster common stock” are to shares of Ouster common stock, par value $0.00001 per share;

•

“Ouster Holders Support Agreement” are to that certain Support Agreement, dated December 21, 2020, by and among Ouster, CLA, each officer and director of Ouster and certain other stockholders of Ouster as set forth therein attached to this proxy statement/prospectus as Annex C, as amended and modified from time to time;

•	“Ouster Options” are to options to purchase shares of Ouster common stock;

•	“Ouster preferred stock” are to shares of Series B redeemable convertible preferred stock of Ouster, par value $0.00001 per share.

•	“Ouster Restricted Stock” are to restricted shares of Ouster common stock;

•	“Ouster PubCo” are to CLA after the Domestication and its name change from Colonnade Acquisition Corp. to Ouster, Inc.;

•	“Ouster PubCo common stock” are to shares of Ouster PubCo common stock, par value $0.0001 per share;

•	“Ouster PubCo Options” are to options to purchase shares of Ouster PubCo common stock;

•	“Ouster PubCo Restricted Stock” are to restricted shares of Ouster PubCo common stock;

•	“ordinary shares” are to the CLA Class A ordinary shares and the CLA Class B ordinary shares, collectively;

•

“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•	“PIPE Investment” are to the purchase of shares of Ouster PubCo common stock pursuant to the Subscription Agreements;

•	“PIPE Investment Amount” are to the aggregate gross purchase price received by CLA prior to or substantially concurrently with Closing for the shares in the PIPE Investment;

•	“PIPE Investors” are to those certain institutional and accredited investors participating in the PIPE Investment pursuant to the Subscription Agreements;

•

“private placement warrants” are to the CLA private placement warrants outstanding as of the date of this proxy statement/prospectus and the warrants of Ouster PubCo issued as a matter of law upon the conversion thereof at the time of the Domestication;

•	“pro forma” are to giving pro forma effect to the Business Combination and related transactions;

•	“Proposed Bylaws” are to the proposed bylaws of Ouster PubCo upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex I;

•

“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of Ouster PubCo upon the effective date of the Domestication attached to this proxy statement/ prospectus as Annex H;

•	“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•	“public shareholders” are to holders of public shares, whether acquired in CLA’s initial public offering or acquired in the secondary market;

•

“public shares” are to the CLA Class A ordinary shares (including those that underlie the units) that were offered and sold by CLA in its initial public offering and registered pursuant to the IPO registration statement or the shares of Ouster PubCo common stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•

“public warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by CLA in its initial public offering and registered pursuant to the IPO registration statement or the redeemable warrants of Ouster PubCo issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•	“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents and the Proposed Organizational Documents;

•

“Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement to be entered into at Closing, by and among Ouster PubCo, the Sponsor, certain members of the Sponsor, the Sponsor Related PIPE Investor and certain former stockholders of Ouster attached to this proxy statement/prospectus as Annex E, as amended and modified from time to time;

•	“Sarbanes Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•	“SEC” are to the United States Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Sponsor” are to Colonnade Sponsor LLC, a Delaware limited liability company;

•	“Sponsor Related PIPE Investor” are to Colonnade WPB LLC, an affiliate of the Sponsor (together with its permitted transferees);

•

“Sponsor Support Agreement” are to that certain Support Agreement, dated December 21, 2020, by and among the Sponsor, CLA and Ouster attached to this proxy statement/prospectus as Annex B, as amended and modified from time to time;

•

“Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investment will be consummated each in the form attached to this proxy statement/prospectus as Annex D, as amended and modified from time to time;

•	“Third Party PIPE Investor” are to any PIPE Investor who is not the Sponsor Related PIPE Investor;

•	“trust account” are to the trust account established at the consummation of CLA’s initial public offering at JP Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee;

•	“Trust Agreement” are to the Investment Management Trust Agreement, dated August 20, 2020, by and between CLA and Continental Stock Transfer & Trust Company, as trustee; and

•	“warrants” are to the public warrants and the private placement warrants.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to CLA Class A ordinary shares, shares of Ouster PubCo common stock or warrants include such securities underlying the units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the potential Business Combination, of CLA. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When CLA discusses its strategies or plans, including as they relate to the potential Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, CLA’s management.

Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	CLA’s ability to complete the Business Combination or, if CLA does not consummate the Business Combination, any other initial business combination;

•	satisfaction or waiver (if applicable) of the conditions to the Merger, including, among other things:

•

the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of CLA and Ouster, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (iv) receipt of approval for listing on the NYSE of the Ouster PubCo common stock to be issued in connection with the Merger, (v) that CLA have at least $5,000,001 of net tangible assets upon Closing and (vi) the absence of any injunctions; and

•

the amount of cash available in the trust account following the extraordinary general meeting, plus the PIPE Investment Amount actually received by CLA substantially concurrently with the Closing will be at least equal to $100 million, after deducting the amount required to satisfy CLA’s obligation to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (the “Minimum Cash Amount”);

•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the projected financial information, anticipated growth rate, and market opportunity of Ouster PubCo;

•	the ability to obtain or maintain the listing of Ouster PubCo common stock and Ouster PubCo warrants on the NYSE following the Business Combination;

•	our public securities’ potential liquidity and trading;

•	CLA officers and directors allocating their time to other businesses and potentially having conflicts of interest with CLA’s business or in approving the Business Combination;

•	the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•	the impact of the regulatory environment and complexities with compliance related to such environment;

•	factors relating to the business, operations and financial performance of Ouster and its subsidiaries, including:

•	the impact of the COVID-19 pandemic;

•	adoption of lidar technology generally and of Ouster’s digital lidar technology, in particular;

•	Ouster’s future capital needs following the Business Combination;

•	Ouster’s ability to develop additional products and product offerings;

•	the ability of Ouster to maintain an effective system of internal control over financial reporting;

•	the ability of Ouster to maintain and protect its intellectual property;

•	the ability of Ouster to grow market share in its existing markets or any new markets it may enter;

•	Ouster’s reliance on single-source suppliers and a third-party manufacturer;

•	Ouster’s ability to recruit and retain qualified personnel;

•	the ability of Ouster to respond to general economic conditions;

•	the ability of Ouster to manage its growth effectively;

•	the ability of Ouster to achieve and maintain profitability in the future;

•	the success of strategic relationships with third parties; and

•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us or Ouster. There can be no assurance that future developments affecting us or Ouster will be those that CLA or Ouster have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond CLA’s control or the control of Ouster) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” beginning on page 55 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. CLA and Ouster undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any CLA shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF CLA

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to CLA’s shareholders. CLA urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at                 , Eastern Time, on                 , 2021, at the offices of White & Case LLP located at 1221 Avenue of the Americas, New York, NY 10020, or virtually via live webcast. To participate in the special meeting, visit https://                 and enter the 12 digit control number included on your proxy card. You may register for the extraordinary general meeting as early as                 , Eastern Time, on                 , 2020. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the extraordinary general meeting, as described in this proxy statement.

Q:	Why am I receiving this proxy statement/prospectus?

A:

CLA shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Business Combination. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Ouster, with Ouster surviving the merger as a wholly owned subsidiary of Ouster PubCo, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section entitled “BCA Proposal” for more detail.

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read it in its entirety.

As a condition to the Merger, CLA will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Law and a domestication under Section 388 of the DGCL, pursuant to which CLA’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding 5,000,000 CLA Class B ordinary shares will convert automatically, on a one-for-one basis, into a CLA Class A ordinary share, (2) immediately following the conversion described in clause (1), each of the then issued and outstanding 25,000,000 CLA Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Ouster PubCo common stock; (3) each of the then issued and outstanding 10,000,000 CLA warrants will convert automatically into a Ouster PubCo warrant, pursuant to the Warrant Agreement, dated as of August 20, 2020, between CLA and Continental Stock Transfer & Trust Company (4) each of the then issued and outstanding units of CLA that have not been previously separated into the underlying CLA Class A ordinary shares and underlying CLA warrants upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of Ouster PubCo common stock and one-half of one Ouster PubCo warrant, and (5) each of the then issued and outstanding 6,000,000 private placement warrants of CLA will convert automatically into an Ouster PubCo warrant pursuant to the Warrant Agreement. No fractional Ouster PubCo warrants will be issued upon separation of the CLA units. See “Domestication Proposal” for additional information.

The provisions of the Proposed Organizational Documents will differ materially from the Cayman Constitutional Documents. Please see “What amendments will be made to the current constitutional documents of CLA?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF CLA AND OUSTER, CAREFULLY AND IN ITS ENTIRETY.

Q:	What proposals are shareholders of CLA being asked to vote upon?

A:	At the extraordinary general meeting, CLA is asking holders of ordinary shares to consider and vote upon:

•	a proposal to approve and adopt by ordinary resolution the Merger Agreement;

•	a proposal to approve by special resolution the Domestication;

•	a proposal to approve by special resolution the Proposed Certificate of Incorporation;

•

the following seven separate proposals to approve by special resolution on an advisory basis and as required by applicable SEC guidance, the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

•

to authorize the change in the authorized capital stock of CLA from (i) 200,000,000 CLA Class A ordinary shares, 20,000,000 CLA Class B ordinary shares and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 1,000,000,000 shares of Ouster PubCo common stock and 100,000,000 shares of Ouster PubCo preferred stock;

•	to authorize adopting Delaware as the exclusive forum for certain stockholder litigation;

•

to authorize electing not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders and, instead, be governed by a provision substantially similar to Section 203 of the DGCL;

•

to approve provisions providing that the affirmative vote of at least two-thirds of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders to (i) adopt, amend or repeal the Proposed Bylaws and (ii) amend, alter, repeal or rescind Articles V(B), VII, VIII, IX, X, XI, XII and XIII of the Proposed Certificate of Incorporation;

•

to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors;

•	to approve provisions requiring stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting;

•

to provide for certain additional changes, including, among other things, (i) changing the corporate name from “Colonnade Acquisition Corp.” to “Ouster, Inc.”, (ii) making Ouster PubCo’s corporate existence perpetual and (iii) removing certain provisions related to CLA’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which CLA’s board of directors believes is necessary to adequately address the needs of Ouster PubCo after the Business Combination;

•

a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the NYSE, the issuance of (a) shares of Ouster PubCo common stock to the PIPE Investors, including the Sponsor Related PIPE Investor, pursuant to the PIPE Investment and (b) shares of Ouster PubCo common stock to the Ouster Stockholders pursuant to the Merger Agreement;

•	a proposal to approve by ordinary resolution the 2021 Plan; and

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If CLA’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. See “BCA Proposal,” “Domestication Proposal,” “Organizational Documents Proposal,” “Stock Issuance Proposal” and “Incentive Award Plan Proposal”.

CLA will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of CLA should read it carefully.

After careful consideration, CLA’s board of directors has determined that the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal, each of the Advisory Organizational Documents Proposals, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal are in the best interests of CLA and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of CLA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of CLA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Are the proposals conditioned on one another?

A:

Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal.

Q:	Why is CLA proposing the Business Combination?

A:	CLA was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Ouster is a leading provider of high-resolution digital lidar sensors that offer advanced 3D vision to machinery, vehicles, robots, and fixed infrastructure assets, allowing each to understand and visualize the surrounding world and ultimately enabling safe operation and ubiquitous autonomy.

Based on its due diligence investigations of Ouster and the industry in which it operates, including the financial and other information provided by Ouster in the course of CLA’s due diligence investigations, the CLA board of directors believes that the Business Combination with Ouster is in the best interests of CLA and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “BCA Proposal—CLA’s Board of Directors’ Reasons for the Approval of the Business Combination” for additional information.

Although CLA’s board of directors believes that the Business Combination with Ouster presents a unique business combination opportunity and is in the best interests of CLA and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “BCA Proposal—CLA’s Board of Director’s Reasons for the Approval of the Business Combination,” as well as in the sections entitled “Risk Factors—Risks Related to Ouster’s Business and Industry.”

Q:	What will Ouster Stockholders receive in return for CLA’s acquisition of all of the issued and outstanding equity interests of Ouster?

A:

As a result of and upon the Closing, among other things, all outstanding shares of Ouster Capital Stock as of immediately prior to the effective time of the Merger, together with shares of Ouster common stock reserved in respect of Ouster Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Ouster PubCo common stock, will be cancelled in exchange for the right to receive, or the reservation of, an aggregate of 150,000,000 shares of Ouster PubCo common stock (at a deemed value of $10.00 per share) or, as applicable, shares underlying awards based on Ouster PubCo common stock, representing a pre-transaction fully-diluted equity value of Ouster of $1.5 billion. The portion of the Aggregate Merger Consideration reflecting the conversion of the Ouster Awards is calculated assuming that all Ouster PubCo Options are net-settled (although Ouster PubCo Options may by their terms be cash-settled, resulting in additional dilution). For further details, see “BCA Proposal—The Merger Agreement—Consideration—Aggregate Merger Consideration.”

Q:	What equity stake will current CLA shareholders and Ouster Stockholders hold in Ouster PubCo immediately after the consummation of the Business Combination?

A:

It is anticipated that, following the Business Combination, (1) CLA’s public shareholders are expected to own approximately 12.5% of the outstanding Ouster PubCo common stock, (2) Ouster Stockholders (without taking into account any public shares held by Ouster Stockholders prior to the consummation of the Business Combination or purchased in the PIPE Investment) are expected to own approximately 78.2% of the outstanding Ouster PubCo common stock, (3) the Sponsor and related parties (including the Sponsor Related PIPE Investor) are expected to collectively own approximately 3.8% of the outstanding Ouster PubCo common stock and (4) the Third Party PIPE Investors are expected to own approximately 5.5% of the outstanding Ouster PubCo common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) (a) the vesting of all shares of Ouster PubCo common stock received in respect of the Ouster PubCo Restricted Shares, (b) the vesting and exercise of all Ouster PubCo Options for shares of Ouster PubCo common stock and (c) that Ouster PubCo issues shares of Ouster PubCo common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 150,000,000 shares of Ouster PubCo common stock (assuming that all Ouster PubCo Options are net-settled), and (iii) that Ouster PubCo issues 10,000,000 shares of Ouster PubCo common stock to the PIPE Investors pursuant to the PIPE Investment. If the actual facts are different from these assumptions, the percentage ownership retained by the Company’s existing shareholders in the combined company will be different.

The following table illustrates varying ownership levels in Ouster PubCo immediately following the consummation of the Business Combination based on the assumptions above.

	No Redemption		Maximum Redemption
Stockholder	Shares	%	Shares	%
Former CLA Class A shareholders	20,000,000	12.5	—	—
Sponsor and related parties(1)	6,175,000	3.8	6,175,000	4.4
Former Ouster stockholders and warrant holders(2)	125,196,001	78.2	125,196,001	89.3
Third party investors in PIPE Investment(3)	8,825,000	5.5	8,825,000	6.3

Total shares of Ouster PubCo common stock outstanding at closing of the Business Combination	160,196,001	100.0	140,196,001	100.0

(1)

Amount includes 5,000,000 shares of Ouster PubCo common stock the Sponsor will receive upon conversion of its Class B ordinary shares and 1,175,000 shares subscribed for by the Sponsor Related PIPE Investors.

(2)

Amount includes 4,608,216 shares of Ouster PubCo common stock subject to repurchase related to the conversion of all outstanding shares of Ouster unvested restricted shares and early exercised stock options subject to repurchase and 5,233,766 shares of Ouster PubCo common stock related to shares of Ouster common stock issued upon early exercise of Ouster stock options in exchange for non-recourse notes, which will be repaid or forgiven at the time of closing of the Business Combination.

(3)	Amount includes 1,250,000 shares of Ouster PubCo common stock subscribed for by current stockholders of Ouster.

For further details, see “BCA Proposal—The Merger Agreement—Consideration—Aggregate Merger Consideration.”

Q:	How has the announcement of the Business Combination affected the trading price of the CLA Class A ordinary shares?

A:

On December 21, 2020, the trading date before the public announcement of the Business Combination, CLA’s public units, Class A ordinary shares and warrants closed at $10.58, $10.08 and $1.12, respectively.

Q:	Will the Company obtain new financing in connection with the Business Combination?

A:

Yes. The PIPE Investors have agreed to purchase in the aggregate approximately 10,000,000 shares of Ouster PubCo common stock, for approximately $100,000,000 of gross proceeds, in the PIPE Investment, a portion of which is expected to be funded by the Sponsor Related PIPE Investor. The PIPE Investment is contingent upon, among other things, the closing of the Business Combination. See “BCA Proposal—Related Agreements—Subscription Agreements.”

Q:	Why is CLA proposing the Domestication?

A:

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of CLA’s domicile to Delaware. Further, CLA’s board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. CLA’s board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of the Company and its shareholders, including (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, CLA will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which CLA will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to the closing of the Merger under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Q:	What amendments will be made to the current constitutional documents of CLA?

A:

The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, CLA’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the Cayman Constitutional Documents, in each case, under the Cayman Islands Companies Law, with the Proposed Organizational Documents, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents in the following respects:

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Advisory Organizational Documents Proposal 4A)

The Cayman Constitutional Documents authorize 221,000,000 CLA shares, consisting of 200,000,000 CLA Class A ordinary shares, 20,000,000 CLA Class B ordinary shares and 1,000,000 CLA preference shares.

See paragraph 4 of the Existing Memorandum.

See Article 51 of the Cayman Constitutional Documents.

The Proposed Organizational Documents authorize 1,100,000,000 shares, consisting of 1,000,000,000 shares of Ouster PubCo common stock and 100,000,000 shares of Ouster PubCo preferred stock.

See Article IV of the Proposed Certificate of Incorporation.

Default rule under the DGCL.

Exclusive Forum Provision (Advisory Organizational Documents Proposal 4B)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Organizational Documents adopt (i) Delaware as the exclusive forum for certain stockholder litigation and (ii) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

These provisions are inapplicable to suits brought to enforce any liability or duty created by the Exchange Act and any stockholder litigation for which the federal courts of the United States of America have exclusive jurisdiction.

See Article XII of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Advisory Organizational Documents Proposal 4C)	The Cayman Constitutional Documents do not provide restrictions on takeovers of CLA by a related shareholder following a business combination.

The Proposed Organizational Documents will have Ouster PubCo elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other similar restrictions regarding takeovers by interested stockholders.

See Article X of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents

Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents (Advisory Organizational Documents Proposal 4D)

The Cayman Constitutional Documents provide that amendments to change CLA’s name, alter or add to the Articles or certain sections of the Memorandum or to reduce its share capital or any capital redemption reserve fund may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting.

See Article 18.3 of the Cayman Constitutional Documents.

The Proposed Organizational Documents require the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (i) adopt, amend or repeal the Proposed Bylaws, and to (ii) amend, alter, repeal or rescind Articles V(B), VII, VIII, IX, X, XI, XII and XIII of the Certificate of Incorporation.

See Article XIII of the Proposed Certificate of Incorporation.

Removal of Directors (Advisory Organizational Documents Proposal 4E)

The Cayman Constitutional Documents provide that before a Business Combination, holders of Class B Shares may remove any director, and that after a Business Combination, shareholders may by an Ordinary Resolution remove any director.

See Article 31 of the Cayman Constitutional Documents.

The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors.

Article VII, subsection (C) of the Proposed Certificate of Incorporation.

Action by Written Consent of Stockholders (Advisory Organizational Documents Proposal 4F)	The Cayman Constitutional Documents permit shareholders to approve matters by unanimous written resolution. See Article 31.4 of the Cayman Constitutional Documents.

The Proposed Organizational Documents require stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

Article VIII, subsection (A) of the Proposed Certificate of Incorporation.

Other Changes In Connection With Adoption of the Proposed Organizational Documents (Advisory Organizational Documents Proposal 4G)

The Cayman Constitutional Documents include provisions related to CLA’s status as a blank check company prior to the consummation of a business combination.

See Article 51 of the Cayman Constitutional Documents.

The Proposed Organizational Documents do not include such provisions related to CLA’s status as a blank check company, which no longer will apply upon consummation of the Merger, as CLA will cease to be a blank check company at such time.

Q:	How will the Domestication affect my ordinary shares, warrants and units?

A:

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding 5,000,000 CLA Class B ordinary shares will convert automatically, on a one-for-one basis, into a CLA Class A ordinary share, (2) immediately following the conversion described in clause (1), each of the then issued and outstanding 25,000,000 CLA Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Ouster PubCo common stock, (3) each of the then issued and outstanding 10,000,000 CLA warrants will convert automatically into a Ouster PubCo warrant, pursuant to the Warrant Agreement (4) each of the then issued and outstanding units of CLA that have not been previously separated into the underlying CLA Class A ordinary shares and underlying CLA warrants upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of Ouster PubCo common stock and one-half of one Ouster PubCo warrant, and (5) each of the then issued and outstanding 6,000,000 private placement warrants of CLA will convert automatically into an Ouster PubCo warrant pursuant to the Warrant Agreement. No fractional Ouster PubCo warrants will be issued upon separation of the CLA units. See “Domestication Proposal” for additional information.

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully under “U.S. Federal Income Tax Considerations,” CLA intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “U.S. Federal Income Tax Considerations—I. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations,” U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—I. U.S. Holders”) will be subject to Section 367(b) of the Code and, as a result:

•

A U.S. Holder whose CLA Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of CLA’s earnings in income in connection with the Domestication;

•

A U.S. Holder whose CLA Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of CLA stock entitled to vote and less than 10% of the total value of all classes of CLA stock generally will recognize gain (but not loss) on the exchange of CLA Class A ordinary shares for Ouster PubCo common stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend deemed paid by CLA the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its CLA Class A ordinary shares provided certain other requirements are satisfied; and

•

A U.S. Holder whose CLA Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of CLA stock entitled to vote or 10% or more of the total value of all classes of CLA stock generally will be required to include in income as a deemed dividend deemed paid by CLA the “all earnings and profits amount” attributable to its CLA Class A ordinary shares as a result of the Domestication.

CLA does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations—I. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations,” CLA believes that it is likely classified as a PFIC for U.S. federal income tax purposes. In such case, notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of CLA Class A ordinary shares or warrants for Ouster PubCo common stock or warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations—I. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations—d. QEF Election and Mark-to-Market Election” with respect to their CLA Class A ordinary shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available that apply to CLA warrants, and the application of the PFIC rules to CLA warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations—I. U.S. Holders.”

Each U.S. Holder of CLA Class A ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of CLA Class A ordinary shares and warrants for Ouster PubCo common stock and warrants pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—II. Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s Ouster PubCo common stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”

Q.	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

The Sponsor (whose members include CLA’s directors and officers) has agreed to waive its redemption rights with respect to all of the founder shares in connection with the consummation of the Business Combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?

A:	If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i) (a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii) submit a written request to Continental, CLA’s transfer agent, that Ouster PubCo redeem all or a portion of your public shares for cash; and

(iii) deliver your certificates for public shares (if any) along with the redemption forms to Continental, CLA’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                 , Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, CLA’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, CLA’s transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of September 30, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of CLA’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the BCA Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the BCA Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

A CLA shareholder may not withdraw a redemption request once submitted to CLA unless CLA’s board of directors determines (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Furthermore, if a holder of a public share delivers its certificate (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that CLA permit the withdrawal of the redemption request and instruct Continental, CLA’s transfer agent, to return the certificate (physically or electronically). The holder can make such request by contacting Continental, CLA’s transfer agent, at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of redemption rights must be received by Continental, CLA’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s certificates for public shares (if any) along with the redemption forms have been delivered (either physically or electronically) to Continental, CLA’s agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the certificates for public shares (if any) along with the redemption forms are delivered as described above, then, if the Business Combination is consummated, Ouster PubCo will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption will take place following the Domestication and, accordingly, it is shares of Ouster PubCo common stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, CLA’s transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental, CLA’s transfer agent, along with the redemption forms by                 , Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of exercising your redemption rights with respect to your CLA Class A ordinary shares to receive cash from the trust account in exchange for Ouster PubCo common stock depend on your particular facts and circumstances. It is possible that you may be treated as selling such Ouster PubCo common stock and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Ouster PubCo common stock that you own or are deemed to own (including through the ownership of Ouster PubCo warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur prior to the redemption of any shareholder, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—I. U.S. Holders”) exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations—I. U.S. Holders.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Following the closing of CLA’s initial public offering, an amount equal to $200 million ($10.00 per unit) of the net proceeds from CLA’s initial public offering and the sale of the private placement warrants was placed in the trust account. As of September 30, 2020, funds in the trust account totaled $200,001,752 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of CLA’s obligation to redeem 100% of the public shares if it does not complete a business combination by August 25, 2022 and (3) the redemption of all of the public shares if CLA is unable to complete a business combination by August 25, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of CLA public shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of Ouster PubCo following the Business Combination. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the BCA Proposal and exercise their redemption rights?

A:

Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The Merger Agreement provides that the obligations of Ouster to consummate the Merger are conditioned on, among other things, that the amount of cash available in the trust account at Closing must be at least equal to the Minimum Cash Amount. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, in no event will CLA redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of CLA and Ouster, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, (iv) receipt of approval for listing on the NYSE the shares of Ouster PubCo common stock to be issued in connection with the Merger, (v) that CLA have at least $5,000,001 of net tangible assets upon Closing and (vi) the absence of any injunctions. In addition, Ouster’s obligations to consummate the Merger are also conditioned on, among other things, the satisfaction or waiver of the Minimum Cash Condition.

For more information about conditions to the consummation of the Business Combination, see “BCA Proposal—The Merger Agreement.”

Q:	When do you expect the Business Combination to be completed?

A:

It is currently expected that the Business Combination will be consummated in the first quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to CLA shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by CLA’s shareholders at the extraordinary general meeting and CLA elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “BCA Proposal—The Merger Agreement.”

Q:	What happens if the Business Combination is not consummated?

A:

CLA will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If CLA is not able to complete the Business Combination with Ouster by August 25, 2022 and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, CLA will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:	Neither CLA’s shareholders nor CLA’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Q:	What do I need to do now?

A:

CLA urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. CLA’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:	When and where will the extraordinary general meeting be held?

A:

The extraordinary general meeting will be held at                 , Eastern Time, on                 , 2021, at the offices of White & Case LLP located at 1221 Avenue of the Americas, New York, NY 10020, or virtually via live webcast at                 , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

CLA has fixed                 , 2021 as the record date for the extraordinary general meeting. If you were a shareholder of CLA at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:

CLA shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 25,000,000 ordinary shares issued and outstanding, of which              were issued and outstanding public shares.

Q:	What constitutes a quorum?

A:

A quorum of CLA shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 12,500,001 ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

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BCA Proposal: The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

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Organizational Documents Proposal: The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

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Advisory Organizational Documents Proposals: The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under the Cayman Islands Companies law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

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Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Q:	What are the recommendations of CLA’s board of directors?

A:

CLA’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of CLA’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the BCA Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Award Plan Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of CLA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of CLA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How does the Sponsor intend to vote its shares?

A:

The Sponsor has agreed to vote all the founder shares and any other public shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (whose members include CLA’s directors and officers) owns 20% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, the existing stockholders of Ouster or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of CLA’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Ouster or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal, the Organizational Documents Proposal, and the Advisory Organizational Documents Proposal, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) CLA’s net tangible assets being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on our ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

The existence of financial and personal interests of one or more of CLA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of CLA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	What happens if I sell my CLA ordinary shares before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Shareholders may send a later-dated, signed proxy card to CLA’s Chairman at CLA’s address set forth below so that it is received by CLA’s Chairman prior to the vote at the extraordinary general meeting (which is scheduled to take place on                 , 2021) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to CLA’s Chairman, which must be received by CLA’s Chairman prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:

If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder or warrant holder of Ouster PubCo. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder or warrant holder of CLA. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination (if time permits).

Q:	What should I do with my share certificates, warrant certificates or unit certificates?

A:

Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates (if any) along with the redemption forms to Continental, CLA’s transfer agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                 , Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.

Upon the Domestication, holders of CLA units, Class A ordinary shares, Class B ordinary shares and warrants will receive shares of Ouster PubCo common stock and warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), Class B ordinary shares or warrants.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:

CLA will pay the cost of soliciting proxies for the extraordinary general meeting. CLA has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. CLA has agreed to pay Morrow a fee of $25,000, plus disbursements. CLA will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of CLA Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of CLA Class A ordinary shares and in obtaining voting instructions from those owners. CLA’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:

The preliminary voting results will be expected to be announced at the extraordinary general meeting. CLA will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

(Banks and brokers can call: (203) 658-9400)

Email: CLA.info@investor.morrowsodali.com

You also may obtain additional information about CLA from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver the certificates for your public shares (if any) along with the redemption forms (either physically or electronically) to Continental, CLA’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                 , Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) along with the redemption forms, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this entire document carefully, including the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “BCA Proposal—The Merger Agreement.”

The Parties to the Business Combination

CLA

CLA is a blank check company incorporated on June 4, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On August 25, 2020, CLA consummated its initial public offering of 20,000,000 units, with each unit consisting of one CLA Class A ordinary share and one-half of one public warrant. The units were sold at a price of $10.00 per unit, generating gross proceeds to CLA of $200,000,000.

Following the closing of CLA’s initial public offering, a total of $200 million ($10.00 per unit) of the proceeds from its initial public offering was placed in the trust account. As of September 30, 2020, funds in the trust account totaled $200,001,752.

The CLA units, CLA Class A ordinary shares and CLA warrants are currently listed on the NYSE under the symbols “CLA,” “CLA.U” and “CLA.WS,” respectively.

CLA’s principal executive office is located at 1400 Centrepark Blvd, Suite 810, West Palm Beach, FL 33401. Its telephone number is (650) 521-9007. CLA’s corporate website address is https://www.claacq.com/. CLA’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Merger Sub

Beam Merger Sub, Inc. (“Merger Sub”) is a Delaware corporation and a wholly owned subsidiary of CLA. Merger Sub does not own any material assets or operate any business. Merger Sub’s principal executive office is located at 1400 Centrepark Blvd, Suite 810, West Palm Beach, FL 33401. Its telephone number is (650) 521-9007.

Ouster

Ouster is a Delaware corporation incorporated on June 30, 2015. Ouster is a leading provider of high-resolution digital lidar sensors that offer advanced 3D vision to machinery, vehicles, robots, and fixed infrastructure assets, allowing each to understand and visualize the surrounding world and ultimately enabling safe operation and ubiquitous autonomy. Ouster’s principal executive office is located at 350 Treat Avenue, San Francisco, CA 94110. Its telephone number is (415) 949-0108.

Proposals to be Put to the Shareholders of CLA at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of CLA and certain transactions contemplated by the Merger Agreement. Each of the proposals below, except the

Adjournment Proposal and the Advisory Organizational Documents Proposals, is cross-conditioned on the approval of each other. The Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

BCA Proposal

As discussed in this proxy statement/prospectus, CLA is asking its shareholders to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of December 21, 2020, by and among CLA, Merger Sub and Ouster, a copy of which is attached to this proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Domestication of CLA to Delaware as described below, the merger of Merger Sub with and into Ouster, with Ouster surviving the merger as a wholly owned subsidiary of Ouster PubCo, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section entitled “BCA Proposal—CLA’s Board of Directors’ Reasons for the Approval of the Business Combination,” CLA’s board of directors concluded that the Business Combination met the requirements disclosed in the prospectus for CLA’s initial public offering, including that the business of Ouster and its subsidiaries had a fair market value equal to at least 80% of the net assets held in the trust account (excluding the amount of any deferred underwriting discount held in trust) at the time of CLA’s signing the Merger Agreement. For more information about the transactions contemplated by the Merger Agreement, see “BCA Proposal.”

Aggregate Merger Consideration

As a result of and upon the Closing, among other things, all outstanding shares of Ouster Capital Stock (after giving effect to the Ouster Warrant Settlement, as more fully described elsewhere in this proxy statement/prospectus) as of immediately prior to the effective time of the Merger and, together with shares of Ouster common stock reserved in respect of Ouster Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Ouster PubCo common stock, as more fully described elsewhere in this proxy statement/prospectus, will be cancelled in exchange for the right to receive, or the reservation of, an aggregate of 150,000,000 shares of Ouster PubCo common stock (at a deemed value of $10.00 per share), which, in the case of Ouster Awards, will be shares underlying awards based on Ouster PubCo common stock representing a fully-diluted pre-transaction equity value of Ouster of $1.5 billion. The portion of the Aggregate Merger Consideration reflecting the conversion of the Ouster Awards is calculated assuming that all Ouster PubCo Options are net-settled (although Ouster PubCo Options may by their terms be cash-settled, resulting in additional dilution). For further details, see “BCA Proposal—The Merger Agreement—Consideration—Aggregate Merger Consideration.”

Closing Conditions

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval by CLA’s shareholders of the Business Combination and related agreements and transactions, (ii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) the receipt of certain regulatory approvals (including, but not limited to, approval for listing on the NYSE of the shares of Ouster PubCo common stock to be issued in connection with the Merger), (iv) that CLA has at least $5,000,001 of net tangible assets upon Closing and (v) the absence of any injunctions.

Other conditions to Ouster’s obligations to consummate the Merger include, among others, that as of the Closing (i) the Domestication has been completed, and (ii) that the amount of cash available in the trust account following the extraordinary general meeting, plus the PIPE Investment amount actually received by CLA substantially concurrently with the Closing is equal to or greater than the $100.0 million. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will CLA redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

For further details, see “BCA Proposal—The Merger Agreement.”

Domestication Proposal

If the BCA Proposal is approved, then CLA will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the board of directors of CLA has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of CLA’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while CLA is currently governed by the Cayman Islands Companies Law, upon the Domestication, Ouster PubCo will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, CLA encourages shareholders to carefully review the information in “Comparison of Corporate Governance and Shareholder Rights.”

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding 5,000,000 CLA Class B ordinary shares will convert automatically, on a one-for-one basis, into a CLA Class A ordinary share, (2) immediately following the conversion described in clause (1), each of the then issued and outstanding 25,000,000 CLA Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Ouster PubCo common stock, (3) each of the then issued and outstanding 10,000,000 CLA warrants will convert automatically into a Ouster PubCo warrant, pursuant to the Warrant Agreement (4) each CLA unit will be cancelled and will entitle the holder thereof to one share of Ouster PubCo common stock and one-half of one Ouster PubCo warrant, and (5) each of the then issued and outstanding 6,000,000 private placement warrants of CLA will convert automatically into an Ouster PubCo warrant pursuant to the Warrant Agreement. No fractional Ouster PubCo warrants will be issued upon separation of the CLA units.

For further details, see “Domestication Proposal.”

Organizational Documents Proposal

If the BCA Proposal and the Domestication Proposal are approved, CLA will ask its shareholders to approve the Organizational Documents Proposal in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Law, with the Proposed Organizational Documents, under the DGCL. CLA’s board has unanimously approved the Organizational Documents Proposal and believes such proposal is necessary to adequately address the needs of Ouster PubCo after the Business Combination. Approval of the Organizational Documents Proposal is a condition to the consummation of the Business Combination.

Advisory Organizational Documents Proposals

If the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, CLA will ask its shareholders to approve seven separate Advisory Organizational Documents Proposals in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Law, with the Proposed Organizational Documents, under the DGCL. CLA’s board has unanimously approved the Advisory Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of Ouster PubCo after the Business Combination. Approval of the Advisory Organizational Documents Proposals is not a condition to the consummation of the Business Combination.

A brief summary of each of the Advisory Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

(A) Advisory Organizational Documents Proposal 4A—to authorize the change in the authorized capital stock of CLA from 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares, and 1,000,000 preference shares, to 1,000,000,000 shares of Ouster PubCo common stock and 100,000,000 shares of Ouster PubCo preferred stock;

(B) Advisory Organizational Documents Proposal 4B—to authorize adopting Delaware as the exclusive forum for certain stockholder litigation;

(C) Advisory Organizational Documents Proposal 4C—to authorize electing not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders and, instead, be governed by a provision substantially similar to Section 203 of the DGCL;

(D) Advisory Organizational Documents Proposal 4D—to approve provisions providing that the affirmative vote of at least two-thirds of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders to (i) adopt, amend or repeal the Proposed Bylaws and (ii) amend, alter, repeal or rescind Articles V(B), VII, VIII, IX, X, XI, XII and XIII of the Proposed Certificate of Incorporation;

(E) Advisory Organizational Documents Proposal 4E—to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors;

(F) Advisory Organizational Documents Proposal 4F—to approve provisions requiring stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; and

(G) Advisory Organizational Documents Proposal 4G—to provide for certain additional changes, including, among other things, (i) changing the corporate name from “Colonnade Acquisition Corp.” to “Ouster, Inc.”, (ii) making Ouster PubCo’s corporate existence perpetual and (iii) removing certain provisions related to CLA’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which CLA’s board of directors believes is necessary to adequately address the needs of Ouster PubCo after the Business Combination.

The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and CLA encourages shareholders to carefully review the information set out in the section entitled “Advisory Organizational Documents Proposals” and the full text of the Proposed Organizational Documents of Ouster PubCo.

Stock Issuance Proposal

Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Incentive Award Plan Proposal are approved, CLA’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03. For additional information, see “Stock Issuance Proposal.”

Incentive Award Plan Proposal

Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved, CLA’s shareholders are also being asked to approve by ordinary resolution the 2021 Plan. For additional information, see “Incentive Award Plan Proposal.”

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize CLA to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), CLA’s board of directors may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “Adjournment Proposal.”

CLA’s Board of Directors’ Reasons for the Approval of the Business Combination

In considering the Business Combination, CLA’s board of directors considered multiple positive factors including the following, although not weighted or in any order of significance:

Superior Technology Compared to Alternatives. The CLA Board believes that Ouster’s digital lidar technology is superior to existing products on the market, with significantly lower cost as compared to legacy analog solutions and compelling price to performance capabilities that expand the potential uses of Ouster’s digital lidar technology. The CLA Board believes that these factors will enable Ouster to increase its market share and introduce its products into a variety of different markets.

Multiple Upside to Key Peers. Ouster’s post-transaction enterprise value-to-EBITDA multiple of 6.2x and 2.8x for 2024 and 2025, respectively, further highlights upside as its peer group was priced at 2024/2025 enterprise value-to-EBITDA multiples ranging from 7.8x to 36.6x.

Proven Management. Ouster’s management team is comprised of senior executives who are visionaries and market leaders in the lidar space, have public market chief financial officer experience, and who had the foresight to develop a business strategy and product that will enable them to be the high-performance, low cost provider in the lidar space.

Seller’s Retained Interest. Ouster’s existing shareholders are rolling 100% of their equity and will own an 81% stake in the pro forma company which shows an ongoing equity commitment.

PIPE Commitment. The PIPE Investors have committed to purchase $100 million in Ouster PubCo common stock at $10.00 per share. This shows market support for the Business Combination and reduces the minimum required cash from the trust account

For a more complete description of the CLA board of directors’ reasons for approving the Business Combination, including other factors and risks considered by the CLA board of directors, see the section entitled “BCA Proposal—CLA’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see “BCA Proposal—Related Agreements.”

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, CLA, the Sponsor and Ouster entered into the Sponsor Support Agreement, dated as of December 21, 2020. Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, among other things, vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Support Agreement. For additional information, see “BCA Proposal—Related Agreements—Sponsor Support Agreement.”

Ouster Holders Support Agreement

In connection with the execution of the Merger Agreement, CLA entered into a support agreement with Ouster and certain stockholders of Ouster. Pursuant to the Ouster Holders Support Agreement, Ouster Stockholders agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Ouster Holders Support Agreement. Pursuant to the Ouster Holders Support Agreement, Ouster Stockholders also agreed to, among other things, (a) exercise the drag-along rights pursuant to and in accordance with that certain Amended and Restated Voting Agreement, dated as of April 3, 2020, by and among Ouster and the Investors (as defined therein) and (b) terminate certain affiliate agreements at the Closing. For additional information, see “BCA Proposal—Related Agreements—Ouster Holders Support Agreement.”

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Ouster PubCo, Sponsor, certain members of the Sponsor, the Sponsor Related PIPE Investor and certain former stockholders of Ouster (the “Ouster Holders”) will enter into a Registration Rights Agreement, pursuant to which Ouster PubCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Ouster PubCo common stock and other equity securities of Ouster PubCo that are held by the parties thereto from time to time. For additional information, see “BCA Proposal—Related Agreements—Registration Rights Agreement.”

PIPE Subscription Agreements

In connection with the execution of the Merger Agreement, CLA entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 10,000,000 shares of Ouster PubCo common stock at $10.00 per share for an aggregate commitment amount of $100,000,000. The closings under the Subscription Agreements will occur substantially concurrently with the Closing. Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing or in the future as a result of, or arising out of, the Subscription Agreements against CLA, including with respect to the trust account. For additional information, see “BCA Proposal—Related Agreements—PIPE Subscription Agreements.”

Ownership of Ouster PubCo following Business Combination

As of the date of this proxy statement/prospectus, there are 25,000,000 ordinary shares issued and outstanding, which includes the 5,000,000 founder shares held by the Sponsor (whose members include CLA’s directors and officers) and the 20,000,000 public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 16,000,000 warrants, which includes the 6,000,000 private placement warrants held by the Sponsor and 10,000,000 public warrants. Each whole warrant entitles the holder thereof to purchase one CLA Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Ouster PubCo common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the CLA fully diluted share capital would be 41,000,000 ordinary shares.

It is anticipated that, following the Business Combination, (1) CLA’s public shareholders are expected to own approximately 12.5% of the outstanding Ouster PubCo common stock, (2) Ouster Stockholders (without taking into account any public shares held by the Ouster Stockholders prior to the consummation of the Business Combination or purchased in the PIPE Investment) are expected to own approximately 78.2% of the outstanding Ouster PubCo common stock, (3) the Sponsor and related parties (including the Sponsor Related PIPE Investor) are expected to collectively own approximately 3.8% of the outstanding Ouster PubCo common stock and (4) the Third Party PIPE Investors are expected to own approximately 5.5% of the outstanding Ouster PubCo common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) (a) the vesting of all shares of Ouster PubCo common stock received in respect of the Ouster PubCo Restricted Shares, (b) the vesting and exercise of all Ouster PubCo Options for shares of Ouster PubCo common stock and (c) that Ouster PubCo issues shares of Ouster PubCo common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement, which in the aggregate equals 150,000,000 shares of Ouster PubCo common stock (assuming that all Ouster PubCo Options are net-settled), and (iii) Ouster PubCo issues 10,000,000 shares of Ouster PubCo common stock to the PIPE Investors pursuant to the PIPE Investment. If the actual facts are different from these assumptions, the percentage ownership retained by the Company’s existing shareholders in the combined company will be different.

The following table illustrates varying ownership levels in Ouster PubCo immediately following the consummation of the Business Combination based on the assumptions above.

	Share Ownership in Ouster PubCo
	No Redemption		Maximum Redemption(1)
Stockholder	Shares	%	Shares	%
Former CLA Class A shareholders	20,000,000	12.5	—	—
Sponsor and related parties(2)	6,175,000	3.8	6,175,000	4.4
Former Ouster stockholders and warrant holders(3)	125,196,001	78.2	125,196,001	89.3
Third party investors in PIPE Investment(4)	8,825,000	5.5	8,825,000	6.3

Total shares of Ouster PubCo common stock outstanding at closing of the Business Combination	160,196,001	100.0%	140,196,001	100.0%

(1)	Assumes redemptions of 20,000,000 public shares in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of September 30, 2020.
(2)

Amount includes 5,000,000 shares of Ouster PubCo common stock the Sponsor will receive upon conversion of its Class B ordinary shares and 1,175,000 shares subscribed for by the Sponsor Related PIPE Investors.

(3)

Amount includes 4,608,216 shares of Ouster PubCo common stock subject to repurchase related to the conversion of all outstanding shares of Ouster unvested restricted shares and early exercised stock options subject to repurchase and 5,233,766 shares of Ouster PubCo common stock related to shares of Ouster common stock issued upon early exercise of Ouster stock options in exchange for non-recourse notes, which will be repaid or forgiven at the time of closing of the Business Combination.

(4)	Amount includes 1,250,000 shares of Ouster PubCo common stock subscribed for by current stockholders of Ouster.

Date, Time and Place of Extraordinary General Meeting of CLA’s Shareholders

The extraordinary general meeting of the shareholders of CLA will be held at                 , Eastern Time, on                 , 2021, at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020, or virtually via live webcast at                             , to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Registering for the Special Meeting

Any shareholder wishing to attend the extraordinary general meeting should register for the extraordinary general meeting by                 , 2021 at                 . To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of ordinary shares:

•

If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only meeting, go to                 , enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

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Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the extraordinary general meeting date in order to ensure access.

Voting Power; Record Date

CLA shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on                 , 2021, which is the record date for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. CLA warrants do not have voting rights. As of the close of business on the record date, there were              ordinary shares outstanding, of which              were public shares, with the rest being held by CLA’s initial shareholders.

Quorum and Vote of CLA Shareholders

A quorum of CLA shareholders is necessary to hold a valid meeting. A quorum will be present at the CLA general meeting if the holders of a majority of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (which would include presence at the extraordinary general meeting). Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

As of the record date for the extraordinary general meeting,              ordinary shares would be required to achieve a quorum.

The Sponsor has agreed to vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (whose members include CLA’s directors and officers) owns 20% of the issued and outstanding ordinary shares.

The proposals presented at the extraordinary general meeting require the following votes:

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BCA Proposal: The approval of the BCA Proposal requires an ordinary resolution, being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the BCA Proposal, vote at the extraordinary general meeting.

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Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies law, being the affirmative vote for the proposal by the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the Domestication Proposal, vote at the extraordinary general meeting.

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Organizational Documents Proposal: The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote for the proposal by the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the Organizational Documents Proposal, vote at the extraordinary general meeting.

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Advisory Organizational Documents Proposals: The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote for each of the Advisory Organizational Documents Proposals by the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve each such Advisory Organizational Documents Proposal, vote at the extraordinary general meeting.

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Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the Stock Issuance Proposal, vote at the extraordinary general meeting.

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Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires an ordinary resolution, being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the Incentive Award Plan Proposal, vote at the extraordinary general meeting.

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Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote for the proposal by the holders of a majority of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting to approve the Adjournment Proposal, vote at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a public shareholder may request of CLA that Ouster PubCo redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•

hold public shares or if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), CLA’s transfer agent, that Ouster PubCo redeem all or a portion of your public shares for cash; and

•	deliver the certificates for your public shares (if any) along with the redemption forms to Continental physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                 , Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, Ouster PubCo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Ouster PubCo common stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of CLA—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how CLA’s public shareholders vote. The Sponsor and each director and each officer of CLA have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (whose members include CLA’s directors and officers) owns 20% of the issued and outstanding ordinary shares.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither CLA shareholders nor CLA warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. CLA has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of CLA—Revoking Your Proxy.”

Interests of CLA Directors and Officers in the Business Combination

When you consider the recommendation of CLA’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and CLA’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of CLA shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•

Prior to CLA’s initial public offering, the Sponsor purchased 5,750,000 CLA Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.005 per share. As a result of the significantly lower investment per share of our Sponsor as compared with the investment per share of CLA’s public shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of our public shareholders. In addition, if CLA does not consummate a business combination by August 25, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,000,000 CLA Class B ordinary shares owned by the Sponsor would be worthless because following the redemption of the public shares, CLA would likely have few, if any, net assets and because the Sponsor and CLA’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any CLA Class A ordinary shares and CLA Class B ordinary shares held by it or them, as applicable, if CLA fails to complete a business combination within the required period. Additionally, in such event, the 6,000,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of CLA’s initial public offering for an aggregate purchase price of $6,000,000 will also expire worthless. CLA’s directors and executive officers, Joseph S. Sambuco, Remy W. Trafelet, James C. Flores, Emil W. Henry, Jr. and Manny De Zárraga, also have a direct or indirect economic interest in such private placement warrants and in the 5,000,000 CLA Class B ordinary shares owned by the Sponsor. The 5,000,000 shares of Ouster PubCo common stock into which the 5,000,000 CLA Class B ordinary shares held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and

freely tradable, would have had an aggregate market value of $         million based upon the closing price of $         per public share on the NYSE on             , the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Ouster PubCo common stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, CLA believes such shares have less value. The 6,000,000 Ouster PubCo warrants into which the 6,000,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $         million based upon the closing price of $         per public warrant on the NYSE on             , the most recent practicable date prior to the date of this proxy statement/prospectus.

•

Remy W. Trafelet, a current director of CLA, is expected to be a director of Ouster after the consummation of the Business Combination. As such, in the future, Mr. Trafelet may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that Ouster’s board of directors determines to pay to its non-employee directors.

•

CLA’s existing directors and officers will be eligible for continued indemnification and continued coverage under CLA’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

•

The Sponsor Related PIPE Investor has subscribed for $11,750,000 of the PIPE Investment, for which it will receive 1,175,000 shares of Ouster PubCo common stock. The 1,175,000 shares of Ouster PubCo common stock which the Sponsor Related PIPE Investor has subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of $         million based upon the closing price of $         per public share on the NYSE on             , the most recent practicable date prior to the date of this proxy statement/prospectus. See “Certain Relationships and Related Person Transactions—CLA—Subscription Agreements”.

•

In order to protect the amounts held in CLA’s trust account, the Sponsor has agreed that it will be liable to CLA if and to the extent any claims by a third party for services rendered or products sold to CLA, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, less taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of CLA’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•

CLA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. However, if CLA fails to consummate a business combination by August 25, 2022, they will not have any claim against the trust account for reimbursement. Accordingly, CLA may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date.

•

Pursuant to the Registration Rights Agreement, the Sponsor, certain members of the Sponsor and the Sponsor Related PIPE Investor will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Ouster PubCo common stock and warrants held by such parties following the consummation of the Business Combination.

•

The Proposed Certificate of Incorporation will contain a provision expressly electing that Ouster PubCo will not to be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, although it will provide other restrictions regarding takeovers by interested stockholders.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how CLA’s public shareholders vote. The Sponsor and each director and each officer of CLA have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (whose members include CLA’s directors and officers) owns 20% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material non-public information regarding CLA or CLA’s securities, the Sponsor, Ouster our or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of CLA’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Ouster or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal, the Organizational Documents Proposal, and the Advisory Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) CLA’s net tangible assets being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

The existence of financial and personal interests of one or more of CLA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “—Interests of CLA’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

The personal and financial interests of the Sponsor as well as CLA’s directors and officers may have influenced their motivation in identifying and selecting Ouster as a business combination target, completing an initial business combination with Ouster and influencing the operation of the business following the initial business combination. In considering the recommendations of CLA’s board of directors to vote for the proposals, its shareholders should consider these interests.

Recommendation to Shareholders of CLA

CLA’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of CLA’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the BCA Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Award Plan Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of CLA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of CLA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that none of CLA’s public shareholders exercise their redemption rights and (ii) that Ouster PubCo issues or, as applicable, reserves for issuance in respect of Ouster Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Ouster PubCo common stock, an aggregate of 125,196,001 shares of Ouster PubCo common stock as the Aggregate Merger Consideration pursuant to the Merger Agreement (assuming that all Ouster PubCo Options are net-settled). If the actual facts are different from these assumptions, the below figures will be different.

Sources		Uses
($ in millions)
Ouster stockholders rollover(1)	$1,500	Ouster stockholders rollover(1)	$1,500
Cash and investments held in trust account(2)	200	Cash to balance sheet	265
PIPE Investment	100	Transaction expenses(3)	35

Total sources	$1,800	Total uses	$1,800

(1)	Ouster PubCo common stock to be issued at a deemed value of $10.00 per share.
(2)	Calculated as of November 30, 2020.
(3)	Includes deferred underwriting commission of approximately $7 million and estimated transaction expenses.

U.S. Federal Income Tax Considerations

For a discussion summarizing certain U.S. federal income tax considerations of the Domestication and an exercise of redemption rights in connection with the Business Combination, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Ouster PubCo immediately following the Domestication will be the same as those of CLA immediately prior to the Domestication.

The Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, CLA is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Ouster issuing stock for the net assets of CLA, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On                 , CLA and Ouster filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. On                 , both CLA and Ouster received notice that early termination had been granted.

At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Antitrust Division or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. CLA cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, CLA cannot assure you as to its result.

Neither CLA nor Ouster are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

CLA is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in CLA’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. CLA has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, CLA, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of CLA’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

CLA will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of CLA’s initial public offering, (b) in which CLA has total annual gross revenue of at least $1.07 billion or (c) in which CLA is deemed to be a large accelerated filer, which means the market value of CLA’s common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which CLA has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Additionally, CLA is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. CLA will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of its common equity held by non-affiliates exceeds $700 million as of the prior June 30th or (2) the market value of its common equity exceeds $250 million and its annual revenues exceeds $100 million during such fiscal year.

Risk Factors

In evaluating the proposals to be presented at the extraordinary general meeting, shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the sections titled “Risk Factor Summary” and “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF CLA

CLA is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

CLA’s condensed statement of operations data the period from June 4, 2020 (inception) to September 30, 2020 and balance sheet data as of September 30, 2020 are derived from CLA’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus.

CLA’s historical results are not necessarily indicative of the results that may be expected in the future and CLA’s results for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2020 or any other period. The information below is only a summary and should be read in conjunction with the sections entitled “CLA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About CLA” and the financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.

CLA is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

Statement of Operations Data	For the Period from June 4, 2020 (Inception) through September 30, 2020
(dollars in thousands, except per share numbers)
Operating Costs	$61

Loss from operations	(61)
Other income (expense):
Interest earned on marketable securities held in Trust Account	16
Unrealized loss on marketable securities held in Trust Account	(14)

Other income, net	2
Net loss	$(59)

Weighted average shares outstanding, basic and diluted	5,409,457

Basic and diluted net loss per ordinary share	$(0.01)

Balance Sheet Data	September 30, 2020
(dollars in thousands)
Total assets	$201,468
Total liabilities	7,100
Total shareholders’ equity	5,000

SELECTED HISTORICAL FINANCIAL INFORMATION AND OPERATING DATA OF OUSTER

The following table shows selected historical financial information of Ouster for the periods and as of the dates indicated.

The selected historical consolidated statements of operations and comprehensive loss data and historical consolidated statements of cash flow data of Ouster for the years ended December 31, 2018 and 2019 and the historical consolidated balance sheet data as of December 31, 2018 and 2019 are derived from Ouster’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical condensed consolidated statements of operations and comprehensive loss data and historical consolidated statements of cash flow data of Ouster for the nine months ended September 30, 2019 and 2020 and the condensed consolidated balance sheet data as of September 30, 2020 are derived from Ouster’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. In the opinion of Ouster’s management, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly Ouster’s financial position as of September 30, 2020 and the results of operations and cash flows for the nine months ended September 30, 2019 and 2020.

The financial information contained in this section relates to Ouster, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of the post-combination company going forward. See the section titled “Selected Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

Additionally, the following selected historical financial information should be read together with the consolidated financial statements and accompanying notes and “Ouster’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace Ouster’s consolidated financial statements and the related notes. Ouster’s historical results are not necessarily indicative of the results that may be expected in the future and Ouster’s results for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2020 or any other period.

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(in thousands, except per share data)
Consolidated Statement of Operations and Comprehensive Loss Data
Revenue	$1,345	$11,413	$9,327	$12,528
Cost of revenue(1)	3,541	17,428	9,825	12,988

Gross profit	(2,196)	(6,015)	(498)	(460)

Operating expenses(1)	29,832	42,348	29,213	37,189

Loss from operations	(32,028)	(48,363)	(29,711)	(37,649)
Total other expense, net	(777)	(3,297)	(2,132)	(11,971)

Loss before income taxes	(32,805)	(51,660)	(31,843)	(49,620)
Provision for income tax expense	1	1	—	—

Net loss	$(32,806)	$(51,661)	$(31,843)	$(49,620)

Weighted-average common shares outstanding
Basic	7,979	10,510	10,352	22,402
Diluted	7,979	10,510	10,352	22,402
Net loss per common share
Basic	$(4.11)	$(4.92)	$(3.08)	$(2.21)
Diluted	$(4.11)	$(4.92)	$(3.08)	$(2.21)

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(dollars in thousands)
Stock-based Compensation
Cost of revenue	$95	$58	$46	$310
Research and development	156	621	456	5,472
Sales and marketing	58	140	67	408
General and administrative	215	474	447	1,701

Total stock-based compensation	$524	$1,293	$1,016	$7,891

	As of December 31,		As of September 30,
	2018	2019	2020
	(dollars in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	$13,438	$16,848	$18,367
Working capital(2)	13,892	(18,869)	19,167
Total assets	26,787	39,859	50,878
Redeemable convertible preferred stock	40,016	40,016	39,225
Total stockholders’ deficit	(50,236)	(100,319)	(23,624)

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(dollars in thousands)
Consolidated Statement of Cash Flow Data
Net cash provided by (used in):
Operating activities	$(27,801)	$(40,187)	$(25,695)	$(34,631)
Investing activities	(6,491)	(7,494)	(6,985)	(2,394)
Financing activities	29,188	50,505	41,819	38,543

(1)	Includes stock-based compensation expense as detailed above.
(2)	Working capital calculated as current assets minus current liabilities.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial data (the “selected pro forma information”) gives effect to the Business Combination and other events contemplated by the Merger Agreement as described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization under accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, CLA is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Ouster PubCo will represent a continuation of the financial statements of Ouster with the Business Combination being treated as the equivalent of Ouster issuing stock for the net assets of CLA, accompanied by a recapitalization. The net assets of CLA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Ouster in future reports of Ouster PubCo.

The selected unaudited pro forma condensed combined balance sheet data as of September 30, 2020 gives pro forma effect to the Business Combination and other events contemplated by the Merger Agreement as if they had occurred on September 30, 2020. The selected unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2020 and year ended December 31, 2019 gives pro forma effect to the Business Combination and other events contemplated by the Merger Agreement as if they had occurred on January 1, 2019.

The selected pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of Ouster PubCo appearing elsewhere in this proxy statement/prospectus and the accompanying notes, in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements of CLA and Ouster and related notes included elsewhere in this proxy statement/prospectus. The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what Ouster PubCo’s financial position or results of operations actually would have been had the Business Combination and the other transactions contemplated by the Merger Agreement been completed as of the dates indicated. In addition, the selected pro forma information does not purport to project the future financial position or operating results of Ouster PubCo.

The following table presents selected pro forma information after giving effect to the Business Combination and other events contemplated by the Merger Agreement, presented under two scenarios:

•	No Redemption Scenario — this scenario assumes that no CLA Class A ordinary shares are redeemed; and

•

Maximum Redemption Scenario — this scenario assumes that 20,000,000 CLA Class A ordinary shares are redeemed for an aggregate payment of $200.0 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share of Ouster PubCo common stock based on the trust account balance as of September 30, 2020 in order for the amount of cash available in the trust account following the extraordinary general meeting plus the PIPE Investment amount actually received by CLA at or prior to the Closing Date to be at least equal to $100.0 million.

The following summarizes the pro forma shares of Ouster PubCo common stock issued and outstanding immediately after the Business Combination, presented under the two scenarios:

	No Redemption		Maximum Redemption
Stockholder	Shares	%	Shares	%
Former CLA Class A shareholders	20,000,000	12.5	—	—
Sponsor and related parties(1)	6,175,000	3.8	6,175,000	4.4
Former Ouster stockholders and warrant holders(2)	125,196,001	78.2	125,196,001	89.3
Third party investors in PIPE Investment(3)	8,825,000	5.5	8,825,000	6.3

Total shares of Ouster PubCo common stock outstanding at closing of the Business Combination	160,196,001	100.0	140,196,001	100.0

(1)

Amount includes 5,000,000 shares of Ouster PubCo common stock the Sponsor will receive upon conversion of its Class B ordinary shares and 1,175,000 shares subscribed for by the Sponsor Related PIPE Investors.

(2)

Amount includes 4,608,216 shares of Ouster PubCo common stock subject to repurchase related to the conversion of all outstanding shares of Ouster unvested restricted shares and early exercised stock options subject to repurchase and 5,233,766 shares of Ouster PubCo common stock related to shares of Ouster common stock issued upon early exercise of Ouster stock options in exchange for non-recourse notes, which will be repaid or forgiven at the time of closing of the Business Combination.

(3)	Amount includes 1,250,000 shares of Ouster PubCo common stock subscribed for by current stockholders of Ouster.

The two alternative levels of additional redemptions assumed in the unaudited pro forma condensed combined balance sheet and statement of operations are based on the assumption that there are no adjustments for the outstanding CLA warrants issued in connection with its IPO as such securities are not exercisable until 30 days after the Closing.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

(in thousands, except share and per share data)	No Redemption	Maximum Redemption
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
For the nine months ended September 30, 2020
Revenue	$12,528	$12,528
Net loss	$(43,584)	$(43,584)
Net loss per share—basic and diluted	$(0.29)	$(0.33)
Weighted-average Common Stock shares outstanding—basic and diluted	150,354,018	130,354,018
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data
For the year ended December 31, 2019
Revenue	$11,413	$11,413
Net loss	$(51,661)	$(51,661)
Net loss per share—basic and diluted	$(0.34)	$(0.40)
Weighted-average Common Stock shares outstanding—basic and diluted	150,354,018	130,354,018
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of September 30, 2020
Total assets	$316,976	$116,974
Total liabilities	$28,427	$28,427
Total stockholders’ equity	$288,549	$88,547

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for CLA and Ouster, respectively and unaudited pro forma condensed combined per share information of Ouster PubCo after giving effect to the Business Combination and other events contemplated by the Merger Agreement presented under two scenarios:

•	No Redemption Scenario — this scenario assumes that no CLA Class A ordinary shares are redeemed; and

•

Maximum Redemption Scenario — this scenario assumes that 20,000,000 CLA Class A ordinary shares are redeemed for an aggregate payment of $200.0 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share of Ouster PubCo common stock based on the trust account balance as of September 30, 2020 in order for the amount of cash available in the trust account following the extraordinary general meeting plus the PIPE Investment amount actually received by CLA at or prior to the Closing Date to be at least equal to $100.0 million.

The pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2020. The pro forma weighted average shares outstanding and net loss per share information reflect the Business Combination as if it had occurred on January 1, 2019.

This information is only a summary and should be read in conjunction with the historical financial statements of CLA and Ouster and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of CLA and Ouster is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of CLA and Ouster would have been had the companies been combined during the periods presented.

					Pro Forma Combined		Ouster equivalent pro forma per share data(7)
	Colonnade (Historical)			Ouster (Historical)	No Redemption	Maximum Redemption	No Redemption	Maximum Redemption
As of and for the nine months ended September 30, 2020(4)
Book value per share(1)		$0.73		$(0.78)	$1.80	$0.63	$1.26	$0.44
Basic and diluted net loss per ordinary share(2)		(0.01)			(0.29)	(0.33)	(0.20)	(0.23)
Weighted average shares outstanding—basic and diluted(3)		5,409,457			150,354,018	130,354,018	97,932,650	97,932,650
Net loss per Ouster common stock—basic and diluted				(2.21)
Weighted average shares outstanding of Ouster common stock—basic and diluted				22,402,328
As of and for the Year Ended December 31, 2019(4)
Book value per share	$	N/A	(5)	$(8.93)	N/A (6)	N/A (6)	N/A (6)	N/A (6)
Basic and diluted net loss per ordinary share(2)		N/A	(5)		(0.34)	(0.40)	(0.24)	(0.28)
Weighted average shares outstanding—basic and diluted(3)		N/A	(5)		150,354,018	130,354,018	89,619,859	89,619,859
Net loss per Ouster common stock—basic and diluted				(4.92)
Weighted average shares outstanding of Ouster common stock—basic and diluted				10,509,923

(1)

CLA book value per share is calculated as (a) total permanent equity divided by (b) the total number of CLA ordinary shares outstanding classified in permanent equity as of September 30, 2020. Pro forma combined book value per share is calculated as (a) pro forma equity divided by (b) the total number of shares of Ouster PubCo common stock outstanding immediately after the Business Combination.

(2)

Net loss per ordinary share – basic and diluted excludes income attributable to CLA ordinary shares subject to possible redemption of $1,659 for the period from June 4, 2020 (inception) through September 30, 2020.

(3)

Excludes an aggregate of 18,936,619 CLA Class A ordinary shares subject to possible redemption and an aggregate of up to 750,000 CLA Class B ordinary shares forfeited in October 2020 since CLA’s underwriters did not exercise their over-allotment option.

(4)	There were no cash dividends declared for either CLA or Ouster in the period presented.
(5)	Not applicable as CLA was incorporated on June 4, 2020.
(6)	Pro forma balance sheet information as of December 31, 2019 is not required and as such is not included in the table.

(7)

The equivalent per share data for Ouster is calculated by multiplying the combined pro forma per share data by the Exchange Ratio of 0.699. The weighted average shares outstanding is calculated by multiplying the Exchange Ratio of 0.699 by the sum of: (i) outstanding Ouster redeemable convertible preferred stock shares, (ii) Ouster redeemable convertible preferred stock shares issuable upon net share settlement of Ouster warrants, which will be converted into shares of Ouster common stock immediately prior to the Business Combination and (iii) weighted average shares outstanding of Ouster common stock for the nine months ended September 30, 2020 and year ended December 31, 2019.

MARKET PRICE AND DIVIDEND INFORMATION

CLA units, Class A ordinary shares and public warrants are currently listed on the NYSE under the symbols “CLA.U” and “CLA” and “CLA WS,” respectively.

The most recent closing price of the units, common stock and redeemable warrants as of December 21, 2020, the last trading day before announcement of the execution of the Merger Agreement, was $10.58, $10.08 and $1.12, respectively. As of                 , 2021, the record date for the extraordinary general meeting, the most recent closing price for each unit, common stock and redeemable warrant was                 ,                  and                 , respectively.

Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of CLA’s securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus there was one holder of record of CLA’s Class A ordinary shares, three holders of record of CLA’s Class B ordinary shares, one holder of record of CLA units and two holders of CLA warrants. See “Beneficial Ownership of Securities.”

Dividend Policy

CLA has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of Ouster PubCo subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of Ouster PubCo’s board of directors. CLA’s board of directors is not currently contemplating and does not anticipate declaring share dividends nor is it currently expected that Ouster PubCo’s board of directors will declare any dividends in the foreseeable future. Further, the ability of Ouster PubCo to declare dividends may be limited by the terms of financing or other agreements entered into by Ouster PubCo or its subsidiaries from time to time.

Price Range of Ouster’s Securities

Historical market price information regarding Ouster is not provided because there is no public market for Ouster’s securities. For information regarding Ouster’s liquidity and capital resources, see “Ouster’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

RISK FACTOR SUMMARY

CLA believes it is important to communicate its expectations to its securityholders. However, there may be events in the future that neither CLA nor Ouster are able to predict accurately or over which they have control. The section in this proxy statement/prospectus entitled “Risk Factors” and the other cautionary language discussed in this proxy statement/prospectus provide examples of certain risks, uncertainties and events that may cause actual results to differ materially from the expectations described by CLA or Ouster in such forward-looking statements. Set forth below is only a summary of certain principal risks associated with an investment in our securities. You should consider carefully the following discussion of risks, as well as the discussion of risks included elsewhere in this proxy statement/prospectus, including those described under the section entitled “Risk Factors.”

•	Ouster’s limited operating history makes it difficult to evaluate Ouster’s future prospects and the risks and challenges Ouster may encounter.

•	Ouster has incurred significant losses to date and may never achieve or sustain profitability.

•

If Ouster is unable to overcome its limited sales history and establish and maintain confidence in its long-term business prospects among customers in its target markets or is subject to negative publicity, then Ouster’s financial condition, operating results, business prospects and access to capital may suffer materially.

•

Ouster currently targets many customers that are large corporations with substantial negotiating power and exacting product standards. If Ouster is unable to sell its products to these customers, Ouster’s prospects and results of operations will be adversely affected.

•

Ouster’s operating results may fluctuate significantly, which makes its future operating results difficult to predict and could cause its operating results to fall below expectations or any guidance Ouster may provide and could cause the stock price of Ouster PubCo to fluctuate or decline.

•	Ouster is subject to the risks of cancellation or postponement of its contracts with customers or unsuccessful implementation.

•	Market adoption of lidar remains uncertain, and it is difficult to forecast long-term end-customer adoption rates and demand for our products.

•	Ouster competes against established market participants that have substantially greater resources than Ouster and against known and unknown market entrants who may disrupt Ouster’s target markets.

•	If Ouster’s products are not selected for inclusion in its target markets, Ouster’s business will be materially and adversely affected.

•

Ouster may need to raise additional capital in the future in order to execute its business plan following the Business Combination and related transactions, which may not be available on terms acceptable to Ouster, or at all.

•	Ouster may not be able to adequately protect or enforce its intellectual property rights or prevent competitors or other unauthorized parties from copying or reverse engineering its technology.

•	Ouster’s products are frequently used in applications that are subject to evolving regulations and standards.

•

Since the Sponsor and CLA’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of CLA’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Ouster is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if CLA does not complete an initial business combination.

•

The public shareholders will experience immediate dilution as a consequence of the issuance of Ouster PubCo common stock as consideration in the Business Combination and the PIPE Investment and due to future issuances pursuant to the 2021 Plan. Having a minority share position may reduce the influence that CLA’s current shareholders have on the management of Ouster PubCo.

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. Certain of the following risk factors apply to the business and operations of Ouster and will also apply to the business and operations of Ouster PubCo following the completion of the Business Combination. If any of the following risks actually occurs, it may have a material adverse effect on the business, results of operations or financial condition of Ouster or Ouster PubCo and could adversely affect the trading price of its common stock following the business combination. The risks described in this “Risk Factors’’ section may also be incorrect or may change. If the risks and uncertainties that Ouster or Ouster PubCo plan for are incorrect or incomplete, or if Ouster or Ouster PubCo fail to fully understand and manage these risks successfully this failure may have a material adverse effect on the business, financial condition and results of operation of Ouster PubCo following the Business Combination. The following risks should be read in conjunction with the financial statements and notes to the financial statements included herein.

Unless the context requires otherwise, references to “Ouster,” “we,” “us,” “our” and “the company” in this section are to the business and operations of Ouster prior to the Business Combination and the business and operations of Ouster PubCo as directly or indirectly affected by Ouster by virtue of Ouster PubCo’s ownership of the business of Ouster following the Business Combination.

Risks Related to Our Business and Industry

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

Our company has a limited operating history, having been incorporated in 2015. Our limited operating history makes it difficult for us to evaluate our future prospects. Certain factors that could alone or in combination prevent us from successfully commercializing our products include:

•	our reliance on third parties to supply significant parts of our production process or to manufacture our products;

•	our ability to establish and maintain successful relationships with our suppliers or manufacturers;

•	our ability to achieve commercial scale production of our products on a cost-effective basis and in a timely manner;

•	our ability to successfully expand our product offering;

•	our ability to develop and protect intellectual property;

•	our ability to gain market acceptance of our products with customers and maintain and expand customer relationships;

•	the adaptability of our products and the ability of our customers to integrate our products into their products in a timely and effective manner;

•	the actions of direct and indirect competitors that may seek to enter the markets in which we expect to compete or that may seek to impose barriers to one or more markets that we intend to target;

•	the long-lead time for development of market opportunities, for which we are only at an early stage of development;

•	our ability to forecast our revenue and budget for, and manage, our expenses;

•

our ability to comply with existing and new or modified laws and regulations applicable to our business, or laws and regulations applicable to our customers for applications in which they may use our products;

•	our ability to plan for and manage capital expenditures for our current and future products, and manage our supply chain and supplier relationships related to these current and future products;

•	our ability to anticipate and respond to macroeconomic changes and changes in the markets in which we operate and expect to operate;

•	our ability to maintain and enhance the value of our reputation and brand;

•	our ability to effectively manage our growth and business operations, including the impacts of the COVID-19 pandemic on our business; and

•	our ability to recruit and retain talented people at all levels of our organization.

If we fail to understand fully or adequately address the challenges that we are currently encountering or that we may encounter in the future, including those challenges described here and elsewhere in this “Risk Factors” section, our business, financial condition and results of operations could be adversely affected. If the risks and uncertainties that we plan for when operating our business are incorrect or change, or if we fail to manage these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

We have incurred significant losses to date and may never achieve or sustain profitability.

We have experienced net losses in each year since our inception. In the years ended December 31, 2019 and 2018, we incurred net losses of $51.7 million and $32.8 million, respectively, and in the nine months ended September 30, 2020, we incurred net losses of $49.6 million. We expect these losses to continue for at least the next several years as we expand our product offering and continue to scale our commercial operations and research and development program. As of September 30, 2020, we had an accumulated deficit of $152.2 million. Even if we are able to increase sales of our products, there can be no assurance that we will be commercially successful.

We expect we will continue to incur significant losses for the foreseeable future as we:

•	continue to hire additional personnel and make investments in research and development (“R&D”) in order to develop technology and related software;

•	increase our sales and marketing functions, including expansion of our customer support and distribution capabilities;

•	hire additional personnel to support compliance requirements in connection with being a public company; and

•	expand operations and manufacturing.

If our products do not achieve sufficient market acceptance, we will not become profitable. If we fail to become profitable, or if we are unable to fund our continuing losses we may be unable to continue our business operations. There can be no assurance that we will ever achieve or sustain profitability.

If we are unable to overcome our limited sales history and establish and maintain confidence in our long-term business prospects among customers in our target markets or we are subject to negative publicity, then our financial condition, operating results, business prospects and access to capital may suffer materially.

Our company has a limited sales history, as we only commenced selling our first revenue grade products in late 2018. Because of our limited sales history, we have limited experience managing and growing our relationships with existing customers and securing new customers in our target industries.

Our relationships with many of our existing customers are limited as they may not be prepared to select the company as a long-term supplier given our limited operating and sales history. To establish preliminary relationships with certain customers and to build their confidence, we have entered, and may continue to enter, into evaluation agreements, spot buy purchase orders, non-binding letters of intent, and strategic customer agreements. These agreements are largely non-binding, do not include any minimum obligation to purchase any quantities of any products at this time, and do not require that the parties enter into a subsequent definitive, long-term, binding agreements; however, these preliminary agreements assist the company in building confidence with customers if we are able to effectively perform and otherwise maintain positive relationships with them. If we are unable to build confidence with our existing customers, either through these preliminary agreements (due to any failure to enter into or perform under the agreements) or otherwise, we may never secure binding purchase commitments that would allow us to produce accurate forecasts and become profitable.

With respect to new customers, they may be less confident in us and less likely to purchase our products because of a lack of awareness about our products. They may also not be convinced that our business will succeed because of the absence of an established sales, service, support, and operating history. To address this, we must, among other activities, grow and improve our marketing capability and brand awareness, which may be costly. These activities may not be effective or could delay our ability to capitalize on the opportunities that we believe are suitable to our technology and products and may prevent us from successfully commercializing our products.

To build and maintain our business, we must maintain confidence in our products, long-term financial viability and business prospects. Failure to establish and maintain customer confidence may also adversely affect our reputation and business among our suppliers, analysts, ratings agencies and other interested parties.

We currently target many customers that are large corporations with substantial negotiating power and exacting product standards. If we are unable to sell our products to these customers, our prospects and results of operations will be adversely affected.

Many of our current and potential customers are large corporations that often possess significant leverage over their suppliers, and can successfully demand contract terms favorable to themselves, such as reserving the right to terminate their supply contracts for convenience. This disparate power has required, and may require in the future, that we accept less favorable contract terms. These large corporations also have exacting technical specifications and requirements that we have been unable to, and may continue to be unable to, meet, thereby precluding our ability to secure sales. Meeting the technical requirements to secure and maintain significant contracts with any of these companies will require a substantial investment of our time and resources, and if we fail to comply with our customers’ technical specifications and standards, we may lose existing and future business. Even when we succeed in securing contracts, these large companies have been and may continue to be uncertain about their technical specifications for our products and terminate our agreement or make a later determination that our products are not satisfactory. We therefore have no assurance that we can establish relationships with these companies, that our products will meet the needs of these or other companies, or that a contract with these companies will culminate in significant or any product sales. Even when we secure agreements with these companies, we may not be effective in negotiating contract terms or managing such relationships, which could adversely affect our future results of operations.

Furthermore, in some instances, these large companies may have internally developed products and solutions that are competitive to our products. These companies may have substantial research and development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Such activities may foreclose significant sales opportunities for our products.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide and could cause the stock price of Ouster PubCo to fluctuate or decline.

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. Our financial results may fluctuate as a result of a variety of factors, including:

•	the timing of ultimate end market and customer adoption of our products and particular versions of our products;

•	the varying length of production cycles for our customers to integrate our products into their broader platforms;

•	our product mix and average selling prices;

•	the cost of raw materials or supplied components critical for the manufacture of our products;

•	the timing and cost of, and level of investment in, research and development relating to our digital lidar technology and related software;

•	developments involving our competitors;

•	changes in governmental regulations affecting us or applications in which our customers use our products;

•	future accounting pronouncements or changes in our accounting policies;

•	the impact of epidemics or pandemics, including current business disruption and related financial impact resulting from the global COVID-19 health crisis; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

Many of these factors are outside of our control and may not fully reflect the underlying performance of our business. The individual or cumulative effects of factors discussed above could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any guidance we may provide, or if the guidance we provide is below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.

We are subject to the risks of cancellation or postponement of our contracts with customers or unsuccessful implementation.

We have experienced, and may experience in the future, unexpected cancellations of major purchases of our products, which has affected and in the future may adversely affect our results of operations. Prospective customers across our target markets generally must make significant commitments of resources to test and validate our products and confirm that they can be integrated with other technologies before including them in any particular system, product or model. The development cycles of our products with new customers vary widely depending on the application, market, customer and the complexity of the product. In our target markets, development cycles can be six months to seven or more years. These development cycles require us to invest our resources prior to realizing any revenue from the commercialization. Further, we are also subject to the risk that a customer may cancel or postpone implementation of its technology, as well as that it will not be able to integrate its technology successfully into a larger system with other sensing modalities. Our revenue growth may be impaired if the system, product or vehicle model that includes our digital lidar sensors is unsuccessful, including for reasons unrelated to our technology. Long development cycles and product cancellations or postponements may adversely affect our business, results of operations and financial condition.

Market adoption of lidar remains uncertain, and it is difficult to forecast long-term end-customer adoption rates and demand for our products.

Substantially all of our revenue is generated by the sale of our digital lidar sensors. Given the evolving nature of the markets in which we operate, it is difficult to predict the customer demand or adoption rates for lidar technology generally or our products specifically. If demand does not develop or if we cannot accurately forecast customer demand, our future financial results, business, results of operations and financial condition will be adversely affected. If prospective customers have a negative perception of, or experience with, lidar or a competitor’s lidar products they may be reluctant to adopt lidar in general or specifically our products. Any negative publicity, regardless of its accuracy, could materially adversely affect our business.

Additionally, existing non-lidar technologies may emerge as customers’ preferred alternative to lidar and may adversely affect adoption of our lidar solutions and of lidar generally. Significant developments in alternative technologies, such as cameras and radar, may materially and adversely affect our business, prospects, financial condition and operating results in ways we do not currently anticipate. Any failure by us or the lidar market generally to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could adversely affect adoption of lidar and sales of our current products or materially delay development and introduction of new and enhanced products, which could result in the loss of competitiveness of our products, decreased revenue and a loss of market share to competitors.

We are pursuing opportunities in markets that involve novel applications that are rapidly evolving, and that include both technological and regulatory uncertainties, making it difficult to predict the size and timing of market opportunities. For example, autonomous driving and lidar-based advanced driver assistance systems (“ADAS”) applications require complex technology and rigorous safety controls. Because these automotive systems are both themselves complex, and also depend on complex technologies from many suppliers, commercialization of autonomous driving or ADAS products could be delayed or impaired on account of technological capabilities that are not sufficiently advanced for deployment in vehicles. These standards may never be met at all. Additionally, ADAS has yet to, and may never, achieve widespread adoption, which would reduce demand for lidar in that market. These same concerns are also applicable to the robotics, industrial and smart infrastructure markets that we are targeting for use of our products.

Although we currently have contracts with numerous commercial customers across diverse markets, these customers may not be able to utilize our technology in the foreseeable future, or at all. Regulatory, safety or reliability developments, many of which are outside of our control, could also cause delays or otherwise impair commercial adoption of these new technologies, which will adversely affect our growth. Our future financial performance will depend on our ability to make timely investments in the correct market opportunities in this environment.

Many of our customers are still in the testing and development phases of applications with our products and it cannot be certain that they will commercialize products or systems with our digital lidar sensors or at all. We believe adoption of lidar products, including our digital lidar sensors, will depend on numerous factors, including: whether the technological capabilities of lidar and lidar-based products meet users’ current or anticipated needs; whether the benefits of designing lidar into larger sensing systems outweigh the costs, complexity and time needed to deploy such technology or replace or modify existing systems that may have used other modalities such as cameras and radar; whether users in other applications can move beyond the testing and development phases and proceed to commercializing systems supported by lidar technology and whether lidar developers can keep pace with rapid technological change in certain developing markets. If lidar technology generally does not achieve commercial success or if the market develops at a pace slower than we expect, our business, results of operation and financial condition will be materially and adversely affected.

If we are not able to effectively grow our global sales and marketing organization, or maintain or grow an effective network of distributors, software value add resellers, and integrators, our business prospects, results of operations and financial condition could be adversely affected.

In order to generate future sales growth, we will need to expand the size and geographic coverage of our field organization, including marketing, direct sales, customer support and technical services. Accordingly, our future success will depend largely on our ability to train, retain and motivate skilled regional sales managers and direct sales representatives with significant technical knowledge and understanding of our products. Because of the competition for their skill set, we may not be able to attract or retain such personnel on reasonable terms, if at all. If we are unable to grow our global sales and marketing organization, we may not be able to increase our revenue, which would adversely affect our business, financial condition and results of operations.

Additionally, we rely on a network of independent distributors to help generate sales of our products internationally. If a dispute arises with a distributor or if we terminate our relationship with a distributor or a distributor goes out of business, it may take time to identify an alternative distributor, to train new personnel to market our products, and our ability to sell those products in a region formerly serviced by a terminated distributor could be harmed. In addition, our distributors may not successfully market and sell our products and may not devote sufficient time and resources that we believe are necessary to enable our products to develop, achieve or sustain market acceptance. Any of these factors could reduce our revenue or impair our revenue growth in affected markets, increase our costs in those markets or damage our reputation. In addition, if an independent distributor were to depart and be retained by one of our competitors, we may be unable to prevent that distributor from soliciting business from our existing customers, which could further adversely affect us. As a result of our reliance on third-party distributors, we may be subject to disruptions and increased costs due to factors beyond our control, including labor strikes, third-party errors and other issues. If the services of any of these third-party distributors become unsatisfactory, we may experience delays in meeting our customers’ demands and we may be unable to find a suitable replacement on a timely basis or on commercially reasonable terms. Any failure to deliver products in a timely manner may damage our reputation and could cause us to lose potential customers.

We expect to incur substantial R&D costs and devote significant resources to developing and commercializing new products, which could significantly affect our ability to become profitable and may never result in revenue to us. Any delay or interruption of the development and commercialization of new products may adversely affect our existing business.

Our future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new and effective products on a timely basis that then achieve market acceptance. To remain competitive, we are developing a suite of new products, including our ES2 solid state lidar sensor and a software solution that is complementary to our existing and future hardware. In connection with the development of the ES2 solid state lidar sensor, complementary software, and other R&D for new products and product enhancements to be performed by the company, we plan to incur substantial, and potentially increasing, R&D costs. Our R&D expenses were $23.3 million, $20.3 million and $19.0 million during the years ended December 31, 2019 and December 31, 2018, and the nine months ended September 30, 2020, respectively, and are likely to grow in the future. Because we account for R&D as an operating expense, these expenditures will adversely affect our results of operations in the future.

Further, our R&D program may be delayed and may not produce timely results. If we cannot produce successful results in time to accommodate customers’ or potential customers’ development timelines, we may lose business. If we are unsuccessful in introducing these products in accordance with our product launch plans or any publicly announced launch dates—including, by way of example, a failure to meet previously publicly announced product launch dates for the ES2 solid state lidar sensor—it may be injurious to our reputation and brand and adversely affect our ability to be competitive in our target and new markets.

We expect to rely on products we are currently developing, such as our ES2 solid state lidar and our software solutions, for a significant portion of our future growth; however, even if our R&D efforts are successful and completed on time, there is no guarantee that we will be successful in adapting our business to our new products or that our new products will achieve market acceptance or generate sufficient revenue to make us profitable. Our future products, such as any software solutions we develop, may be products we have limited or no experience commercializing. In launching such products, we may face foreseen and unforeseen difficulties that adversely affect such the commercialization and could have a material adverse affect on our operations and business. Additionally, the success of our competitors’ R&D efforts, including producing higher performing products or providing products competitive to our new products to our customers before us, may result in loss of business to us.

The promise of new products and successful R&D may even decrease our expected and actual revenue attributable to existing products, as historically, customers have delayed or cancelled outstanding purchasing commitments for current generation products in anticipation of the release of new generation products from the company. There is no guarantee that these delays and cancellations will not occur again in the future as we develop, announce and commercialize new products like our ES2 solid state lidar sensor or our complementary software solutions.

We compete against established market participants that have substantially greater resources than us and against known and unknown market entrants who may disrupt our target markets.

Our target markets are highly competitive, and both lower and higher performing lidar products are becoming less expensive, including competitors’ products. We may not be able to compete effectively in the market against these competitors. Our future success will depend on our ability to emerge as and sustain our position as a leader in target and new markets by continuing to effectively compete with existing and new competitors. Our competitors are numerous and they compete with us directly by offering lidar products and indirectly by attempting to solve some of the same challenges with different technology. Established competitors in the market for lidar sensors have significantly greater resources and more experience than we do. These competitors have commercialized lidar technology that has achieved market adoption, strong brand recognition and may continue to improve in both anticipated and unanticipated ways. They may also have entered into commercial relationships with key customers and have built relationships and dependencies between themselves and those key customers that we may need to disrupt if we are to be commercially viable.

In addition to the established market competitors, new competitors may be preparing to enter or are entering the lidar market that may disrupt the commercial landscape of target markets in ways that we may not be able to prepare for—including customers of lidar who may be developing their own competitive solutions. We do not know how close any of our current and potential competitors are to commercializing their lidar products and services, nor what they intend to develop as part of their product roadmaps. The already competitive landscape of the lidar market, along with both foreseeable and unforeseeable entries of competitors and lidar technology from those competitors in our target markets, may result in pricing pressure, reduced margins and may impede our ability to increase the sales of our products or cause us to lose market share, any of which will adversely affect our business, results of operations and financial condition.

If our products are not selected for inclusion in our target markets, our business will be materially and adversely affected.

Although our products are designed for use in any market, each of our target or new markets may have unique barriers to entry. If we are unsuccessful in overcoming these barriers, it may affect our entrance into these target or new markets which could adversely affect our future results of operations.

Our products are used in a wide variety of existing and emerging use cases in the industrial market, where our target customers are generally engaged in the manufacturing, operation, or after-market modification of heavy industrial machinery. These tend to be large companies that move slowly to larger scale production, often with years-long timelines. If our products are not chosen for deployment in these projects, or we lose a program under any circumstances, we may not have an opportunity to obtain that business again for many years. Industrial automation is a demanding industry with product specifications that our products may not always meet.

Our products also are used in a wide variety of existing and emerging use cases in the smart infrastructure market, which generally consists of public bodies and private commercial businesses engaging in the monitoring and analysis of pedestrian and vehicle movements for the purpose of providing building security, improving road user safety, and increasing roadway efficiency. This is a nascent market, and while this industry is experimenting with the use of lidar in these applications, our customers may decide that lidar is not a feasible solution for one of a variety of reasons, including current price points of lidar sensors. Customers in this market are often local governments, such as city governments, which may be subject to political pressures, and may not control their own budgets. For example, programs could be cancelled due to legislative action that is out of a local government’s control.

Our products also are used in a wide variety of existing and emerging use cases in the robotics market, in which our customers are generally engaged in the design, production, operation, or after-market modification of small mobile human-less vehicles. This is a competitive market that often has strict functional and pricing requirements for products. If we are unable to make products that meet these requirements, or sell products at the required price point, we could lose this business to competitors or competitive technologies. There are diverse and potentially conflicting requirements across the robotics industry that may force us to prioritize certain segments over others, resulting in a lower total available market. Our target markets involve risks of program delay, loss, and cancellation.

Our products also may be purchased by automotive OEMs and their suppliers in connection with their design and development of autonomous driving and ADAS technology. These programs are time and resource intensive, requiring thousands of man hours and several years. Automotive OEMs and suppliers undertake extensive testing or qualification processes prior to placing orders for large quantities of products such as ours, because such products will function as part of a larger system or platform and must meet certain other specifications. We spend significant time and resources to pursue the business of having our products selected by automotive OEMs and their suppliers for use in the manufacture of a particular vehicle model. Because we do not have long-term, binding relationships with Tier 1 automotive suppliers, automotive OEMs may be less inclined to select our products for use in their vehicle models. If we are not chosen to supply products for a particular vehicle model, we may not have an opportunity to supply our products to that automotive OEM for that vehicle model for a period of many years, perhaps as long as five to seven or more years. If our products are not selected by an automotive OEM or its suppliers for one vehicle model or if our products are not successful in that vehicle model, it is less likely that our products will be deployed in other vehicle models of that OEM. If we fail to win a significant number of vehicle models from one or more of automotive OEMs or their suppliers, our business, results of operations and financial condition may be adversely affected.

We may need to raise additional capital in the future in order to execute our business plan following the Business Combination and related transactions, which may not be available on terms acceptable to us, or at all.

We have experienced negative working capital, recurring losses from operations, and negative cash flows at operations, and we expect to continue operating at a loss for the foreseeable future. As of September 30, 2020, our cash and cash equivalents were $18.4 million, and as a result, at the time of issuance of our interim financial statements for the nine months ended September 30, 2020, we concluded that there was substantial doubt about our ability to continue as a going concern for a period of twelve months. We believe our cash and cash equivalents on hand and cash we expect to obtain from the Business Combination and the PIPE Investment, together with cash we expect to generate from future operations, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus. However, in the future we may still require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and we may determine to engage in equity or debt financings or enter into credit facilities for other reasons. In order to further business relationships with current or potential customers or partners, we may issue equity or equity-linked securities to such current or potential customers or partners. We may not be able to timely secure additional debt or equity financing on favorable terms, or at all. If we raise additional funds through the issuance of equity or convertible debt or other equity-linked securities or if it issues equity or equity-linked securities to current or potential customers to further business relationships, our existing stockholders could experience significant dilution. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.

The terms of our loan and security agreement with Runway Growth Credit Fund Inc. place restrictions on our operating and financial flexibility. If we raise additional capital through debt financing, the terms of any new debt could further restrict our ability to operate our business.

We have a $10.0 million loan and security agreement with Runway Growth Credit Fund Inc. (“Runway”) that is secured by a lien covering substantially all of our assets, including our intellectual property. As of September 30, 2020, the outstanding principal balance under the loan and security agreement was $7.0 million. The loan and security agreement contains customary covenants and events of default applicable to us. These covenants include, among others, requirements that restrict us and our subsidiaries’ ability to create, incur, assume or be liable for any indebtedness other than permitted indebtedness or engage in mergers or acquisitions. If we default under the loan and security agreement, Runway may accelerate all of our repayment obligations and take control of our pledged assets, potentially requiring us to renegotiate our agreement on terms less favorable to us or to immediately cease operations. Further, if we are liquidated, Runway’s right to repayment would be senior to the rights of the holders of our common stock to receive any proceeds from the liquidation. Runway could declare a default upon the occurrence of certain events including, among others, failure to pay amounts due under the loan and security agreement or violation of the covenants under the loan and security agreement, thereby requiring us to repay the loan immediately or to attempt to reverse the declaration of default through negotiation or litigation. Any declaration by Runway of an event of default could significantly harm our business and prospects. If we raise any additional debt financing, the terms of such additional debt could further restrict our operating and financial flexibility.

Key components in our products come from limited or single source third party suppliers, and we expect to rely on third-party to manufacture a significant portion of our products for the foreseeable future. Interruptions in our relationship with these third parties could adversely impact our business.

We rely on third parties to supply key components of our digital lidar sensors and to manufacture a significant portion of our digital liar sensors. In particular, as of September 30, 2020, approximately 30% of our manufacturing output was being provided through our relationship with Benchmark Electronics, Inc. (“Benchmark”), a percentage which we expect will significantly increase by 2022. We have also outsourced much of our transportation and logistics management. These arrangements are intended to lower our operating costs, but they also reduce our direct control over production and distribution. This diminished control may have an adverse effect on the quality or quantity of products or services, or our flexibility to respond to changing conditions. If Benchmark or any of our third-party component suppliers or logistics and transportation partners experience interruptions, delays or disruptions in supplying their products or services, including by natural disasters, the global COVID-19 pandemic, other health epidemics and outbreaks, or work stoppages or capacity constraints, our ability to ship products to distributors and customers may be delayed. In addition, unfavorable economic conditions could result in financial distress among third-party suppliers or manufacturers upon which we rely, thereby increasing the risk of disruption of supplies necessary to fulfill our production requirements and meet customer demands. Additionally, if any of these third parties on whom we rely were to experience quality control problems in their operations and our products do not meet customer or regulatory requirements, we could be required to cover the cost of repair or replacement of any defective products. These delays or product quality issues could have an immediate and material adverse effect on our ability to fulfill orders and could have a negative effect on our operating results. In addition, such delays or issues with product quality could adversely affect our reputation and our relationship with our customers, distributors, value added software resellers, and integrators.

If these third parties experience financial, operational, manufacturing capacity or other difficulties, or experience shortages in required components, or if they are otherwise unable or unwilling to continue to manufacture our products in required volumes or at all, our supply may be disrupted, we may be required to seek alternate manufacturers and we may be required to re-design our products. It would be time-consuming, and could be costly and impracticable, to begin to use new manufacturers, components or designs, and such changes could cause significant interruptions in supply and could have an adverse effect on our ability to meet our scheduled product deliveries and may subsequently lead to the loss of sales. While we take measures to protect our trade secrets, the use of third-party suppliers and manufacturers may also risk disclosure of our innovative and proprietary manufacturing methodologies, which could adversely affect our business.

We believe there are a limited number of competent, high-quality suppliers in the industry that meet our strict quality and control standards, and as we seek to obtain additional or alternative supplier arrangements in the future, there can be no assurance that we would be able to do so on satisfactory terms, in a timely manner, or at all. Our suppliers could also discontinue or modify components used in our products. In some cases, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. We may in the future experience component shortages and price fluctuations of certain key components and materials, and the predictability of the availability and pricing of these components may be limited. Component shortages or pricing fluctuations could be material in the future. In the event of a component shortage, supply interruption or material pricing change from suppliers of these components, we may not be able to develop alternate sources in a timely manner or at all in the case of sole or limited sources. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and we may not be able to source these components on terms that are acceptable to us, or at all, which may undermine our ability to meet our requirements or to fill customer orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect our ability to meet our scheduled product deliveries to our customers. This could adversely affect our relationships with customers and distributors and could cause delays in shipment of our products and adversely affect our operating results. In addition, increased component costs could result in lower gross margins. Even where we are able to pass increased component costs along to our customers, there may be a lapse of time before it is possible to do so, such that we must absorb the increased cost. If we are unable to buy these components in quantities sufficient to meet our requirements on a timely basis, we will not be able to deliver products to our customers, which may result in such customers using competitive products instead of ours.

An interruption in, or the loss of operations at, one or more of our suppliers’ facilities or at Benchmark’s facility, which may be caused by work stoppages, disease outbreaks or pandemics, acts of war, terrorism, fire, earthquakes, flooding or other natural disasters at one or more of these facilities, could delay, postpone or reduce production of some of our products, which could have a material adverse effect on our business, results of operations and financial condition until such time as such interruption is resolved or an alternate source of production is secured.

Our plan to outsource a substantial percentage of our manufacturing outside of the United States involves certain risks or may not be successful, which could harm our ability to deliver products and recognize revenue.

Historically, we have manufactured all of our digital sensors at our facility in San Francisco, California. We intend to maintain approximately 10% to 20% of our manufacturing at this facility; however, in the last eighteen months, we began moving a portion of our manufacturing operations to a manufacturing facility in Thailand in connection with our relationship with Benchmark, which as of September 30, 2020, accounted for approximately 30% of our manufacturing output. We expect this facility to ramp to full production in the first quarter of 2021 and to be responsible for approximately 90% of our manufacturing requirements by 2022. Any substantial delay in bringing this facility up to full production on our current schedule may hinder our ability to produce all of the products needed to meet orders and/or achieve our expected financial performance. Opening this facility has required, and will continue to require, additional capital expenditures and the efforts and attention of our management and other personnel, which has and will continue to divert resources from our existing business or operations. If and when this manufacturing facility is brought up to full production according to our current schedule, it may not provide us with all of the operational and financial benefits we expect to receive.

We have invested in manufacturing process equipment which is held at Benchmark’s facility, and we may make prepayments to some of our suppliers associated with long-term supply agreements. While these arrangements help ensure the supply of components and finished goods, if our co-manufacturer or suppliers experience severe financial problems or other disruptions in their business, such continued supply would be reduced or terminated, and the recoverability of manufacturing process equipment or prepayments would be negatively impacted.

Additionally, manufacturing outside the United States is subject to several inherent risks, including:

•	foreign currency fluctuations;

•	local economic conditions;

•	political instability;

•	import or export requirements;

•	foreign government regulatory requirements;

•	reduced protection for intellectual property rights in some countries;

•	tariffs and other trade barriers and restrictions; and

•	potentially adverse tax consequences.

We are exposed to the risk of write-downs on the value of our inventory and other assets, in addition to purchase commitment cancellation risk.

We record a write-down for product and component inventories that have become obsolete or exceed anticipated demand, or for which cost exceeds net realizable value. We also accrue necessary cancellation fee reserves for orders of excess products and components. We review long-lived assets, including capital assets held at our suppliers’ facilities, for impairment whenever events or circumstances indicate the assets may not be recoverable. If we determine that an impairment has occurred, we record a write-down equal to the amount by which the carrying value of the asset exceeds its fair value. Although we believe our inventory, capital assets, and other assets and purchase commitments are currently recoverable, no assurance can be given that we will not incur write-downs, fees, impairments and other charges given the rapid and unpredictable pace of product obsolescence in the industries in which we compete.

We order components for our products and build inventory in advance of product manufacturing and shipments. Manufacturing purchase obligations cover our forecasted component and manufacturing requirements, typically for periods up to three months. Because our target markets are volatile, competitive and subject to rapid technology and price changes, and because we have limited sales history, there is a risk we will forecast incorrectly and order or produce excess or insufficient amounts of components or products, or not fully utilize firm our purchase commitments.

Our forecasts of market growth may not be accurate.

Market opportunity estimates and growth forecasts included in this proxy statement/prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts and estimates in this proxy statement/prospectus relating to the expected size and growth of the markets for lidar-based technology may prove to be inaccurate. Even if these markets experience the forecasted growth described in this proxy statement/prospectus, we may not grow our business at similar rates, or at all. Our future growth is subject to many factors, including market adoption of our products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this proxy statement/prospectus, should not be taken as indicative of our future growth. In addition, these forecasts do not take into account the impact of the current global COVID-19 pandemic, and we have no assurances that these forecasts will not be materially and adversely affected as a result.

We may experience difficulties in managing our growth and expanding our operations.

We expect to experience significant growth in the scope and nature of our operations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, compliance programs and reporting systems. We are currently in the process of strengthening our compliance programs, including our compliance programs related to product certifications, quality management systems certifications, environmental certifications, export controls, privacy and cybersecurity and anti-corruption. We may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on our business, reputation and financial results. Additionally, rapid growth in our business may place a strain on our human and capital resources. Furthermore, we expect to continue to conduct our business internationally and anticipate increased business operations in the United States, Europe, Asia and elsewhere. These diversified, global operations place increased demands on our limited resources and require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management, technical, manufacturing, engineering, sales and other personnel. As our operations expand domestically and internationally, we will need to continue to manage multiple locations and additional relationships with various customers, partners, suppliers and other third parties across several markets.

We are focusing our current commercial efforts across four distinct target markets. We will be required to prioritize our limited financial and managerial resources as we pursue particular development and commercialization efforts in each target market. Any resources we expend on one or more of these efforts could be at the expense of other potentially profitable opportunities.

We do not currently have long-term, committed supply contracts with many of our suppliers. Loss of one or more of these suppliers or our inability to identify and establish relationships with new suppliers could harm our business and impede our growth.

Because of the absence of long-term supply contracts, any of these suppliers could seek to alter or terminate its relationship with us at any time, leaving us with periods during which we have limited or no ability to manufacture our products. The production of our products is dependent on producing or sourcing certain key components and raw materials at acceptable price levels. If we are unable to adequately reduce and control the costs of such key components, we will be unable to realize manufacturing costs targets, which could reduce the market adoption of our products, damage our reputation with current or prospective customers, and materially and adversely impact our brand, business, prospects, financial condition and operating results.

If we do not maintain sufficient inventory or if we do not adequately manage our inventory, we could lose sales or incur higher inventory-related expenses, which could negatively affect our operating results.

To ensure adequate inventory supply, we forecast inventory needs and expenses, place orders sufficiently in advance with our suppliers and manufacturing partner and manufacture products based on our estimates of future demand for particular products. Fluctuations in the adoption of lidar products may affect our ability to forecast our future operating results, including revenue, gross margins, cash flows and profitability. Our ability to accurately forecast demand for our products could be affected by many factors, including the rapidly changing nature of our current target markets, the uncertainty surrounding the market acceptance and commercialization of lidar technology, the emergence of new markets, an increase or decrease in customer demand for our products or for products and services of our competitors, product introductions by competitors, the COVID-19 pandemic, other health epidemics and outbreaks, and any associated work stoppages or interruptions, unanticipated changes in general market conditions and the weakening of economic conditions or consumer confidence in future economic conditions. We may face challenges acquiring adequate supplies to manufacture our products and we and Benchmark may not be able to manufacture our products at a rate necessary to satisfy the levels of demand, which would negatively affect our short-term and long-term growth. This risk may be exacerbated by the fact that we may not carry or be able to obtain for our suppliers a significant amount of inventory to satisfy short-term demand increases. If we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products available for sale.

Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would adversely affect our financial results, including our gross margin, and have a negative effect on our brand. Conversely, if we underestimate customer demand for our products, we may not be able to deliver products to meet our requirements, and this could result in damage to our brand and customer relationships and adversely affect our revenue and operating results.

Our business could be materially and adversely affected if our customers become unable to, or otherwise do not, pay their invoices.

If one or more of our major customers would be unable to pay our invoices as they become due or a customer simply refuses to make such payments if it experiences financial difficulties, our business would be adversely affected. If a major customer were to enter into bankruptcy proceedings or similar proceedings whereby contractual commitments are subject to stay of execution and the possibility of legal or other modification, we could be forced to record a substantial loss. Additionally, a number of our customers are early stage, startup companies that are privately funded, have limited resources, and do not have a history of creditworthiness that we can audit to determine reliability. They could fail to raise enough capital and have to shut down operations. Even if they are financially solvent and stable and we are successful in securing a commercial relationship with them, their business plans for future programs may be inherently uncertain and unpredictable, and less structured than established companies.

We are exposed to credit risk on our trade accounts receivable, supplier non-trade receivables and prepayments related to long-term supply agreements, and this risk is heightened during periods when economic conditions worsen.

We sell our products directly to small and mid-sized businesses and educational customers. Our outstanding trade receivables are not covered by collateral, third-party bank support or financing arrangements, or credit insurance. Our exposure to credit and collectability risk on our trade receivables is higher in certain international markets and our ability to mitigate such risks may be limited. We also have unsecured supplier non-trade receivables resulting from purchases of components by outsourcing partners and other vendors that manufacture sub-assemblies or assemble final products for us. In addition, from time to time, we may make prepayments associated with long-term supply agreements to secure supply of inventory components. While we are implementing procedures to monitor and limit exposure to credit risk on our trade and supplier non-trade receivables, there can be no assurance such procedures will effectively limit our credit risk and avoid losses.

If we engage in acquisitions to grow our business, we will incur a variety of costs and may potentially face numerous risks that could adversely affect our business and operations and cause our stock price to decline.

If appropriate opportunities become available, we may seek to acquire businesses, assets, technologies or products to enhance our business. In connection with any acquisitions, we could issue additional equity securities, which would dilute the stockholders of Ouster PubCo, incur substantial debt to fund the acquisitions or assume significant liabilities.

Acquisitions involve many and diverse risks and uncertainties, including problems integrating the purchased operations, assets, technologies or products as well as unanticipated costs, liabilities, and economic, political, legal and regulatory challenges due to our inexperience operating in new regions or countries. To date, we have limited experience with acquisitions and the integration of acquired technology and personnel. Acquisitions may divert our attention from our core business. Acquisitions may require us to record goodwill and non-amortizable intangible assets that will be subject to testing on a regular basis and potential period impairment charges, incur amortization expenses related to certain intangible assets, and incur write offs and restructuring and other related expenses, any of which could harm our operating results and financial condition.

New business strategies, especially those involving acquisitions, are inherently risky and may not be successful. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, financial condition and results of operations and could cause Ouster PubCo’s stock price to decline.

Our sales and operations in international markets expose us to operational, financial and regulatory risks.

International sales comprise a significant amount of our overall revenue. Sales to international customers accounted for 38%, 39%, and 49% of our revenue for the years ended December 31, 2019 and 2018 and for the nine months ended September 30, 2020, respectively. Growing our international sales is an important part of our growth strategy, but these efforts may not be successful. International operations are subject to a number of other risks, including:

•	import and export laws and the impact of tariffs;

•	exchange rate fluctuations;

•	political and economic instability, international terrorism and anti-American sentiment, particularly in emerging markets;

•	global or regional health crises, such as the COVID-19 pandemic or other health epidemics and outbreaks;

•	potential for violations of anti-corruption laws and regulations, such as those related to bribery and fraud;

•	preference for locally branded products, and laws and business practices favoring local competition;

•	potential consequences of, and uncertainty related to, the “Brexit” process in the United Kingdom, which could lead to additional expense and complexity in doing business there;

•	increased difficulty in managing inventory;

•	increased risk in collecting trade receivables;

•	delayed revenue recognition;

•	less effective protection of intellectual property;

•	stringent regulation of the autonomous or other systems or products using our products and stringent consumer protection and product compliance regulations, including but not limited to General Data

Protection Regulation in the European Union, European competition law, the Restriction of Hazardous Substances Directive, the Waste Electrical and Electronic Equipment Directive and the European Ecodesign Directive that are costly to comply with and may vary from country to country;

•	difficulties and costs of staffing and managing foreign operations;

•	changes in local tax and customs duty laws or changes in the enforcement, application or interpretation of such laws; and

•	U.S. government’s restrictions on certain technology transfer to certain countries of concern.

The occurrence of any of these risks could negatively affect our international business and consequently our business, operating results, and financial condition.

The complexity of our products could result in unforeseen delays or expenses from undetected defects, errors or reliability issues in hardware or software which could reduce the market adoption of our new products, damage our reputation with current or prospective customers, expose us to product liability and other claims and adversely affect our operating costs.

Our products are highly technical and very complex and require high standards to manufacture and have in the past and will likely in the future experience defects, errors or reliability issues at various stages of development. We may be unable to timely release new products, manufacture existing products, correct problems that have arisen or correct such problems to our customers’ satisfaction. Additionally, undetected errors, defects or reliability issues, especially as new products are introduced or as new versions are released, could result in serious injury to the end users of technology incorporating our products, or those in the surrounding area, our customers never being able to commercialize technology incorporating our products, litigation against us, negative publicity and other consequences. These risks are particularly prevalent in the autonomous driving and ADAS markets. Some errors or defects in our products may only be discovered after they have been tested, commercialized and deployed by customers. If that is the case, we may incur significant additional development costs and product recall, repair or replacement costs. These problems may also result in claims, including class actions, against us by our customers or others. Our reputation or brand may be damaged as a result of these problems and customers may be reluctant to buy our products, which could adversely affect our ability to retain existing customers and attract new customers and could adversely affect our financial results.

In addition, we could face material legal claims for breach of contract, product liability, fraud, tort or breach of warranty as a result of these problems. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of us and our products. In addition, our business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all. These product-related issues could result in claims against us and our business could be adversely affected.

Our customers use our solutions in autonomous driving and ADAS applications, which present the risk of significant injury, including fatalities. We may be subject to claims if a product using our lidar technology is involved in an accident and persons are injured or purport to be injured. Any insurance that we carry may not be sufficient or it may not apply to all situations. Similarly, our customers could be subjected to claims as a result of such accidents and bring legal claims against us to attempt to hold us liable. In addition, if lawmakers or governmental agencies were to determine that the use of our products or autonomous driving or certain ADAS applications increased the risk of injury to all or a subset of our customers, they may pass laws or adopt regulations that limit the use of our products or increase our liability associated with the use of our products or that regulate the use of or delay the deployment of autonomous driving and ADAS technology. Any of these events could adversely affect our brand, relationships with customers, operating results or financial condition.

We may incur significant direct or indirect liabilities in connection with our product warranties which could adversely affect our business and operating results.

We typically offer a limited product warranty that requires our products to conform to the applicable specifications and be free from defects in materials and workmanship for a limited warranty period. As a result of increased competition and changing standards in our target markets, we may be required to increase our warranty period length and the scope of our warranty. To be competitive, we may be required to implement these increases before we are able to determine the economic impact of an increase. Accordingly, we may be at risk that any such warranty increase could result in foreseeable and unforeseeable losses for the company.

In particular, the usage of our products by target customers could make us liable for warranty claims and pecuniary and reputational damages. In our target markets, our products may be placed in physical locations and environments that present harsh operating conditions, or that present a risk of product damage due to accidents or vandalism. This may result in more product failures than we anticipate, and may require us to provide warranties for our products beyond our knowledge of their performance. This could increase the rate of customer returns and warranty claims, resulting in higher than expected operating costs for us. Product failures may also affect market acceptance of our products and our ability to win future business. Any negative publicity related to the perceived quality of our products could affect our brand image, partner and customer demand, and adversely affect our operating results and financial condition.

Our revenue and margins could be adversely affected if we fail to maintain competitive average selling prices, high sales volumes, and/or fail to reduce product costs.

Cost-cutting initiatives adopted by our customers often place increased downward pressure on our average selling prices. We also expect that any long term or high-volume agreements with customers may require step-downs in pricing over the term of the agreement or, if commercialized, over the period of production. We strive to keep our average selling price competitive and expect to achieve profitability by maintaining competitive average sales prices and through continually lower product costs. Our average selling price may be driven down by customer-specific selling price fluctuations such as non-standard discounts on large volume purchases. These lower average selling prices on large volume purchases may cause fluctuations in revenue and gross margins on a quarterly and annual basis and ultimately adversely affect our profitability. We may also experience declines in the average selling prices of our products generally as our customers seek to commercialize autonomous systems at prices low enough to achieve market acceptance and as our competitors continue to produce and commercialize lower cost competing technologies. To achieve profitability and maintain margins, we will also need to continually reduce product and manufacturing costs. Reductions in product and manufacturing costs are principally achieved by scaling our production volumes and through step changes in manufacturing and continued engineering of the most cost-effective designs for our products. In addition, we must continuously drive initiatives to reduce labor cost, improve worker efficiency, reduce the cost of materials, use fewer materials and further lower overall product costs by carefully managing component prices, inventory and shipping cost. We need to continually increase sales volume and introduce new, lower-cost products in order to maintain our overall gross margin. If we are unable to maintain competitive average selling prices, increase our sales volume or successfully introduce new, low-cost products, our revenue and overall gross margin would likely decline.

Adverse conditions in the industries we target or the global economy more generally could have adverse effects on our results of operations.

While we make our strategic planning decisions based on the assumption that the markets we are targeting will grow, our business is dependent, in large part on, and directly affected by, business cycles and other factors affecting the robotics, industrial automation, smart infrastructure, and transportation industries and global economy generally. Our target markets are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rates and credit availability, consumer confidence, environmental impact, governmental incentives and regulatory requirements, political volatility, labor relations issues, trade agreements and other factors.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2019, we had $69.5 million of U.S. federal and $70 million of state net operating loss carryforwards available to reduce future taxable income. Of the $69.5 million in U.S. federal operating loss carryforwards, $61.8 million will be carried forward indefinitely for U.S. federal tax purposes and $7.7 million will expire beginning 2035. Of our U.S. state net operating loss carryforwards, $70.0 million will expire beginning 2035. It is possible that we will not generate taxable income in time to use these net operating loss carryforwards before their expiration (or that we will not generate taxable income at all). Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to these in federal tax laws. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the U.S. Tax Code, respectively, and similar provisions of state law. Under those sections of the U.S. Tax Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Ouster has not yet undertaken an analysis of whether the Business Combination constitutes an “ownership change” for purposes of Section 382 and Section 383 of the U.S. Tax Code.

Our future success depends in part on recruiting and retaining key personnel and if we fail to do so, it may be more difficult for us to execute our business strategy. We are currently a small organization and will need to hire additional qualified personnel to effectively implement our strategic plan.

Our success depends on our ability to attract, retain and motivate highly qualified management, technical, manufacturing, engineering and sales personnel. In particular, our success may depend on our ability to recruit and retain management personnel who are qualified to manage a public company. We are highly dependent on our senior management, including our founders, Angus Pacala and Mark Frichtl. If any of such persons left, our business could be harmed. All of our employees are “at will” employees. The loss of the services of one or more of our key employees could delay or have an impact on the successful commercialization of our products. We do not maintain key man insurance.

In addition, our ability to successfully execute on our strategic plan depends in part on our ability to continue to build our organization and hire qualified personnel, especially with technical, manufacturing, engineering, and sales expertise. Competition for qualified personnel is especially fierce in the San Francisco Bay Area. We may not be able to attract and retain qualified personnel on acceptable terms given the competition for such personnel. If we are unsuccessful in our recruitment efforts, it may adversely affect our business and our growth prospects.

Some of our employees are employed by professional employer organizations.

We contract with non-US professional employer organizations, or PEOs, to administer our human resources, payroll and employee benefits functions for some of our or our subsidiaries’ employees outside of the United States. Although we recruit and select these employees, their employment relationship is with the relevant PEO. Accordingly, these employees are compensated through the PEO, are governed by the work policies created by the PEO and receive their annual wage statements and other payroll-related reports from the PEO. The PEO relationship streamlines hiring and employee maintenance, and enables management to focus on issues other than payroll administration, but this relationship also exposes us to some risks. For example, if the non-US PEO fails to adequately withhold or pay employer taxes or to comply with other applicable laws, we may be held liable for such violations notwithstanding any indemnification provisions provided to us by the non-US PEOs. In certain non-US jurisdictions, despite the PEO relationship, the employee may nonetheless be deemed our direct employee, and the potential liability for any non-compliance with applicable laws increases depending on whether our company has an entity or other corporate presence in the country, among other factors set forth under applicable local laws. Court and administrative proceedings related to matters of employment tax, labor law and other laws applicable to PEO arrangements could distract management from our business and cause us to incur significant expense. If we were held liable for violations by PEOs, such monetary penalties may adversely affect our profitability and could negatively affect our business and results of operations.

Legal and Regulatory Risks Related to Our Business

Our products are frequently used in applications that are subject to evolving regulations and standards.

Our customers may use our products for regulated and standardized applications that require our products to comply with regulations and standards that are applicable to both our products and to those industries and applications, including functional safety and product reliability standards. New regulations and industry standards may be adopted that result in delays or cancellations of programs. If we decide not to pursue or fail to achieve these regulatory or industry certifications, we may lose existing or potential commercial opportunities or be exposed to legal liability from regulators.

We are subject to governmental export and import controls and economic sanctions laws and regulations. Our failure to comply with these laws and regulations could have an adverse effect on our business, prospects, financial condition and results of operations.

Our products and solutions are subject to certain U.S. and foreign export controls, trade sanctions, and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions. Even though we take precautions to prevent our productions and solutions from being provided to entities subject to these restrictions, our products could find their way to such prohibited entities. Any such provision could have negative consequences, including government investigations, penalties, or reputational harm.

In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and create delays in the introduction of our products and solutions in some international markets, and, in some cases, prevent the export of our software and services to some countries altogether. Exports of our products and technology must be made in compliance with these laws and regulations. If a license is required from a government agency prior to sale, no exports may occur until the appropriate approvals are obtained. If we fail to comply with these laws and regulations, penalties could be imposed, including substantial monetary fines and/or denial of export privileges. In addition, in extreme cases responsible employees or managers can be held criminally liable for such violations.

Changes to trade policy, tariffs and import/export regulations may have a material adverse effect on our business, financial condition and results of operations.

Any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or changes in global, political, regulatory and economic condition affecting U.S. trade, manufacturing, development or investment, could result in additional restrictions on our ability to conduct business. Recently, the U.S. has instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the U.S., economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the U.S. and other countries where we conduct our business. A number of other nations have proposed or instituted similar measures directed at trade with the United States in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect our business. As additional trade-related policies are instituted, we need to modify our business operations to comply and adapt to such developments, which may be time-consuming and expensive.

We may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have a material adverse effect on our profitability and consolidated financial position.

We may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with our distributors, suppliers and customers, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes and employment and tax issues. In addition, we have in the past and could face in the future a variety of labor and employment claims against us, which could include but is not limited to general discrimination, wage and hour, privacy, ERISA or disability claims. In such matters, government agencies or private parties may seek to recover from us large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit our operations in some way. These types of lawsuits could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material adverse impact on our operating results and consolidated financial position or that our available insurance will mitigate this impact.

We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of our products. Some of our customers also require that we comply with their own unique requirements relating to these matters.

We manufacture and sell products that contain components, which may contain materials that are subject to government regulation in both the locations where we manufacture and assemble our products, as well as the locations where we sell our products. Since we operate on a global basis, this is a complex process which requires continual monitoring of regulations and an ongoing compliance process to ensure that we and our suppliers are in compliance with existing regulations in each market where we operate. If there is an unanticipated new regulation that significantly impacts our use and sourcing of various components or requires more expensive components, that regulation could materially adversely affect our business, results of operations and financial condition. If we are not currently in compliance with existing regulations, or we fail to adhere to new regulations or fail to continually monitor the updates, we may incur costs in remedying our non-compliance and it may disrupt our operations. In such circumstances, we may also be subject to litigation, lose customers, suffer negative publicity and our business, results of operations, and financial condition could be adversely affected.

We and our vendors are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in expanding production facilities.

Environmental pollution and climate change have been the subject of significant legislative and regulatory efforts on a global basis, and we believe this will continue both in scope and in the number of countries participating. In addition, as climate change issues become more prevalent, foreign, federal, state and local governments and our customers have increased their focus on environmental sustainability, which may result in new regulations and customer requirements, which could materially adversely impact our business, results of operations and financial condition. If we are unable to effectively address concerns about environmental impact, our reputation could be negatively impacted, and our business, results of operations or financial condition could suffer.

Any new or modified environmental regulations or laws may increase the cost of raw materials or components we use in our products. Environmental regulations require us to continually reduce product energy usage, monitor and exclude an expanding list of restricted substances and to participate in required recovery and recycling of our products. Environmental and health and safety laws and regulations can be complex, and we have limited experience complying with them. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations.

If contamination is found at properties we operate or formerly operated, this may result in liability for us under environmental laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault. Costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the Money Laundering Control Act 18 U.S.C. §§ 1956 and 1957, and other anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector and failing to prevent bribery, and require that we keep accurate books and records and maintain internal accounting controls designed to prevent any such actions. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

As we increase our international cross-border business and expand our operations abroad, we may continue to engage with business partners and third-party intermediaries to market our services and to obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities. We cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our international business, our risks under these laws may increase.

Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from management. In addition, noncompliance with anti-corruption or anti-bribery laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas are received or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, operating results and financial condition could be materially harmed.

Our business may be adversely affected if it fails to comply with the regulatory requirements under the Federal Food, Drug, and Cosmetic Act or the Food and Drug Administration (the “FDA”).

As a lidar technology company, we are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the FDA. Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and in reports to the

FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products. Failure to comply with these requirements could result in enforcement action by the FDA, which could require us to cease distribution of our products, recall or remediate products already distributed to customers, or subject us to FDA enforcement.

Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which we operate may adversely impact our business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, our policies and operations.

Our current and potential future operations and sales subject us to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California recently enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance. These regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact our operations and the development of our business. While, generally, we do not have access to, collect, store, process, or share information collected by our customers using our products unless our customers choose to proactively provide such information to us. Our products may evolve both to address potential customer requirements or to add new features and functionality. Therefore, the full impact of these privacy regimes on our business is rapidly evolving across jurisdictions and remains uncertain at this time.

We may also be affected by cyber-attacks and other means of gaining unauthorized access to our products, systems, and data. For instance, cyber criminals or insiders may target us or third parties with which we have business relationships to obtain data, or in a manner that disrupts our operations or compromises our products or the systems into which our products are integrated.

We are assessing the continually evolving privacy and data security regimes and measures we believe are appropriate in response. Since these data security regimes are evolving, uncertain and complex, especially for a global business like ours, we may need to update or enhance our compliance measures as our products, markets and customer demands further develop, and these updates or enhancements may require implementation costs. In addition, we may not be able to monitor and react to all developments in a timely manner. The compliance measures we do adopt may prove ineffective. Any failure, or perceived failure, by us to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber-attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber-attacks affecting us, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on our reputation and brand, loss of proprietary information and data, disruption to our business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause customers and business partners to lose trust in us, which could have an adverse effect on our reputation and business.

Risks Related to Our Intellectual Property

We may not be able to adequately protect or enforce our intellectual property rights or prevent competitors or other unauthorized parties from copying or reverse engineering our technology.

Our success depends in part on our ability to obtain patents and other intellectual property rights covering our technology and products, and to maintain adequate legal protection for our technology and products in the United States and worldwide. We rely on patent, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights, all of which provide only limited protections.

We can make no assurances whether any of our pending patent applications will mature into issued patents, or that any of our pending trademark applications will be registered, in a manner that gives us any or adequate defensive protection or competitive advantages. We also do not know whether any patents issued to us or any trademarks registered by us will not be challenged, invalidated or circumvented. Our portfolio of currently-issued patents and registered trademarks, and any patents that may be issued and trademarks that may be registered in the future, may not provide sufficiently broad protections to us, or may not prove to be enforceable in actions against alleged infringers. We cannot be certain that the actions we have undertaken to protect our technology and products will prevent unauthorized use of our technology or the reverse engineering of our products. Moreover, others may independently develop technologies and products that compete with ours, or infringe our intellectual property.

We have filed for patents and trademarks in the United States and in certain international jurisdictions, but such protections may not be available, and we may not have applied for protections in all countries in which we operate or sell our products. Though we may have obtained patents and trademarks in various jurisdictions, it may prove difficult to enforce our intellectual property rights in practice. Discovering and protecting against unauthorized use of our intellectual property, products and other proprietary rights is expensive and difficult, particularly internationally. We believe that our patents are foundational in the area of lidar products, and intend to enforce our intellectual property rights. Competitors and other unauthorized parties may attempt to copy or reverse engineer our lidar technology and other aspects of our solutions that we consider proprietary. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to prevent unauthorized parties from copying or reverse engineering our products, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States or other markets.

Any intellectual property litigation, if it is initiated in the future by us or a third party, would result in substantial costs and diversion of management resources, either of which could adversely affect our business, operating results and financial condition. Even if we obtain favorable outcomes in any such litigation, we may not be able to obtain adequate remedies, or may have incurred costs that threaten our financial stability. Our attempts to enforce our rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us or result in invalidation or a narrowed scope of our rights, in whole or in part. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our products are available, and competitors based in other countries may sell infringing products in one or more markets. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage, market share and a decrease in our revenue, which would adversely affect our business, operating results, financial condition and prospects.

Claims that we are infringing third-party intellectual property, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses, and adversely affect our business.

Lidar is a heavily populated intellectual property field, in which many companies, both within and outside of the lidar industry, hold patents covering lidar products and other adjacent technologies. In addition to patents, companies in the lidar industry typically rely on copyrights and trade secrets to protect their technology. As a result, there has been frequent litigation in the lidar industry based on allegations of patent infringement, misappropriation or other violations of intellectual property rights. We have, and in the future may, receive inquiries from other intellectual property holders and we may become subject to claims that we infringe others’ intellectual property rights, particularly as our market presence increases, as our products expand to new use cases and geographies, and as we face increasing competition. In addition, parties may claim that our name and the branding of our products infringe their trademark rights in certain countries or territories. If such a claim were to prevail, we may have to change the names of and branding of our products in the affected territories which would be costly and could cause market confusion.

We currently have various agreements in effect pursuant to which we have agreed to defend, indemnify and hold harmless our customers, suppliers, and other partners from damages and costs which may arise from the infringement by our products of third-party patents or other intellectual property rights. The scope of these indemnity obligations vary, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Our insurance may not cover all intellectual property infringement claims. A claim that our products infringe a third party’s intellectual property rights, even if untrue, could adversely affect our relationships with our customers, may deter future customers from purchasing our products and could expose us to time-consuming and costly litigation and settlement expenses. Even if we are not a party to any litigation between a customer and a third party relating to infringement of its products, an adverse outcome in any such litigation could make it more difficult for us to defend our products against intellectual property infringement claims in any subsequent litigation matter in which we are a named party. Any of these results could adversely affect our brand and operating results.

Our defense of intellectual property rights claims brought against us or our customers, suppliers or partners, with or without merit, could be time-consuming and expensive to litigate or settle. Such claims may also divert management resources and attention away from other business efforts and force us to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments that may not be acceptable to us. Further, a party making such a claim against us, if successful, could secure a judgment that requires us to pay substantial damages or such a party could obtain an injunction. An adverse determination also could invalidate our intellectual property rights and adversely affect our ability to offer our products to our customers and may require that we procure or develop substitute products that do not infringe, which could require significant effort and expense. Any of these events could adversely affect our business, operating results, financial condition and prospects.

Our intellectual property applications may not issue or be registered, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that we are the first inventor of the subject matter to which we have filed any particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application to, or otherwise publicly disclosed, subject matter that we are seeking to protect in a given patent application, we may not be entitled to the protection sought by the patent application. We also cannot be certain whether the claims included in a patent application will ultimately be granted as an issued patent since the patent office of the jurisdiction in which a patent application is filed may rule that the subject matter we are seeking to patent is not novel or is obvious or otherwise non-inventive or rule that the patent application and/or claims of the patent application do not comply with one or more other requirements of the patent laws of the jurisdiction. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition and operating results.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how.

We rely on proprietary information (including, for example, trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors and third parties. We may fail, however, to enter into the necessary agreements, and even if properly executed and entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Additionally, we have limited control over the protection of trade secrets used by our current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets.

We also rely on security measures, both physical and electronic, to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or provide adequate protection for our property. There is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. Also, we may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our intellectual property rights.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.

We may be subject to claims that we or our employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of one or more of an employee’s former employers. Litigation may be necessary to defend us against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our products, which could severely harm our business. Even if we are successful in defending against any such claims, litigation could result in substantial costs and demand on management resources.

Risks Related to Becoming a Public Company

We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations or cause our access to the capital markets to be impaired.

In connection with the preparation of our consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2018, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We did not design or maintain an effective control environment commensurate with our financial reporting requirements. Specifically, we did not maintain a sufficient complement of personnel with an appropriate degree of internal controls and accounting knowledge, experience, and training commensurate with our accounting and reporting requirements. This material weakness contributed to the following additional material weaknesses:

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We did not design and maintain effective controls over the period-end financial reporting process to achieve complete, accurate and timely financial accounting, reporting and disclosures, including segregation of duties and adequate controls related to journal entries and certain other business processes, and verifying transactions are properly classified in the financial statements. This material weakness resulted in immaterial adjustments to several account balances and disclosures in the consolidated financial statements for the years ended December 31, 2019 and 2018.

•	We did not design and maintain effective controls over certain information technology (“IT”) general controls for information systems that are relevant to the preparation of our consolidated financial statements. Specifically, we did not design and maintain (i) program change management controls to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately and (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to our financial applications, programs and data to appropriate personnel. This material weakness did not result in a material misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected.

Each of these material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

We have begun implementation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include hiring additional accounting and financial reporting personnel and implementing additional policies, procedures and controls.

To address these material weaknesses, we continue to take actions to improve our IT general controls, segregation of duties controls, period-end financial reporting controls, and journal entry controls. In particular, we are implementing comprehensive access control protocols for our enterprise resource planning environment to implement restrictions on user and privileged access to certain applications, establishing additional controls over the preparation and review of journal entries, establishing additional controls to verify transactions are properly classified in the financial statements, implementing controls to review the activities for those users who have privileged access and program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately. While we are undertaking efforts to remediate these material weaknesses, the material weaknesses will not be considered remediated until our remediation plan has been fully implemented, the applicable controls operate for a sufficient period of time, and we have concluded, through testing, that the newly implemented and enhanced controls are operating effectively. At this time, we cannot predict the success of such efforts or the outcome of our assessment of the remediation efforts. We can give no assurance that our efforts will remediate these material weaknesses in our internal control over financial reporting, or that additional material weaknesses will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our consolidated financial statements that could result in a restatement of our financial statements, and could cause us to fail to meet our reporting obligations, any of which could diminish investor confidence in us and cause a decline in the price of our common stock. Additionally, ineffective internal controls could expose us to an increased risk of financial reporting fraud and the misappropriation of assets and subject us to potential delisting from the stock exchange on which we list or to other regulatory investigations and civil or criminal sanctions.

As a public company, we will be required pursuant to Section 404 of the Sarbanes-Oxley Act to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for each annual report on Form 10-K to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in internal control over financial reporting. Once we cease to be an emerging growth company, our independent registered public accounting firm will also be required to attest to the effectiveness of our internal control over financial reporting in each annual report on Form 10-K to be filed with the SEC. We will be required to disclose material changes made in our internal control over financial reporting on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the stock exchange on which our securities are listed or other regulatory authorities, which would require additional financial and management resources. We have begun the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion.

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

If we complete the Business Combination and become a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined under federal securities laws. As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), as well as rules adopted, and to be adopted, by the SEC and the applicable stock exchange. Our management and other personnel, many of whom have limited experience managing a public company, will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

General Risk Factors

Our business, results of operations and financial condition have been and could continue to be adversely affected by the COVID-19 pandemic.

The COVID-19 pandemic has caused significant volatility and disruption globally. The COVID-19 measures adopted by governments and businesses, including restrictions on travel and business operations and shelter in place and other quarantine orders, have affected our business, and could continue to adversely affect our business operations or the business operations of our customers. The COVID-19 pandemic has impacted our business by slowing the pace of manufacturing ramp up due to employees’ inability to travel to our manufacturing facility in Thailand, temporarily disrupting the operations of certain of our suppliers, and resulting in increased costs of overtime pay and additional personnel in San Francisco to create separate manufacturing teams that rotate every other week in our facility to avoid any possible transmission of COVID-19 between teams. The full impact of the COVID-19 pandemic on our operations is unknown and will depend on factors outside of our control. The duration of the ongoing COVID-19 pandemic and the associated business interruptions may affect our sales, supply chain or the manufacture or distribution of products, which could result in a material adverse effect on our financial condition. Our response to the ongoing COVID-19 pandemic may prove to be inadequate. We may be unable to continue our operations in the manner that we did prior to the outbreak and we may endure interruptions, reputational harm, delays in product development and shipments, all of which could have an adverse effect on our business, operating results, and financial condition. The COVID-19 pandemic may also intensify or exacerbate other risks described in this Section.

Our facilities in California are located near an earthquake fault and an earthquake or other natural disaster or resource shortage could disrupt our operations.

Important documents and records for our products and manufacturing operations are located in our various facilities in San Francisco, California near active earthquake zones. In the event of a natural disaster such as an earthquake, drought, flood or fire or localized extended outages of critical utilities or transportation we do not have a formal business continuity or disaster recovery plan, and therefore could experience a significant business interruption. In addition, California has from time to time experienced shortages of water, natural gas, and electric power. Future shortages and conservation measures could impact our operations and result in increased expense. In addition, we rely on information technology systems to communicate among our workforce and with third parties. Any disruption to our communications, whether caused by a natural disaster or by man made problems, such as power disruptions, could adversely affect our business. To the extent that any such disruptions result in delays or cancellations of orders or impede our suppliers’ ability to timely deliver product components, our business, operating results and financial condition would be adversely affected.

We are subject to cybersecurity risks to operational systems, security systems, infrastructure, firmware in our lidar and customer data processed by us or third-party vendors or suppliers and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent us from effectively operating our business.

We are at risk for interruptions, outages and breaches of: operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; facility security systems, owned by us or our third-party vendors or suppliers; in-product technology owned by us or our third-party vendors or suppliers; the integrated software in our lidar solutions; or customer or driver data that we process or our third-party vendors or suppliers process on our behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, drivers or others; jeopardize the security of our facilities; or affect the performance of in-product technology and the integrated software in our lidar solutions. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although we maintain information technology measures designed to protect us against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and we cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or produce, sell, deliver and service our solutions, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that the systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information or intellectual property could be compromised or misappropriated and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact production capability, harm our reputation, cause us to breach our contracts with other parties or subject us to regulatory actions or litigation, any of which could materially affect our business, prospects, financial condition and operating results. In addition, our insurance coverage for cyber-attacks may not be sufficient to cover all the losses we may experience as a result of a cyber incident. Any problems with our third-party cloud hosting providers, whether due to cyber security failures or other causes, could result in lengthy interruptions in our business.

Risks Related to the Business Combination and CLA

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to CLA prior to the consummation of the Business Combination.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how CLA’s public shareholders vote.

The Sponsor and each director and officer of CLA have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor owns 20% of CLA’s issued and outstanding ordinary shares.

Neither the CLA board of directors nor any committee thereof obtained a third party valuation in determining whether or not to pursue the Business Combination.

Neither the CLA board of directors nor any committee thereof is required to obtain an opinion that the price that we are paying for Ouster is fair to us from a financial point of view. Neither the CLA board of directors nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the CLA board of directors and management conducted due diligence on Ouster. The CLA board of directors reviewed comparisons of selected financial data of Ouster with its peers in the industry and the financial terms set forth in the Merger Agreement, and concluded that the Business Combination was in the best interest of CLA’s shareholders. Accordingly, investors will be relying solely on the judgment of the CLA board of directors and management in valuing Ouster, and the CLA board of directors and management may not have properly valued such businesses. The lack of a third party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

We may be forced to close the Business Combination even if we determined it is no longer in our shareholders’ best interest.

Our public shareholders are protected from a material adverse event of Ouster arising between the date of the Merger Agreement and the Closing primarily by the right to redeem their public shares for a pro rata portion of the funds held in the trust account, calculated as of two business days prior to the vote at the extraordinary general meeting. Accordingly, if a material adverse event were to occur after approval of the Condition Precedent Proposals at the extraordinary general meeting, we may be forced to close the Business Combination even if we determine it is no longer in our shareholders’ best interest to do so (as a result of such material adverse event) which could have a significant negative impact on our business, financial condition or results of operations.

Additionally, if we do not obtain shareholder approval at the extraordinary general meeting, Ouster can obligate us to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of such shareholder approval being obtained and June 30, 2021. This could limit our ability to seek an alternative business combination that our shareholders may prefer after such initial vote.

Since the Sponsor and CLA’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Ouster is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.

When you consider the recommendation of CLA’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and CLA’s directors and officers have interests in such proposal that are different from, or in addition to, those of CLA shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

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Prior to CLA’s initial public offering, the Sponsor purchased 5,750,000 CLA Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.005 per share. As a result of the significantly lower investment per share of our Sponsor as compared with the investment per share of our public shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of our public shareholders. In addition, if CLA does not consummate a business combination by August 25, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,000,000 CLA Class B ordinary shares owned by the Sponsor would be worthless because following the redemption of the public shares, CLA would likely have few, if any, net assets and because the Sponsor and CLA’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any CLA Class A ordinary shares and CLA Class B ordinary shares held by it or them, as applicable, if CLA fails to complete a business combination within the required period. Additionally, in such event, the 6,000,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of CLA’s initial public offering for an aggregate purchase price of $6,000,000 will also expire worthless. CLA’s directors and executive officers, Joseph S. Sambuco, Remy W. Trafelet, James C. Flores, Emil W. Henry, Jr. and Manny De Zárraga, also have a direct or indirect economic interest in such private placement warrants and in the 5,000,000 CLA Class B ordinary shares owned by the Sponsor. The 5,000,000 shares of Ouster PubCo common stock into which the 5,000,000 CLA Class B ordinary shares held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $         million based upon the closing price of $         per public share on the NYSE on             , the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Ouster PubCo common stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, CLA believes such shares have less value. The 6,000,000 Ouster PubCo warrants into which the 6,000,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $         million based upon the closing price of $         per public warrant on the NYSE on             , the most recent practicable date prior to the date of this proxy statement/prospectus.

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Remy W. Trafelet, a current director of CLA, is expected to be a director of Ouster after the consummation of the Business Combination. As such, in the future, Mr. Trafelet may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that Ouster’s board of directors determines to pay to its non-employee directors.

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CLA’s existing directors and officers will be eligible for continued indemnification and continued coverage under CLA’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

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The Sponsor Related PIPE Investor has subscribed for $11,750,000 of the PIPE Investment, for which it will receive 1,175,000 shares of Ouster PubCo common stock. The 1,175,000 shares of Ouster PubCo common stock which the Sponsor Related PIPE Investor has subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of $         million based upon the closing price of $         per public share on the NYSE on             , the most recent practicable date prior to the date of this proxy statement/prospectus. See “Certain Relationships and Related Person Transactions—CLA—Subscription Agreements”.

•

In order to protect the amounts held in CLA’s trust account, the Sponsor has agreed that it will be liable to CLA if and to the extent any claims by a third party for services rendered or products sold to CLA, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, less taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of CLA’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•

CLA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. However, if CLA fails to consummate a business combination by August 25, 2022, they will not have any claim against the trust account for reimbursement. Accordingly, CLA may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date.

•

Pursuant to the Registration Rights Agreement, the Sponsor, certain members of the Sponsor and the Sponsor Related PIPE Investor will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Ouster PubCo common stock and warrants held by such parties following the consummation of the Business Combination.

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The Proposed Certificate of Incorporation will contain a provision expressly electing that Ouster PubCo will not to be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, although it will provide other restrictions regarding takeovers by interested stockholders.

The existence of financial and personal interests of one or more of CLA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “—Interests of CLA’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

The personal and financial interests of the Sponsor as well as CLA’s directors and officers may have influenced their motivation in identifying and selecting Ouster as a business combination target, completing an initial business combination with Ouster and influencing the operation of the business following the initial business combination. In considering the recommendations of CLA’s board of directors to vote for the proposals, its shareholders should consider these interests.

The exercise of CLA’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in CLA’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require CLA to agree to amend the Merger Agreement, to consent to certain actions taken by Ouster or to waive rights that CLA is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Ouster’s business or a request by Ouster to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at CLA’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for CLA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, CLA does not believe there will be any changes or waivers that CLA’s directors and executive officers would be likely to make after shareholder approval of the BCA Proposal has been obtained. While certain changes could be made without further shareholder approval, CLA will circulate a new or amended proxy statement/prospectus and resolicit CLA’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the BCA Proposal.

CLA and Ouster will incur significant transaction and transition costs in connection with the Business Combination.

CLA and Ouster have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. CLA and Ouster may also incur additional costs to retain key employees. Certain transaction costs incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by Ouster PubCo following the closing of the Business Combination.

The announcement of the proposed Business Combination could disrupt Ouster’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Ouster’s business include the following:

•	its employees may experience uncertainty about their future roles, which might adversely affect Ouster PubCo’s ability to retain and hire key personnel and other employees;

•

customers, suppliers, business partners and other parties with which Ouster maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Ouster or fail to extend an existing relationship with Ouster PubCo; and

•	Ouster has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Ouster and, in the future, Ouster PubCo’s results of operations and cash available to fund its business.

Subsequent to the consummation of the Business Combination, Ouster PubCo may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and its share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Ouster has identified all material issues or risks associated with Ouster, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of Ouster’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or Ouster PubCo. Additionally, we have no indemnification rights against the Ouster Stockholders under the Merger Agreement and all of the purchase price consideration will be delivered at the Closing.

Accordingly, any shareholders or warrant holders of CLA who choose to remain Ouster PubCo stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares or warrants. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The historical financial results of Ouster and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Ouster PubCo’s actual financial position or results of operations would have been.

The historical financial results of Ouster included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone public company during the periods presented or those Ouster PubCo will achieve in the future. This is primarily the result of the following factors: (i) Ouster PubCo will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) Ouster PubCo’s capital structure will be different from that reflected in Ouster’s historical financial statements. Ouster PubCo’s financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare Ouster PubCo’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, CLA being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Ouster on the Closing Date and the number of CLA Class A ordinary shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of Ouster PubCo’s future operating or financial performance and Ouster PubCo’s actual financial condition and results of operations may vary materially from Ouster PubCo’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Ouster and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Ouster PubCo common stock or satisfy our other financial obligations.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of Ouster. We and certain investors, the Ouster Stockholders, and directors and officers of Ouster and its affiliates will become stockholders of Ouster PubCo. We will depend on Ouster for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to Ouster PubCo common stock. The financial condition and operating requirements of Ouster may limit our ability to obtain cash from Ouster. The earnings from, or other available assets of, Ouster may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Ouster PubCo common stock or satisfy our other financial obligations.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to our Business Combination.

We have a specified maximum redemption threshold. This redemption threshold may make it more difficult for us to complete the Business Combination as contemplated.

The Merger Agreement provides that Ouster’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, the Minimum Cash Condition is satisfied.

This condition is for the sole benefit of Ouster. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. The Merger Agreement also contains a mutual condition that CLA as of the Closing, CLA shall have net tangible assets of at least $5,000,001.

There can be no assurance that Ouster could and would waive the Minimum Cash Condition. Furthermore, as provided in the Cayman Constitutional Documents, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.

If such conditions are waived and the Business Combination is consummated with less than the Minimum Available Cash Amount in the trust account, the cash held by Ouster PubCo and its subsidiaries (including Ouster) in the aggregate, after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, our affiliates are not obligated to make loans to us in the future (other than our Sponsor’s commitment to provide us loans in order to finance transaction costs in connection with a business combination). The additional exercise of redemption rights with respect to a large number of our public shareholders may make us unable to take such actions as may be desirable in order to optimize the capital structure of Ouster PubCo after consummation of the Business Combination and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.

Certain insiders may elect to purchase shares from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material non-public information regarding us or CLA’s securities, the Sponsor, Ouster or our or their respective directors, officers, advisors or respective affiliates may purchase public shares or warrants from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares or warrants from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or warrants or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of CLA’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Ouster or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, the

Incentive Award Plan Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) CLA’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001. The purpose of such purchases of public warrants would be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination.

Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares or warrants at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares or warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

We are not registering the shares of Ouster PubCo common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants at that time and potentially causing such warrants to expire worthless.

We are not registering the shares of Ouster PubCo common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed that, as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement covering the issuance of such shares, and we will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto until the warrants expire or are redeemed. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order relating to such registration statement. Beginning on the 61st day following the closing of the business combination, if the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, holders of warrants who seek to exercise their warrants will not be permitted to do so for cash and, instead, will be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption. In no event will warrants be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration or qualification is available. If the Ouster PubCo common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act, we may, at our option, not permit holders of warrants who seek to exercise their warrants to do so for cash and, instead, require them to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act; in the event we so elect, we will not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the shares issuable upon exercise of the warrants, and in the event we do not so elect, we will use our best efforts to register or qualify the shares underlying the warrants under applicable state securities laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant exercise. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant, other than on a cashless basis in certain circumstances, and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Ouster PubCo common stock included in the units. There may be a circumstance where an exemption from registration exists for holders of our private placement warrants to exercise their warrants while a corresponding exemption does not exist for holders of the public warrants. In such an instance, the Sponsor and its permitted transferees (which may include our directors and executive officers) would be able to exercise their warrants and sell the Ouster PubCo common stock underlying their warrants while holders of our public warrants would not be able to exercise their warrants and sell the underlying shares of Ouster PubCo common stock. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Ouster PubCo common stock for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise their warrants.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in CLA’s initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, less taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If, after we distribute the proceeds in the trust account to our public shareholders, CLA files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of $18,293 and to imprisonment for five years in the Cayman Islands.

The public stockholders will experience immediate dilution as a consequence of the issuance of Ouster PubCo common stock as consideration in the Business Combination and the PIPE Investment and due to future issuances pursuant to the 2021 Plan. Having a minority share position may reduce the influence that our current stockholders have on the management of Ouster PubCo.

It is anticipated that, following the Business Combination, (1) our public stockholders are expected to own approximately 12.5% of the outstanding Ouster PubCo common stock, (2) the Ouster Stockholders (without taking into account any public shares held by the Ouster Stockholders prior to the consummation of the Business Combination or purchased in the PIPE Investment) are expected to collectively own approximately 78.2% of the outstanding Ouster PubCo common stock, (3) the Third Party PIPE Investors are expected to collectively own approximately 5.5% of the outstanding Ouster PubCo common stock and (4) the Sponsor (including the Sponsor Related PIPE Investor) are expected to collectively own approximately 3.8% of the outstanding Ouster PubCo common stock. These percentages assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination, and (ii) Ouster PubCo issues 10,000,000 shares of Ouster PubCo common stock to the PIPE Investors pursuant to the PIPE Investment. If the actual facts are different from these assumptions, the percentage ownership retained by CLA’s existing shareholders in the combined company will be different.

In addition, Ouster employees and consultants hold, and after Business Combination, are expected to be granted, equity awards under the 2021 Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of Ouster PubCo common stock.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of CLA securities and may adversely affect prevailing market prices for our public shares or public warrants.

Warrants will become exercisable for Ouster PubCo common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 16,000,000 shares of Ouster PubCo common stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of CLA’s initial public offering. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Ouster PubCo common stock will be issued, which will result in dilution to the holders of Ouster PubCo common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Ouster PubCo common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “—Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and CLA. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that increases the exercise price or shortens the exercise period of the public warrants.

Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Ouster PubCo common stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the shares of Ouster PubCo common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrants holders and provided certain other conditions are met. We will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares issuable upon exercise of the warrants is effective and a current prospectus relating to those shares is available throughout the 30-day redemption period, except if we elect to require the warrants to be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants, if you do not otherwise exercise you warrants, as permitted under the warrant agreement, before the redemption date. None of the private placement warrants will be redeemable by us so long as they are held by the sponsor or any of its permitted transferees.

There can be no assurance that the shares of Ouster PubCo common stock that will be issued in connection with the Business Combination will be approved for listing on the NYSE following the Closing, or that Ouster PubCo will be able to comply with the continued listing rules of the NYSE.

CLA’s units, public shares and public warrants are currently listed on the NYSE. The continued eligibility for listing of Ouster PubCo’s securities may depend on, among other things, the number of our shares that are redeemed. If, after the Business Combination, the NYSE delists the shares of Ouster PubCo common stock or public warrants from trading on its exchange for failure to meet its listing rules, Ouster PubCo and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that shares of Ouster PubCo common stock is a “penny stock” which will require brokers trading in shares of Ouster PubCo common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” The Ouster PubCo common stock and public warrants are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the state of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Ouster PubCo’s securities were no longer listed on the NYSE, such securities would not qualify as covered securities and Ouster PubCo would be subject to regulation in each state in which it offers its securities.

CLA’s and Ouster’s ability to consummate the Business Combination, and the operations of Ouster PubCo following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Ouster or Ouster PubCo following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted.

The parties will be required to consummate the Business Combination even if Ouster, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Ouster is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Ouster’s ability to consummate the Business Combination and Ouster PubCo’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Ouster and Ouster PubCo may also incur additional costs due to delays caused by COVID-19, which could adversely affect Ouster PubCo’s financial condition and results of operations.

Additional Risks Related to Ownership of Ouster PubCo Common Stock Following the Business Combination and Ouster PubCo Operating as a Public Company

Ouster PubCo does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, Ouster PubCo currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of Ouster PubCo’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

If analysts do not publish research about Ouster PubCo’s business or if they publish inaccurate or unfavorable research, Ouster PubCo’s stock price and trading volume could decline.

The trading market for the common stock of Ouster PubCo will depend in part on the research and reports that analysts publish about its business. Ouster does not have any control over these analysts. If one or more of the analysts who cover Ouster PubCo downgrade its common stock or publish inaccurate or unfavorable research about its business, the price of its common stock would likely decline. If few analysts cover Ouster PubCo, demand for its common stock could decrease and its common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering Ouster PubCo in the future or fail to publish reports on it regularly.

Ouster PubCo may be subject to securities litigation, which is expensive and could divert management attention.

The market price of Ouster PubCo’s common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation.

Ouster PubCo may be the target of this type of litigation in the future. Securities litigation against Ouster PubCo could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

Future resales of Ouster PubCo common stock after the consummation of the Business Combination may cause the market price of Ouster PubCo’s securities to drop significantly, even if Ouster PubCo’s business is doing well.

Pursuant to the Registration Rights Agreement and the Proposed Bylaws, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor and the Ouster Stockholders will be contractually restricted from selling or transferring any of its shares of common stock (not including the shares of Ouster PubCo common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements) (the “Lock-up Shares”). Such restrictions begin at Closing and end on (i) for the Lock-up Shares held by the Ouster Stockholders, the date that is 180 days after the Closing and (ii) for the Lock-up Shares held by the Sponsor, on the earlier of (A) one year after the Closing and (B) subsequent to the Closing, (x) if the closing price of the Ouster PubCo common stock equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date on which the Company completes a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of the its public stockholders having the right to exchange their shares of Ouster PubCo common stock for cash, securities or other property.

However, following the expiration of such lockup, the Sponsor and the Ouster Stockholders will not be restricted from selling shares of Ouster PubCo’s common stock held by them, other than by applicable securities laws. Additionally, the Third Party PIPE Investors will not be restricted from selling any of their shares of our common stock following the closing of the Business Combination, other than by applicable securities laws. As such, sales of a substantial number of shares of Ouster PubCo common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Ouster PubCo common stock. Upon completion of the Business Combination, the Sponsor and the Ouster Stockholders (not including the shares of Ouster PubCo common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements and including the shares of Ouster PubCo common stock reserved in respect of Ouster Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Ouster PubCo common stock) will collectively own approximately 94.5% of the outstanding shares of Ouster PubCo common stock, assuming that no additional public shareholders redeem their public shares in connection with the Business Combination. Assuming redemption of 20,000,000 public shares are redeemed in connection with the Business Combination, in the aggregate, the ownership of the Sponsor and the Ouster Stockholders would fall to 93.4% of the outstanding shares of Ouster PubCo common stock (not including the shares of Ouster PubCo common stock issued in the PIPE Investment pursuant to the terms of the Subscription Agreements and including the shares of Ouster PubCo common stock reserved in respect of Ouster Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Ouster PubCo common stock).

The shares held by Sponsor and the Ouster Stockholders may be sold after the expiration of the applicable lock-up period under the Registration Rights Agreement and Proposed Bylaws. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in Ouster PubCo’s share price or the market price of Ouster PubCo common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from Ouster PubCo’s business operations.

As a public company, Ouster PubCo will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, Ouster PubCo will incur significant legal, accounting and other expenses that Ouster did not previously incur. Ouster PubCo’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

These rules and regulations will result in Ouster PubCo incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for Ouster PubCo to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for Ouster PubCo to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.

We are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Once we lose our “emerging growth company” status, we will no longer be able to take advantage of certain exemptions from reporting, and we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

Risks Related to the Consummation of the Domestication

The Domestication may result in adverse tax consequences for holders of CLA Class A ordinary shares and warrants, including holders exercising their redemption rights with respect to the CLA Class A ordinary shares.

CLA intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(l)(F) of the Code, i.e., an F Reorganization. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations—I. U.S. Holders”) of CLA Class A ordinary shares or warrants generally would recognize gain or loss with respect to its CLA Class A ordinary shares or warrants in an amount equal to the difference, if any, between the fair market value of the corresponding common stock or warrants of Ouster PubCo received in the Domestication and the U.S. Holder’s adjusted tax basis in its CLA Class A ordinary shares or warrants surrendered. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to CLA Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—II. Non-U.S. Holders”) may become subject to withholding tax on any amounts treated as dividends paid on Ouster PubCo common stock after the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code. A U.S. Holder whose CLA Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of CLA’s earnings in income as a result of the Domestication. A U.S. Holder whose CLA Class A ordinary shares have a fair market value of $50,000 or more and, who on the day of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of CLA stock entitled to vote and less than 10% or more of the total value of all classes of CLA stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its CLA Class A ordinary shares for Ouster PubCo common stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by CLA the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the CLA Class A ordinary shares held directly by such U.S. Holder. A U.S. Holder whose CLA Class A ordinary shares have a fair market value of $50,000 or more and who, on the day of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of CLA stock entitled to vote or 10% or more of the total value of all classes of CLA stock, will generally be required to include in income as a deemed dividend deemed paid by CLA the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the CLA Class A ordinary shares held directly by such U.S. Holder as a result of the Domestication.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging CLA warrants for newly issued Ouster PubCo warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. CLA believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of CLA Class A ordinary shares to recognize gain under the PFIC rules on the exchange of CLA Class A ordinary shares for Ouster PubCo common stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s CLA Class A ordinary shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges CLA warrants for newly issued Ouster PubCo warrants; currently, however, the elections mentioned above do not apply to CLA warrants (for discussion regarding the unclear application of the PFIC rules to CLA warrants, see “U.S. Federal Income Tax Considerations—I. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders —5. PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of CLA. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

Upon consummation of the Business Combination, the rights of holders of Ouster PubCo common stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of CLA Class A ordinary shares arising under the Cayman Islands Companies Law as well as our current memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of Ouster PubCo common stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the Cayman Islands Companies Law and, therefore, some rights of holders of Ouster PubCo common stock could differ from the rights that holders of CLA Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Law, such actions are generally available under the DGCL. This change could increase the likelihood that Ouster PubCo becomes involved in costly litigation, which could have a material adverse effect on Ouster PubCo.

In addition, there are differences between the new organizational documents of Ouster PubCo and the current constitutional documents of CLA. For a more detailed description of the rights of holders of Ouster PubCo common stock and how they may differ from the rights of holders of CLA Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of Ouster PubCo are attached as Annex H and Annex I, respectively, to this proxy statement/prospectus and we urge you to read them.

Delaware law and Ouster PubCo’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of Ouster PubCo’s common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of Ouster PubCo’s board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:

•	providing for a classified board of directors with staggered, three-year terms;

•

the ability of Ouster PubCo’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the Ouster PubCo Proposed Certificate of Incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the limitation of the liability of, and the indemnification of, Ouster PubCo’s directors and officers;

•

the ability of Ouster PubCo’s board of directors to amend the bylaws, which may allow Ouster PubCo’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to Ouster PubCo’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in Ouster PubCo’s board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Ouster PubCo.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in Ouster PubCo’s board of directors or management.

The provisions of the Proposed Certificate of Incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Ouster PubCo’s Proposed Certificate of Incorporation provides that, to the fullest extent permitted by law, and unless Ouster PubCo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on Ouster PubCo’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Ouster PubCo to Ouster PubCo or Ouster PubCo’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or Ouster PubCo’s Bylaws or Ouster PubCo’s Certificate of Incorporation (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against Ouster PubCo or any current or former director, officer or stockholder governed by the internal affairs doctrine. The Proposed Certificate of Incorporation will also provide that, unless Ouster PubCo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce any cause of action arising under the Securities Act, any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

These provisions may have the effect of discouraging lawsuits against Ouster PubCo’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against Ouster PubCo, a court could find the choice of forum provisions contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in such action.

Risks if the Domestication and the Business Combination are not Consummated

If we are not able to complete the Business Combination with Ouster by August 25, 2022 nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Cayman Constitutional Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the outbreak of COVID-19 continues to grow in the U.S. and, while the extent of the impact of the outbreak on CLA will depend on future developments, it could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Additionally, the outbreak of the COVID-19 may negatively impact Ouster PubCo’s business following the Business Combination.

If CLA is not able to complete the Business Combination with Ouster by August 25, 2022, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents CLA will: i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CLA’s remaining shareholders and its board of directors, liquidate and dissolve, subject, in each case, to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or public warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of (1) our completion of an initial business combination (including the Closing), and then only in connection with those public shares that such public shareholder properly elected to redeem, subject to certain limitations; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to (A) modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the public shares if we do not complete a business combination by August 25, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if we have not completed an initial business combination by August 25, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of public warrants will not have any right to the proceeds held in the trust account with respect to the public warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or public warrants, potentially at a loss.

If we have not completed our initial business combination, our public shareholders may be forced to wait until after August 25, 2022 before redemption from the trust account.

If we have not completed our initial business combination by August 25, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will distribute the aggregate amount then on deposit in the trust account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Law. In that case, investors may be forced to wait beyond August 25, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Cayman Constitutional Documents and only then in cases where investors have properly sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Cayman Constitutional Documents prior thereto.

If the net proceeds of CLA’s initial public offering not being held in the trust account are insufficient to allow us to operate through to August 25, 2022 and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of September 30, 2020, CLA had cash of $1,097,447 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of September 30, 2020, CLA had total current liabilities of $100,100.

The funds available to us outside of the trust account may not be sufficient to allow us to operate until August 25, 2022, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Neither the members of our management team nor any of their affiliates is under any further obligation to advance funds to CLA in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF CLA

General

CLA is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by its board of directors for use at the extraordinary general meeting of CLA to be held on                 , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to CLA’s shareholders on or about                     , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides CLA’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held on                 , 2021, at                 , Eastern Time, at the offices of White & Case LLP, at 1221 Avenue of the Americas, New York, New York, 10020, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting                  and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the proxy statement.

Purpose of the CLA General Meeting

At the extraordinary general meeting, CLA is asking holders of its ordinary shares to consider and vote upon:

•	the BCA Proposal;

•	the Domestication Proposal;

•	the Organizational Documents Proposal;

•	the Advisory Organizational Documents Proposals;

•	the Stock Issuance Proposal;

•

the Incentive Award Plan Proposal (collectively with the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal, the “Condition Precedent Proposals”); and

•	the Adjournment Proposal.

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of CLA Board of Directors

CLA’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of CLA’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the BCA Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Award Plan Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of CLA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of CLA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

CLA shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on                 , 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. CLA warrants do not have voting rights. As of the close of business on the record date, there were                  ordinary shares issued and outstanding, of which                  were issued and outstanding public shares.

The Sponsor and each director and each officer of CLA have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor (whose members include CLA’s directors and officers) owns 20% of the issued and outstanding ordinary shares.

Quorum

A quorum of CLA shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting,                  ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to CLA but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. CLA believes all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

Vote Required for Approval

The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Domestication Proposal is conditioned on the approval of the BCA Proposal. Therefore, if the BCA Proposal is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Organizational Documents Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. the Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon any other proposal.

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on approval of the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposal. Therefore, if the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposal are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Incentive Award Plan Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposal. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are not approved, the Incentive Award Plan Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned upon any other proposal.

Voting Your Shares

Each CLA ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

•

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by CLA’s board “FOR” the approval of the BCA Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Award Plan Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•	You Can Attend the General Meeting and Vote in Person.

•

If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the extraordinary general meeting, go to                 , enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•

Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the extraordinary general meeting date in order to ensure access.

Revoking Your Proxy

If you are a CLA shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Joseph Sambuco, Chairman of CLA, in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call at (203) 658-9400, or by emailing CLA.info@investor.morrowsodali.com.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a public shareholder may request of CLA that Ouster PubCo redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•	submit a written request to Continental, CLA’s transfer agent, that Ouster PubCo redeem all or a portion of your public shares for cash; and

•	deliver the certificates for your public shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                 , Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Therefore, the election to exercise redemption rights occurs prior to the Domestication and the redemption is with respect to the Ouster PubCo public shares that an electing public shareholder holds after the Domestication. For the purposes of the Cayman Constitutional Documents, the exercise of redemption rights shall be treated as an election to have such public shares redeemed for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” shall be interpreted accordingly. Immediately following the Domestication and the consummation of the Business Combination, Ouster PubCo shall satisfy the exercise of redemption rights by redeeming the corresponding public shares issued to the public shareholders that validly exercised their redemption rights.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, CLA’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, Ouster PubCo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2020, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Ouster PubCo common stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Ouster PubCo public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

A CLA shareholder may not withdraw a redemption request once submitted to CLA unless CLA’s board of directors determines (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Furthermore, if a holder of a public share delivers its certificate (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that CLA permit the withdrawal of the redemption request and instruct Continental to return the certificate (physically or electronically). The holder can make such request by contacting Continental at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

The Sponsor and each director and each officer of CLA have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor (whose members include CLA’s directors and officers) owns 20% of the issued and outstanding ordinary shares.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on                 , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $            . As of September 30, 2020, funds in the trust account totaled $200,001,752 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.00 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. CLA cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither CLA’s shareholders nor CLA’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

CLA Initial Shareholders

As of the date of this proxy statement/prospectus, there are 25,000,000 ordinary shares issued and outstanding, which includes the 5,000,000 founder shares held by the Sponsor (whose members include CLA directors and officers) and the 20,000,000 public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 16,000,000 warrants, which includes the 6,000,000 private placement warrants held by the Sponsor and the 10,000,000 public warrants.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, the existing stockholders of Ouster or CLA or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of CLA’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Ouster or CLA or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, Incentive Award Plan Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal, the Organizational Documents Proposal and the Advisory Organizational Documents Proposal, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) CLA’s net tangible assets being at least $5,000,001. Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

BCA PROPOSAL

CLA is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement. CLA shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because CLA is holding a shareholder vote on the Merger, CLA may consummate the Merger only if it is approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the extraordinary general meeting.

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about CLA, Ouster or any other matter.

Structure of the Merger

On December 21, 2020, CLA entered into the Merger Agreement with Merger Sub and Ouster, pursuant to which, among other things, following the Domestication, (i) Merger Sub will merge with and into Ouster, the separate corporate existence of Merger Sub will cease and Ouster will be the surviving corporation and a wholly owned subsidiary of CLA and (ii) CLA will change its name to Ouster, Inc.

Prior to and as a condition of the Merger, pursuant to the Domestication, CLA will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Law and a domestication under Section 388 of the DGCL, pursuant to which CLA’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see “The Domestication Proposal.”

Immediately prior to the effective time of the Merger, all of the outstanding warrants to purchase shares of Ouster common stock and Ouster Preferred Stock (together, the “Ouster Capital Stock”) will be exercised in full or terminated in accordance with their respective terms (the “Ouster Warrant Settlement”).

Consideration

Aggregate Merger Consideration

As a result of and upon the Closing, among other things, all outstanding shares of Ouster Capital Stock (after giving effect to the Ouster Warrant Settlement) as of immediately prior to the effective time of the Merger, and, together with shares of Ouster Capital Stock reserved in respect of Ouster Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Ouster PubCo common stock, as discussed in the following section, will be cancelled in exchange for the right to receive an aggregate of 150,000,000 of Ouster PubCo common stock (at a deemed value of $10.00 per share), which, in the case of Ouster Awards, will be shares underlying awards based on Ouster PubCo common stock representing a fully-diluted pre-transaction equity value of Ouster of $1.5 billion. The portion of the Aggregate Merger Consideration reflecting the conversion of the Ouster Awards is calculated assuming that all Ouster PubCo Options are net-settled (although Ouster PubCo Options may by their terms be cash-settled, resulting in additional dilution). An additional 10,000,000 shares of Ouster PubCo common stock will be purchased (at a price of $10.00 per share) at the Closing by the PIPE Investors for a total aggregate purchase price of up to $100,000,000. The proceeds of the PIPE Investment, together with the amounts remaining in CLA’s trust account as of immediately following the effective time of the Merger, will be retained by Ouster PubCo following the Closing. For additional information on the Merger Agreement, see “BCA Proposal—The Merger Agreement.”

Treatment of Ouster Options and Restricted Stock

As a result of and upon the Closing, among other things, all (i) Ouster Options and (ii) Ouster Restricted Stock Awards outstanding as of immediately prior to the Merger will be converted into (a) Ouster PubCo Options and (b) Ouster PubCo Restricted Stock, respectively. The portion of the Aggregate Merger Consideration reserved for the conversion of the Ouster Awards is counted using the treasury stock method.

Subject to the terms of the Merger Agreement, each Ouster PubCo Option will relate to the number of whole shares of Ouster PubCo common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Ouster common stock subject to the applicable Ouster Option multiplied by (ii) the Exchange Ratio. The exercise price for each Ouster PubCo Option will equal (i) the exercise price of the applicable Ouster Option divided by (ii) the Exchange Ratio. Subject to the terms of the Merger Agreement, each share of Ouster PubCo Restricted Stock will relate to the number of whole shares of Ouster PubCo common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Ouster common stock subject to the applicable Ouster Restricted Stock multiplied by (ii) the Exchange Ratio.

Immediately prior to the Closing, the board of directors of Ouster shall amend the Ouster, Inc. Amended and Restated 2015 Stock Plan (the “2015 Stock Plan”) and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the 2015 Stock Plan and provide that shares in respect of Ouster Awards that for any reason become re-eligible for future issuance, shall be cancelled, (ii) provide that no new Ouster Awards will be granted under the 2015 Stock Plan, and (iii) provide that no Ouster Option (including as converted to an Ouster PubCo Option) shall be subject to the Option Exchange Program, as defined therein.

Closing

In accordance with the terms and subject to the conditions of the Merger Agreement, the Closing will take place at                 , Eastern Time, on the date that is the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties.

Representations and Warranties

The Merger Agreement contains representations and warranties of CLA, Merger Sub and Ouster, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. See “—Material Adverse Effect” below. The representations and warranties of CLA are also qualified by information included in CLA’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Representations and Warranties of Ouster

Ouster has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of Ouster and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, Ouster benefit plans, employment and labor relations, taxes, brokers’ fees, insurance, licenses, tangible personal property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, sanctions and international trade compliance, information supplied, customers and vendors, government contracts and sufficiency of assets.

The representations and warranties of Ouster identified as fundamental under the terms of the Merger Agreement are those made pursuant to: the first and second sentences of Section 4.1 of the Merger Agreement (Company Organization), the first and second sentences of Section 4.2 of the Merger Agreement (Subsidiaries), Section 4.3 of the Merger Agreement (Due Authorization), Section 4.6 of the Merger Agreement (Capitalization of Ouster), Section 4.7 of the Merger Agreement (Capitalization of Subsidiaries) and Section 4.16 of the Merger Agreement (Broker’s Fees) (collectively, the “Ouster Fundamental Representations”).

Representations and Warranties of CLA and Merger Sub

CLA and Merger Sub have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing, financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, the NYSE stock market quotation, registration statement and proxy statement and proxy/registration statement, no outside reliance and no additional representations or warranties.

Survival of Representations and Warranties

Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Ouster are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of CLA are qualified in whole or in part by a material adverse effect on the ability of CLA to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a material adverse effect with respect to Ouster (“Ouster Material Adverse Effect”) means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Ouster and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Ouster to consummate the Merger.

However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Ouster Material Adverse Effect”:

(a)	any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement;

(b)	any change in interest rates or economic, political, business or financial market conditions generally;

(c)	the taking of any action required by the Merger Agreement;

(d)

any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or change in climate;

(e)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

(f)

any failure of Ouster to meet any projections or forecasts (provided that this clause will not prevent a determination that any Event not otherwise excluded from this definition of Ouster Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Ouster Material Adverse Effect);

(g)

any Events generally applicable to the industries or markets in which Ouster and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers);

(h)

the announcement of the Merger Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Ouster and its subsidiaries (it being understood that this clause will be disregarded for purposes of the representation and warranties in Section 4.4 of the Merger Agreement and the corresponding condition to Closing);

(i)	any matter set forth on the Ouster Disclosure Letter;

(j)	any Events to the extent actually known by certain individuals identified in CLA’s disclosure letter on or prior to the date of the Merger Agreement; or

(k)	any action taken by, or at the request of, CLA or Merger Sub.

Any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if an Ouster Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Ouster and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Ouster and its subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on Ouster and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Ouster and its subsidiaries conduct their respective operations.

Covenants and Agreements

Ouster has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain audited and unaudited financial statements, affiliate agreements and acquisition proposals.

CLA has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, the NYSE listing, no solicitation by CLA, CLA’s conduct of business, post-closing directors and officers, domestication, indemnification and insurance, CLA public filings, PIPE Investment subscriptions and stockholder litigation.

Conduct of Business by Ouster

Ouster has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise explicitly contemplated by the Merger Agreement or the Ancillary Agreements (as defined below), as consented to by CLA in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law, use reasonable best efforts to operate the business of Ouster in the ordinary course consistent with past practices.

During the Interim Period, Ouster has also agreed not to, and to cause its subsidiaries not to, except as otherwise contemplated by the Merger Agreement, including the Ouster disclosure letter thereto (the “Ouster Disclosure Letter”), the Ancillary Agreements, or as consented to by CLA in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:

•	change or amend the governing documents of Ouster;

•	make or declare any dividend or distribution to stockholders of Ouster or make any other distributions in respect of any of Ouster Capital Stock or equity interests;

•

split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Ouster Capital Stock or equity interests in a manner that would increase the Aggregate Merger Consideration payable to the stockholders of Ouster;

•

purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of Ouster Capital Stock or membership interests or other equity interests of Ouster, except for (i) the acquisition by Ouster of any shares of Ouster Capital Stock or membership interests or other equity interests of Ouster or of any Ouster Awards in connection with the repurchase, forfeiture or cancellation of such interests and Ouster Awards, (ii) the acquisition by Ouster of shares of Ouster common stock in connection with the surrender of shares of Ouster common stock by holders of Ouster Options in order to pay the exercise price of the Ouster Options, and (iii) the withholding of shares of Ouster Common stock to satisfy tax obligations with respect to the Ouster Awards;

•

enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any material contracts or any real property lease, other than in the ordinary course of business or as required by law;

•

sell, assign, transfer, license, sublicense, convey, lease, covenant not to assert, pledge or otherwise encumber or subject to any lien, abandon, cancel, let lapse or otherwise dispose of any material tangible assets or properties of Ouster or its subsidiaries, except for (i) the sale of inventory in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete or worthless equipment, (iii) transactions among Ouster and its subsidiaries or among its subsidiaries and (iv) transactions in the ordinary course of business;

•	acquire any ownership interest in any real property;

•

except as required by law, an existing benefit plan, or certain contractual obligations, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the ordinary course of business, (ii) terminate, adopt, enter into or materially amend or grant any new awards under any existing benefit plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a benefit plan as of the date of the Merger Agreement, except in connection with the promotion or hiring of any employee in the ordinary course of business, (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except such increases to any such individuals who are not directors or officers of Ouster or its subsidiaries in the ordinary course of business consistent with past practice, (iv) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment of vesting of any compensation or benefit payable by Ouster or any of Ouster’s subsidiaries, (v) hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $250,000, other than in the ordinary course of business consistent with past practice or (vi) terminate the employment or engagement, other than for cause, death, or disability, of any employee or independent contractor with an annual base compensation in excess of $250,000;

•

acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•

incur or assume any indebtedness for borrowed money, except under that certain Loan and Security Agreement, dated as of November 27, 2018, by and between Ouster and Silicon Valley Bank, as amended from time to time (or any amendment, replacement or refinancing thereof), in the ordinary course of business;

•

(i) make or change any material election in respect of taxes, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes executed on or prior to the Closing Date or enter into any tax sharing or similar agreement (other than customary commercial contracts entered into in the ordinary course of business not primarily related to taxes), (v) settle any claim or assessment in respect of material taxes, (vi) surrender or allow to expire any right to claim a refund of material taxes, (vii) file any tax return in a manner that is materially inconsistent with the past practices of Ouster and its subsidiaries or (viii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes, in each case with respect to items (i) through (viii), to the extent such action would be expected to have a material and adverse impact on CLA or its affiliates;

•

knowingly take or fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the intended tax treatment (as defined in the Merger Agreement);

•

authorize for issuance, issue, sell, transfer, encumber, dispose or deliver any additional shares of Ouster Capital Stock or securities exercisable for or convertible into Ouster Capital Stock or grant any additional equity or equity-based compensation (including Ouster Restricted Stock) other than (i) upon the exercise or settlement of Ouster Options under the 2015 Stock Plan and applicable award agreement outstanding on the date of the Merger Agreement in accordance with their terms as in effect as of the date of the Merger Agreement, and (ii) as required to comply with any Ouster benefit plan as in effect on the date of the Merger Agreement;

•

adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Ouster or its subsidiaries (other than the Merger);

•

waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises are covered by insurance or involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

•

(A) sell, assign, transfer, license, sublicense, covenant not to assert, pledge, encumber, subject to a lien (other than a permitted lien), or grant to, or agree to grant to, any Person rights in or to any Ouster intellectual property that is material to Ouster and its subsidiaries (other than non-exclusive licenses of Ouster intellectual property granted to customers or distributors in the ordinary course of business consistent with past practice), or dispose of, cancel, abandon or permit to lapse any rights to any intellectual property that is material to Ouster and its subsidiaries except for the expiration of Ouster Registered Intellectual Property (as defined in the Merger Agreement) in accordance with the applicable statutory term (or in the case of immaterial domain names, applicable registration period) or (B) subject any material Ouster intellectual property to any Copyleft Licenses (as defined in the Merger Agreement);

•

disclose or agree to disclose to any Person (other than CLA or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of Ouster or any of its subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

•	make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(r) of the Ouster Disclosure Letter, in the aggregate;

•	manage Ouster’s and its subsidiaries’ working capital in a manner other than in the ordinary course of business consistent with past practice;

•

enter into or extend any collective bargaining agreement or similar labor agreement (other than as required by applicable law), or recognize or certify any labor union, labor organization, or group of employees of Ouster or its subsidiaries as the bargaining representative for any employees of Ouster or its subsidiaries;

•	terminate without replacement or fail to use reasonable efforts to maintain any license that is material to the conduct of the business of Ouster and its subsidiaries, taken as a whole;

•

(i) limit the right of Ouster or any of Ouster’s subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of Ouster and its subsidiaries, taken as a whole;

•

terminate without replacement or amend in a manner materially detrimental to Ouster and its subsidiaries, taken as a whole, any material insurance policy insuring the business of Ouster or any of Ouster’s subsidiaries;

•	cease conducting, or enter into any new line of business outside of the business currently conducted by Ouster and its subsidiaries as of the date of the Merger Agreement;

•	make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law; or

•	enter into any agreement to take any of the above actions prohibited under the Merger Agreement.

Conduct of Business of CLA

CLA has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement, it will, and will cause Merger Sub to, except as otherwise explicitly contemplated by the Merger Agreement (including as contemplated by the PIPE Investment), in connection with the Domestication or as consented to by Ouster in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice.

During the Interim Period, CLA has also agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements (as defined below), as consented to by Ouster in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:

•

seek any approval from CLA’s shareholders to change, modify or amend the Trust Agreement or the governing documents of CLA or Merger Sub, except as otherwise contemplated by the Condition Precedent Proposals;

•

(x) make or declare any dividend or distribution to the shareholders of CLA or make any other distributions in respect of any of CLA’s or Merger Sub’s Capital Stock (as defined in the Merger Agreement), share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of CLA’s or Merger Sub’s Capital Stock or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of CLA or Merger Sub, other than a redemption of shares of CLA Class A ordinary shares effected in connection with the Merger;

•

take certain actions with respect to tax related matters, including, among others, make or change any material election in respect of taxes, amend, modify or otherwise change any filed material tax return and related activities, file any tax return in a manner inconsistent with the past practices of CLA and Merger Sub or enter into any closing agreement, tax sharing or similar agreement in respect of material taxes;

•	knowingly take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the intended tax treatment;

•	other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of CLA or Merger Sub;

•

incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Ouster or any of Ouster’s subsidiaries or guaranty any debt security of another person, other than (i) any indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000 or (ii) incurred between CLA and Merger Sub;

•

incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations other than in support of the transactions contemplated by the Merger Agreement and the Ancillary Agreements (as defined below) or in support of the ordinary course operations of CLA;

•

(i) issue any securities of CLA or securities exercisable for or convertible into securities of CLA, other than the issuance of the Aggregate Merger Consideration, (ii) grant any options, warrants or other equity-based awards with respect to securities of CLA not outstanding on the date of the Merger Agreement or (iii) amend, modify or waive any of the material terms or rights set forth in any CLA warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

•	enter into any agreement to do any of the above actions prohibited under the Merger Agreement.

Covenants of CLA

Pursuant to the Merger Agreement, CLA has agreed, among other things, to:

•	prior to the Closing Date, obtain approval for and adopt the 2021 Plan, the Stock Option Agreement and the Restricted Stock Unit Agreement, in each case, effective as of the Closing Date;

•

within two business days following the expiration of the sixty-day period after CLA has filed current Form 10 information with the SEC, file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to Ouster PubCo’s common stock issuable under the 2021 Plan and use reasonable efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectus or prospectuses contained therein) for so long as awards granted thereunder remain outstanding;

•

take certain actions so that the cash available in the trust account will be released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;

•	during the Interim Period, ensure CLA remains listed as a public company on the NYSE;

•

during the Interim Period, not, and cause its subsidiaries not to, and instruct its and their representatives not to, initiate any negotiations or enter into any agreements for certain alternative transactions and to terminate any such negotiations ongoing as of the date of the Merger Agreement;

•	subject to the terms of CLA’s governing documents, take all such action within its power as may be necessary or appropriate such that immediately following the effective time of the Merger:

•

the Board of Directors of Ouster PubCo shall consist of up to seven directors, which shall initially be comprised of (i) one Class II (as defined in the certificate of incorporation of CLA upon Domestication) director reasonably satisfactory to Ouster designated by CLA and (ii) up to six directors designated by Ouster PubCo;

•

the Board of Directors of Ouster PubCo shall have a majority of “independent” directors for the purposes of the NYSE rules, as applicable, each of whom shall serve in such capacity in accordance with the terms of the governing documents of Ouster PubCo following the effective time of the Merger; and

•

the initial officers of CLA will be as set forth in the Ouster Disclosure Letter (as may be updated by Ouster prior to Closing following written notice to CLA), who will serve in such capacity in accordance with the terms of the governing documents of Ouster PubCo following the effective time of the Merger;

•	subject to approval of CLA’s shareholders, cause the Domestication to become effective at least one day prior to the effective time of the Merger (see “Domestication Proposal”);

•

after the effective time of the Merger, indemnify and hold harmless each present and former director and officer of Ouster and CLA and each of their respective subsidiaries against any costs, expenses, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person;

•

maintain, and cause its subsidiaries to maintain for a period of not less than six years from the effective time of the Merger (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of CLA and its subsidiaries’ former and current officers, directors and employees and agents, no less favorable than as contemplated by the applicable governing documents of Ouster immediately prior to the effective time of the Merger and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by CLA’s, Ouster’s or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will CLA be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by CLA or Ouster, as applicable, for such insurance policy for the year ended December 31, 2020;

•

on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of Ouster and CLA with the post-Closing directors and officers of Ouster PubCo, which indemnification agreements will continue to be effective following the Closing;

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from the date of the Merger Agreement through the effective time of the Merger, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

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except as otherwise approved by Ouster, not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements;

•

use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it deems to be proper or advisable to consummate the transaction contemplated by the PIPE Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) CLA the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms; and

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prior to the Closing Date, promptly notify and keep Ouster reasonably informed of the status of any litigation brought or, to CLA’s knowledge, threatened in writing against CLA or its board of directors by any of CLA’s stockholders in connection with the Merger Agreement, any Ancillary Agreement or the transactions contemplated therein, and will provide Ouster with the opportunity to participate in the defense of such litigation and will not settle or agree to settle any such litigation without the prior written consent of Ouster (such consent not to be unreasonably withheld, conditioned or delayed).

Covenants of Ouster

Pursuant to the Merger Agreement, Ouster has agreed, among other things, to:

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subject to confidentiality obligations that may be applicable to information furnished to Ouster or any of its subsidiaries by third parties and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable law, afford CLA and its accountants, counsel and other representatives reasonable access during the Interim Period to their properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives with all financial and operating data and other information concerning the affairs of Ouster and its subsidiaries that are in the possession of Ouster or its subsidiaries as such representatives may reasonably request;

•

provide to CLA and, if applicable, its accountants, counsel or other representatives, (i) such information and such other materials and resources relating to any legal proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of Ouster and its subsidiaries during the Interim Period, in each case, as CLA or such representative may reasonably request, (ii) prompt written notice of any material status updates in connection with any such legal proceedings or otherwise relating to any compliance and risk management matters or decisions of Ouster or its subsidiaries, and (iii) copies of any communications sent or received by Ouster or its subsidiaries in connection with such legal proceedings, matters and decisions;

•

as soon as reasonably practicable following the date of the Merger Agreement, Ouster shall deliver to CLA audited consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ equity and cash flows of Ouster and its subsidiaries as of and for the years ended December 31, 2019 and 2018, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial

Statements”); provided, that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for purposes of the Merger Agreement and the representation and warranties set forth in Section 4.8 of the Merger Agreement shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of the Merger Agreement;

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act in good faith to deliver to CLA, as soon as reasonably practicable following the date of the Merger Agreement, (x) audited financial statements (together with the auditor’s reports thereon) of Ouster and its subsidiaries as of and for the year ended December 31, 2020 and (y) if the Closing has not occurred prior to May 14, 2021, unaudited financial statements for Ouster and its Subsidiaries as of and for the three-month period ended March 31, 2021;

•

at or prior to Closing, terminate and settle all Affiliate Agreements (as defined in the Merger Agreement) set forth in the applicable section of the Ouster Disclosure Letter without further liability to CLA, Ouster or any of its subsidiaries; and

•

during the Interim Period, not, and to use reasonable best efforts to cause its representatives to not, directly or indirectly: (i) initiate, solicit or engage in any negotiations with any person with respect to certain alternative transactions, (ii) execute or enter into an agreement or any other arrangement with respect to any such alternative transactions or proposed transactions, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (iv) otherwise knowingly encourage or facilitate any inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make a proposal with respect to any such alternative transaction or (v) agree or otherwise commit to enter into or engage in any of the foregoing.

In addition, Ouster has agreed to cause each of its subsidiaries and has agreed to use its reasonable best efforts to cause its and their representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties and their respective representatives) conducted in connection with an acquisition proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an acquisition proposal. Ouster has also agreed to promptly (and in any event within two business days) notify, in writing, CLA of the receipt of any inquiry, proposal, offer or request for information received after the date of the Merger Agreement that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal, which notice shall include a summary of the material terms of such inquiry, proposal, offer or request for information, and thereafter Ouster has agreed to promptly (and in any event within twenty-four (24) hours) keep CLA reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or acquisition proposal (including any material changes thereto).

Joint Covenants of CLA and Ouster

In addition, each of CLA and Ouster has agreed, among other things, to take certain actions set forth below.

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Each of CLA and Ouster will (and, to the extent required, will cause its affiliates to) comply promptly, but in no event later than ten business days after the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act.

•	Each of CLA and Ouster will substantially comply with any information or document requests with respect to antitrust matters as contemplated by the Merger Agreement.

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Each of CLA and Ouster will (and, to the extent required, will cause its affiliates to) (x) request early termination of any waiting period or periods under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period or periods under the HSR Act and (ii) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement and (y) take certain other actions to cooperate to avoid any governmental order from an antitrust authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including sharing relevant information with the other parties thereto for such purposes and CLA will pay any applicable antitrust filing fees (subject to, as applicable, a requirement to obtain Ouster’s prior written consent with respect to certain such actions identified above as contemplated by the Merger Agreement).

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As promptly as practicable after the execution of the Merger Agreement and receipt of the PCAOB audited financials, CLA and Ouster will jointly prepare and CLA will file with the SEC the proxy statement / registration statement in connection with the registration under the Securities Act of (i) the shares of Ouster PubCo common stock and warrants comprising such to be issued in connection with the Domestication and (ii) the shares of Ouster PubCo common stock that constitute the Aggregate Merger Consideration.

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Each of CLA and Ouster will use its reasonable best efforts to cause the proxy statement / registration statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement (as defined below) declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission.

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CLA will, as promptly as practicable after the registration statement is declared effective under the Securities Act, (i) disseminate the proxy statement to shareholders of CLA, (ii) give notice, convene and hold a meeting of the shareholders to vote on the Condition Precedent Proposals, in each case in accordance with its governing documents then in effect and Section 710 of NYSE Listing Rules, as applicable, for a date no later than 30 business days following the date the registration statement is declared effective, (iii) solicit proxies from the holders of public shares to vote in favor of each of the Condition Precedent Proposals, and (iv) provide its shareholders (including the holders of CLA Class A ordinary shares) with the opportunity to elect to effect a Redemption.

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Ouster will use its reasonable best efforts to solicit and obtain the requisite stockholder approval necessary to consummate the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Ouster Stockholder Approvals”), either by (i) written consent of collective holders of shares of Ouster Capital Stock sufficient to obtain Ouster Stockholder approval promptly following the time at which the registration statement will have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event Ouster is unable to obtain such written consent, by calling and holding a meeting of the stockholders of Ouster for the purpose of voting solely upon the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, as soon as reasonably practicable after the registration statement is declared effective. If such meeting of the Ouster Stockholders is convened, Ouster will obtain the Ouster Stockholder Approvals at such meeting of the Ouster Stockholders and will take all other action necessary or advisable to secure the Ouster Stockholder Approvals as soon as reasonably practicable after the registration statement is declared effective.

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CLA and Ouster will each, and will each cause their respective subsidiaries to use reasonable best efforts to obtain all material consents and approvals of third parties that any of CLA, Ouster, or their respective affiliates are required to obtain in order to consummate the Merger.

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Each of Ouster and CLA will, prior to the Closing, take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of shares of Ouster Capital Stock or acquisitions of shares of Ouster PubCo common stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule B-3 promulgated under the Exchange Act.

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Each of Ouster and CLA will each, and will each cause their respective subsidiaries and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement.

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CLA will use its reasonable best efforts to, and will instruct its financial advisors to, keep Ouster and its financial advisors reasonably informed with respect to the PIPE Investment and the rotation of the shares of Ouster PubCo common stock during the period commencing on the date of announcement of the Merger Agreement or the transactions contemplated thereby until the Closing Date.

Closing Conditions

The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.

Minimum Cash Condition

The Merger Agreement provides that the obligations of Ouster to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account following the extraordinary general meeting plus the PIPE Investment amount actually received by CLA substantially concurrently with the Closing is at least equal to $100.0 million. The Minimum Cash Condition is for the sole benefit of Ouster.

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•	the approval of the Condition Precedent Proposals by CLA’s shareholders will have been obtained (the “CLA Shareholder Approval”);

•	Ouster Stockholder Approval shall have been obtained;

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the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

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the waiting period or periods under the HSR Act applicable to the transactions contemplated by the Merger Agreement, or the (i) Sponsor Support Agreement, (ii) Ouster Holders Support Agreement and (iii) Confidentiality Agreement (clauses (i), (ii) and (iii), collectively, the “Ancillary Agreements”) will have expired or been terminated;

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there will not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award (entered by or with any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal (a “Governmental Order”), in each case, to the extent such governmental authority has jurisdiction over the parties to the Merger Agreement and the transactions contemplated thereby), statute, rule or regulation enjoining or prohibiting the consummation of the Merger;

•	CLA will have at least $5,000,001 of net tangible assets; and

•	the shares of Ouster PubCo common stock to be issued in connection with the Merger will have been approved for listing on the NYSE.

Conditions to the Obligations of CLA and Merger Sub

The obligations of CLA and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by CLA and Merger Sub:

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certain capitalization representations and warranties of Ouster contained in the Merger Agreement will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements.

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each of the Ouster Fundamental Representations (except for those certain capitalization representations and warranties described above) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

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each of the remaining representations and warranties of Ouster contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

•	each of the covenants of Ouster to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 20-day cure period).

Conditions to the Obligations of Ouster

The obligation of Ouster to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Ouster:

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each of the representations and warranties of CLA regarding its capitalization, as provided for in the Merger Agreement, will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement;

•

each of the other representations and warranties of CLA contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of Merger Agreement which are contemplated or expressly permitted by Merger Agreement or the Ancillary Agreements;

•	each of the covenants of CLA to be performed as of or prior to the Closing will have been performed in all material respects;

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the Domestication will have been completed as contemplated by the Merger Agreement and a time- stamped copy of the certificate issued by the Delaware Secretary of State in relation thereto will have been delivered to Ouster (for additional information, see “Domestication Proposal”); and

•	the amount of cash available in the trust account following the extraordinary general meeting, will be at least equal to the Minimum Cash Amount.

Termination; Effectiveness

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

•	by written consent of Ouster and CLA;

•	by Ouster or CLA if any Governmental Order has become final and nonappealable which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting the Merger;

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by Ouster if the CLA Shareholder Approval will not have been obtained by reason of the failure to obtain the required vote at a meeting of CLA’s shareholders duly convened therefor or at any adjournment thereof;

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prior to the Closing, by written notice to Ouster from CLA in the event of certain uncured breaches on the part of Ouster or if the Closing has not occurred on or before June 30, 2021 (the “Agreement End Date”), unless CLA is in material breach of the Merger Agreement; or

•

prior to the Closing, by written notice to CLA from Ouster in the event of certain uncured breaches on the part of CLA or Merger Sub or if the Closing has not occurred on or before the Agreement End Date, unless Ouster is in material breach of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of Ouster, CLA or Merger Sub, as the case may be, for any willful and material breach of the Merger Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Merger Agreement.

Waiver; Amendments

No provision of the Merger Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is effective. Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in the Merger Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver will be valid only if in writing signed by the waiving party.

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.

Fees and Expenses

If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, Ouster PubCo will, upon the consummation of the Merger and release of proceeds from the trust account, pay or cause to be paid all accrued and unpaid transaction expenses of Ouster and pay or cause to be paid all accrued transaction expenses of CLA. CLA and Ouster will exchange written statements listing all accrued and unpaid transaction expenses not less than two business days prior to the Closing Date.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, CLA, the Sponsor and Ouster entered into the Sponsor Support Agreement, dated as of December 21, 2020, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B. Pursuant to the Sponsor Support Agreement, the Sponsor agreed to, among other things, vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Support Agreement. Each officer and director of CLA has entered into a letter agreement with CLA in connection with CLA’s initial public offering, pursuant to which they agreed to vote any founder shares held by them and any public shares purchased during or after the initial public offering (including in open market and privately-negotiated transactions) in favor of the Business Combination.

The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the effective time of the Merger, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof, (c) the liquidation of CLA and (d) the written agreement of CLA, the Sponsor and Ouster. Upon such termination of the Sponsor Support Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Sponsor Support Agreement prior to such termination.

Ouster Holders Support Agreement

In connection with the execution of the Merger Agreement, CLA entered into a support agreement with Ouster and certain stockholders of Ouster (the “Ouster Stockholders”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Ouster Holders Support Agreement”). Pursuant to Ouster Holders Support Agreement, such Ouster Stockholders agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of Ouster Holders Support Agreement.

Pursuant to Ouster Holders Support Agreement, such Ouster Stockholders also agreed to, among other things, (a) exercise the drag-along rights pursuant to and in accordance with that certain Amended and Restated Voting Agreement, dated as of April 3, 2020, by and among Ouster and the Investors (as defined therein) and (b) terminate certain affiliate agreements at the Closing. Ouster Holders Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the effective time of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) as to each Ouster Stockholder party thereto, the mutual written agreement of CLA, Ouster, Merger Sub and such Ouster Stockholder.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Ouster PubCo, Sponsor, certain members of the Sponsor, the Sponsor Related PIPE Investor and the Ouster Holders, will enter into the Registration Rights Agreement, pursuant to which Ouster PubCo will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Ouster PubCo common stock and other equity securities of Ouster PubCo that are held by the parties thereto from time to time.

The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by CLA, Sponsor and the other parties thereto in connection with CLA’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (a) the five year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein).

PIPE Subscription Agreements

In connection with the execution of the Merger Agreement, CLA entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 10,000,000 shares of Ouster PubCo common stock at $10.00 per share for an aggregate commitment amount of $100,000,000. The closings under the Subscription Agreements will occur substantially concurrently with the Closing.

The Subscription Agreements provide that, solely with respect to subscriptions by third-party investors, CLA is required to file with the SEC, within 30 days after the Closing (the “Filing Deadline”), a registration statement registering the resale of the shares of Ouster PubCo common stock to be issued to any such third-party investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies the CLA that it will “review” such registration statement) following the earlier of (A) the filing of the registration statement and (B) Filing Deadline and (ii) the 10th business day after the date CLA is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing or in the future as a result of, or arising out of, the Subscription Agreements against CLA, including with respect to the trust account. The Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms and (ii) upon the mutual written agreement of Ouster, CLA and the applicable PIPE Investor.

Background of the Business Combination

The terms of the Business Combination are the result of negotiations among the representatives of CLA and Ouster. The following is a brief description of the background of these negotiations and the resulting Business Combination.

CLA is a blank check company incorporated on June 4, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On August 25, 2020, CLA consummated its initial public offering.

Following the closing of CLA’s initial public offering, a total of $200 million ($10.00 per unit) of the proceeds from its initial public offering was placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. As of September 30, 2020, funds in the trust account totaled $200,001,752. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of CLA’s obligation to redeem 100% of the public shares if it does not complete a business combination by August 25, 2022, and (3) the redemption of all of the public shares if CLA is unable to complete a business combination by August 25, 2022, subject to applicable law.

After completion of the initial public offering, CLA’s officers and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination. Representatives of CLA were contacted by, and representatives of CLA contacted, numerous individuals, financial advisors, business owners and other entities who offered to present ideas for business combination opportunities. CLA’s officers and directors and their affiliates actively searched for and brought business combination targets to CLA’s attention.

During the search process, CLA reviewed more than 40 acquisition opportunities across a wide range of industries including real estate, energy, hospitality, technology, agriculture, and telecommunications. CLA had active discussions with 24 of those potential business targets and delivered initial drafts of letters of intent to four of such companies, including Ouster. CLA ultimately determined to not proceed with each of the other potential acquisition opportunities, either because: (i) CLA did not prevail or could not pre-empt a competitive process; (ii) CLA could not come to an agreement with the counterparty on the economic terms for a potential transaction; or (iii) CLA concluded that the target business or the terms of a potential business combination would not be suitable for CLA. Confidentiality agreements entered into with Ouster and the other potential target businesses were individually negotiated on customary terms, did not include so-called “don’t ask, don’t waive” provisions, and either did not contain a standstill provision or provided that any standstill provision would sunset upon CLA’s entry into a definitive agreement such as the Merger Agreement.

On September 4, 2020, Remy W. Trafelet, CLA’s Chief Executive Officer, and Andrew Bail, Principal, Portfolio Manager from Longfellow Investment Management Company, a CLA shareholder, had a conversation about Ouster. Mr. Bail had a relationship with Ouster’s Chief Financial Officer, Anna Brunelle, and thought CLA should have a conversation with Ouster’s senior leadership team to hear about the company.

After the call, Mr. Bail sent an introductory email to Mr. Trafelet and Ms. Brunelle and suggested that the two should discuss a potential transaction.

On September 10, 2020, Ms. Brunelle sent Mr. Trafelet an email which provided a brief overview of Ouster and included an introductory presentation containing non-confidential materials regarding Ouster.

On September 17, 2020, CLA’s management team had a virtual meeting with members of Ouster’s leadership team including Angus Pacala, Co-Founder and Chief Executive Officer, and Ms. Brunelle. During the meeting, the Ouster team provided additional non-confidential information to CLA regarding Ouster’s business and operations. Following the call, a member of Ouster’s in-house legal department sent Mr. Trafelet a confidentiality agreement which CLA revised and returned to Ouster along with an executed signature page.

On September 17, 2020, CLA’s management team had a call with BTIG, LLC (“BTIG”), one of the underwriters in CLA’s initial public offering, regarding their discussions with Ouster. Thereafter, CLA and BTIG began conducting research on Ouster.

On September 20, 2020, a member of Ouster’s in-house legal department sent CLA a countersigned, fully executed confidentiality agreement.

During the week of September 21, 2020, members of management of CLA and Ouster exchanged multiple emails during which they discussed the next steps towards a potential transaction and the ability for CLA to begin a preliminary diligence review of confidential Ouster materials.

On October 2, 2020, Ms. Brunelle sent an email introducing the CLA team to representatives of Citigroup Global Markets Inc. (“Citi”), who was serving as financial advisor to Ouster. Mr. Trafelet responded later that day with a presentation including background information on CLA.

Later on October 2, 2020, a representative of Citi sent an email to the CLA team to coordinate a management presentation call, which was ultimately scheduled for October 13, 2020.

Between October 6, 2020 and October 26, 2020, CLA’s management team conducted extensive due diligence on Ouster including (i) an in depth review of the financial models prepared by Ouster’s management which focused on a granular review of projected revenue, unit demand, unit selling prices, cost of goods sold, and operating margins (the “Draft Projections”); (ii) research on the lidar market and competitive companies; and (iii) an in depth valuation of Ouster considering numerous valuation methodologies as well as a comparative analysis to other existing or soon to be publicly traded lidar companies.

On October 13, 2020, members of Ouster management and members of CLA management met via-teleconference, during which members of Ouster management presented their management presentation intended for prospective investors. At the conclusion of the meeting, both parties expressed their interest in continuing the discussions regarding a potential transaction.

On October 14, 2020, Mr. Trafelet had a call with the several bankers from Barclays Capital Inc. (“Barclays”), including Mark Zanoli, Andrew Garcia and Sean Harrington to discuss the Ouster opportunity and Barclays’s interest in serving as a capital markets advisor and PIPE placement agent for CLA.

On October 20, 2020, Mr. Trafelet flew to San Francisco to have a due diligence meeting with Mr. Pacala and Ms. Brunelle.

On October 22, 2020, Mr. Trafelet had a call with David Blau, a member of Ouster’s board of directors and an affiliate of an Ouster stockholder. On the same day, Citi arranged for a follow up call with Ouster, CLA and Barclays.

On October 26, 2020, Mr. Trafelet submitted CLA’s initial letter of intent (the “LOI”) to Ouster along with an in-depth presentation which discussed the proposed terms of the transaction, company valuation and market positioning strategy, and provided background on the Sponsor as well as a summary of the additional value that CLA believed it and its team could bring to the transaction. The LOI valued Ouster at a fully-diluted pre-money equity valuation of $3.1 billion. The LOI also proposed that in connection with the potential transaction, CLA would raise a PIPE of between $200 million and $300 million. Subject to the ultimate size of the PIPE, as proposed in the LOI, Ouster and its existing stockholders would own approximately 85% to 87% of the pro forma company after consummation of a transaction.

On October 29, 2020, Ouster’s board of directors held a call with CLA’s management team to discuss the LOI and the prospective transaction between Ouster and CLA. Ouster’s management team and representatives from Citi, Barclays and BTIG were present during the call. Both parties mutually agreed to move forward with discussions, pending certain revisions to the LOI.

From October 30, 2020 through November 6, 2020, CLA and Ouster traded multiple revised drafts of the LOI and negotiated several key points, including the fully-diluted pre-money equity valuation for Ouster, the appropriate size of the PIPE Investment, the minimum cash condition and certain governance matters.

On November 1, 2020, a representative from Citi sent Mr. Trafelet and Joseph Sambuco, CLA’s chairman, an email indicating that CLA would be receiving a mark-up of its LOI. Mr. Trafelet and Mr. Sambuco received the revised draft later that day.

On November 2, 2020, Mr. Sambuco had a call with Ouster during which he conveyed that market circumstances had changed, and that CLA was no longer interested in proceeding at a fully-diluted pre-money equity value of $3.1 billion. During the call, they discussed a valuation in the $2.4 billion range and a PIPE Investment of $100 million.

On November 4, 2020, Mr. Trafelet and Mr. Sambuco had a call with Mr. Pacala and Ms. Brunelle who presented slides with relative valuations between $1.0 billion and $2.4 billion suggesting a fully-diluted pre-money equity valuation of $1.75 billion.

On November 5, 2020, Mr. Trafelet and Mr. Sambuco had another call with Mr. Pacala and Ms. Brunelle. During this call, Mr. Trafelet and Mr. Sambuco conveyed to Mr. Pacala and Ms. Brunelle that they did not wish to proceed with the proposed transaction at a fully-diluted pre-money equity valuation of $1.75 billion.

On November 6, 2020, Mr. Trafelet, Mr. Sambuco and Ouster agreed to pursue a transaction with a fully-diluted pre-money valuation of $1.5 billion and finalized the remaining terms of the LOI. Mr. Sambuco then sent a revised LOI to Ouster and later that day, Mr.Trafelet and Mr. Sambuco received a signed LOI from Ouster.

On November 9, 2020, Mr. Trafelet sent a countersigned, fully executed LOI to Mr. Pacala and Ms. Brunelle. The fully executed LOI was also sent to CLA’s legal counsel, White & Case LLP (“White & Case”).

On November 13, 2020, CLA had a board meeting during which the proposed transaction with Ouster was discussed. Prior to the board meeting, the board of directors of CLA (the “CLA Board”) was provided a copy of the revised LOI and accompanying presentation CLA submitted to Ouster on October 26, 2020. Mr. Trafelet led the discussion regarding the proposed transaction with Ouster. Mr. Trafelet discussed the history of the proposed transaction, including a brief discussion on how CLA arrived at the lower fully-diluted pre-money equity valuation of $1.5 billion from $3.1 billion given (i) the tightening of the PIPE market, (ii) consideration of the recent trading performance of other lidar companies who had completed business combinations with special purpose acquisition companies, (iii) consideration of the recent trading performance of special purpose acquisition companies who had announced business combinations with lidar companies but had not yet completed their proposed transactions, and (iv) the belief that the combined company would be more attractive to investors at a lower valuation. Mr. Sambuco also informed the CLA Board that the proposed transaction with Ouster included an obligation to raise the PIPE Investment which would be announced simultaneously with the execution of transaction documents between CLA and Ouster. Mr. Trafelet noted that the Sponsor Related PIPE Investor agreed to invest (or cause its affiliates to invest) at least $25 million of the total PIPE Investment.

On November 17, 2020, team members from Ouster, Citi, CLA, Barclays and BTIG held a virtual meeting during which the parties discussed Ouster’s management presentation initially provided on October 13, 2020, and members of Ouster management answered questions from the Barclays and BTIG teams.

On November 19, 2020, members of CLA management had a call with Ouster’s management team to discuss the Draft Projections, including certain assumptions made therein. Following the call, and at the advice of CLA, Ouster management elected to revise the Draft Projections to better focus on demand forecasts and product-cost projections.

On November 22, 2020, CLA held a call with members from ICR Inc. (“ICR”) to discuss ICR serving as CLA’s public relations company for the Ouster transaction.

On November 23, 2020, CLA held a call with Chord Advisors (“Chord”) to discuss Chord working with CLA during the business combination process. Later that day, White & Case and Latham & Watkins LLP (“Latham”), legal counsel to Ouster, held a kick-off call to discuss the transaction documents that would need to be prepared in connection with the potential transaction.

From November 23, 2020 until December 4, 2020, Latham prepared initial drafts of the Merger Agreement and related ancillary agreements (the “Transaction Agreements”).

Throughout the weeks of November 23, 2020, November 30, 2020 and December 7, 2020, the CLA and White & Case teams continued to review documents provided in a virtual data room opened by Ouster. In addition, during this period, White & Case sent multiple due diligence request lists to Latham and Ouster and the parties held several due diligence calls during which members of management of CLA and Ouster and representatives of White & Case and Latham actively participated.

On November 30, 2020, representatives of Ouster and CLA held a follow-up call to further review the Draft Projections. At the conclusion of the meeting, Ouster management determined that further revisions to the Draft Projections were necessary.

On December 1, 2020, representatives of Ouster, Citi, Barclays, BTIG and CLA met via teleconference to discuss the investor presentation for the PIPE Investment and the appropriate positioning of Ouster in the marketplace.

On December 2, 2020, Ouster, Citi, Barclays, BTIG and CLA representatives met via teleconference to finalize the Draft Projections. Following conclusion of the meeting, the parties determined that the Projections should be presented to potential PIPE Investors.

On December 3, 2020, CLA management had a call with representatives of ICR to further discuss CLA engaging ICR to provide investor relations and public relations messaging with respect to CLA’s potential business combination with Ouster. CLA also had an internal call with White & Case to discuss intellectual property due diligence and had an investor presentation review call with Ouster, Citi, Barclays, BTIG, ICR and CLA.

On December 4, 2020, CLA executed an engagement letter with BTIG to serve as co-placement agent with respect to the PIPE Investment. CLA also executed an engagement letter with ICR to serve as public relations and communications advisor with respect to the Ouster transaction.

Also on December 4, 2020, representatives of Latham sent initial drafts of the Merger Agreement and related Transaction Agreements to representatives of White & Case.

On December 5, 2020, CLA executed an engagement letter with Barclays to serve as co-placement agent with respect to the PIPE Investment and to serve as capital markets and M&A financial advisor. Barclays was not engaged to, and did not, prepare, provide or deliver any written presentation, report, opinion or appraisal relating to the Business Combination for or to either CLA’s management or its board of directors.

On December 5 and 6, 2020, CLA had a PIPE Investor presentation review call with Ouster management and representatives from each of Citi, Barclays and BTIG. Also on December 5, 2020, representatives of White & Case sent initial drafts of the form of Subscription Agreement and Sponsor Support Agreement to representatives of Latham, which Latham revised and returned to White & Case later that day.

On December 7, 2020, representatives of White & Case sent revised drafts of the Merger Agreement and related Transaction Agreements to representatives of Latham.

From December 7, 2020 until December 21, 2020, representatives of White & Case and Latham, with input from members of management of CLA and Ouster, respectively, traded multiple drafts of the Merger Agreement and the related Transaction Agreements and negotiated key terms in the documents, including various representations and warranties, the conditions to closing, including the Minimum Cash Condition, termination rights of the parties and the appropriate bring-downs for the representations and warranties at Closing.

From December 7, 2020 through December 21, 2020, representatives of Ouster, CLA, Barclays and BTIG held meetings with prospective PIPE Investors.

On December 10, 2020, the CLA Board had a virtual meeting with Mr. Pacala and Ms. Brunelle, during which Mr. Pacala and Ms. Brunelle presented their PIPE presentation intended for prospective PIPE Investors.

On December 13, 2020, representatives of CLA, Ouster, White & Case and Latham finalized the form of Subscription Agreement to be provided to the PIPE Investors in connection with the PIPE Investment, and on December 14, 2020, the form of Subscription Agreement was made available for review by potential PIPE Investors.

From December 16, 2020 until December 21, 2020, representatives of White & Case and Latham negotiated the terms of the Subscription Agreement with the various PIPE Investors. On December 20, 2020, an agreement was reached to decrease the portion of the PIPE Investment to be purchased by the Sponsor Related PIPE Investor to allow more investors, including existing Ouster investors, to participate in the PIPE Investment. Throughout the day on December 21, 2020, an agreement was reached with each of the PIPE Investors to execute a Subscription Agreement simultaneously with the execution of the Merger Agreement and the related Transaction Agreements.

During the evening on December 21, 2020, the CLA Board, with representatives of Barclays, BTIG and White & Case present, met telephonically to discuss the Business Combination, including a detailed discussion of the forms of Transaction Agreements. The CLA Board reviewed the proposed terms of the Transaction Agreements that had been negotiated with Ouster and its representatives. The CLA Board then discussed other factors, including those described below under the caption “ —CLA’s Board of Directors’ Reasons for the Approval of the Business Combination.” At the end of the meeting, the Transaction Agreements were unanimously approved by the CLA Board, subject to final negotiations and modifications, and the CLA Board determined to recommend the approval of the Transaction Agreements to its shareholders.

Later in the evening on December 21, 2020, the Merger Agreements and certain Transaction Agreements were executed.

Prior to the market open on December 22, 2020, CLA and Ouster issued a joint press release announcing the execution of the Merger Agreement and certain Transaction Agreements. Shortly thereafter, CLA filed with the SEC a Current Report on Form 8-K announcing the execution of the Merger Agreement.

CLA’s Board of Directors’ Reasons for the Approval of the Business Combination

Before reaching its decision on December 21, 2020, the CLA Board consulted with its management team, legal counsel and other advisors. The CLA Board considered a number and wide variety of factors in connection with its evaluation of the Business Combination in reaching its determination and supporting its decision. Among those factors, the CLA Board reviewed the results of due diligence conducted by CLA’s management, which included:

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Public research on the lidar industry and its prospects, a review of Ouster’s historical financial performance and forecasts including revenues, cost of goods sold, operating costs, EBITDA, capital expenditures, cash flow and other relevant financial and operating metrics;

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Extensive conference call meetings with Ouster’s management team and representatives regarding operations, company products and services, intellectual property, key customers, suppliers, end market industries, total available market for each industry and growth prospects, among other customary due diligence matters;

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Review of Ouster’s material business contracts, corporate books and records, government regulations and filings, intellectual property and information technology and certain other legal and environmental due diligence;

•	Calls with select Ouster customers;

•	Financial and accounting due diligence; and

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The refinement of Ouster’s Draft Projections, which specifically focused on developing a comprehensive, fully dynamic financial model primarily based on Ouster’s existing customer demand forecasts and product-cost projections.

The CLA Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the CLA Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the CLA Board may have given different weight to different factors in their evaluation of the Business Combination.

In the prospectus for CLA’s initial public offering, CLA identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses, although CLA also indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines. The CLA Board considered these factors in its evaluation of Ouster.

Ouster Business Size. CLA intended to pursue companies with a current enterprise value of $600 million to $1.0 billion.

Although Ouster’s fully diluted pre-money equity valuation of $1.5 billion is above CLA’s targeted business size, for the reasons set forth below, CLA believes Ouster is a more than suitable business target. Moreover, the increased size, without a relative reduction in the percentage of the go-forward company to be held by CLA shareholders, provides greater financial benefits for CLA shareholders.

Domestic and International Focus. CLA intended to pursue companies domiciled in the United States, Asia or United Kingdom.

Ouster satisfies this criteria because Ouster is headquartered in San Francisco, California. Additionally, CLA believes that Ouster can benefit from CLA’s management’s extensive international business network since Ouster has international operations in Asia with subsidiaries located in Hong Kong, Thailand and China.

Public Company Benefits. CLA intended to pursue companies where the combined entity would benefit from being publicly traded with access to the public capital markets and reduced cost of equity and debt capital.

Ouster satisfies this criteria in that Ouster will not only be able to take advantage of the estimated cash to balance sheet of up to approximately $265 million post-Business Combination, which assumes that no CLA Class A ordinary shares are redeemed in connection with the Business Combination, but Ouster will have increased access to capital to pursue revenue growth opportunities sooner than contemplated and/or merger and acquisition related activities.

Liquidity Needs. CLA intended to pursue target companies that have near and intermediate term liquidity needs but have demonstrated the ability to generate free cash flow and offer compelling growth opportunities.

Ouster partially satisfies this criteria in that Ouster does not have enough current assets to fund its projected operating shortfalls. Although Ouster has not previously generated positive free cash flow, Ouster operates in a growth market that it estimates is approximately $2 billion globally today, growing to more than $8 billion globally by 2025 and more than $47 billion globally by 2030. Based on the Projections (as defined below), Ouster’s projected compound annual growth rate is anticipated to be 143% over the next 5 years culminating in projected revenues of $1.5 billion for the 2025 calendar year.

Growth Opportunities. CLA sought to acquire a company that would benefit from a capital infusion to recapitalize existing financial obligations, provide growth capital and provide necessary working capital in case of short-term financial distress.

Ouster satisfies this criteria as the expected proceeds raised in the proposed Business Combination and related transactions are expected to be used to recapitalize Ouster’s balance sheet and fund an estimated $134 million of operating shortfalls projected over the next two years.

Valuation. CLA sought to acquire fundamentally sound companies with proven track records of free cash flow generation, but that due to market circumstances were temporarily undervalued.

Ouster partially satisfies this criteria in that CLA is acquiring Ouster at a valuation discount relative to its peer group. Given the decreased trading prices of several publicly traded lidar companies who had recently completed business combinations with special purpose acquisition companies, CLA management and Ouster management agreed on a company valuation and market positioning strategy intended to result in near term success and a positive outcome for existing Ouster shareholders, CLA’s shareholders and prospective PIPE Investors.

The post-money enterprise value to EBITDA multiples of 6.2x of Ouster’s 2024 projected EBITDA and 2.8x of Ouster’s 2025 projected EBITDA compare favorably to the valuations for recent transactions involving competing lidar companies, which were valued at 2024/2025 post-money enterprise value to EBITDA multiples of 7.8x to 36.6x.

Platform Opportunities. CLA intended to seek business targets that can be grown through an acquisition strategy creating a platform for additional acquisitions.

Ouster partially satisfies this criteria. Although Ouster is not anticipating significant growth through M&A activities in the short term, there exists the possibility that Ouster will be able to grow its revenues in the future by acquiring businesses complementary to its own.

Relationships & Experience. CLA wanted to capitalize on its management team’s and directors’ ability to identify and acquire a business or businesses that will benefit from its global relationships, investment track records and operating success.

Ouster satisfies this criteria in that CLA has provided Ouster invaluable information and guidance as it relates to public market positioning, business strategy, and properly conveying Ouster’s value proposition and the benefits of investing with Ouster to the market.

Risk Adjusted Returns. CLA sought to acquire a business that it believes can offer attractive risk-adjusted returns for shareholders. CLA’s goal was to focus on companies that have demonstrated an ability, or future potential, to generate free cash flow while offering attractive growth prospects at discount valuations.

Ouster satisfies this criteria in that CLA is acquiring a market leading company at a significant discount relative to its peers. As the first to market with patented digital lidar, Ouster is poised to continue its market positioning as the high performance, low cost lidar solution which will enable the ubiquitous adoption of lidar and fuel Ouster’s projected revenue and EBITDA growth.

Proven Management Teams. CLA sought to acquire a business with a strong management team and proven track record of driving revenue growth, enhancing profitability and generating free cash flow. As future directors of the business combination, CLA sought opportunities where its management team could guide and complement existing management unlocking opportunities for future growth and enhanced profitability.

Ouster satisfies this criteria in that Ouster’s management team is comprised of senior executives who are visionaries and market leaders in the lidar space, have public market chief financial officer experience, and who had the foresight to develop a business strategy and product that will enable them to be the high-performance, low cost provider in the lidar space. The management team has been extremely supportive of CLA’s guidance and input regarding the market positioning strategies, which is based on the CLA management team’s years of investing in public market companies.

Aside from the alignment of the Ouster opportunity with CLA’s desired investment criteria noted in the prospectus to its initial public offering, CLA identified several other positive factors of this transaction, including:

Superior Technology Compared to Alternatives. The CLA Board believes that Ouster’s digital lidar technology is superior to existing products on the market, with significantly lower cost as compared to legacy analog solutions and compelling price to performance capabilities that expand the potential uses of Ouster’s digital lidar technology. The CLA Board believes that these factors will enable Ouster to increase its market share and introduce its products into a variety of different markets.

Other Alternatives. The CLA Board believes, after a thorough review of other business combination opportunities reasonably available to CLA, that the proposed Business Combination represents the best potential initial business combination for CLA based upon the process utilized to evaluate and assess other potential acquisition targets.

PIPE Commitment. The PIPE Investors have committed to purchase $100 million in Ouster PubCo common stock at $10.00 per share. This shows market support for the Business Combination and reduces the minimum required cash from the trust account.

Seller’s Retained Interest. Ouster’s existing shareholders are rolling 100% of their equity and will own an 81% stake in the pro forma company which shows an ongoing equity commitment.

Although the CLA Board did not seek a third party valuation, and did not receive a valuation opinion from any third party in connection with the Business Combination, the CLA Board relied on CLA’s management team’s collective experience in public market transactions in constructing and evaluating financial models and projections and conducting valuations of businesses.

In negotiations, Ouster was ascribed a fully-diluted pre-money equity value of $1.5 billion, which is approximately 1.0x projected revenues for 2025 and 2.8x projected EBITDA for 2025. The Board concluded that this is a fair and reasonable valuation given (i) the implied valuation of Ouster’s peer group and (ii) Ouster’s growth prospects, business strategy, market-leading digital lidar technology and other compelling aspects of the transaction.

The CLA Board also gave consideration to certain negative factors (which are more fully described in the section entitled “Risk Factors” of this proxy statement/prospectus, although not weighted or in any order of significance).

The risk that CLA’s public shareholders would vote against the BCA Proposal or exercise their redemption rights

The CLA Board considered the risk that some of the current public shareholders would vote against the BCA Proposal or decide to exercise their redemption rights, thereby reducing the amount of cash available in the trust account to an amount below the minimum amount required to consummate the Business Combination. The CLA Board concluded, however, that the risk was mitigated because of the market confidence shown by the PIPE Investors, which the CLA Board considered a strong endorsement of the quality of the Business Combination. Further, the fact that public shareholders may vote for the BCA Proposal while also exercising their redemption rights mitigates incentive for a public shareholder to vote against the BCA Proposal, especially to the extent that they hold public warrants which would be worthless if the Business Combination is not completed.

CLA’s management and the CLA Board may have different interests in the Business Combination than the public shareholders

The CLA Board considered the fact that members of CLA’s management and the CLA Board may have interests that are different from, or are in addition to, the interests of CLA’s shareholders generally, including the matters described under “—Certain Benefits of CLA’s Directors and Officers and Others in the Business Combination” below. However, the CLA Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the initial public offering prospectus and (ii) these disparate interests would exist or may be even greater with respect to a business combination with any target company.

The CLA Board also considered a variety of additional uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

Liquidation of CLA. The risks and costs to CLA if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which could result in CLA being unable to effect an initial business combination by August 25, 2022 and force the Company to liquidate and the warrants to expire worthless.

Competition. The fact that there are a number of companies competing in the lidar industry and the possibility that Ouster may be unable to attract and retain additional customers, or the possibility that one of its competitors may be able to develop new technology or business strategies that may negatively impact Ouster’s operations and growth prospects.

Revenue Status. The risks related to Ouster’s status as a company that only relatively recently began selling its products and the possibility that the Ouster management team may be unable to execute its business plan or achieve and sustain profitability.

Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CLA’s control.

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

Fees and Expenses. The fees and expenses associated with completing the Business Combination.

Public Company Status. The requirements of being a public company, including compliance with the SEC’s requirements regarding internal control over financial reporting, may strain Ouster PubCo’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than Ouster PubCo anticipates.

Certain Benefits of CLA’s Directors and Officers and Others in the Business Combination

In considering the recommendation of the CLA Board in favor of approval of the Business Combination, it should be noted that CLA’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•

Prior to CLA’s initial public offering, the Sponsor purchased 5,750,000 CLA Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.005 per share. As a result of the significantly lower investment per share of our Sponsor as compared with the investment per share of CLA’s public shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of our public shareholders. In addition, if CLA does not consummate a business combination by August 25, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,000,000 CLA Class B ordinary shares owned by the Sponsor would be worthless because following the redemption of the public shares, CLA would likely have few, if any, net assets and because the Sponsor and CLA’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any CLA Class A ordinary shares and CLA Class B ordinary shares held by it or them, as applicable, if CLA fails to complete a business combination within the required period. Additionally, in such event, the 6,000,000 private placement warrants purchased by the Sponsor simultaneously with the consummation of CLA’s initial public offering for an aggregate purchase price of $6,000,000 will also expire worthless. CLA’s directors and executive officers, Joseph S. Sambuco, Remy W. Trafelet, James C. Flores, Emil W. Henry, Jr. and Manny De Zárraga, also have a direct or indirect economic interest in such private placement warrants and in the 5,000,000 CLA Class B ordinary shares owned by the Sponsor. The 5,000,000 shares of Ouster PubCo common stock into which the 5,000,000 CLA Class B ordinary shares held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $             million based upon the closing price of $             per public share on the NYSE on             , the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Ouster PubCo common stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, CLA believes such shares have less value. The 6,000,000 Ouster PubCo warrants into which the 6,000,000 private placement warrants held by the Sponsor will automatically convert in connection with the Merger (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $             million based upon the closing price of $             per public warrant on the NYSE on             , the most recent practicable date prior to the date of this proxy statement/prospectus.

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Remy W. Trafelet, a current director of CLA, is expected to be a director of Ouster after the consummation of the Business Combination. As such, in the future, Mr. Trafelet may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that Ouster’s board of directors determines to pay to its non-employee directors.

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CLA’s existing directors and officers will be eligible for continued indemnification and continued coverage under CLA’s directors’ and officers’ liability insurance policy after the Merger and pursuant to the Merger Agreement.

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The Sponsor Related PIPE Investor (or an affiliate thereof) has subscribed for $11,750,000 of the PIPE Investment, for which it will receive 1,175,000 shares of Ouster PubCo common stock. The 1,175,000 shares of Ouster PubCo common stock which the Sponsor Related PIPE Investor (or an affiliate thereof) has subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of $             million based upon the closing price of $             per public share on the NYSE on             , the most recent practicable date prior to the date of this proxy statement/prospectus. See “Certain Relationships and Related Person Transactions—CLA—Subscription Agreements”.

•

In order to protect the amounts held in CLA’s trust account, the Sponsor has agreed that it will be liable to CLA if and to the extent any claims by a third party for services rendered or products sold to CLA, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, less taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of CLA’s initial public offering against certain liabilities, including liabilities under the Securities Act.

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CLA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. However, if CLA fails to consummate a business combination by August 25, 2022, they will not have any claim against the trust account for reimbursement. Accordingly, CLA may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date.

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Pursuant to the Registration Rights Agreement, the Sponsor, certain members of the Sponsor and the Sponsor Related PIPE Investor will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Ouster PubCo common stock and warrants held by such parties following the consummation of the Business Combination.

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The Proposed Certificate of Incorporation will contain a provision expressly electing that Ouster PubCo will not to be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, although it will provide other restrictions regarding takeovers by interested stockholders.

Projected Financial Information

In connection with its consideration of the potential business combination, the CLA Board was provided with prospective financial information prepared by Ouster’s management team (the “Projections”).

The Projections are included in this proxy statement/prospectus solely to provide CLA’s stockholders access to information made available in connection with the CLA Board’s consideration of the proposed business combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was December 4, 2020.

The Projections were prepared in good faith by Ouster’s management team with input from CLA’s management team and are based on Ouster’s reasonable best estimates and assumptions with respect to the expected future financial performance of Ouster at the time the Projections were prepared and speak only as of that time.

The Projections were developed by Ouster’s management team with input from CLA as well as Barclays and BTIG. The group considered various material assumptions, including, but not limited to, the following:

•	developing a model focused on actual projected unit demand from over 200 existing key customers;

•	diversified market penetration into Ouster’s four distinct target markets: industrial, robotics, smart infrastructure and automotive;

•	timing of the acquisition of new key customers and unit demand;

•	expected declining cost of goods sold with volume production;

•	cost of goods sold figures verified by an industry leading third party;

•	projected decline in both average selling prices and cost of goods sold as more ubiquitous adoption of lidar technology unfolds;

•	increasing gross profit margin percentage despite projected declines in average selling prices; and

•	projected customer win rates.

The Projections were prepared solely for internal use and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections were prepared by Ouster. The Projections included in this document have been prepared by, and are the responsibility of, Ouster’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this document relates to Ouster’s previously issued financial statements. It does not extend to the Projections and should not be read to do so. Furthermore, the Projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the Projections is provided in this proxy statement/prospectus because the Projections were made available to CLA. The inclusion of the Projections in this proxy statement/prospectus should not be regarded as an indication that CLA, the CLA Board, or their respective affiliates, advisors or other representatives considered, or now considers, such Projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the BCA Proposal. No person has made or makes any representation or warranty to any CLA shareholder regarding the information included in these Projections. The Projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information. The Projections should not be viewed as public guidance.

The Projections are not included in this proxy statement/prospectus in order to induce any CLA shareholders to vote in favor of any of the proposals at the special meeting.

CLA encourages you to review the financial statements of Ouster included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Selected Historical Consolidated Financial Information of Ouster”, and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

Below is a summary of the key Projections.

($ in millions) Year	Revenue	EBITDA	EBITDA Margin	EBITDA Less CapEx	Gross Profit	Gross Profit Margin
2020	$19	$(40)	—	$(44)	$1	8%
2021	$34	$(74)	—	$(79)	$9	26%
2022	$107	$(60)	—	$(65)	$33	31%
2023	$323	$33	10%	$26	$143	44%
2024	$818	$254	31%	$249	$450	55%
2025	$1,584	$569	36%	$564	$938	59%

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF INTERNAL FINANCIAL PROJECTIONS, NONE OF CLA, OUSTER OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES UNDERTAKES ANY OBLIGATION TO, AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO, UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS AND THEIR PRESENTATION TO THE CLA BOARD, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Satisfaction of 80% Test

NYSE rules require that CLA must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (excluding the amount of any deferred underwriting discount held in trust) at the time of CLA’s signing a definitive agreement in connection with its initial business combination. Based on the fully-diluted pre-money equity valuation of $1.5 billion for Ouster compared to the approximately $200 million in the trust account, the fact that the purchase price for Ouster was the result of an arm’s length negotiation and all of the factors described in this section and the section of this proxy statement/prospectus entitled “BCA Proposal—The Merger Agreement”, the CLA Board determined that this requirement was met.

Expected Accounting Treatment of the Business Combination

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Ouster PubCo immediately following the Domestication will be the same as those of CLA immediately prior to the Domestication.

The Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, CLA is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Ouster issuing stock for the net assets of CLA, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On                 , CLA and Ouster filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. On                 , both CLA and Ouster received notice that early termination had been granted.

At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Antitrust Division or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. CLA cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, CLA cannot assure you as to its result.

Neither CLA nor Ouster are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the BCA Proposal requires an ordinary resolution under the Cayman Islands Companies law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The BCA Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the BCA Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s entry into the Merger Agreement, dated as of December 21, 2020 (the “Merger Agreement”), by and among CLA, Beam Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and subsidiary of CLA, and Ouster, Inc. (“Ouster”), a Delaware corporation, (a copy of which is attached to the proxy statement/prospectus as Annex A), pursuant to which, among other things, following the Domestication of CLA to Delaware as described below, the merger of Merger Sub with and into Ouster (the “Merger”), with Ouster surviving the Merger as a wholly owned subsidiary of Ouster PubCo, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”

Recommendation of CLA’s Board of Directors

THE CLA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CLA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BCA PROPOSAL.

The existence of financial and personal interests of one or more of CLA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “—Interests of CLA’s Directors and Officers in the Business Combination” for a further discussion.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then CLA is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Merger. If, however, the Domestication Proposal is approved, but the BCA Proposal is not approved, then neither the Domestication nor the Merger will be consummated.

As a condition to Closing the Merger, the board of directors of CLA has unanimously approved a change of CLA’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with CLA’s Plan of Domestication (included as an exhibit to the registration statement of which this proxy statement/prospectus is a part), to effect the Domestication, CLA will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which CLA will be domesticated and continue as a Delaware corporation.

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding 5,000,000 CLA Class B ordinary shares will convert automatically, on a one-for-one basis, into a CLA Class A ordinary share, (2) immediately following the conversion described in clause (1), each of the then issued and outstanding 25,000,000 CLA Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Ouster PubCo common stock, (3) each of the then issued and outstanding 10,000,000 CLA warrants will convert automatically into a Ouster PubCo warrant, pursuant to the Warrant Agreement (4) each CLA unit will be cancelled and will entitle the holder thereof to one share of Ouster PubCo common stock and one-half of one Ouster PubCo warrant, and (5) each of the then issued and outstanding 6,000,000 private placement warrants of CLA will convert automatically into an Ouster PubCo warrant pursuant to the Warrant Agreement. No fractional Ouster PubCo warrants will be issued upon separation of the CLA units.

The Domestication Proposal, if approved, will approve a change of CLA’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while CLA is currently governed by the Cayman Islands Companies Law, upon the Domestication, Ouster PubCo will be governed by the DGCL. CLA encourages shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, CLA notes that if the Domestication Proposal is approved, then CLA will also ask its shareholders to approve the Organizational Documents Proposal (discussed below), which, if approved, will replace CLA’s current memorandum and articles of association under the Cayman Islands Companies Law with a new certificate of incorporation and bylaws of Ouster PubCo under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and CLA encourages shareholders to carefully consult the information set out below under “Organizational Documents Proposal,” the Cayman Constitutional Documents of CLA, attached hereto as Annex G and the Proposed Organizational Documents of Ouster PubCo, attached hereto as Annex H and Annex I.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.

The board of directors of CLA believes that there are several reasons why a reincorporation in Delaware is in the best interests of CLA and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•

Prominence, Predictability, and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to Ouster PubCo, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Ouster PubCo’s stockholders from possible abuses by directors and officers.

•

Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Ouster PubCo’s incorporation in Delaware may make Ouster PubCo more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws - especially those relating to director indemnification (as discussed below) - draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable Ouster PubCo to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, CLA believes that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, CLA believes that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Ouster PubCo immediately following the Domestication will be the same as those of CLA immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of the Company (as amended) and be registered by way of continuation as a corporation in the State of Delaware and conditional upon, and with effect from, the registration of the Company in the State of Delaware as a corporation with the laws of the State of Delaware, the name of the Company be changed to “Ouster, Inc.”

Recommendation of the CLA Board of Directors

THE CLA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of CLA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of CLA’s Directors and Officers in the Business Combination” for a further discussion.

ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

If the Domestication Proposal is approved and the Business Combination is to be consummated, CLA will replace the current amended and restated memorandum of association of CLA under the Cayman Islands Companies Law (the “Existing Memorandum”) and the current amended and restated articles of association of CLA (as may be amended from time to time) (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, under the Cayman Islands Companies Law, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of Ouster, Inc., in each case, under the DGCL.

CLA’s shareholders are asked to consider and vote upon and to adopt the Proposed Organizational Documents (collectively, the “Organizational Documents Proposal”) in connection with the replacement of the Cayman Constitutional Documents. The Organizational Documents Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of ordinary shares.

Reasons for the Amendments

CLA’s Board of Directors’ reasons for proposing the Proposed Organizational Documents are set forth below. The following is a summary of the key changes effected by the Proposed Organizational Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex H, and by reference to the full text of the Proposed Bylaws, a copy of which is included as Annex I:

•	change the corporate name from “Colonnade Acquisition Corp.” to “Ouster, Inc.”;

•

increase the total number of shares of our capital stock from (i) 20,000,000 CLA Class A ordinary shares, 20,000,000 CLA Class B ordinary shares and 1,000,000 preference shares, par value $0.0001 per share, of CLA (the “CLA Preference Shares”) to (ii) 1,000,000,000 shares of Ouster PubCo common stock and 100,000,000 shares of Ouster PubCo preferred stock; and

•

to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex H and Annex I, respectively).

Resolution

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex H and Annex I, respectively), with such principal changes as described in Advisory Organizational Documents Proposals A-G.”

Vote Required for Approval

The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

The Organizational Documents Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of ordinary shares.

Recommendation of the CLA Board of Directors

CLA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

The existence of financial and personal interests of CLA’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of CLA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “BCA Proposal—Interests of CLA’s Directors and Officers in the Business Combination” for a further discussion.

ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

If the Domestication Proposal is approved and the Business Combination is to be consummated, CLA will replace the Cayman Constitutional Documents, under the Cayman Islands Companies Law, with the Proposed Organizational Documents of Ouster PubCo, under the DGCL.

CLA’s shareholders are asked to consider and vote upon and to approve on a non-binding advisory basis by special resolution seven separate proposals (collectively, the “Advisory Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. The Advisory Organizational Documents Proposals are conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, the Advisory Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.

The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Cayman Constitutional Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of CLA, attached to this proxy statement/prospectus as Annex G, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex H and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex I. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Cayman Constitutional Documents are governed by the Cayman Islands Companies Law and the Proposed Organizational Documents will be governed by the DGCL, CLA encourages shareholders to carefully consult the information set out under the section entitled “Comparison of Corporate Governance and Shareholder Rights”.

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Advisory Organizational Documents Proposal 4A)

The Cayman Constitutional Documents authorize 221,000,000 CLA shares, consisting of 200,000,000 CLA Class A ordinary shares, 20,000,000 CLA Class B ordinary shares and 1,000,000 CLA preference shares.

See paragraph 4 of the Existing Memorandum.

See Article 51 of the Cayman Constitutional Documents.

The Proposed Organizational Documents authorize 1,100,000,000 shares, consisting of 1,000,000,000 shares of Ouster PubCo common stock and 100,000,000 shares of Ouster PubCo preferred stock.

See Article IV of the Proposed Certificate of Incorporation.

Default rule under the DGCL.

Exclusive Forum Provision (Advisory Organizational Documents Proposal 4B)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Organizational Documents adopt (i) Delaware as the exclusive forum for certain stockholder litigation and (ii) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

These provisions are inapplicable to suits brought to enforce any liability or duty created by the

	Cayman Constitutional Documents	Proposed Organizational Documents
Exchange Act and any stockholder litigation for which the federal courts of the United States of America have exclusive jurisdiction. See Article XII of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Advisory Organizational Documents Proposal 4C)	The Cayman Constitutional Documents do not provide restrictions on takeovers of CLA by a related shareholder following a business combination.

The Proposed Organizational Documents will have Ouster PubCo elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other similar restrictions regarding takeovers by interested stockholders.

See Article X of the Proposed Certificate of Incorporation.

Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents (Advisory Organizational Documents Proposal 4D)

The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting.

See Article 18.3 of the Cayman Constitutional Documents.

The Proposed Organizational Documents require the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (i) adopt, amend or repeal the Proposed Bylaws, and to (ii) amend, alter, repeal or rescind Articles V(B), VII, VIII, IX, X, XI, XII and XIII of the Certificate of Incorporation.

See Article XIII of the Proposed Certificate of Incorporation.

Removal of Directors (Advisory Organizational Documents Proposal 4E)

The Cayman Constitutional Documents provide that before a Business Combination, holders of Class B Shares may remove any director, and that after a Business Combination, shareholders may by an Ordinary Resolution remove any director.

See Article 31 of the Cayman Constitutional Documents.

The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors.

See Article VII, subsection (C) of the Proposed Certificate of Incorporation.

Action by Written Consent of Stockholders (Advisory Organizational Documents Proposal 4F)	The Cayman Constitutional Documents permit shareholders to approve matters by unanimous written resolution. See Article 31.4 of the Cayman Constitutional Documents.

The Proposed Organizational Documents require stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

See Article VIII, subsection (A) of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents

Other Changes In Connection With Adoption of the Proposed Organizational Documents (Advisory Organizational Documents Proposal 4G)

The Cayman Constitutional Documents include provisions related to CLA’s status as a blank check company prior to the consummation of a business combination.

See Article 51 of the Cayman Constitutional Documents.

The Proposed Organizational Documents do not include such provisions related to CLA’s status as a blank check company, which no longer will apply upon consummation of the Merger, as CLA will cease to be a blank check company at such time.

Overview

Advisory Organizational Documents Proposal 4A—Authorized Shares

CLA’s stockholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize the change in the authorized capital stock of CLA from (i) 200,000,000 CLA Class A ordinary shares, 20,000,000 CLA Class B ordinary shares and 1,000,000 preference shares, par value $0.0001 per share, of CLA (the “CLA Preference Shares”) to (ii) 1,000,000,000 shares of Ouster PubCo common stock and 100,000,000 shares of Ouster PubCo preferred stock.

As of the date of this proxy statement/prospectus, there are (i) 20,000,000 CLA Class A ordinary shares issued and outstanding, (ii) 5,000,000 CLA Class B ordinary shares issued and outstanding and (iii) no CLA Preference Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (x) 10,000,000 public warrants and 6,000,000 private placement warrants of CLA, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, the CLA warrants will be exercisable after giving effect to the Merger for one share of Ouster PubCo common stock at an exercise price of $11.50 per share. No CLA warrants are exercisable until the later of (x) August 25, 2021 and (y) 30 days after the Closing.

Pursuant to the Merger Agreement, Ouster PubCo will issue or, as applicable, reserve for issuance in respect of Ouster Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Ouster PubCo common stock, an aggregate of 125,196,001 shares of Ouster PubCo common stock to Ouster PubCo Stockholders, and pursuant to the PIPE Investment, Ouster PubCo will issue 10,000,000 shares of Ouster PubCo common stock to the PIPE Investors.

In order to ensure that Ouster PubCo has sufficient authorized capital for future issuances, CLA’s board of directors has approved, subject to stockholder approval, that the Proposed Organizational Documents of Ouster PubCo change the authorized capital stock of CLA from (i) 200,000,000 CLA Class A ordinary shares, 20,000,000 CLA Class B ordinary shares and 1,000,000 CLA Preference Shares to (ii) 1,000,000,000 shares of Ouster PubCo common stock and 100,000,000 shares of Ouster PubCo preferred stock.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Ouster PubCo, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4B—Exclusive Forum Provision

CLA’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

The Proposed Organizational Documents stipulate that the Court of Chancery for the State of Delaware (the “Court of Chancery”) be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder (including a beneficial owner) to bring (i) any derivative action, suit or proceeding brought on Ouster PubCo’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Ouster PubCo to Ouster PubCo or Ouster PubCo’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (v) any action, suit or proceeding asserting a claim against Ouster PubCo or any current or former director, officer or stockholder governed by the internal affairs doctrine. The Proposed Certificate of Incorporation will further provide that unless Ouster PubCo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Ouster PubCo, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4C—Takeovers by Interested Stockholders

CLA’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize electing not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders and, instead, be governed by a provision substantially similar to Section 203 of the DGCL.

The Proposed Organizational Documents will cause Ouster PubCo to not to be governed by Section 203 of the DGCL and, instead, include a provision in the Proposed Certificate of Incorporation that is substantially similar to Section 203 of the DGCL.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Ouster PubCo, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4D—Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents

CLA’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions providing that the affirmative vote of at least two-thirds of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders to (i) adopt, amend or repeal the Proposed Bylaws and (ii) amend, alter, repeal or rescind Articles V(B), VII, VIII, IX, X, XI, XII and XIII of the Proposed Certificate of Incorporation.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Ouster PubCo, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4E—Removal of Directors

CLA’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Ouster PubCo, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4F—Action by Written Consent of Stockholders

CLA’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Ouster PubCo, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Advisory Organizational Documents Proposal 4G—Other Changes In Connectio With Adoption of the Proposed Organizational Documents

CLA’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize (1) changing the corporate name from “Colonnade Acquisition Corp.” to “Ouster, Inc.”, (2) making Ouster PubCo’s corporate existence perpetual, and (3) removing certain provisions related to CLA’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of CLA’s operations should CLA not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Merger, Ouster, Inc., will not be a blank check company.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Ouster PubCo, copies of which are attached to this proxy statement/prospectus as Annex H and Annex I. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Implementation of each of the Advisory Organizational Documents Proposals, will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with Ouster PubCo’s Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Advisory Organizational Documents Proposal 4, there are other differences between the Cayman Constitutional Documents and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve the Organizational Documents Proposal.

Reasons for Amendments

Advisory Organizational Documents Proposal 4A—Authorized Shares

The principal purpose of this proposal is to provide for an authorized capital structure of Ouster PubCo that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for CLA to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs.

Advisory Organizational Documents Proposal 4B—Exclusive Forum Provision

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Ouster PubCo in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Ouster PubCo will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided, that these exclusive forum provisions will not apply to suits brought to enforce any cause of action arising under the Securities Act, any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make Ouster PubCo’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Advisory Organizational Documents Proposal 4C—Takeovers by Interested Stockholders

CLA’s board of directors intends to shield stockholders from the coerciveness of front-end loaded two-tier offers by preventing the offer or from effecting the second step of the offer unless the target’s board of directors approves such transaction.

Ouster PubCo will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL.

CLA’s board of directors has elected to opt out of Section 203, but the board of directors believes that it is in the best interests of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the board of directors and therefore provides an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of Ouster PubCo. Such provisions may make it more difficult for an acquiror to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving Ouster PubCo that have not been approved by the board of directors. The board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, they would not ultimately prevent a potential takeover that enjoys the support of stockholders and that they will also help to prevent a third party from acquiring “creeping control” of Ouster PubCo without paying a fair premium to all stockholders.

Advisory Organizational Documents Proposal 4D—Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents

The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting. The Proposed Organizational Documents require the affirmative vote of at least two-thirds of the voting power of the outstanding shares to (i) adopt, amend or repeal the Proposed Bylaws, and to (ii) amend, alter, repeal or rescind Articles V(B), VII, VIII, IX, X, XI, XII and XIII of the Certificate of Incorporation. The amendments are intended to protect the Proposed Bylaws and certain key provisions of the Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Advisory Organizational Documents Proposal 4E—Removal of Directors

The Cayman Constitutional Documents provide that before a Business Combination, holders of Class B Shares may remove any director, and that after a Business Combination, shareholders may by an ordinary resolution remove any director. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors. CLA’s board of directors believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of Ouster PubCo’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of Ouster PubCo’s board of directors.

Advisory Organizational Documents Proposal 4F—Action by Written Consent of Stockholders

Under the Proposed Organizational Documents, Ouster PubCo’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend Ouster PubCo’s organizational documents outside of a duly called special or annual meeting of the stockholders of Ouster PubCo. Further, our board of directors believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which CLA is aware to obtain control of Ouster PubCo, and CLA and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of Ouster PubCo. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Advisory Organizational Documents Proposal 4G—Provisions Related to Status as Blank Check Company

CLA’s board of directors believes that changing Ouster PubCo’s corporate name from “Colonnade Acquisition Corp.” to “Ouster, Inc.” and making corporate existence perpetual is desirable to reflect the Business Combination with Ouster and to clearly identify Ouster PubCo as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and CLA’s board of directors believes that it is the most appropriate period for CLA following the Business Combination.

The elimination of certain provisions related to CLA’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve Ouster PubCo and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and CLA’s board of directors believes it is the most appropriate period for Ouster PubCo following the Business Combination. In addition, certain other provisions in CLA’s current organizational documents require that proceeds from CLA’s initial public offering be held in the trust account until a business combination or liquidation of CLA has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Vote Required for Approval

The approval of the Advisory Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Advisory Organizational Documents Proposals are not conditioned upon any other proposal.

Recommendation of the CLA Board of Directors

CLA’s BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of CLA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of CLA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL

Overview

Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Incentive Award Plan Proposal are approved, CLA’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.

Reasons for the Approval for Purposes of NYSE Listing Rule 312.03

Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Section 312.03(d) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Upon the consummation of the Merger, CLA expects to issue an estimated 135,196,001 shares of Ouster PubCo common stock in connection with the Business Combination and the PIPE Investment. For further details, see “BCA Proposal—The Merger Agreement—Consideration—Aggregate Merger Consideration.”

Accordingly, the aggregate number of shares of Ouster PubCo common stock that CLA will issue in connection with the Business Combination and the PIPE Investment will exceed 20% of both the voting power and the shares of Ouster PubCo common stock outstanding before such issuance and may result in a change of control of the registrant under Section 312.03(d) of the NYSE’s Listed Company Manual, and for these reasons, CLA is seeking the approval of CLA shareholders for the issuance of shares of Ouster PubCo common stock pursuant in connection with the Business Combination and the PIPE Investment.

Additionally, pursuant to Section 312.03(b) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to (1) a director, officer or substantial security holder of the company (each a “Related Party”), (2) a subsidiary, affiliate or other closely related person of a Related Party or (3) any company or entity in which a Related Party has a substantial direct or indirect interest, in each case, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. In connection with the PIPE Investment, the Sponsor Related PIPE Investor is expected to be issued 1,175,000 shares of Ouster PubCo common stock.

Accordingly, the aggregate number of shares of Ouster PubCo common stock that CLA will issue to a Related Party in the PIPE Investment may exceed 1% of the shares of Ouster PubCo common stock outstanding before such issuance, and for this reason, CLA is seeking the approval of CLA shareholders for the issuance of shares of Ouster PubCo common stock pursuant in connection with the PIPE Investment.

Effect of the Proposal on Current Shareholders

In the event that this proposal is not approved by CLA shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by CLA shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Ouster PubCo common stock pursuant to the Merger Agreement or the PIPE Investment, such shares of Ouster PubCo common stock will not be issued.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of shares of Ouster PubCo common stock pursuant to the Merger Agreement and the PIPE Investment, including to Ouster Stockholders and the PIPE Investors, be approved in all respects.”

Recommendation of the CLA Board of Directors

THE CLA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of CLA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CLA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, CLA’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of CLA’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE AWARD PLAN PROPOSAL

Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved, CLA is asking its shareholders to approve by ordinary resolution the Ouster, Inc. 2021 Incentive Award Plan (the “2021 Plan”) and the material terms thereunder. The CLA board of directors approved the 2021 Plan, prior to the extraordinary general meeting, subject to shareholder approval at the extraordinary general meeting. The 2021 Plan became effective as of the date it was adopted by the CLA board of directors, subject to approval from the CLA shareholders.

The 2021 Plan is described in more detail below. A copy of the 2021 Plan is attached to this proxy statement/prospectus as Annex F.

The 2021 Plan

The principal purpose of the 2021 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of shareholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to our success. The CLA board of directors believes that equity awards are necessary for Ouster to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees.

Summary of the 2021 Plan

This section summarizes certain principal features of the 2021 Plan. The summary is qualified in its entirety by reference to the complete text of the 2021 Plan.

Eligibility and Administration

Options, restricted stock units and other stock-based and cash-based awards under the 2021 Plan may be granted to individuals who are then our officers, employees or consultants or are the officers, employees or consultants of certain of our subsidiaries. Such awards also may be granted to our directors. Only employees of our company or certain of our subsidiaries may be granted incentive stock options, or ISOs.

The compensation committee of our board of directors is expected to administer the 2021 Plan unless our board of directors assumes authority for administration. The compensation committee must consist of at least three members of our board of directors, each of whom is intended to qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “independent director” within the meaning of the rules of the applicable stock exchange, or other principal securities market on which shares of our common stock are traded. The 2021 Plan provides that the board or compensation committee may delegate its authority to grant awards to employees other than executive officers and certain senior executives of the company to a committee consisting of one or more members of our board of directors or one or more of our officers, other than awards made to our non-employee directors, which must be approved by our full board of directors.

Subject to the terms and conditions of the 2021 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2021 Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the 2021 Plan. Our board of directors may at any time remove the compensation committee as the administrator and revest in itself the authority to administer the 2021 Plan. The full board of directors will administer the 2021 Plan with respect to awards to non-employee directors.

Shares Available for Awards

Under the 2021 Plan,              shares of our common stock will be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, performance bonus awards, performance stock unit awards, dividend equivalents, or other stock or cash based awards. The number of shares of common stock initially reserved for issuance or transfer pursuant to awards under the 2021 Plan will be increased by (i) the number of shares of common stock represented by awards outstanding under the Ouster, Inc. Amended and Restated 2015 Plan, as amended, that become available for issuance under the counting provisions described below following the effective date and (ii) an annual increase on the first day of each fiscal year beginning in 2022 and ending in 2031, equal to the lesser of (A) 5% of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of common stock as determined by our board of directors; provided, however, that no more than shares of common stock may be issued upon the exercise of incentive stock options.

The following counting provisions will be in effect for the share reserve under the 2021 Plan:

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to the extent that an award terminates, expires or lapses for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2021 Plan;

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to the extent shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2021 Plan, such tendered or withheld shares will be available for future grants under the 2021 Plan;

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to the extent shares subject to stock appreciation rights are not issued in connection with the stock settlement of stock appreciation rights on exercise thereof, such shares will be available for future grants under the 2021 Plan;

•	the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2021 Plan; and

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to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2021 Plan.

The 2021 Plan also provides that the sum of the grant date fair value of all equity-based awards and the maximum that may become payable pursuant to a cash-based award to any individual for services as a non-employee director during any calendar year may not exceed $1,500,000.

Types of Awards

The 2021 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, performance bonus awards, performance stock units, other stock- or cash-based awards and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

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Nonstatutory Stock Options, or NSOs, provide for the right to purchase shares of our common stock at a specified price that may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

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Incentive Stock Options, or ISOs, will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2021 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

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Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Holders of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, dividends will not be released until restrictions are removed or expire.

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Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

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Stock Appreciation Rights, or SARs, may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our common stock over a set exercise price. The exercise price of any SAR granted under the 2021 Plan must be at least 100% of the fair market value of a share of our common stock on the date of grant. SARs under the 2021 Plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator.

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Performance Bonus Awards and Performance Stock Units are denominated in cash or shares/unit equivalents, respectively, and may be linked to one or more performance or other criteria as determined by the administrator.

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Other Stock or Cash Based Awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The administrator will determine the terms and conditions of other stock or cash based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

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Dividend Equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are converted to cash or shares by such formula and such time as determined by the administrator. In addition, dividend equivalents with respect to an awards subject to vesting will either (i) to the extent permitted by applicable law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related award.

Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.

Change in Control

In the event of any stock dividend or other distribution, stock split, reverse stock split, reorganization, combination or exchange of shares, merger, consolidation, split-up, spin-off, recapitalization, repurchase or any other corporate event affecting the number of outstanding shares of our common stock or the share price of our common stock that would require adjustments to the 2021 Plan or any awards under the 2021 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to: (i) the aggregate number and type of shares subject to the 2021 Plan; (ii) the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and (iii) the grant or exercise price per share of any outstanding awards under the 2021 Plan. Notwithstanding the foregoing, and unless otherwise provided in the applicable award agreement, in the event that a participant experiences a Termination of Service (as defined in the 2021 Plan) that is effected by the Company other than for Cause (as defined in the 2021 Plan) or by the participant for Good Reason (as defined in the 2021 Plan), in either case, on or following a Change in Control, then, as of immediately prior to such Termination of Service, each of the Participant’s outstanding awards will vest, any restrictions thereon lapse and any risk of forfeiture thereon lapse, in each case, as to all of the shares of Common Stock subject to the award.

Amendment and Termination

The administrator may terminate, amend or modify the 2021 Plan at any time and from time to time. However, we must generally obtain shareholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). Notwithstanding the foregoing, an option may be amended to reduce the per share exercise price below the per share exercise price of such option on the grant date and options may be granted in exchange for, or in connection with, the cancellation or surrender of options having a higher per share exercise price without receiving additional shareholder approval.

No incentive stock options may be granted pursuant to the 2021 Plan after the tenth anniversary of the effective date of the 2021 Plan, and no additional annual share increases to the 2021 Plan’s aggregate share limit will occur from and after such anniversary. Any award that is outstanding on the termination date of the 2021 Plan will remain in force according to the terms of the 2021 Plan and the applicable award agreement.

Foreign Participants, Claw-back Provisions, Transferability and Participant Payments

The plan administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Except as the plan administrator may determine or provide in an award agreement, awards under the 2021 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2021 Plan, and exercise price obligations arising in connection with the exercise of stock options under the 2021 Plan, the plan administrator may, in its discretion, accept cash, wire transfer or check, shares of common stock that meet specified conditions, a promissory note, a “market sell order,” such other consideration as the plan administrator deems suitable or any combination of the foregoing.

United States Federal Income Tax Consequences

The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences. Actual tax consequences to participants in the 2021 Plan may be either more or less favorable than those described below depending on the participants’ particular circumstances. State and local tax consequences may in some cases differ from the U.S. federal income tax consequences. The following summary of the income tax consequences in respect of the 2021 Plan is for general information only. Interested parties should consult their own advisors as to the specific tax consequences of their awards, including the applicability and effect of state, local and foreign laws.

Incentive Stock Options

No income will be recognized by a participant for United States federal income tax purposes upon the grant or exercise of an incentive stock option under the 2021 Plan. The basis of shares transferred to a participant upon exercise of an incentive stock option is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the option, the participant generally will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. Any additional gain realized by the participant upon the disposition will be a capital gain. The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an incentive stock option, a participant may be subject to alternative minimum tax as a result of the exercise.

Nonstatutory Stock Options

No income is expected to be recognized by a participant for United States federal income tax purposes upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. Income recognized upon the exercise of a nonstatutory stock option will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. Nonstatutory stock options are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.

Stock Appreciation Rights

There is expected to be no United States federal income tax consequences to either the participant or the employer upon the grant of SARs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any common stock received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Restricted Stock

If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for United States federal income tax purposes at the time of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for United States federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.

Dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b) of the Code. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant.

If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for United States federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefor. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the restricted shares, subject to the deduction limitations described below.

Restricted Stock Units

There generally will be no United States federal income tax consequences to either the participant or the employer upon the grant of RSUs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of common stock in payment of the RSUs in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash and the fair market value of any common stock the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Stock Awards

If a participant receives a stock award in lieu of a cash payment that would otherwise have been made, the participant generally will be taxed as if the cash payment has been received, and the employer will have a deduction in the same amount.

Limitation on the Employer’s Compensation Deduction

Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million.

Excess Parachute Payments

Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the 2021 Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.

Application of Section 409A of the Code

Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving nonstatutory deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” includes equity-based incentive programs, including some stock options, stock appreciation rights and RSU programs. Generally speaking, Section 409A does not apply to incentive stock options, non-discounted nonstatutory stock options and stock appreciation rights if no deferral is provided beyond exercise, or restricted stock.

The awards made pursuant to the 2021 Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code to the extent the awards granted under the 2021 Plan are not exempt from coverage. However, if the 2021 Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.

State, local and foreign tax consequences may in some cases differ from the United States federal income tax consequences described above. The foregoing summary of the United States federal income tax consequences in respect of the 2021 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.

The 2021 Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.

New Plan Benefits

Grants under the 2021 Plan will be made at the discretion of the plan administrator and are not currently determinable. The value of the awards granted under the 2021 Plan will depend on a number of factors, including the fair market value of the common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Interests of Certain Persons in this Proposal

CLA’s directors and executive officers may be considered to have an interest in the approval of the 2021 Plan because they may in the future receive awards under the 2021 Plan. Nevertheless, the board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the 2021 Plan.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s adoption of Ouster, Inc. 2021 Incentive Award Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

Vote Required

The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Incentive Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Incentive Plan Proposal will have no effect, even if approved by holders of ordinary shares.

Board’s Recommendation

THE CLA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CLA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows CLA’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and Ouster PubCo and their respective stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See “BCA Proposal—Interests of CLA’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, CLA’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Adjournment Proposal is not conditioned upon any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”

Recommendation of the CLA Board of Directors

CLA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of CLA’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of CLA and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “BCA Proposal—Interests of CLA’s Directors and Officers in the Business Combination” for a further discussion.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations (i) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of CLA Class A ordinary shares and CLA warrants (each, a “CLA Security”) of the Domestication and (ii) for Holders of CLA Class A ordinary shares that elect to have the Ouster PubCo common stock they receive in connection with the Domestication redeemed for cash if the Business Combination is completed. This section applies only to Holders that hold their CLA Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). For purposes of this discussion, because the components of a CLA unit are generally separable at the option of the Holder, the Holder of a CLA unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying CLA Class A ordinary share and CLA warrant components of the CLA unit. Accordingly, the separation of a CLA unit into the CLA Class A ordinary share and the one-half of one CLA warrant underlying the CLA unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of CLA Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including any redemption of the Ouster PubCo common stock) with respect to any CLA Class A ordinary shares and CLA warrants held through CLA units (including alternative characterizations of CLA units).

This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules with respect to the CLA Securities;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);

•	U.S. expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of CLA Class A ordinary shares (except as specifically provided below);

•	the Sponsor or its affiliates, officers or directors;

•	persons that acquired their CLA Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold their CLA Securities as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds CLA Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any CLA Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication and the exercise of redemption rights with respect to their Class A ordinary shares.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.

We have not sought, and do not intend to, seek any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION AND EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO THE CLASS A ORDINARY SHARES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION AND THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.

I.	U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of a CLA Security who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

A.	Tax Effects of the Domestication to U.S. Holders

1. Generally

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, CLA will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, in connection with the Closing, will change its name to “Ouster Inc.”

CLA intends for the Domestication to qualify as an F Reorganization. CLA has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication.

Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of CLA Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. Holder.

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of CLA Securities generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the sections entitled “—3. Effects of Section 367 to U.S. Holders of CLA Class A Ordinary Shares” and “—5. PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if CLA (i) transferred all of its assets and liabilities to Ouster PubCo in exchange for all of the outstanding common stock and warrants of Ouster PubCo; and (ii) then distributed the common stock and warrants of Ouster PubCo to the holders of securities of CLA in liquidation of CLA. The taxable year of CLA will be deemed to end on the date of the Domestication.

Subject to the discussion below under the section entitled “—5. PFIC Considerations,” if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of CLA Securities generally would recognize gain or loss with respect to its CLA Securities in an amount equal to the difference, if any, between the fair market value of the corresponding common stock and warrants of Ouster PubCo received in the Domestication and the U.S. Holder’s adjusted tax basis in its CLA Securities surrendered.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to CLA Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to CLA Class A ordinary shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Following the Domestication, a U.S. Holder generally would be required to include in gross income as U.S. source dividend income the amount of any distribution of cash or other property paid on the Ouster PubCo common stock to the extent the distribution is paid out of Ouster PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). U.S. Holders are urged to consult with their tax advisors regarding this and any other tax considerations of owning stock and warrants of a U.S. corporation, i.e., Ouster PubCo, rather than a non-U.S. corporation following the Domestication.

2.	Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “—5. PFIC Considerations”: (i) the tax basis of a share of Ouster PubCo common stock or Ouster PubCo warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the CLA Class A ordinary share or CLA warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of Ouster PubCo common stock or a Ouster PubCo warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the CLA Class A ordinary share or CLA warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’ basis in the common stock and warrants of Ouster PubCo would be equal to the fair market value of such common stock and warrants of Ouster PubCo on the date of the Domestication, and such U.S. Holder’ holding period for the such common stock and warrants of Ouster PubCo would begin on the day following the date of the Domestication. Shareholders who hold different blocks of CLA Securities (generally, shares of CLA Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of CLA Securities.

3.	Effects of Section 367 to U.S. Holders of CLA Class A Ordinary Shares

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “—E. PFIC Considerations,” Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to their CLA Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules, as discussed below under the section entitled “—5. PFIC Considerations,” as a result of the Domestication.

a.	U.S. Holders Whose CLA Class A Ordinary Shares Have a Fair Market Value of $50,000 or More and Who Own 10 Percent or More (By Vote or Value) of CLA Stock

Subject to the discussion below under the section entitled “—5. PFIC Considerations,” a U.S. Holder whose CLA Class A ordinary shares have a fair market value of $50,000 or more on the date of the Domestication and who beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of CLA stock entitled to vote or 10% or more of the total value of all classes of CLA stock (a “10% U.S. Shareholder”) on such date must include in income as a dividend deemed paid by CLA the “all earnings and profits amount” attributable to the CLA Class A ordinary shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of CLA warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its CLA Class A ordinary shares is the net positive earnings and profits of CLA (as determined under Treasury Regulations under Section 367) attributable to such CLA Class A ordinary shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such CLA Class A ordinary shares. Treasury Regulations under Section 367 provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

CLA does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If CLA’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its CLA Class A ordinary shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of CLA’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by CLA under Treasury Regulations under Section 367 as a result of the Domestication.

b.	U.S. Holders Whose CLA Class A Ordinary Shares Have a Fair Market Value of $50,000 or More But Who Own Less Than 10% (By Vote or Value) of CLA Stock

Subject to the discussion below under the section entitled “—5. PFIC Considerations,” a U.S. Holder whose CLA Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder will recognize gain (but not loss) with respect to its CLA Class A ordinary shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s CLA Class A ordinary shares as described below.

Subject to the discussion below under the section entitled “—5. PFIC Considerations,” unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to Ouster PubCo common stock received in the Domestication in an amount equal to the excess of the fair market value of such Ouster PubCo common stock over the U.S. Holder’s adjusted tax basis in the CLA Class A ordinary shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of CLA Class A ordinary shares (generally, CLA Class A ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend paid by CLA the “all earnings and profits amount” attributable to its CLA Class A ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from CLA establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s CLA Class A ordinary shares and (B) a representation that the U.S. Holder has notified CLA (or Ouster PubCo) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to CLA or Ouster PubCo no later than the date such tax return is filed. In connection with this election, CLA may in its discretion provide each U.S. Holder eligible to make such an election with information regarding CLA’s earnings and profits upon written request.

CLA does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that CLA had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its CLA Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by CLA under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS CLA CLASS A ORDINARY SHARES UNDER SECTION 367(b) AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

c.	U.S. Holders that Own CLA Class A Ordinary Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder whose CLA Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “—5. PFIC Considerations.”

4.	Tax Consequences for U.S. Holders of CLA Warrants

Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described under the section entitled “—3. Effects of Section 367 to U.S. Holders of CLA Class A Ordinary Shares—a. U.S. Holders Whose CLA Class A Ordinary Shares Have a Fair Market Value of $50,000 or More and Who Own 10 Percent or More (By Vote or Value) of CLA Stock” above relating to a U.S. Holder’s ownership of CLA warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below under the section entitled “—5. PFIC Considerations” relating to the PFIC rules, a U.S. Holder of CLA warrants should not be subject to U.S. federal income tax with respect to the exchange of their CLA warrants for Ouster PubCo warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

5.	PFIC Considerations

Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion under the section entitled “—3. Effects of Section 367 to U.S. Holders of CLA Class A Ordinary Shares” above), the Domestication could be a taxable event to U.S. Holders under the passive foreign investment company (“PFIC”) provisions of the Code if CLA is considered a PFIC.

a.	Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

b.	PFIC Status of CLA

Based upon the composition of its income and assets, and upon a review of its financial statements, CLA believes that it likely will not be eligible for the startup exception and therefore likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the Domestication.

c.	Effects of PFIC Rules on the Domestication

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of CLA Class A ordinary shares and CLA warrants as a result of the Domestication if:

(i)	CLA were classified as a PFIC at any time during such U.S. Holder’s holding period in such CLA Class A ordinary shares or CLA warrants; and

(ii)

the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such CLA Class A ordinary shares or in which CLA was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such CLA Class A ordinary shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor an MTM Election can be made with respect to warrants.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of CLA. Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s CLA Class A ordinary shares or CLA warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which CLA was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by CLA, the gain realized on the transfer is taxable as an excess distribution under these rules, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under these rules is taxable as provided under Section 367(b). See the discussion above under the section entitled “—3. Effects of Section 367 to U.S. Holders of CLA Class A Ordinary Shares.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of CLA Class A ordinary shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their CLA Class A ordinary shares and CLA warrants under the PFIC rules in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its CLA Class A ordinary shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”

The application of the PFIC rules to U.S. Holders of CLA warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a CLA warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of CLA warrants for Ouster PubCo warrants pursuant to the Domestication.

Any gain recognized by a Non-Electing Shareholder of CLA Class A ordinary shares or a U.S. Holder of CLA warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

As noted above, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization if CLA is considered a PFIC. If the Domestication fails to qualify as an F Reorganization, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the PFIC rules in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

d.	QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of CLA Class A ordinary shares will depend on whether the U.S. Holder has made a timely and effective election to treat CLA as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of CLA Class A ordinary shares during which CLA qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s CLA Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its CLA Class A ordinary shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its CLA Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to CLA is contingent upon, among other things, the provision by CLA of a “PFIC Annual Information Statement” to such U.S. Holder. CLA will endeavor to provide PFIC Annual Information Statements, upon written request, to U.S. Holders of CLA Class A ordinary shares with respect to each taxable year for which CLA determines it is a PFIC. There is no assurance, however, that CLA will timely provide such information. As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to CLA warrants under applicable final Treasury Regulations. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their CLA Class A ordinary shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “—C. Effects of Section 367 to U.S. Holders of CLA Class A Ordinary shares—1. Generally” and subject to the discussion above under “—Tax A. Tax Effects of the Domestication to U.S. Holders,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of CLA, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of CLA Class A ordinary shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE (an “MTM Election”). No assurance can be given that the CLA Class A ordinary shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect their CLA Class A ordinary shares in connection with the Domestication. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its CLA Class A ordinary shares at the end of its taxable year over its adjusted basis in its CLA Class A ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its CLA Class A ordinary shares over the fair market value of its CLA Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its CLA Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its CLA Class A ordinary shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to CLA Class A ordinary shares, including in connection with the Domestication. An MTM Election is not available with respect to warrants, including the CLA warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Tax Effects to U.S. Holders of Exercising Redemption Rights

1.	Generally

The U.S. federal income tax consequences to a U.S. Holder of CLA Class A ordinary shares (which will be exchanged for Ouster PubCo common stock in the Domestication) that exercises its redemption rights with respect to its CLA Class A ordinary shares to receive cash in exchange for all or a portion of its Ouster PubCo common stock received in the Domestication will depend on whether the redemption qualifies as a sale of shares of Ouster PubCo common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Ouster PubCo common stock by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “—3. Taxation of Redemption Treated as a Sale of Ouster PubCo

Common Stock.” If the redemption does not qualify as a sale of shares of Ouster PubCo common stock, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “—2. Taxation of Redemption Treated as a Distribution.”

Whether a redemption of shares of Ouster PubCo common stock qualifies for sale treatment will depend largely on the total number of shares of Ouster PubCo stock treated as held by the redeemed U.S. Holder before and after the redemption (including any stock constructively owned by the U.S. Holder as a result of owning Ouster PubCo warrants and any Ouster PubCo stock that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination or the PIPE Investment) relative to all of the Ouster PubCo stock outstanding both before and after the redemption. The redemption of Ouster PubCo common stock generally will be treated as a sale of Ouster PubCo common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in Ouster PubCo or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares of Ouster PubCo stock actually owned by the U.S. Holder, but also shares of Ouster PubCo stock that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Ouster PubCo common stock which could be acquired pursuant to the exercise of Ouster PubCo warrants. Moreover, any Ouster PubCo stock that a U.S. Holder directly or constructively acquires pursuant to the Business Combination or the PIPE Investment generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Ouster PubCo’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares of Ouster PubCo common stock must, among other requirements, be less than eighty percent (80%) of the percentage of Ouster PubCo’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account both redemptions by other holders of Ouster PubCo common stock and the Ouster PubCo common stock to be issued pursuant to the Business Combination or the PIPE Investment). There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of Ouster PubCo stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of Ouster PubCo stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of Ouster PubCo stock (including any stock constructively owned by the U.S. Holder as a result of owning Ouster PubCo warrants). The redemption of Ouster PubCo common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Ouster PubCo. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Ouster PubCo will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Ouster PubCo common stock will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “—2. Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Ouster PubCo common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Ouster PubCo stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Ouster PubCo warrants or possibly in other Ouster PubCo stock constructively owned by it.

2.	Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s shares of Ouster PubCo common stock is treated as a corporate distribution, as discussed above under the section entitled “—1. Generally,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Ouster PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Ouster PubCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of Ouster PubCo common stock. Any remaining excess will be treated as gain realized on the sale of Ouster PubCo common stock and will be treated as described below under the section entitled “—3. Taxation of Redemption Treated as a Sale of Ouster PubCo Common Stock.”

3.	Taxation of Redemption Treated as a Sale of Ouster PubCo Common Stock

If the redemption of a U.S. Holder’s shares of Ouster PubCo common stock is treated as a sale, as discussed above under the section entitled “—1. Generally,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares of Ouster PubCo common stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Ouster PubCo common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. Holders who hold different blocks of Ouster PubCo common stock (including as a result of holding different blocks of CLA Class A ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR OUSTER PUBCO COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

4.	Information Reporting and Backup Withholding

Payments of cash to a U.S. Holder as a result of the redemption of Ouster PubCo common stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

II.	NON-U.S. HOLDERS

As used herein, a “Non-U.S. Holder” is a beneficial owner of a CLA Security who or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. Holder.

A.	Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of CLA Securities.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of Ouster PubCo common stock and Ouster PubCo warrants by a Non-U.S. Holder after the Domestication.

B.	Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of Ouster PubCo stock or rights to acquire Ouster PubCo stock) made to a Non-U.S. Holder of shares of Ouster PubCo common stock, to the extent paid out of Ouster PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Ouster PubCo will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Ouster PubCo common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Ouster PubCo common stock, which will be treated as described under “—C. Sale, Taxable Exchange or Other Taxable Disposition of Ouster PubCo Common Stock and Warrants” below.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

C.	Sale, Taxable Exchange or Other Taxable Disposition of Ouster PubCo Common Stock and Warrants

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its Ouster PubCo common stock or Ouster PubCo warrants (including an expiration or redemption of the Ouster PubCo warrants, or a redemption of Ouster PubCo common stock that is treated as a sale or exchange as described under “—D. Effects to Non-U.S. Holders of Exercising Redemption Rights”), unless:

(i)

the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);

(ii)	such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met;

(iii)

Ouster PubCo is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of redemption or the period that the Non-U.S. Holder held Ouster PubCo common stock and, in the case where shares of Ouster PubCo common stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than five percent (5%) of Ouster PubCo common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. Holder’s holding period for the shares of Ouster PubCo common stock. There can be no assurance that Ouster PubCo common stock is or has been treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, Ouster PubCo may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. It is not expected that Ouster PubCo would be a United States real property holding corporation after the Domestication or immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether Ouster PubCo would be treated as a United States real property holding corporation in any future year.

D.	Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of CLA Class A ordinary shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Ouster PubCo common stock received in the Domestication will depend on whether the redemption qualifies as a sale of the Ouster PubCo common stock redeemed, as described above under “I. U.S. Holders—B. Tax Effects to U.S. Holders of Exercising Redemption Rights—1. Generally.” If such a redemption qualifies as a sale of Ouster PubCo common stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described above under “—C. Sale, Taxable Exchange or Other Taxable Disposition of Ouster PubCo Common Stock and Warrants.” If such a redemption does not qualify as a sale of Ouster PubCo common stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described above under “—B. Distributions.”

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s Ouster PubCo common stock, unless (i) the applicable withholding agent have established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “I. U.S. Holders—B. Tax Effects to U.S. Holders of Exercising Redemption Rights—1. Generally”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

E.	Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of Ouster PubCo common stock and Ouster PubCo warrants. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

F.	Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on Ouster PubCo common stock and Ouster PubCo warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of Ouster PubCo common stock and warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of CLA and Ouster adjusted to give effect to the Business Combination and the other events contemplated by the Merger Agreement.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the historical unaudited condensed balance sheet of CLA and the historical unaudited condensed consolidated balance sheet of Ouster as of September 30, 2020 on a pro forma basis as if the Business Combination and the other events contemplated by the Merger Agreement, summarized below, had been consummated on September 30, 2020.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 combines the historical unaudited condensed statement of operations of CLA for the period from June 4, 2020 (inception) through September 30, 2020 and the historical unaudited condensed consolidated statement of operations and comprehensive loss of Ouster for the nine months ended September 30, 2020, giving effect to the transaction as if the Business Combination and other events contemplated by the Merger Agreement had been consummated on January 1, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 presents historical consolidated statement of operations and comprehensive loss of Ouster for the year ended December 31, 2019, giving effect to the transaction as if the Business Combination and other events contemplated by the Merger Agreement had been consummated on January 1, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 does not include historical consolidated statement of operations of CLA as CLA was established on June 4, 2020.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•	the historical unaudited condensed financial statements of CLA as of and for the period from June 4, 2020 (inception) through September 30, 2020;

•

the (a) historical audited consolidated financial statements of Ouster as of and for the year ended December 31, 2019 and (b) historical unaudited condensed consolidated financial statements of Ouster as of and for the nine months ended September 30, 2020; and

•

other information relating to CLA and Ouster included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section titled “BCA Proposal.”

The unaudited pro forma condensed combined financial information should also be read together with “CLA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Ouster’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

Pursuant to the Merger Agreement, Merger Sub will merge with and into Ouster, with Ouster surviving the Merger. Ouster will become a wholly owned subsidiary of CLA and CLA will immediately be renamed “Ouster, Inc.” Upon the consummation of the Business Combination, Ouster’s equityholders will receive or have the right to receive shares of Ouster PubCo common stock at a deemed value of $10.00 per share after giving effect to the Exchange Ratio of 0.699 based on the terms of the Merger Agreement. Accordingly, an estimated 125,196,001 shares of Ouster PubCo common stock will be immediately issued and outstanding, based on Ouster’s Capital Stock balance as of December 6, 2020, an estimated 26,222,695 shares will be reserved for the potential future issuance of Ouster PubCo common stock upon the exercise of Ouster PubCo stock options and upon the exercise of Ouster PubCo warrants based on the following transactions contemplated by the Merger Agreement:

•

the conversion of all outstanding shares of Ouster’s redeemable convertible preferred stock into shares of Ouster common stock at the then-effective conversion rate as calculated pursuant to Ouster’s certificate of incorporation;

•

the cancellation of each issued and outstanding share of Ouster common stock (including shares of Ouster common stock resulting from the conversion of Ouster’s redeemable convertible preferred stock, but excluding shares of Ouster Restricted Stock) and the conversion into the right to receive a number of shares of Ouster PubCo common stock shares equal to the Exchange Ratio;

•

the assumed net share settlement of all outstanding Ouster warrants in accordance with their respective terms and immediate conversion of each share of Ouster redeemable convertible preferred stock issued upon such settlement into the right to receive a number of shares of Ouster PubCo common stock equal to the Exchange Ratio;

•

the conversion of all outstanding Ouster Options into options exercisable for shares of Ouster PubCo common stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the Exchange Ratio; and

•

the conversion of 6,592,584 outstanding unvested restricted shares of Ouster common stock and early exercised stock options subject to repurchase and 7,487,505 shares issued upon early exercise of Ouster stock options in exchange for nonrecourse notes into shares of Ouster PubCo common stock at the Exchange Ratio, which shares will continue to be governed by the same terms and conditions (including vesting and repurchase terms) effective immediately prior to the effective time of the Merger.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization under GAAP. Under this method of accounting, CLA will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Ouster stockholders comprising a relative majority of the voting power of Ouster PubCo and having the ability to nominate the members of the board of directors of Ouster PubCo, Ouster’s operations prior to the acquisition comprising the only ongoing operations of Ouster PubCo, and Ouster’s senior management comprising a majority of the senior management of Ouster PubCo. Accordingly, for accounting purposes, the financial statements of Ouster PubCo will represent a continuation of the financial statements of Ouster with the Business Combination being treated as the equivalent of Ouster issuing stock for the net assets of CLA, accompanied by a recapitalization. The net assets of CLA will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Ouster in future reports of Ouster PubCo.

Other Events in Connection with the Business Combination

In connection with the Business Combination, Ouster PubCo will issue and sell 10,000,000 shares of its common stock at a purchase price of $10.00 per share pursuant to the PIPE Investment.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are: (a) directly attributable to the Business Combination; (b) factually supportable; and (c) with respect to the pro forma statements of operations, expected to have a continuing impact on the results of Ouster PubCo. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of Ouster PubCo upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and do not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any additional Business Combination proceeds remaining after the payment of CLA underwriter fees and payment of transaction costs related to the Business Combination are expected to be used for other general corporate purposes. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Ouster PubCo following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. CLA and Ouster have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined information contained herein assumes that the CLA stockholders approve the Business Combination. CLA’s public stockholders may elect to redeem their public shares for cash even if they approve the Business Combination. CLA cannot predict how many of its public stockholders will exercise their right to redeem their CLA Class A ordinary shares for cash. Therefore, the unaudited pro forma condensed combined financial information present the following two redemption scenarios. The actual results may be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results:

The following table presents selected pro forma information after giving effect to the Business Combination and other events contemplated by the Merger Agreement, presented under two scenarios:

•	No Redemption Scenario — this scenario assumes that no CLA Class A ordinary shares are redeemed in connection with the Business Combination; and

•

Maximum Redemption Scenario — this scenario assumes that 20,000,000 CLA Class A ordinary shares are redeemed for an aggregate payment of $200.0 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on the trust account balance as of September 30, 2020 in order for the amount of cash available in the trust account following the extraordinary general meeting plus the PIPE Investment amount actually received by CLA substantially concurrently with the Closing Date to be at least equal to $100.0 million.

The following summarizes the pro forma shares of Ouster PubCo common stock issued and outstanding immediately after the Business Combination:

	No Redemption		Maximum Redemption
Stockholder	Shares	%	Shares	%
Former CLA Class A shareholders	20,000,000	12.5	—	—
Sponsor and related parties(1)	6,175,000	3.8	6,175,000	4.4
Former Ouster stockholders and warrant holders(2)	125,196,001	78.2	125,196,001	89.3
Third party investors in PIPE Investment(3)	8,825,000	5.5	8,825,000	6.3

Total shares of Ouster PubCo common stock outstanding at closing of the Business Combination	160,196,001	100.0	140,196,001	100.0

(1)

Amount includes 5,000,000 shares of Ouster PubCo common stock the Sponsor will receive upon conversion of its Class B ordinary shares and 1,175,000 shares subscribed for by the Sponsor Related PIPE Investors.

(2)

Amount includes 4,608,216 shares of Ouster PubCo common stock subject to repurchase related to the conversion of all outstanding shares of Ouster unvested restricted shares and early exercised stock options subject to repurchase and 5,233,766 shares of Ouster PubCo common stock related to shares of Ouster common stock issued upon early exercise of Ouster stock options in exchange for non-recourse notes, which will be repaid or forgiven at the time of closing of the Business Combination.

(3)	Amount includes 1,250,000 shares of Ouster PubCo common stock subscribed for by current stockholders of Ouster.

The two alternative levels of additional redemptions assumed in the unaudited pro forma condensed combined balance sheet and statement of operations are based on the assumption that there are no adjustments for the outstanding CLA Warrants issued in connection with its IPO as such securities are not exercisable until 30 days after the Closing.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2020

(in thousands)

	September 30, 2020	September 30, 2020
			No Redemption			Maximum Redemption
	Colonnade (Historical)	Ouster, Inc. (Historical)	Pro Forma Adjustments		Pro Forma Combined	Additional Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,097	$18,367	$200,002	A	$284,096	$(200,002)	L	$84,094
			—
			(7,000)	B
			(20,170)	C
			(8,200)	D
			100,000	E
Restricted cash, current	—	276	—		276	—		276
Accounts receivable, net	—	3,004	—		3,004	—		3,004
Inventory, net	—	5,376	—		5,376	—		5,376
Prepaid expenses and other current assets	369	946			1,315			1,315

Total current assets	1,466	27,969	264,632		294,067	(200,002)		94,065
Marketable securities held in trust account	200,002	—	(200,002)	A	—	—		—
Property and equipment, net	—	10,234	—		10,234	—		10,234
Operating lease, right-of-use assets	—	11,395	—		11,395	—		11,395
Restricted cash, non-current		1,280			1,280			1,280

Total assets	$201,468	$50,878	$64,630		$316,976	$(200,002)		$116,974

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable		2,673	—		2,673	—		2,673
Accrued and other current liabilities	15	3,572	—		3,587	—		3,587
Accrued offering costs	85	—	—		85	—		85
Operating lease liability, current portion	—	2,557	—		2,557	—		2,557

Total current liabilities	100	8,802	—		8,902	—		8,902
Long term debt	—	7,017	—		7,017	—		7,017
Operating lease liability, long-term portion	—	12,490	—		12,490	—		12,490
Deferred underwriting fee payable	7,000	—	(7,000)	B	—	—		—
Redeemable convertible preferred stock warrant liability	—	6,950	(6,950)	I	—	—		—
Other non-current liabilities	—	18			18	—		18

Total liabilities	7,100	35,277	(13,950)		28,427	—		28,427

Commitments and contingencies
Redeemable convertible preferred stock	—	39,225	(39,225)	G	—	—		—
Class A ordinary shares subject to possible redemption	189,368	—	(189,368)	F	—	—		—
Stockholders’ equity (deficit):
Common Stock	—	—	1	E	16	(2)	L	14
			2	F
			1	H
			0	I
			12	J
Class A ordinary shares	0	—	(0)	H	—			—
Class B ordinary shares	1	—	(1)	H	—			—
Ouster Common Stock	—	—	1	G	—			—
			(1)	J
Additional paid-in capital	5,059	128,591	(20,170)	C	440,748	(200,000)	L	240,748
			(8,200)	D
			99,999	E
			189,366	F
			39,224	G
			0	H
			6,950	I
			(11)	J
			(60)	K
Retained earnings (Accumulated deficit)	(60)	(152,215)	60	K	(152,215)	—		(152,215)

Total stockholders’ equity (deficit)	5,000	(23,624)	307,173		288,549	(200,002)		88,547

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$201,468	$50,878	$64,630		$316,976	$(200,002)		$116,974

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2019

(in thousands, except share and per share data)

	Year Ended December 31, 2019		No Redemption		Maximum Redemption
	Colonnade (Historical)	Ouster, Inc. (Historical)	Pro Forma Adjustments	Pro Forma Combined	Additional Pro Forma Adjustments		Pro Forma Combined
Revenue
Product revenue	$—	$9,804	$—	$9,804		$—	$9,804
Service revenue	—	1,609	—	1,609		—	1,609

Total revenue	—	11,413	—	11,413		—	11,413

Cost of revenue
Cost of product	—	17,120	—	17,120		—	17,120
Cost of services	—	308	—	308		—	308

Total cost of revenue	—	17,428	—	17,428		—	17,428

Gross profit	—	(6,015)	—	(6,015)		—	(6,015)
Operating expenses:
Research and development	—	23,297	—	23,297		—	23,297
Sales and marketing	—	4,505	—	4,505		—	4,505
General and administrative	—	14,546	—	14,546		—	14,546

Total operating expenses	—	42,348	—	42,348		—	42,348
Loss from operations	—	(48,363)	—	(48,363)		—	(48,363)
Other (expense) income
Interest income		278	—	278		—	278
Interest expense	—	(3,582)	—	(3,582)		—	(3,582)
Other income (expense), net	—	7	—	7		—	7

Total other (expense) income, net	—	(3,297)	—	(3,297)		—	(3,297)

Loss before income taxes	—	(51,660)	—	(51,660)		—	(51,660)
Provision for income tax expense	—	1	—	1		—	1

Net loss	$—	$(51,661)	$—	$(51,661)		$—	$(51,661)

Weighted average shares outstanding, basic and diluted	N/A	—		150,354,018			130,354,018
Basic and diluted net loss per ordinary share	N/A	—		$(0.34)	$		$(0.40)
Weighted average common shares outstanding, basic and diluted	—	10,509,923		—			—
Net loss per common share, basic and diluted	—	$(4.92)		—			—

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine months ended September 30, 2020

(in thousands, except share and per share data)

	For the period from June 4, 2020 (inception) through September 30, 2020	For the nine months ended September 30, 2020
			No Redemption			Maximum Redemption
	Colonnade (Historical)	Ouster, Inc. (Historical)	Pro Forma Adjustments		Pro Forma Combined	Additional Pro Forma Adjustments	Pro Forma Combined
Revenue
Product revenue	$—	$10,524	$—		$10,524	$—	$10,524
Service revenue	—	2,004	—		2,004	—	2,004

Total revenue	—	12,528	—		12,528	—	12,528

Cost of revenue
Cost of product	—	12,962	—		12,962	—	12,962
Cost of services	—	26	—		26	—	26

Total cost of revenue	—	12,988	—		12,988	—	12,988

Gross profit	—	(460)	—		(460)	—	(460)
Operating expenses:
Research and development	—	19,028	—		19,028	—	19,028
Sales and marketing	—	6,305	—		6,305	—	6,305
General and administrative	—	11,856	—		11,856	—	11,856
Operating costs	61	—	—		61	—	61

Total operating expenses	61	37,189	—		37,250	—	37,250

Loss from operations	(61)	(37,649)	—		(37,710)	—	(37,710)
Other (expense) income
Interest income	—	24	—		24	—	24
Interest earned on marketable securities held in trust account	16	—	(16)	AA	—	—	—
Interest expense	—	(2,196)	—		(2,196)	—	(2,196)
Unrealized loss on marketable securities held in trust account	(14)	—	14	AA	—	—	—
Other income (expense), net	—	(9,799)	6,097	BB	(3,702)	—	(3,702)

Total other (expense) income, net	2	(11,971)	6,095		(5,874)	—	(5,874)

Loss before income taxes	(59)	(49,620)	6,095		(43,584)	—	(43,584)
Provision for income tax expense	—	—	—		—	—	—

Net loss	$(59)	$(49,620)	$6,095		$(43,584)	$—	$(43,584)

Weighted average shares outstanding, basic and diluted	5,409,457	—			150,354,018		130,354,018
Basic and diluted net loss per ordinary share	(0.01)	$—			$(0.29)		$(0.33)
Weighted average common shares outstanding, basic and diluted		22,402,328			—		—
Net loss per common share, basic and diluted		$(2.21)			—		—

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization under GAAP. Under this method of accounting, CLA will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Ouster stockholders comprising a relative majority of the voting power of Ouster PubCo and having the ability to nominate the members of Ouster PubCo’s board of directors, Ouster’s operations prior to the acquisition comprising the only ongoing operations of Ouster PubCo, and Ouster’s senior management comprising a majority of the senior management of Ouster PubCo. Accordingly, for accounting purposes, the financial statements of Ouster PubCo will represent a continuation of the financial statements of Ouster with the Business Combination treated as the equivalent of Ouster issuing stock for the net assets of CLA, accompanied by a recapitalization. The net assets of CLA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Ouster in future reports of Ouster PubCo.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the historical unaudited condensed balance sheet for CLA as of September 30, 2020 and the historical unaudited condensed balance sheet of Ouster as of September 30, 2020, giving effect to the transaction as if the Business Combination and other events contemplated by the Merger Agreement had been consummated on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 combines the historical unaudited condensed statement of operations of CLA for the period from June 4, 2020 (inception) through September 30, 2020 and the historical unaudited condensed consolidated statement of operations and comprehensive loss of Ouster for the nine months ended September 30, 2020, giving effect to the transaction as if the Business Combination and other events contemplated by the Merger Agreement had been consummated on January 1, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 presents historical consolidated statement of operations and comprehensive loss of Ouster for the year ended December 31, 2019, giving effect to the transaction as if the Business Combination and other events contemplated by the Merger Agreement had been consummated on January 1, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 does not include historical consolidated statement of operations of CLA as CLA was established on June 4, 2020.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•	the historical unaudited condensed financial statements of CLA as of and for the period from inception through September 30, 2020;

•

the (a) historical audited consolidated financial statements of Ouster as of and for the year ended December 31, 2019 and (b) historical unaudited condensed consolidated financial statements of Ouster as of and for the nine months ended September 30, 2020; and

•

other information relating to CLA and Ouster included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section titled “BCA Proposal.”

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to Ouster PubCo’s additional paid-in capital and are assumed to be cash settled.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. CLA and Ouster have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The maximum redemption scenario takes into consideration the effects of adjustments to the unaudited pro forma condensed combined financial information presented under the minimum redemption scenario plus additional adjustments necessary to present the unaudited pro forma condensed combined financial information under the maximum redemption scenario.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2020 are as follows:

(A)

Reflects the liquidation and reclassification of $200.0 million of investments held in the trust account to cash and cash equivalents that becomes available for general use by Ouster PubCo following the Business Combination, assuming no redemptions.

(B)	Reflects the payment of $7.0 million of deferred underwriters’ fees incurred during CLA’s initial public offering due upon completion of the Business Combination.

(C)

Represents preliminary estimated direct and incremental transaction costs incurred by Ouster related to the Business Combination of approximately $20.2 million for advisory, banking, printing, legal and accounting.

(D)

Represents preliminary estimated direct and incremental transaction costs incurred by CLA of approximately $8.2 million in advisory, banking, printing, legal, and accounting fees in connection with the Business Combination and the private placement of its common stock with gross proceeds of $100.0 million.

(E)

Reflects the gross proceeds of $100.0 million from the issuance and sale of 10.0 million shares of Ouster PubCo common stock at $10.00 per share pursuant to the PIPE Investment entered into with PIPE Investors.

(F)	Reflects the reclassification of CLA common stock subject to possible redemption to permanent equity, assuming no redemptions.

(G)	Reflects the conversion of Ouster redeemable convertible preferred stock into Ouster common stock pursuant to the conversion rate effective immediately prior to the Business Combination.

(H)	Reflects the conversion of 1,063,381 CLA Class A ordinary shares and 5,000,000 CLA Class B ordinary shares into shares of Ouster PubCo common stock.

(I)	Reflects net share settlement of Ouster redeemable convertible preferred stock warrants and elimination of the warrant liability upon closing of the Business Combination.

(J)	Represents the recapitalization of common shares between Ouster common stock, Ouster PubCo common stock, and additional paid-in capital.

(K)	Reflects the elimination of CLA’s historical retained earnings.

(L)

Represents the redemption of the maximum number of 20,000,000 CLA Class A ordinary shares for $200.0 million allocated to CLA Class A common stock and additional paid-in capital using par value $0.0001 per share at a redemption price of $10.00 per share (based on the fair value of marketable securities held in the trust account as of September 30, 2020 of $200.0 million).

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

There are no adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019.

The adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 are as follows:

(AA)	Represents elimination of investment income and unrealized loss on marketable securities related to the investment held in the trust account.

(BB)

Reflects the elimination of non-cash loss of approximately $6.1 million associated with the fair value of the Series B redeemable convertible preferred stock warrant liability as a result of the redeemable convertible preferred stock warrants assumed to be settled as part of the Business Combination.

3. Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since January 1, 2019. As the Business Combination is being reflected as if it had occurred as of January 1, 2019, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented. Under the maximum redemptions scenario, the CLA Class A ordinary shares assumed to be redeemed by CLA public shareholders are eliminated as of January 1, 2019.

The unaudited pro forma condensed combined financial information has been prepared assuming the no redemptions and maximum redemptions scenarios (in thousands, except share and per share data):

	For the Year Ended December 31, 2019		Nine Months Ended September 30, 2020
	No Redemption	Maximum Redemption	No Redemption	Maximum Redemption
Pro forma net loss	$(51,661)	$(51,661)	$(43,584)	$(43,584)
Basic weighted average shares outstanding	150,354,018	130,354,018	150,354,018	130,354,018
Pro forma net loss per share - Basic and Diluted (1)	$(0.34)	$(0.40)	$(0.29)	$(0.33)
Weighted average shares outstanding- basic and diluted
Former CLA Class A shareholders	20,000,000	—	20,000,000	—
Sponsor and related parties	6,175,000	6,175,000	6,175,000	6,175,000
Former Ouster stockholders and warrant holders (2)	115,354,018	115,354,018	115,354,018	115,354,018
Third Party Investors in PIPE Investment	8,825,000	8,825,000	8,825,000	8,825,000

	150,354,018	130,354,018	150,354,018	130,354,018

(1)	Outstanding options and warrants are anti-dilutive and are not included in the calculation of diluted net loss per share.
(2)

Amount excludes (i) 4,608,216 shares of Ouster PubCo common stock related to the conversion of all outstanding shares of Ouster unvested restricted shares and early exercised stock options subject to repurchase and (ii) 5,233,766 shares of Ouster PubCo common stock related to shares of Ouster common stock issued upon early exercise of Ouster stock options in exchange for non-recourse notes, which will be repaid or forgiven at the time of closing of the Business Combination.

INFORMATION ABOUT CLA

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to CLA prior to the consummation of the Business Combination.

General

Colonnade Acquisition Corp. is a blank check company incorporated on June 4, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. CLA has neither engaged in any operations nor generated any revenue to date. Based on CLA’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Significant Activities Since Inception

On June 30, 2020, the Sponsor paid $25,000, or approximately $0.005 per share, to cover certain of CLA’s offering costs in consideration for 5,750,000 CLA Class B ordinary shares. The CLA Class B ordinary shares included an aggregate of up to 750,000 shares that were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of CLA Class B ordinary shares would collectively represent 20% of CLA’s issued and outstanding shares upon the completion of the initial public offering.

On August 25, 2020, CLA consummated its initial public offering of 20,000,000 CLA units. Each CLA unit consists of one CLA Class A ordinary share and one-half of one CLA warrant, with each CLA warrant entitling the holder thereof to purchase one CLA Class A ordinary for $11.50 per share, subject to adjustment. The CLA units were sold at a price of $10.00 per CLA Unit, generating gross proceeds to CLA of $200,000,000.

Following the closing of CLA’s initial public offering, a total of $200 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. As of September 30, 2020, funds in the trust account totaled $200,001,752. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend CLA’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) to modify the substance or timing of CLA’s obligation to redeem 100% of the public shares if it does not complete a business combination by August 25, 2022, and (3) the redemption of all of the public shares if CLA is unable to complete a business combination by August 25, 2022, subject to applicable law.

On October 9, 2020, the underwriters’ election to exercise their over-allotment option expired unexercised, resulting in the forfeiture of 750,000 CLA Class B ordinary shares. Accordingly, as of the date of this proxy statement/prospectus, there are 5,000,000 CLA Class B ordinary shares issued and outstanding.

The CLA units, CLA Class A ordinary shares and CLA warrants are currently listed on the NYSE under the symbols “CLA,” “CLA.U” and “CLA WS,” respectively.

Effecting CLA’s Initial Business Combination

General

CLA is not presently engaged in and CLA will not engage in, any substantive commercial business until it completes the Business Combination with Ouster or another target business.

Fair Market Value of Target Business

The rules of the NYSE require that CLA must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (excluding the amount of any deferred underwriting discount held in trust) at the time of CLA’s signing a definitive agreement in connection with its initial business combination. CLA’s board of directors determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of Business Combination

CLA is seeking stockholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the BCA Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). CLA will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals are approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.

The Sponsor and each director and each officer of CLA have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement, and waive its redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material non-public information regarding us or CLA’s securities, the Sponsor, Ouster PubCo or our or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of CLA’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Ouster PubCo or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposal, (3) satisfaction of the requirement that the Minimum Available Cash Amount condition is satisfied, (4) otherwise limiting the number of public shares electing to redeem and (5) CLA’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Liquidation if No Business Combination

If CLA has not completed the Business Combination with Ouster PubCo by August 25, 2022 and has not completed another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, CLA will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the 20,000,000 public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of CLA’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Sponsor has entered into a letter agreement with CLA, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their CLA Class B ordinary shares if CLA fails to complete its business combination within the required time period. However, if Sponsor owns any public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if CLA fails to complete its business combination within the allotted time period.

The Sponsor and CLA’s directors and officers have agreed, pursuant to a written agreement with CLA, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of CLA’s obligation to allow for redemption in connection with CLA’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by August 25, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless CLA provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding public shares. However, CLA may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 following such redemptions.

CLA expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing CLA’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, CLA may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the trust account could, however, become subject to the claims of CLA’s creditors which would have higher priority than the claims of CLA’s public shareholders. CLA cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See “Risk Factors—Risks Related to the Business Combination and CLA—If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in CLA’s initial public offering)” and other risk factors contained herein. While CLA intend to pay such amounts, if any, CLA cannot assure you that CLA will have funds sufficient to pay or provide for all creditors’ claims.

Although CLA will seek to have all vendors, service providers (other than CLA’s independent auditors), prospective target businesses and other entities with which CLA does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of CLA’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against CLA’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, CLA’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where CLA may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where CLA is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of CLA’s public shares, if CLA has not completed CLA’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with CLA’s initial business combination, CLA will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than CLA’s independent auditors) for services rendered or products sold to us, or a prospective target business with which CLA has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under CLA’s indemnity of the underwriters of CLA’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. CLA has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and CLA believes that the Sponsor’s only assets are securities of CLA and, therefore, the Sponsor may not be able to satisfy those obligations. None of CLA’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, CLA’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While CLA currently expects that CLA’s independent directors would take legal action on CLA’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that CLA’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, CLA cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share. See “Risk Factors—Risks Related to the Business Combination and CLA—If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in CLA’s initial public offering)” and other risk factors contained herein.

CLA will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than CLA’s independent auditors), prospective target businesses and other entities with which CLA does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under CLA’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.

If CLA files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in CLA’s insolvency estate and subject to the claims of third parties with priority over the claims of CLA’s shareholders. To the extent any insolvency claims deplete the trust account, CLA cannot assure you CLA will be able to return $10.00 per share to CLA’s public shareholders. Additionally, if CLA files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by CLA’s shareholders. Furthermore, CLA’s board of directors may be viewed as having breached its fiduciary duty to CLA’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. CLA cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors—Risks Related to the Business Combination and CLA—If, after we distribute the proceeds in the trust account to our public shareholders, CLA files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”

CLA’s public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) CLA’s completion of an initial business combination, and then only in connection with those CLA Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of CLA’s obligation to allow redemption in connection with CLA’s initial business combination or to redeem 100% of the public shares if CLA does not complete CLA’s initial business combination by August 25, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if CLA has not completed an initial business combination by August 25, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of CLA warrants will not have any right to the proceeds held in the trust account with respect to the CLA warrants.

Facilities

CLA currently maintains its executive offices at 1400 Centrepark Blvd, Suite 810, West Palm Beach, FL 33401. The cost for this space is included in the $10,000 per month fee that CLA pays an affiliate of the Sponsor for office space, administrative and support services. CLA considers its current office space, adequate for CLA’s current operations.

Employees

CLA currently has four officers. Members of CLA’s management team are not obligated to devote any specific number of hours to CLA’s matters but they intend to devote as much of their time as they deem necessary to CLA’s affairs until CLA has completed CLA’s initial business combination. The amount of time that any members of CLA’s management team will devote in any time period will vary based on whether a target business has been selected for CLA’s business combination and the current stage of the Business Combination process.

Competition

If CLA succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Ouster’s competitors. CLA cannot assure you that, subsequent to the Business Combination, Ouster PubCo will have the resources or ability to compete effectively. Information regarding Ouster PubCo’s competition is set forth in the sections entitled “Information about Ouster—Competition.”

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Joseph S. Sambuco	59	Chairman of the Board of Directors
Remy W. Trafelet	50	Chief Executive Officer and Director
James C. Flores	61	Director
Emil W. Henry, Jr.	59	Director
Manny De Zárraga	60	Director

Joseph S. Sambuco has served as our Chairman since our inception. Mr. Sambuco is the Chairman and Chief Executive Officer of Colonnade Properties LLC (“Colonnade”) which he founded along with Prudential Real Estate Investors in 2000. Under his leadership, he successfully built Colonnade into a fully-integrated and diversified real estate investment, finance, operating and asset management company. Mr. Sambuco is also a director and President of St. Giles Hotels, USA, Inc., a hotel investment and operating company. Prior to forming Colonnade, Mr. Sambuco was a Managing Director and the Chief Financial Officer of the Taylor Simpson Group, a real estate investment and asset management firm that acquired LF Property Investment Company, the real estate division of Lazard Frères & Co LLC, where he began his career in 1982. Mr. Sambuco was actively involved Lazard’s financial advisory practice where he was responsible for advising clients about the real estate components for their mergers and acquisitions, restructurings, and financings. Mr. Sambuco holds a B.A. in accounting from Rutgers University, which he graduated from in 1982. Mr. Sambuco serves on the Board of Hazeltree Fund Services and the Palm Beach Civic Association. He is a former Trustee of the Palm Beach Day Academy and recently served on the board of Alico, Inc., an agricultural business. Mr. Sambuco is well qualified to sit on our board due to his comprehensive operational, capital markets and investment management experience in the real estate sector. His widespread network of relationships in the real estate industry will significantly enhance the company’s deal sourcing efforts.

Remy W. Trafelet has served as our Chief Executive Officer and a director since our inception. Mr. Trafelet is President and Chief Executive Officer of Trafelet & Company, LLC, a private investment firm that invests across a broad range of asset classes and industries, including financial services, energy, technology and agriculture. Mr. Trafelet began his career in 1992 as an analyst at Fidelity Management and Research Company where he became a portfolio manager at age 25. In 2000, Mr. Trafelet formed Trafelet Delta Funds, which managed several long/short equity portfolios. The firm grew to over $5.5 billion in assets under management with offices in New York and London. In 2009, Mr. Trafelet spun off the firm’s London operations to Habrok Capital Management, a global long/short equity hedge fund. Mr. Trafelet is the Founder and Chairman of Hazeltree Fund Services, a FinTech company providing treasury solutions to more than 200 financial institutions with over $2.0 trillion of assets under advisory. From 2016 to 2019, Mr. Trafelet served as President and Chief Executive Officer of Alico Inc. (NASDAQ: ALCO), an agribusiness holding company. During his tenure, he implemented a corporate restructuring and operating efficiency program, which improved the company’s return on capital employed. Mr. Trafelet is a Trustee and Chairman of the Investment Committee for the Boys’ Club of New York and also serves as a member of the board for the Children’s Scholarship Fund. He is a former Trustee and Chairman of the Investment Committee of Phillips Exeter Academy. Mr. Trafelet is also a former Trustee for The Eaglebrook School, and a board member of the Atlantic Salmon Federation. Mr. Trafelet graduated from Phillips Exeter Academy and earned an A.B. from Dartmouth College, where he graduated with honors and was named a Presidential Scholar. Mr. Trafelet is a Chartered Financial Analyst. Mr. Trafelet is well qualified to sit on our board due to his extensive and successful capital markets, investment and valuation experience specifically in the energy sector. His familiarity of running a publicly traded agricultural company and his operational knowledge will provide the company with highly valuable experiences and perspectives as it seeks to identify an attractive business target.

James C. Flores has served on our board of directors since the completion of our initial public offering. Mr. Flores has served as Chairman, Chief Executive Officer, and President of Sable Permian Resources since May of 2017. Sable engages in the acquisition, consolidation and optimization of oil and gas upstream opportunities in the Permian Basin in West Texas. Since 1982, Mr. Flores has had an extensive career in the oil and gas industry in the roles of Chairman, Chief Executive Officer, and President of one private and four public oil & gas exploration and production companies listed on the New York Stock Exchange. Initially, in 1994, he led Flores & Rucks, Inc. (the NYSE:FNR) and then Ocean Energy Inc. (the NYSE:OEI) in 1997. In 2001, he became the Chairman and CEO of Plains Resources Inc. (the NYSE:PLX) where under his leadership the exploration and production assets of PLX were spun off into Plains Exploration & Production Company (the NYSE:PXP). Mr. Flores served in the capacity of PXP’s Chairman, CEO, and President where, after 10-plus years of substantial growth, PXP was acquired by Freeport-McMoRan Copper & Gold Inc. (the NYSE:FCX) in May of 2013 where Mr. Flores served as Vice Chairman of FCX until November 2015. Prior to Sable Permian Resources, Mr. Flores served as Chairman and CEO of Freeport-McMoRan Oil & Gas, a wholly owned subsidiary of Freeport-McMoRan Inc., the world’s largest publicly traded copper producer. Mr. Flores graduated from Louisiana State University with B.S. degrees in corporate finance and petroleum land management. He is a member of the National Petroleum Council, serves as Trustee for the Baylor College of Medicine and is a Director for the Waterfowl Research Foundation. He was inducted into the All-American Wildcatters in 1999 and is a member of the World Presidents’ Organization. He was recognized as the Executive of the Year in 2004 in Oil and Gas Investor magazine. In addition, Mr. Flores and his wife, Cherie, have endowed the LSU Flores MBA program. The Flores are dedicated supporters to many philanthropic causes and organizations focusing on Medical, Arts, Academic, Service and Conservation efforts ranging locally from the United Way to national support of the Nature Conservancy and Ducks Unlimited. Mr. Flores is well qualified to serve on our board due to his extensive investment, operational, and board experience in the oil and gas industry.

Emil W. Henry, Jr. has served on our board of directors since the completion of our initial public offering. Emil is the Founder, Chief Executive Officer and a Managing Director at Tiger Infrastructure Partners. Emil previously served as Global Head of Lehman Brothers’ infrastructure private equity business. From 1990 to 2005, he was a Partner and Managing Director with Gleacher Partners, where he served as Chairman of Asset Management and led the firm’s investment activities. In 2005, Emil was appointed by the President and confirmed by the United States Senate, unanimously, as Assistant Secretary of the Treasury. In this role, he served as attaché to the President’s Working Group on Financial Markets, oversaw the Office of Critical Infrastructure Protection, led the Treasury’s efforts to establish emergency response protocols in the event of a financial crisis and was key advisor to two Treasury secretaries. Emil outlined publicly and prior to the financial crisis how a systemic crisis might unfold driven by Fannie Mae’s and Freddie Mac’s concentrated holdings of sub-prime mortgages. Emil was awarded the Alexander Hamilton Award, the highest honor the Treasury can bestow upon a public official. Earlier in his career, he was a member of Morgan Stanley’s private equity group. Emil currently serves on the boards of Easterly Government Properties, StoneCastle Financial, and numerous boards of Tiger Infrastructure portfolio companies. Emil has represented the U.S. Treasury on the boards of the Securities Investor Protection Corporation (SIPC), and the National Gallery of Art and is a member of the Council on Foreign Relations. He is a frequent public speaker and author on matters of public policy. He holds an MBA from Harvard Business School and a B.A. in Economics, cum laude, from Yale University. Mr. Henry is well qualified to serve on our board due to his extensive capital markets, investment and board experience.

Manny De Zárraga has served on our board of directors since the completion of our initial public offering. Manny is an executive managing director and member of JLL Capital Markets, Americas’ Executive Committee. He joined JLL as part of the HFF acquisition and serves as co-head of the firm’s National Investment Advisory Group.

Manny has more than 28 years of experience in real estate investment banking and specializes in the execution and expansion of the firm’s capital markets platform through the representation of institutional and major global family offices owners of institutional-grade commercial real estate properties. He also oversees the firm’s Special Assets Group and is an active member of the Global Capital Team, with a special focus on the Latin American markets. Prior to joining HFF in 2002, Manny was a principal and managing director at Sonnenblick-Goldman Company for 14 years and served on the firm’s operating committee. During his time there, he was involved in real estate capital transactions made up of all major property types. He also serves since 1994 as the U.S. investment advisor to Grupo Multiplan and previously served as the privatization advisor to the government of Puerto Rico for the sale of government-owned hotels. Prior to Sonnenblick-Goldman, Manny was vice president of the Trade Finance Corporation, where he worked in the development of a mortgage- based securitization program in conjunction with Salomon Brothers. Mr. De Zárraga is well qualified to serve on our board due to his extensive advisory and capital markets experience in the real estate industry.

Number, Terms of Office and Appointment of Directors and Officers

CLA’s board of directors consists of five members. Prior to our initial business combination, holders of CLA’s Class B ordinary shares have the right to appoint all of our directors and remove members of the board of directors for any reason, and holders of CLA’s public shares do not have the right to vote on the appointment of directors during such time. These provisions of our Cayman Constitutional Documents may only be amended by a special resolution passed by a majority of at least 90% of our ordinary shares attending and voting in a general meeting. Each of CLA’s directors hold office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on CLA’s board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the extraordinary general meeting of CLA’s board of directors or by a majority of the holders of CLA’s ordinary shares (or, prior to CLA’s initial business combination, holders of CLA’s founder shares).

CLA’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. CLA’s board of directors is authorized to appoint persons to the offices set forth in the Cayman Constitutional Documents, as it deems appropriate. The Cayman Constitutional Documents provide that CLA’s officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Director Independence

The rules of the NYSE require that a majority of CLA’s board of directors be independent. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of the NYSE. In addition, members of CLA’s compensation committee and nominating and corporate governance committee must also satisfy the independence criteria set forth under the listing standards of the NYSE.

CLA’s board has determined that each of Mr. Flores, Mr. Henry and Mr. De Zárraga is an “independent director” under applicable SEC and the NYSE rules.

CLA’s independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of CLA’s directors or executive officers have received any cash compensation for services rendered to CLA. Commencing on August 21, 2020 through the earlier of the consummation of CLA’s initial business combination and CLA’s liquidation, CLA accrues an obligation to an affiliate of the Sponsor a total of $10,000 per month for office space, administrative and support services. The Sponsor, directors and executive officers, or any of their respective affiliates are reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. CLA’s audit committee reviews on a quarterly basis all payments that were made by CLA to the Sponsor, directors, executive officers or CLA or any of their affiliates.

CLA is not party to any agreements with its directors or officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence CLA’s management’s motivation in identifying or selecting a target business and CLA does not believe that the ability of its management to remain with it after the consummation of its initial business combination should be a determining factor in its decision to proceed with any business combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to CLA’s knowledge, threatened against us or any members of CLA’s management team in their capacity as such.

Periodic Reporting and Audited Financial Statements

CLA has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, CLA’s annual reports contain financial statements audited and reported on by CLA’s independent registered public accounting firm. CLA has filed with the SEC its Quarterly Report on Form 10-Q covering the three and nine months ended September 30, 2020.

CLA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to CLA prior to the consummation of the Business Combination.

Overview

We are a blank check company incorporated on June 4, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and the private placement of warrants to purchase our Class A ordinary shares that also occurred on the closing date of our initial public offering, our shares, debt or a combination of these as the consideration to be paid in our initial business combination.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from June 4, 2020 (inception) through September 30, 2020 were organizational activities, those necessary to prepare for our initial public offering, described below, and the Company’s search for a target business with which to complete a Business Combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination.

For the three months ended September 30, 2020, we had a net loss of $54,514, which consisted of operating costs of $56,266 and an unrealized loss on marketable securities held in the trust account of $14,209, offset by interest income on marketable securities held in the trust account of $15,961.

For the period from June 4, 2020 (inception) through September 30, 2020, we had a net loss of $59,514, which consisted of operating costs of $61,266 and an unrealized loss on marketable securities held in the Trust Account of $14,209, offset by interest income on marketable securities held in the trust account of $15,961.

Liquidity and Capital Resources

Until the consummation of our initial public offering, the Company’s only source of liquidity was an initial purchase of ordinary shares by the Sponsor and loans from the Sponsor.

On August 25, 2020, we consummated our initial public offering of 20,000,000 units, at a price of $10.00 per unit, generating gross proceeds of $200,000,000. Simultaneously with the closing of our initial public offering, we consummated the sale of 6,000,000 private placement warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $6,000,000.

Following our initial public offering, and the sale of the private placement warrants, a total of $200,000,000 was placed in the trust account. We incurred $11,597,631 in transaction costs, including $4,000,000 of underwriting fees, $7,000,000 of deferred underwriting fees and $597,631 of other costs.

For the period from June 4, 2020 (inception) through September 30, 2020, cash used in operating activities was $415,022, which consisted of our net loss of $59,514, interest earned on marketable securities held in the trust account of $15,961, an unrealized loss on marketable securities of $14,209 and changes in operating assets and liabilities, which used $353,756 of cash.

As of September 30, 2020, we had cash and marketable securities held in the trust account of $200,001,752. We may withdraw interest to pay our taxes, if any. Through September 30, 2020, we have not withdrawn any amounts to pay for our tax obligations. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (which interest shall be net of taxes payable) to complete our initial business combination. To the extent that our share capital is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2020, we had cash of $1,097,447. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete our initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with our initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant unit at the option of the lender. The warrants would be identical to the private placement warrants.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, utilities, secretarial and administrative support services, provided to the Company. We began incurring these fees on August 21, 2020 and will continue to incur these fees monthly until the earlier of the completion of an initial business combination and the Company’s liquidation.

The underwriters are entitled to a deferred fee of $0.35 per unit, or $7,000,000 in the aggregate. A portion of such amount not to exceed 40% of the total amount of deferred underwriting commissions held in the Trust Account may be paid at the sole discretion of the Company to parties who are members of FINRA that assist us in consummating an initial business combination. The election to make such payments to such parties will be solely at the discretion of our management team. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement relating to our initial public offering.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheet.

Net Loss Per Ordinary Share

We apply the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net income is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the earnings of the trust account and not our income or losses.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

INFORMATION ABOUT OUSTER

Unless the context requires otherwise, references to “Ouster,” “we,” “us,” “our” and “the company” in this section are to the business and operations of Ouster prior to the Business Combination and the business and operations of Ouster PubCo as directly or indirectly affected by Ouster by virtue of Ouster PubCo’s ownership of the business of Ouster following the Business Combination.

Business Overview

Ouster is building the eyes of autonomy. We are a leading provider of high-resolution digital lidar sensors that give robots, machinery, vehicles and fixed infrastructure advanced 3D vision allowing them to perceive and understand the surrounding world.

We design and manufacture digital lidar sensors that we believe to be the highest performing, lowest cost lidar solutions available today across each of our four target markets: industrial automation; smart infrastructure; robotics; and automotive.

We believe that our digital lidar technology positions us at the center of a global revolution in autonomy, with computer vision being a key enabler of this revolution. We believe that 3D vision technologies, coupled with artificial intelligence, will power new autonomous technologies that in turn will fundamentally disrupt business models across many existing industries and also enable entirely new industries and capabilities.

While many industry observers have been focused on transformations in the automotive industry, we believe that there is an even larger market for lidar sensors outside of automotive. Based on third party data as well as internal estimates, we estimate the global total addressable market for lidar solutions in our target markets will be more than $8 billion by 2025. We believe our highly flexible digital lidar architecture strongly positions us to address what we believe is a rapidly growing demand. Approximately 60% of our revenue for the first 11 months of 2020 comes from non-automotive customers, which we believe illustrates both the flexibility of our technology and the opportunity across our target markets globally.

We envision a future where lidar-powered solutions are widespread, with useful and affordable 3D perception capabilities built into every moving robot, car, truck and drone, as well as every factory, stoplight, dock, and airport terminal.

Our founders established Ouster with a vision that with the right combination of lower prices and enhanced performance, lidar could become common in our everyday lives and make the world smarter, safer, and more efficient like other sensor technologies before it. This vision required rethinking the architecture behind high-performance lidar with an explicit focus on manufacturability and affordability. Their work resulted in the invention of our high-performance digital lidar, based on custom-designed semiconductors and optical innovations, which we brought to market in 2018.

Our digital lidar sensors leverage a simplified architecture based on two semiconductor chips and are backed by a suite of patent-protected technology. We have invested heavily in our patent portfolio since our inception by pursuing comprehensive coverage of invention families, use cases, and broad international coverage. As of December 9, 2020, we held 22 issued U.S. patents, 19 pending U.S. patent applications, seven issued foreign patents, 55 pending foreign patent applications and five pending Patent Cooperation Treaty applications. Areas of coverage include our founding micro-optic technology critical to boosting digital lidar performance, our digital lidar architecture combining Vertical Cavity Surface Emitting Lasers (“VSCELs”) and Single Photon Avalanche Diodes (“SPADs”), our data processing circuits for in-silicon digital signal processing, and our lidar-camera convergence for combining active and passive sensing technologies. We believe that our extensive patent coverage creates material barriers to entry for potential competitors wishing to duplicate our digital lidar technology.

We believe that our semiconductor-based digital approach mirrors the type of evolution seen during the analog-to-digital transition across the electronics and camera industries. The end result in each of these other industrial transitions was the emergence of high-performance, low-cost digital technology that addressed expanded and diverse use cases. In the lidar space, we believe analog technologies have less room for future improvement. In contrast, we anticipate that the key components of our digital lidar have many years of exponential growth ahead, distinguishing Ouster from its analog-focused competitors.

We believe the simplicity of our digital lidar design gives us meaningful cost advantages in manufacturing, supply chain, and production yields. A common digital lidar architecture underpins our entire product portfolio, which we believe will drive economies of scale in our supply chain. With virtually unlimited software-defined customization, we are able to deliver new SKUs for industry-specific applications, expanding our product offerings with minimal manufacturing or inventory changes. We currently have over 75 different software-defined product SKUs, all based on this common architecture and shared core componentry. Additionally, we are successfully expanding our manufacturing capacity by outsourcing to our manufacturing partner, Benchmark Electronics, Inc. (“Benchmark”). Benchmark manufactures our products at its facility in Thailand, which we expect will reduce product costs and allow us to rapidly scale production to meet our anticipated product demand. Based on cost quotes for our products in mass production, we believe our manufacturing costs to be lower than certain of our competitors, and we expect our manufacturing costs per unit to decrease further with higher volumes.

Our mission to make the physical world safer and more efficient is aligned with our commitment to sustainability now and into the future. We believe that our lidar technology is a key enabler of sustainable solutions for our customers, driving the efficient use of vehicles, industrial machinery, and robotics across our end markets. Greater levels of industrial and vehicular automation have been shown to significantly reduce global carbon dioxide emissions, helping to curb the effects of climate change. Likewise, smarter cities powered by lidar can better manage traffic, reduce commute times, and further reduce emissions. In smart city use cases, Ouster’s lidar sensors also can be customized with a “privacy-safe” mode, protecting citizens from facial recognition technology. We believe that our lidar products offer superior performance at lower cost and that this will facilitate a wide array of sustainable solutions that generally help drive lidar technology into the mainstream.

We have won several, and are actively negotiating a number of additional, multi-year contracts with our customers. In 2020, we added over 250 paying customers compared to 2019, the majority of which are non-automotive customers. While we are communicating with many autonomous vehicle development programs around the world today and count several as customers, we expect the majority of our market opportunities will come from non-automotive customers.

We see a future where our digital technology enables lidar to become universal, playing a key role in the autonomy revolution that will change innumerable aspects of our economy and daily lives. We believe Ouster’s patented digital approach to lidar positions us well to be at the epicenter of this societal shift, and we anticipate that our software-defined product architecture can accelerate adoption and unlock more applications for lidar in our focus markets and beyond.

Industry Background

Increasing autonomous applications across diverse, high-growth end markets

The autonomous revolution is accelerating, and we believe that this market transformation is still in its nascent stage. Growing demand for reliable low-cost and high-performance sensors exists across many industries as customers are looking to improve productivity, efficiency, and the safety of their products. We believe this revolution will be defined by the ongoing automation of traditional industrial, transportation, and manufacturing markets with modern autonomous technology platforms that leverage artificial intelligence and enhanced lidar-enabled vision. More specifically, we believe that businesses, institutions, and governments of all sizes will seek to actively leverage autonomy to drive increased value through improving operating efficiencies and increased data analytics capabilities. According to the McKinsey Automation Survey in 2018, 57% of 1,300 participants surveyed said their institutions were at least piloting the automation of processes in one or more business units or functions, with another approximately 18% saying their organizations planned to do so within the following 12 months.

We believe the transition to autonomous and semi-autonomous solutions will deliver significant benefits and a compelling return on investment for businesses. While the exact factors driving the shift towards autonomy may vary by industry, we believe that the key benefits include:

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Higher productivity. McKinsey and Co. has estimated that automation could raise productivity growth globally by 0.8% to 1.4% annually. Many industries contain repetitive physical work that can be automated using adaptations of existing technology. As the global workforce ages and labor is expected to become more expensive, automation technology can improve productivity while reducing the amount of physical labor required by workers, improving both economic efficiency and quality of life.

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Increased supply chain flexibility and scalability. With enhanced autonomy in the supply chain, using devices such as automated forklifts and port cranes, businesses can safely operate at all hours with seamless ability to scale output up or down to meet changing demand without impacting the utilization and lives of their human workforce.

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Data insights. Autonomous technology platforms will deliver real-time data and analytics on the supply chain as well as at the point of sale, providing businesses with invaluable ongoing insights to predict and improve their products, services, operations, and performance.

In addition to industry and commercial benefits, we believe semi-autonomous solutions with high-resolution lidar sensors for enhanced vision will also be compelling for local municipalities, government agencies, and society as a whole. We believe the continued adoption of automation will help drive improvements in safety, efficiency and security without compromising privacy:

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Safety. A 2016 study by the National Highway Transportation Safety Administration found 94% to 96% of all automotive accidents are caused by human error. Outside of automotive, traditional industrial sectors carry similar risks. A 2018 report found that in the European Union (EU), 15% of all fatal work-related accidents were related to the agriculture, manufacturing, transportation and construction industries—all of which are industries Ouster serves. To increase safety, the EU has mandated that all new vehicles include certain advanced driver-assistance system (“ADAS”) features by 2022. In the US, 20 automakers reflecting 99% of expected new vehicle production have voluntarily committed to making automatic emergency braking standard by 2022. We believe that the increasing regulatory requirements and demand for greater safety across our target markets will support the growing adoption of enhanced autonomous systems that incorporate high-resolution lidar sensors.

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Efficiency. Beyond automotive, there are many current and near-term industrial applications for semi-autonomous solutions with lidar sensors that we believe will drive broad macroeconomic efficiencies. One of the most notable is the logistics industry. From warehouses to trucking, to ports, to ships, to last-mile delivery, each step of the logistics supply chain is beginning to adopt automated vehicles. Automated guided vehicles (“AGVs”) are ultimately expected to augment workers and replace forklifts and terminal trucks. Autonomous trucks and ships may replace existing trucking fleets and container ships. Delivery robots and drones may replace current last-mile delivery trucks. Outside of the logistics supply chain, we believe that automated vehicles and solutions using high-resolution lidar sensors are expected to proliferate across the mining, construction, farming, energy and manufacturing industries. We believe digital lidar is positioned to be a key enabling technology for all of these transformations.

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Security with privacy. Camera monitoring and security systems have become an increasingly important technology in our society to ensure safety for citizens. In recent years, privacy concerns have come to the forefront recognizing that the need for security must be balanced with the right to individual privacy. The widespread use of camera technology opens the door for public and private organizations to use facial recognition technology. We believe that replacing current camera-based security systems with high resolution lidar sensors is an opportunity to achieve privacy-safe monitoring of public and private spaces. Lidar technology provides 3D spatial awareness and is capable of detecting the presence of humans without capturing detailed features used in facial recognition technology, thereby preserving individual privacy. The possible use-case for security monitoring and surveillance systems are widespread across cities, including parks, subway and rail stations, airports, manufacturing centers, ports, utilities, office parks, retail centers, public and private universities, hospitals, municipal buildings, power plants, and other important facilities.

Why lidar is essential: the limitations of camera and radar-based autonomy

Historical sensing and vision technologies, including cameras and radar, have limitations that lidar is able to overcome. Cameras, though able to provide detailed two-dimensional images of their surroundings, are sensitive to light conditions and have difficulty measuring depth in a precise and computationally efficient manner. Radar, on the other hand, provides better data on depth, but suffers from false positives. It also lacks the necessary resolution to accurately detect and classify all types of objects. While a combination of cameras and radar has been historically effective in some limited autonomy use cases, we believe that high-resolution, 3D lidar data can augment and, in some cases, entirely replace existing sensor technology, providing higher levels of autonomy and safer, more redundant autonomy than these other technologies.

To that end, we believe lidar to be essential within the autonomous technology stack. Specifically, compared to cameras and radar, high-resolution lidar sensors offer distinct advantages, including:

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High performance in variable lighting conditions. Lidar typically maintains high sensing performance in both direct and low light, while cameras suffer from overexposure in direct sunlight and become less effective in low-light and no-light settings. Lidar is an “active” sensor, meaning that it emits the light needed to measure an accurate 3D point cloud image. The sensor serves as its own light source, and as a result is mostly unimpaired by changes in external lighting conditions. This enables lidar to reliably detect objects and environments at night, in the presence of heavy shadows, and under direct sun glare—all scenarios in which cameras can lose functionality.

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High depth accuracy and high resolution at long range. Lidar sensors are able to achieve centimeter-level depth accuracy at long range while also providing spatial resolution that can be equal to cameras. Lidar depth accuracy is typically superior to the accuracy of depth derived from camera data. Radar is capable of accurate depth measurements, but is less capable than lidar at imaging with high resolution, due to the longer radio wavelengths at which radar operates versus lidar’s optical wavelengths.

Market Opportunity

Overall Market Opportunity

Our technology is designed to be adopted across markets. As the benefits of lidar-based solutions become widely accepted, we believe there are significant market opportunities available for our digital technology. We estimate that the global total addressable market (“TAM”), for our solutions will be approximately $8.6 billion in 2025. We define our TAM as automation applications in the industrial, smart infrastructure, robotics and automotive end markets where we actively engage and maintain customer relationships. By 2030, we estimate that the TAM within these current end markets will reach $47.9 billion.

Industrial Market Opportunity

We estimate that the industrial TAM in 2021 will be approximately $921 million and will grow to approximately $2.1 billion by 2025, representing a compound annual growth rate (“CAGR”) of approximately 23%. We further estimate that the industrial TAM will grow to approximately $9.4 billion by 2030, representing a CAGR of 35% from 2025 and 29% from 2021. This industrial TAM includes forklifts, mining equipment, construction equipment, agriculture equipment, port automation and warehouse automation, among other applications, with demand expected to be driven by both increased regulations and demand for safe and cost-effective lidar solutions.

Smart Infrastructure Market Opportunity

We estimate that the smart infrastructure TAM in 2021 will be approximately $505 million and will grow to approximately $2.8 billion by 2025, representing CAGR of approximately 53%. We further estimate that the smart infrastructure TAM will grow to approximately $15.0 billion by 2030, representing a CAGR of 40% from 2025 and 46% from 2021. This smart infrastructure TAM includes traffic light management, toll booths, emergency vehicles, parking garages, municipal buildings, hospitals, universities, airports and security systems, among other applications. We expect demand to be stimulated by both increased regulations and the general demand for safe and cost-effective smart infrastructure by individuals, governments and businesses.

Robotics Market Opportunity

We estimate that the robotics TAM in 2021 will be approximately $221 million and will grow to approximately $1.8 billion by 2025, representing a CAGR of approximately 69%. We further estimate that the robotics TAM will grow to approximately $7.3 billion by 2030, representing a CAGR of 32% from 2025 and 47% from 2021. This robotics TAM includes industrial robots, logistics and delivery robots, retail service robots, street sweepers, mapping and surveying drones, security robots, humanoid robots and domestic robots, among other applications. We expect demand to be driven from the robotics industry generally.

Automotive Market Opportunity

We estimate that the automotive TAM in 2021 will be approximately $131 million and will grow to approximately $1.9 billion by 2025, representing a CAGR, of approximately 96%. We further estimate that the automotive TAM will grow to approximately $16.3 billion by 2030, representing a CAGR of 53% from 2025 and 71% from 2021, respectively. This automotive TAM includes autonomous vehicles (“AVs”), ADAS, and commercial fleet vehicles, with demand expected to be stimulated by both increased regulations and customer demand for inclusion of safety technology such as lidar solutions in consumer vehicles.

Digital Lidar Technology

Our founders and engineering team have many years of lidar industry experience. By leveraging our deep knowledge of lidar technology, we have invented and patented an integrated, semiconductor-based digital lidar technology, which consists of the following key features:

Patented digital lidar architecture

Our digital lidar systems are based on a simplified two-chip architecture that achieves high resolution and reliability at a lower cost than analog lidar systems. Our sensors have three main technologies that, combined with embedded software, power our high-performance “OS” and “ES” product lines.

Custom system-on-a-chip (“SoC”) with single photon avalanche diode (“SPAD”) detectors

Our sensors contain a custom-designed SoC that replaces the functionality of hundreds of discrete analog components and integrates those capabilities onto a single complementary metal-oxide-semiconductor (“CMOS”) chip. We are currently on our third generation SoC, which combines significant processing power with a 128-channel SPAD array onto a single piece of silicon. Our SoC is capable of counting individual photons in order to detect very weak laser light pulses from long range targets. Capable of detecting and processing over one billion photons per second, our current SoC contains millions of transistors and is over two times more power efficient than previous generations. This digital SPAD-based approach enables our sensors to be compact, high-performance, and low-cost in order to provide advanced autonomy functionality to our industrial, robotics, smart infrastructure, and automotive customers.

Vertical cavity surface emitting laser (“VCSEL”) array

Paired with our digital SPAD SoC is an array of VCSELs. By using VCSEL technology, we can place our laser emitters into a dense array, approximately the size of a grain of rice. This dense, compact approach enables us to increase our resolution without increasing the size or complexity of our sensors.

Patented micro-optical system

In addition to our detector SoC and VCSEL array, our sensors feature patented micro-optical systems that enhance the performance of both our emitters and detectors. The combined effect of these micro-optical systems on sensor performance is equivalent to an increase in detector efficiency of multiple orders of magnitude. We believe this breakthrough intellectual property gives us significant competitive advantages over other companies that are currently attempting or may attempt to use a similar digital architecture.

Embedded software

Our existing embedded software is field-upgradeable, which enables us to customize and improve our sensor’s capabilities. We believe that the flexibility of this existing embedded software, together with embedded software that we develop in the future, will create an avenue for software-based enhancements of performance and customization of our products that will be capable of addressing myriad end-market customers’ specific technical requirements.

Products

Our digital lidar product offering today includes three models of sensors on our OS product line: the ultra-wide field of view OS0, the mid-range OS1, and the long-range OS2. We are currently developing our solid state ES product line, which consists of the long-range ES2 sensor.

OS product line

OS0 Ultra-Wide View Digital Lidar

•  Resolution options (channels): 32, 64 and 128

•  Range: 50 meters

•  Field of View (FoV): 90° vertical FoV & 360° horizontal FoV

•  Horizontal resolution (@ 10 Hz): 2048

•  Precision: up to +/- 1 cm

•  Points per second: 2.6 million

•  Power consumption: 14 – 20 W

•  Environmental protection: IP68, IP69K

•  Customization options: 30+

•  Illustrative use cases: Factory AGVs, Automated forklifts, Robo-taxis, Building security, Autonomous shuttles, People counting

OS1 Mid-Range Digital Lidar

•  Resolution options (channels): 32, 64 and 128

•  Range: 120 meters

•  FoV: 45° vertical FoV & 360° horizontal FoV

•  Horizontal resolution (@ 10 Hz): 2048

•  Precision: up to +/- 0.7 cm

•  Points per second: 2.6 million

•  Power consumption: 14 – 20 W

•  Customization options: 30+

•  Environmental protection: IP68, IP69K

•  Illustrative use cases: Last-mile delivery robots, Autonomous trucking, Autonomous mining vehicles, Autonomous agricultural vehicles, Autonomous buses, Autonomous drones, Traffic safety

OS2 Long-Range Digital Lidar

•  Resolution options (channels): 32, 64 and 128

•  Range: 240 meters

•  FoV: 22.5° vertical FoV & 360° horizontal FoV

•  Horizontal resolution (@ 10 Hz): 2048

•  Precision: up to +/- 2.5cm

•  Points per second: 2.6 million

•  Power consumption: 18 – 24 W

•  Customization options: 15+

•  Environmental protection: IP68, IP69K

•  Illustrative use cases: Autonomous trucking, Robo-taxis, Autonomous shuttles, Traffic analytics, Autonomous mining, Building security

Product customization

Within our OS sensor models, we offer numerous customization options, all enabled by embedded software. For each of our three models, we offer resolution options of 128 lines vertically (“channels”), 64 channels, or 32 channels. Additionally, within the 64 and 32 channel options, we offer further customization to determine the channels are distributed throughout the vertical field-of-view. These options for beam spacing are: uniform (evenly distributed channels), gradient (denser channels around the center of the vertical field-of-view and sparser by the top and bottom edges), below horizon (evenly spaced on the bottom half of the field of view), and above horizon (evenly spaced in the top half of the field-of-view). Illustrative beam spacing options for the OS1 model are found below:

Uniform	Gradient

Below Horizon	Above Horizon

In addition to beam spacing options, we also offer a “Privacy Mode” configuration which removes data that could potentially be used for facial recognition purposes. Through our existing and future embedded software, we anticipate offering additional customization options to our customers as demand arises. Because these configurations are offered through software, the incremental cost of additional options is lower than designing new hardware, giving us operational flexibility to respond to market demand.

I.	ES product line

ES2

•  Specifically engineered to meet consumer ADAS performance requirements and certifications related to automotive functional safety and reliability

•  No moving parts and shock resistant

•  Range: >200 meters for as low as 10% reflective objects

•  FoV: 13° vertical FoV, 26° horizontal FoV

•  Points per Second: 819,000

•  Total laser count: 32,768

•  Cost: Targeting $600 price point for automotive production

•  Moving parts: 0

•  Micro-motion MEMS Mirrors: 0

•  Macro-motion Mirrors: 0

When released, our new ES product line will leverage the same underlying digital lidar architecture as our OS product line of sensors, relying on a single SPAD-based detector SoC, a single VCSEL array, and Ouster’s proprietary micro-optic technology. We are designing the ES products to take advantage of the same embedded software approach to unlock additional customization options. Compared to the OS product line, we expect that the ES2, when released, will be a low cost, forward looking sensor intended specifically to meet the needs of the automotive ADAS market, though we expect it will be sold to customers in our other targeted markets.

Product Roadmap And Development

Our digital lidar technology is core to our products. By transitioning to our digital architecture, we expect our product improvements will be primarily driven by improvements to our semiconductors—the receiver SoC and VCSEL laser array—instead of through complete redesigns of our sensors or further significant changes in architecture.

We expect to maintain our OS product line with our three current sensor models. Our product roadmap primarily consists of designing, fabricating and integrating improved semiconductors into the OS product line, which we expect to improve the range and resolution of our sensors, among other features, while making no major changes to the form factor of our sensors.

We are currently in the process of developing our cost-reduced, forward facing ES product line for the automotive ADAS market and intend to release our first prototypes as early as 2022. After the initial release, we anticipate our ES product line will improve in performance over time as we improve our core SoC and laser components.

Our Customers

We target four markets globally: industrial; smart infrastructure; robotics; and automotive. In total, we shipped sensors to over 450 paying customers in 2020 across these diversified end markets. For the nine months ended September 30, 2020, no single customer accounted for more than 7.5% of our revenue from product sales.

Industrial

Our customers in the industrial market are generally engaged in the manufacturing, operation, or after-market modification of heavy industrial machinery, which includes mining vehicles, construction vehicles, agricultural vehicles, and port machinery among other machines. Lidar is used on heavy machinery to enable autonomous usage of the machinery and to improve worker safety. We believe that our industrial customers value the high resolution, range, small form factor, and high reliability of our digital lidar sensors.

Smart Infrastructure

Our customers in the smart infrastructure market are generally engaged in the monitoring and analysis of pedestrian and vehicle movements for the purpose of providing building security, improving road user safety, and increasing roadway efficiency. This market includes federal, state, and local governments as well as private commercial businesses. For our smart infrastructure customers, digital lidar provides accurate spatial data, immunity to low lighting conditions, and privacy protection, which are all areas where traditional cameras may struggle. We believe that our smart infrastructure customers value the high resolution, 360° horizontal field-of-view, and high reliability of our digital lidar sensors.

Robotics

Our customers in the robotics industry are generally engaged in the design, production, operation, or after-market modification of small mobile human-less vehicles, which includes wheeled robots, legged robots, and drones among other vehicles. Our customers in the robotics market include both commercial entities and nonprofit entities, such as research institutions. Our customers in the robotics market are installing lidar sensors for autonomous navigation, collision avoidance, and mapping in order to provide services such as last-mile delivery, street sweeping, and asset inspection. We believe our robotics customers value the high resolution, wide vertical field-of-view, and high reliability of our digital lidar sensors.

Automotive

Our customers in the automotive industry fall into two categories: customers developing various forms of self driving technology for driverless mobility and freight applications, and companies developing consumer ADAS. Both groups are generally engaged in the design, production, manufacture, operation, or after-market modification of automobiles, which includes consumer and commercial vehicles, commercial heavy trucks, and buses among other vehicles. Automotive customers use lidar as a core component in ADAS and for autonomous driving. We believe that our automotive customers value the high resolution, high reliability, and cost of our digital lidar technology.

Our Competitive Strengths

We believe the following strengths will allow us to maintain and extend our position as a leading provider in high-resolution lidar solutions.

Patented digital lidar technology

We invented and patented our digital lidar technology beginning in 2015 and have since launched a suite of products built on a shared architecture that are competitive with legacy analog lidar. We believe that our lidar technology breaks the link between cost and performance in the lidar industry. Our proprietary SoC replaces hundreds to thousands of discrete components with a single tightly integrated SPAD receiver array, and our high-efficiency VCSEL array integrates every laser into a single die. Moreover, our patented micro-optical system increases digital lidar performance by the equivalent of an orders-of-magnitude increase in detector efficiency. We believe that this architecture will allow us to continue to increase sensor performance while reducing its cost for many years to come.

High performance at an affordable price

As we introduce future generations of our proprietary SoC, we expect to be able to offer improved resolution, range, precision, reliability, and unlock new data types. Our simple digital architecture shared across our products results in a single manufacturing process and common supply chain for all of our sensor models that we believe results in cost advantages that help us offer lower prices to our customers while maintaining gross margins.

Flexible and scalable product architecture

Our products employ a software-defined architecture, enabling rapid customization in the software layer, and a simple shared hardware architecture for scalable manufacturing. With software-defined products continuing to drive low-cost customization, we expect to develop new SKUs for industry-specific applications, expanding our product offering without requiring significant manufacturing or inventory changes.

Strategic customer partnerships and relationships

We have built deep and direct customer relationships, evolving our technology to meet our customers’ needs. Because lidar is a critical technology for many of our customers, we maintain direct access to executives and other decision makers at many of our end customers. We believe our close customer relationships are a strategic advantage, as they build trust, result in knowledge of future programs, and give us the ability to more deeply collaborate with our customers. We maintain offices and staff in North America and Asia and we are in the process of opening an office in Europe which we are already staffing and we sell directly to the majority of our global customer base.

Large and diversified customer base

We have sold sensors to over 450 customers worldwide in the first eleven months of 2020 and no single customer accounted for more than 7.5% of our revenue in that time period. We believe that the diversity of our customer base and our presence in all four of our targeted markets gives Ouster several advantages. First, our customer and market diversity add stability to our business. By diversifying our customer base, we are able to reduce our exposure to the risk of customer development delays or regulatory changes that may affect our sales to a single customer or in a particular market rather than all four of the targeted markets. Second, we believe that a large, diverse customer base will ultimately result in more engaged customers purchasing our products and help us to achieve higher sales more quickly than other companies that depend on a smaller set of customers in fewer markets. As we increase our sales volume, we expect our cost per sensor to decrease, allowing us to compete more effectively in each of the targeted markets. Finally, we believe our early entrance into non-automotive markets will enable us to gain market-specific expertise, informing our product development decisions so that we may more effectively customize our products’ fit for the end market customers’ needs. We also believe that our early entrance into our targeted markets affords us the opportunity to establish strong relationships globally with key customers in each market.

Volume manufacturing today

To achieve our vision of making lidar technology widely adopted, we designed our technology for high-volume manufacturing. We are successfully expanding our manufacturing capacity by outsourcing manufacturing to the Thailand facility of our manufacturing partner Benchmark. We believe our relationship with Benchmark provides a myriad of benefits, including the ability to leverage Benchmark’s manufacturing capacity to help us scale our production.

Digital solid-state technology positioned to capture automotive scale

We expect that our prospective customers in the ADAS market will select lidar suppliers primarily based on price and the anticipated ability to meet and exceed performance requirements. By sharing a common digital lidar architecture between our OS and ES platforms and by increasing our sales volumes in our non automotive/ADAS markets, we expect to increase our volumes and reduce our costs on common components in order to offer lower pricing to the ADAS market than any competitor. Furthermore, when it is released, we expect the ES2 to meet the performance requirements of the ADAS market due to its true solid state design, compact form factor, and incorporation of our proven solid state architecture.

Highly reliable and rugged technology

In addition to high performance, comparatively low cost, and high customization flexibility, our sensors are designed to be highly reliable. Our OS product line of sensors have achieved the highest ingress ratings in the industry—IP68 and IP69K—meaning they can survive submersion in up to 1 meter of water for 30 minutes and withstand high-temperature power washing. We believe Ouster has one of the lowest field failure rates in the industry, which reduces the total cost of ownership for our sensors. We believe that the high component count of certain analog sensors may cause these sensors to have higher field failure rates and may require recalibration from time-to-time at the expense of the customer, causing downtime in the field and requiring an inventory of spare lidar parts. We expect our digital technology will significantly reduces these added expenses in both time and money and enables higher revenue and platform utilization by our customers.

Comprehensive IP portfolio

Our digital technology is backed by a comprehensive suite of patent protections. We own numerous issued patents and pending patent applications. As of December 9, 2020, we held 22 issued U.S. patents, 19 pending U.S. patent applications, seven issued foreign patents, 55 pending foreign patent applications and five pending Patent Cooperation Treaty applications. Our patents are expected to expire between 2036 and 2039. Our seven issued foreign patents include patents in four separate countries, including Australia, Japan, South Africa and Taiwan. Our 55 pending foreign patent applications include patent applications in 14 separate countries and regions including Australia, Brazil, Canada, China, Europe, Hong Kong, India, Japan, Mexico, Russia, South Korea, Singapore, Taiwan, and Vietnam. Our patents contain a broad range of claims related to devices and methods for implementing digital lidar, among other things. Our patents cover our micro-optic technology that enables improved digital lidar performance; our digital lidar architecture combining VSCELs and SPADs; our data processing circuits for in-silicon digital signal processing; and our lidar-camera convergence, combining active and passive sensing technologies. We believe these technology breakthroughs are central to our competitive advantage, dramatically improving sensor performance while making our approach difficult to replicate.

Visionary management team

Innovation is central to our corporate culture. Our co-founders Angus Pacala and Mark Frichtl have over 15 years of combined experience in lidar engineering. In collaboration with our executive management team, our founders drive our vision and corporate strategy. We believe that the digital lidar technology invented by our founders will continue to drive significant improvements in autonomous technology. As the company has developed, our founders have built a strong supporting team, adding leaders in sales, marketing, operations, engineering, manufacturing, legal, and finance.

Our Growth Strategies

Our goal is to increase our market share while also increasing our TAM over time. In order to achieve that goal, key elements of our growth strategy include:

Expand our worldwide sales and marketing presence

We have shipped sensors to over 450 customers worldwide in 2020. To further grow our market share in our target markets, we intend to strategically hire globally, scaling our dedicated business units to serve each end market. As our market presence grows through targeted sales and marketing activity, we believe our customer base will grow. In addition, we are increasingly cross-selling within accounts, accessing new projects and opportunities within accounts where we have a beachhead position and increasing the number of addressable opportunities even within single accounts. With dedicated business units for each market, we believe we will be better positioned to meet market demand as well as increase these cross-selling opportunities.

Increase investment in our software solution

Historically we have focused on building software developer tools that make it as easy as possible for our customers to use our hardware and bring their solutions to market, with the goal of supporting hardware adoption and integration across end market use cases. Given the inherent need for software that processes the data generated from our sensors, we believe that selling value-added software solutions alongside our sensors is one of our largest opportunities to grow revenue. We plan to continue to develop our software development capabilities in order to bring to market software products that create this new source of revenue.

Execute on our product roadmap

We continue to place a priority on innovation and product development. We plan to continue improving performance while reducing the cost of our sensors, thereby positioning us to be competitive in our target markets over time in order to win new and expanded business opportunities. We believe the high performance of our lidar sensors, in conjunction with the flexibility of our software-defined platform, will allow us to continue providing new sensing solutions to our customers, and further expand the use cases for our lidar systems.

Grow sales volumes from existing accounts

We believe we are creating an established customer base in each of our four target markets that can be further strengthened as our relationships with customers mature. As our customers move through our pipeline from benchtop evaluation to pilot evaluation to pre-production, and finally, to production—we believe our order volumes will increase at each stage in the sales process. We expect that moving to series production can provide a material increase of up to several orders of magnitude in annual sales volume for each given customer program. Sales for these programs are often, but not always, memorialized in multi-year contracts that provide a closer relationship to the customer and increased growth opportunities for us.

Commercialize digital lidar for emerging automotive opportunity

We believe our planned cost-reduced solid state sensor, the ES2, when released, will meet the automotive industry’s long-term requirements for performance, cost, and reliability in ADAS applications. The ES2 will share much of the same digital lidar architecture that has been proven on our current OS sensor product line, which we believe will create cost, research and development, and manufacturing efficiencies across our two product lines. As development progresses, we intend to produce the first prototype ES2 units as early as 2022 and will strive to build and maintain relationships with global automotive OEMs to further build demand.

Expand our distribution network

While the majority of our sales are direct to customers, we also sell our sensors through an international distribution network. We believe these distributors enable us to reach more end customers in an operationally efficient manner. We plan to grow our existing network and establish new distribution partnerships in regions where we do not currently have partnerships. By leveraging these relationships, we believe we will be able to reach more customers faster and rapidly grow our sales. As accounts grow, we maintain the right to begin selling directly to ensure close relationships with our most strategically and commercially important accounts.

Expand our partner ecosystem

Effectively integrating and using a lidar sensor can be a complex task for some end customers. An ecosystem of value-added software and integrator companies is growing across the world, offering perception software and tailored solutions for our target markets. We have relationships with many of these companies, and have collaborated with some of them to develop software and services based on our sensors. In collaboration with our value-added software and integrator partners, we intend to further develop complementary solutions and integration services that we believe will give us access to less technically advanced customers and we expect that this will accelerate our sales growth.

Pursue strategic acquisitions

We may pursue acquisitions as a means to complement our technology and digital lidar architecture if they represent a strategic fit and are consistent with our overall growth strategy. While there is demand for our products today, we believe such acquisitions could create more expansive use cases for our products or provide greater access to our current target markets or access additional markets.

Manufacturing

We have invested significant time in streamlining our production process. Our optical alignment processes are partially or completely automated, which reduces manufacturing time and increases our production output. Our sensors also undergo an application-focused final test, which allows us to understand the real-world performance of our sensors before they are shipped to customers, reducing returned merchandise costs. Ouster has also invested in building manufacturing process control systems. Today, we have real-time manufacturing visibility on every sensor produced in Thailand due to our integrated data stores and dashboards. All of this results in lowered labor and overhead cost per unit, with repeatable, scalable, and predictable quality.

Benchmark Manufacturing Services Agreement

In March 2018, we entered into a manufacturing services agreement with Benchmark, pursuant to which Benchmark has agreed to provide certain manufacturing and related services for the production of our digital lidar sensors, including procuring materials and assembling and testing finished products.

The initial term of the agreement expired in March 2020, but the term of the agreement automatically extends for additional one-year periods until either we or Benchmark provide notice of non-renewal at least 90 days prior to the end of the then-current term or extension. Among other things, either party may terminate the agreement for convenience upon one-year notice to the other party. Either party may also terminate the agreement under certain other customary conditions, including for uncured breaches of the agreement or if the other party if the other party materials breaches the agreement or in the event of the other party’s insolvency.

In connection with the services provided under the agreement, we have agreed to indemnify Benchmark against certain claims, including infringement of third-party intellectual property rights and noncompliance of our products with safety or other regulations. We are also entitled to indemnification from Benchmark under certain customary scenarios up to a specified amount in the low six-figure dollar range.

Competition

The market for perception solutions for autonomous applications is an emerging market, with many potential applications in the development stage. As a result, we face competition from a range of companies developing lidar solutions for incorporation into these developing applications, some of which may be similar to ours. Additionally, some of our targeted customers may have their own internal lidar development programs. Although we believe our digital solutions and innovation support our position as a market leader, we have and will continue to face competition from existing competitors and new companies developing lidar solutions for the industrial, smart infrastructure, robotics and automotive industries. However, we believe that many of our competitors are focused on a narrower set of use cases, or are offering what we regard as legacy solutions with lower levels of performance, higher power or cost requirements, or a mix thereof.

Although we may encounter companies that are independently developing lidar solutions, we believe we compete favorably on the basis of the simplified and flexible digital architecture of our product design, our comparatively low customization costs, our commercial traction, and our comprehensive suite of patented technology. Additionally, we expect our product costs per unit to continue to decrease over time as production volume expands.

Sales And Marketing

We plan to continue expanding our sales and marketing efforts to attract new customers and grow orders from existing customers. We maintain a global sales presence and sell directly to the majority of our customers. Members of our sales team typically focus most of their effort in one of our target markets, allowing them to learn from customers and gain subject matter expertise.

While we maintain direct relationships with the majority of our customers, we have also developed a global network of active direct dealers and distributors to sell, install and support our solutions. We collect feedback directly from our customers to generate insights that drive our business and products. We will continue to expand and optimize our dealer network to ensure that we have sufficient geographic coverage across both existing and new markets.

We take a targeted marketing approach to each of our four focused markets. We develop and publish digital content designed to educate and equip our audience to use Ouster’s products, and selectively use other digital channels and advertising to attract customers. We leverage opportunities to present and speak at market-specific conferences, executive events, trade shows and industry events to further develop our brand and reputation. These opportunities also allow us to showcase our technology and attract additional customer interest. From time to time, we sponsor universities and other non-profit organizations to increase awareness of our technology and showcase its capabilities.

Research and Development

We have invested significant resources into research and development of our lidar-based technologies. We believe our ability to maintain a leadership position depends in part on our ongoing research and development activities.

Our research and development activities are based in San Francisco, California. Our research and development team is responsible for the design, development, manufacturing and testing of our products. We focus our efforts on the development of digital lidar technology, software functionality, and innovative manufacturing technologies. The research and development team also partners with our operations and supply chain teams to develop scalable and reliable manufacturing processes and aid in supply chain planning and diversification. Our team consists of engineers, technicians, scientists, operators and professionals with experience from a wide variety of the world’s leading sensing, engineering, consumer electronics, and automotive organizations.

Intellectual Property

We believe our success, competitive advantages, and growth prospects depend in part upon our ability to develop and protect our core technology and intellectual property. We have built a portfolio of intellectual property, including issued patents and registered trademarks, copyrights, confidential technical information, and expertise in the development of lidar technology and software.

We own numerous issued patents and pending patent applications. As of December 9, 2020, we held 22 issued U.S. patents, 19 pending U.S. patent applications, 7 issued foreign patents, 55 pending foreign patent applications and 5 pending Patent Cooperation Treaty applications. Our patents are expected to expire between 2036 and 2039. Our 7 issued foreign patents include patents in 4 separate countries, including Australia, Japan, South Africa and Taiwan. Our 55 pending foreign patent applications include patent applications in 14 separate countries and regions including Australia, Brazil, Canada, China, Europe, Hong Kong, India, Japan, Mexico, Russia, South Korea, Singapore, Taiwan, and Vietnam. Our patents contain a broad range of claims related to devices and methods for implementing digital lidar, among other things.

In addition to actively seeking patent protection covering inventions originating from us, from time to time, we review opportunities to acquire or in-license patents to the extent we believe such patents may be useful or relevant to our business.

We have filed patent and trademark applications in order to further secure these rights and strengthen our ability to defend against third parties who may infringe on our rights. We also rely on trade secrets, design and manufacturing know-how, and continuing technological innovations to maintain and improve our competitive position. Additionally, we protect our proprietary rights through agreements with our commercial partners, supply-chain vendors, employees, and consultants, as well as close monitoring of the developments and products in the industry.

Government Regulation

As a lidar technology company, we are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the U.S. Food and Drug Administration (“FDA”). Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing and distribution records for their products. Furthermore, we are also subject to similar internationally harmonized standards and regulations governing the safe use of laser products. Based upon successful evaluations of the applicable laser products, followed by written attestation by international third-party certification agencies, manufacturers are required to create Self Declarations of Compliance (“SDOC”) of their products to such regulations, and label their products accordingly.

Our products and solutions are also subject to U.S. and foreign trade and customs product classifications, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions. Similarly, we are also subject to sourcing regulations such as the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the EU Conflict Minerals Regulation 2017/821, that will require us to carefully monitor our supply chain. The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials that may be used in the manufacture of components used in our products.

Our customers may use our products in applications that are regulated and/or subject to industry standards. Such applications require that our products comply with the applicable regulations and standards, including, but not limited to, functional safety, cybersecurity, product safety and product performance standards. For example, we continue to add features to our existing OS line, and we expect to design, engineer and test our new EO product line, to meet evolving U.S. and international consumer product safety and performance requirements and Automotive and Industrial Functional Safety, Cybersecurity and performance certifications designed to ensure the safe deployment and operation of autonomous vehicles, automotive ADAS, industrial machines and robots. Significant foreign markets also continue to develop their own respective standards to define deployment requirements for higher levels of autonomy in these jurisdictions.

Finally, our operations are subject to various federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, and comparable state laws that protect and regulate employee health and safety.

Like all companies operating in similar industries, we are subject to environmental regulation, including water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; and the remediation of environmental contamination. Compliance with these laws, rules and regulations may include permits, licenses and inspections of our facilities and products.

Legal Proceedings

From time to time, we may become involved in actions, claims, suits and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. We are not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, and results of operations.

Employees

As of December 11, 2020, we employed approximately 120 people on a full-time basis in the United States and 14 people on a full-time basis internationally, either directly through our international subsidiaries or through a professional employer organization. We employ approximately 60 engineers and technical talent, and we are continuing to look to significantly expand our technical employee count in order to meet our product development goals. We also engage numerous consultants and contractors to supplement our permanent workforce. None of our employees are represented by a labor union or covered by collective bargaining agreements. We believe we have strong and positive relations with our employees.

Facilities

Our corporate headquarters are located in San Francisco, California where we lease approximately 26,125 square feet of office space pursuant to a lease that expires in January 2023. We also lease approximately 22,421 square feet of office space in a building adjacent to our corporate headquarters. The term of this second lease expires in August 2027. Both leased premises contain engineering, manufacturing, research and development and administrative functions of the company. We believe that our office space is adequate for our current needs and, should we need additional space, we believe we will be able to obtain additional space on commercially reasonable terms.

OUSTER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Ouster’s management believes is relevant to an assessment and understanding of Ouster’s consolidated results of operations and financial condition. The discussion should be read together with the historical audited annual consolidated financial statements as of and for the years ended December 31, 2019 and 2018 and unaudited interim consolidated financial statements as of September 30, 2020 and the nine-month periods ended September 30, 2020 and 2019, and the respective notes thereto, included elsewhere in this proxy statement/prospectus.

The discussion and analysis should also be read together with Ouster’s unaudited pro forma financial information for the year ended December 31, 2019 and as of and for the nine months ended September 30, 2020. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Ouster’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. Unless the context otherwise requires, references in this “Ouster’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “our” and “the Company” refer to the business and operations of Ouster, Inc. and its consolidated subsidiaries prior to the Business Combination and to Ouster, Inc. and its consolidated subsidiaries following the consummation of the Business Combination.

Overview

We are a leading provider of high-resolution digital lidar sensors that offer advanced 3D vision to machinery, vehicles, robots, and fixed infrastructure assets, allowing each to understand and visualize the surrounding world and ultimately enabling safe operation and ubiquitous autonomy. We design and manufacture digital lidar sensors that we believe are the highest-performing, lowest-cost lidar solutions available today across each of our four target markets: industrial automation; smart infrastructure; robotics; and automotive.

We have won and are actively negotiating a number of additional, multi-year sales contracts. In 2020, we have added over 250 paying customers compared to 2019, the majority of which are non-automotive customers. While we are communicating with many autonomous vehicle development programs around the world today, and count several as customers, we expect the majority of the market opportunity to come from non-automotive customers now and in the future.

Our digital lidar sensors leverage a simplified architecture based on two semiconductor chips and are backed by a suite of patent-protected technology. We have invested heavily since our inception in pursuing comprehensive coverage of invention families and use cases, with broad international coverage. We believe that our extensive patent coverage creates material barriers to entry for anyone aiming to compete in the digital lidar space.

Our product offering today includes three models of sensors in our OS product line: the ultra-wide field of view OS0, the mid-range OS1, and the long-range OS2. In January 2020 we released new models in our OS product line, increasing the resolution of our OS1 model and introducing the OS0 and OS2 models. Within our OS sensor models, we offer numerous customization options, all enabled by embedded software. For each of our three models in the OS product line, we offer resolution options of 128 lines vertically (“channels”), 64 channels, or 32 channels, as well as many beam spacing options. We are currently developing our solid-state ES product line, which, when released, will consist of the long-range ES2 sensor.

We believe the simplicity of our digital lidar design gives us a meaningful advantage in costs related to manufacturing, supply chain and production yields. The same digital lidar architecture underpins our entire product portfolio which we believe drives economies of scale in our supply chains and speeds time to market.

With virtually unlimited software-defined products driving low-cost customization, we are able to increase stock keeping units (“SKUs”) for industry-specific applications, expanding our product offering with minimal manufacturing or inventory changes. We currently have over 75 different software-defined product SKUs, all based on this common architecture and shared core componentry. Additionally, we are successfully expanding our manufacturing capacity by outsourcing to our manufacturing partner, Benchmark. Benchmark manufactures our products at its facility in Thailand, which we expect will reduce our product costs and allow us to rapidly scale production to meet our anticipated product demand. Based on cost quotes for our products in mass production, we believe our manufacturing costs to be lower than certain of our competitors, and we expect our manufacturing costs per unit to decrease further with higher volumes.

We founded Ouster in 2015 with the invention of our high-performance digital lidar. Since then, we have grown to over 120 employees serving over 450 customers globally. To continue to grow our business in the coming years, we plan to expand our sales and marketing efforts, expand our software development capabilities and accelerate sensor development efforts. We are headquartered in San Francisco, CA and have operated as a standalone, independent entity since our founding.

COVID-19 Impact

Throughout 2020 the worldwide spread of the pandemic caused by the novel coronavirus (“COVID-19”) and the measures intended to contain the spread of COVID-19 have resulted in a global slowdown of economic activity and caused disruptions to our business. In particular, our headquarters are based in the San Francisco Bay Area, which has been subject to ongoing government measures and orders such as quarantines and social distancing. During the second and third quarters of 2020 we slowed our operating and capital spending with the expectation that our revenue and ability to raise capital would be impacted by the global pandemic. Though we were able to continue to grow our sales during the first nine months of 2020 compared to the same period in 2019 and believe that the pandemic will act as a long-term catalyst for wider adoption of automation and lidar technology, we believe that our overall growth rate during 2020 has been impacted by the pandemic.

As a San Francisco Bay Area based company, we were affected by the “shelter in place” order in the first and second quarter. While the majority of our employees were able to work from home, some employees, especially manufacturing employees, were not able to work from home. The “shelter in place” order delayed order fulfillment and revenue recognition during the first and second quarters of 2020. Additionally, we continued to pay employees during the “shelter in place” order whether or not they were able to work. Manufacturing and order fulfillment employees were able to return to work in the second quarter; however, the number of employees allowed on premises at one time was greatly reduced which also affected our ability to fulfill orders and recognize revenue. Some essential employees were paid hazard pay, and the hazard pay combined with underutilized employee pay increased our employee overhead and decreased gross margins in the first and second quarter of 2020. Employees continue to work in a reduced capacity at our San Francisco facility, but we have moved a large portion of our manufacturing to our contract manufacturer in Thailand, which has resulted in increased sales activities during the second half of 2020.

Our suppliers are located worldwide, and the suppliers in the Asia and Pacific geographical region were especially affected by the pandemic in the first quarter of 2020. Some of our key suppliers were affected by the pandemic resulting in supply chain disruptions. These issues further delayed order fulfillment and revenue recognition, but were largely resolved in the third quarter of 2020.

While we have experienced quarter-over-quarter increases in revenue in 2020, some customers have delayed orders and production schedules due to COVID-19. The pandemic continues to evolve, and the full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including sales, expenses, reserves and allowances, manufacturing, research and development costs and personnel-related costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, any resurgence of the pandemic in areas where we, Benchmark or our suppliers operate, and the economic impact on local, regional, national and international customers and markets.

Factors Affecting Our Performance

Commercialization of Lidar Applications. We believe that we are approaching the inflection point of adoption of lidar across our target end market applications, and further that we are well-positioned to capitalize on this market growth. However, as our customers continue research and development projects to commercialize semi-autonomous solutions that rely on lidar technology, it is difficult to estimate the timing of ultimate end market and customer adoption. As a result, we expect that our results of operations, including revenue and gross margins, will fluctuate on a quarterly and annual basis for the foreseeable future. As the market for lidar solutions matures and more customers reach a commercialization phase with solutions that rely on our technology, the fluctuations in our operating results may become less pronounced. However, in the near term, our revenue may not grow as we expect until more customers commercialize their products and lidar technology becomes more prevalent across our target end markets.

Number of Customers in Production. Our products must be integrated into a broader platform by the end customer, which then must be tested, validated, and achieve system-level performance and reliability thresholds that enable commercial production and sales. It is critical that we reach production with multiple customers across all target end markets. The time necessary to reach production varies from six months to seven years, based on the market and application. The production cycle in the automotive market tends to be substantially longer than in our other target markets, including industrial automation, smart infrastructure and robotics. It is critical to our future success that our customers reach production across our target end markets. However, the revenue generated by each customer in production and their time to reach production varies significantly, making it difficult to predict our financial performance.

Sales Volume. Our customers span a wide variety of applications and can generate a wide range of sales volumes for our digital lidar solution. The range of sales volume by customer depends on the end market demand for our customers’ products as well as our customers’ individual needs. This range can depend on several factors, including the size of the end market that the product addresses, market penetration, product use functions, our end customers’ ability to sell their products and the financial stability and reputation of the customer. In addition to end market demand, sales volume further depends on our customers’ progression through their evaluation, integration and production processes.

Average Selling Prices (“ASPs”), Product Costs and Margins. Our product costs and gross margins will depend largely on the volumes of the solutions we provide to our customers. Our ability to compete in our target markets will depend on the success of our digital lidar solutions and the ultimate volume of our sensors sold. We anticipate that our selling prices will vary by target end market and application due to market-specific supply and demand dynamics. We expect these customer-specific selling price fluctuations combined with our volume-driven product costs may drive fluctuations in revenue and gross margins on a quarterly basis. However, we expect that our volume-driven product costs will lead to gross margin improvement as our sales volume increases over time.

Continued Investment and Innovation. We believe that we are the leading digital lidar provider. Our financial performance is significantly dependent on our ability to maintain this leading position which is further dependent on the investments we make in research and development. We believe it is essential that we continue to identify and respond to rapidly evolving customer requirements, including successfully realizing our product roadmap. If we fail to continue our innovation, our market position and revenue may be adversely affected, and our investments in that area will not be recovered.

Market Trends and Uncertainties. We anticipate robust demand for our digital lidar solution. We estimate that the total addressable market (“TAM”) for our solutions will be approximately $8.6 billion in 2025. We define our TAM as automation applications in the industrial, smart infrastructure, robotics and automotive end markets where we actively engage and maintain customer relationships. By 2030, we estimate that our TAM will reach $47.9 billion, and we believe that our market opportunity could be larger than what is currently estimated as new applications for our technology emerge. Each of our target markets is potentially a significant global opportunity, and these markets have historically been underserved by limited or inferior technology or not served at all. We believe we are well positioned in our market as a leading provider of high-resolution digital lidar sensors.

Although increasing adoption of semi-autonomous solutions that rely on lidar technology may generate higher demand, we may not be able to take advantage of demand if we are unable to anticipate regulatory changes and adapt quickly enough to meet such new regulatory standards or requirements applicable to us or to our customers’ products in which our digital lidar sensors are used. Market acceptance of semi-autonomous solutions and active safety technology depend upon many factors, including cost, performance, safety performance, regulatory requirements and international taxes or tariffs related to such technologies. These factors may impact the ultimate market acceptance of our lidar technology.

International Expansion. We view international expansion as an important element of our strategy to increase revenue and achieve profitability. We continue to position ourselves in geographic markets that we expect to serve as important sources of future growth. We have an existing presence in three regions: North and South America; Asia and Pacific; and Europe, Middle East and Africa. We intend to expand our presence in these regions over time including through distribution partnerships. Expanded global reach will require continued investment and may expose us to additional foreign currency risk, international taxes and tariffs, legal obligations and additional operational costs, risks and challenges that may impact our ability to meet our projected sales volumes, revenue and gross margins.

Components of Results of Operations

Revenue

The majority of our revenue comes from the sale of our digital lidar sensors and accessories both directly to end users and through distributors both domestically and internationally. We recognize revenue from product sales when the performance obligation of transferring control of the product to the customer has been met, generally when the product is shipped. The company also recognizes revenue by performing services related to product development and validation, and shipping; however, we do not expect product development and validation and license and services to be material components of revenue, cost of revenue or gross margin in the foreseeable future. Performance obligations related to services are generally recognized over time, based on cost-to-cost input basis or straight-line over time. Amounts billed to customers related to shipping and handling are classified as revenue, and we have elected to recognize the cost of shipping activities that occur after control has transferred to the customer as a fulfillment cost rather than a separate performance obligation. All related costs are accrued and recognized within cost of revenue when the related revenue is recognized.

Most of our customers are currently in the evaluation or early R&D stage with our products. Currently, our product revenue consists of both customers ordering small volumes of our products that are in an evaluation phase and customers that order larger volumes of our products and have more predictable production schedules. Over the coming years, as more of our customers move into their respective production phases, we expect the majority of our product revenue to shift to larger volume orders based on predictable production schedules. We also expect more of our revenue to come from international customers, with our sales from regions outside of North and South America expected to grow long-term to approximately two-thirds of our total revenue.

Cost of Revenue

Cost of revenue consists of the manufacturing cost of our digital lidar sensors, which primarily consists of sensor components, personnel-related costs directly associated with our manufacturing organization, and amounts paid to our third-party contract manufacturers and vendors. Our cost of revenue also includes depreciation of manufacturing equipment, costs of providing services, an allocated portion of overhead, facility and IT costs, stock-based compensation for manufacturing personnel, reserves for estimated warranty expenses, excess and obsolete inventory and shipping costs.

Gross Profit and Gross Margin

Our gross profit equals total revenues less our total cost of revenues, and our gross margin is our gross profit expressed as a percentage of total revenue. We experienced negative gross margins since the fourth quarter of 2018 until we turned gross margin positive during the second quarter of 2020 when our unit volumes increased such that our purchasing power and ability to absorb variable costs improved and our margins turned positive. Our turn to gross margin positivity during the second quarter of 2020 was primarily due to increased unit volumes and a shift to outsourced mass production of our sensors to Benchmark who has leverage for greater volume discounts and lower overhead costs. Subject to quarterly fluctuations and volatility, we expect gross margin to improve as our unit volumes grow and production of our sensors continues to shift to Thailand.

Operating Expenses

Research and Development Expenses

Research and development (“R&D”) activities are primarily conducted at our San Francisco based headquarters and consist of the following activities:

•	Design, prototyping, and testing of proprietary electrical, optical, and mechanical subsystems for our digital lidar products;

•	Robust testing for industrial and autonomous vehicle safety certifications;

•	Development of new products and enhancements to existing products in response to customer requirements including firmware development and software development of lidar integration products;

•	Custom system-on-a-chip (“SoC”) design for Ouster’s digital lidar products; and

•	Development of custom manufacturing equipment.

R&D expenses consist of personnel-related expenses, including salaries, benefits, and stock-based compensation, for all personnel directly involved in R&D activities, third-party engineering and contractor costs, and prototype expenses.

R&D costs are expensed as they are incurred. Our investment in R&D will continue to grow as we invest in new lidar technology and related software. Our absolute amount of R&D expense will grow over time; however, we expect R&D as a percentage of revenue to decrease annually as our business grows.

Sales and Marketing Expenses

Our business development, customer support and marketing teams are located in offices worldwide. Selling and marketing expenses consist of personnel-related expenses, including salaries, benefits, and stock-based compensation, for all personnel directly involved in business development, customer support, and marketing activities, and marketing expenses including trade shows, advertising, and demonstration equipment. Our investment in sales and marketing will continue to grow as we continue to expand our sales team globally, and our absolute amount of sales and marketing expenses will grow over time. We expect sales and marketing spend as a percentage of revenue to decrease over time as our business grows.

General and Administrative Expenses

General and administrative expenses consist of personnel-related expenses, including salaries, benefits, and stock-based compensation, of our executives and members of the board of directors, finance, human resource, IT, and legal departments as well as fees related to legal fees, patent prosecution, accounting, finance and professional services as well as insurance, and bank fees. Our absolute amount of general and administrative expense will grow over time; however, we expect the general and administrative spend as a percentage of revenue to decrease annually as our business grows. Near term increases in general and administrative expenses are expected to be related to hiring more personnel and consultants to support our growing international expansion and compliance with the applicable provisions of the Sarbanes-Oxley Act (“SOX”) and other U.S. Securities and Exchange Commission (“SEC”) rules and regulations.

Stock-Based Compensation

We measure and recognize stock-based compensation expense for stock-based awards over the requisite service periods based on the estimated grant date fair value using the Black-Scholes-Merton option pricing model.

Interest Income, Interest Expense, and Other Income (Expense), Net

Interest income consists primarily of income earned on our cash and cash equivalents. These amounts will vary based on our cash and cash equivalents balances and market rates. Interest expense consists primarily of interest on our debt and convertible notes and amortization of debt issuance costs and discount. Other income (expense), net consists primarily of realized and unrealized gains and losses on foreign currency transactions and balances, the change in fair value of financial instruments, including warrants issued in connection with a debt agreement, embedded derivatives related to convertible notes and the preferred stock tranche right.

Income Taxes

Our income tax provision consists of federal, state and foreign current and deferred income taxes. Due to cumulative losses, we maintain a valuation allowance against federal and state deferred tax assets and our tax expense for the years ended December 31, 2018 and 2019 and the nine months ended September 30, 2019 and 2020.

Results of Operations:

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this proxy statement/prospectus. The following table sets forth our consolidated results of operations data for the periods presented:

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(dollars in thousands)
Revenue
Product revenue	$1,345	$9,804	$7,718	$10,524
Service revenue	—	1,609	1,609	2,004

Total revenue	1,345	11,413	9,327	12,528

Cost of revenue(1)
Cost of product	3,541	17,120	9,517	12,962
Cost of services	—	308	308	26

Total cost of revenue	3,541	17,428	9,825	12,988

Gross profit	(2,196)	(6,015)	(498)	(460)
Operating expenses(1):
Research and development	20,301	23,297	16,061	19,028
Sales and marketing	1,535	4,505	2,804	6,305
General and administrative	7,996	14,546	10,348	11,856

Total operating expenses	29,832	42,348	29,213	37,189

Loss from operations	(32,028)	(48,363)	(29,711)	(37,649)
Other (expense) income:
Interest income	16	278	195	24
Interest expense	(820)	(3,582)	(2,327)	(2,196)
Other income (expense), net	27	7	—	(9,799)

Total other expense, net	(777)	(3,297)	(2,132)	(11,971)

Loss before income taxes	(32,805)	(51,660)	(31,843)	(49,620)
Provision for income tax expense	1	1

Net loss	$(32,806)	$(51,661)	$(31,843)	$(49,620)

The following table sets forth the components of our consolidated statements of operations and comprehensive loss data as a percentage of revenue for the periods presented:

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(% of total revenue)
Revenue
Product revenue	100%	86%	83%	84%
Service revenue	—	14	17	16

Total revenue	100	100	100	100

Cost of revenue(1)
Cost of product	263	150	102	103
Cost of services	—	3	3	0

Total cost of revenue	263	153	105	104

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(% of total revenue)
Gross profit	(163)	(53)	(5)	(4)
Operating expenses(1):
Research and development	1,509	204	172	152
Sales and marketing	114	39	30	50
General and administrative	594	127	111	95

Total operating expenses	2,218	371	313	297

Loss from operations	(2,381)	(424)	(319)	(301)
Other (expense) income:
Interest income	1	2	2	0
Interest expense	(61)	(31)	(25)	(18)
Other income (expense), net	2	0	—	(78)

Total other expense, net	(58)	(29)	(23)	(96)

Loss before income taxes	(2,439)	(453)	(341)	(396)
Provision for income tax expense	0	0	—	—

Net loss	(2,439)%	(453)%	(341)%	(396)%

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
Stock-based Compensation	(dollars in thousands)
Cost of revenue	$95	$58	$46	$310
Research and development	156	621	456	5,472
Sales and marketing	58	140	67	408
General and administrative	215	474	447	1,701

Total stock-based compensation	$524	$1,293	$1,016	$7,891

Comparison of the Nine Months ended September 30, 2019 and 2020

Revenue

	Nine Months Ended September 30,		Change	Change
	2019	2020	$	%
	(dollars in thousands)
Revenue
Product revenue	$7,718	$10,524	$2,806	36%
Service revenue	1,609	2,004	395	25

Total	$9,327	$12,528	$3,201	34%

Revenue by geographic location:
United States	$6,087	$6,349	$262	4%
Americas, excluding United States	295	194	(101)	(34)
Europe, Middle East and Africa	1,790	3,351	1,561	87
Asia and Pacific	1,155	2,634	1,479	128

Total	$9,327	$12,528	$3,201	34%

Product Revenue

Product revenue increased by $2.8 million, or 36%, to $10.5 million for the nine months ended September 30, 2020 from $7.7 million for the comparable period in the prior year. The increase in product revenue was driven by an increase in volume of 25%, which we attribute to the release of new products and expansion of our sales team into new geographic regions, and an increase in average selling price of 9% which we attribute to more favorable average selling prices for new products.

Service Revenue

Service revenue increased by $0.4 million, or 25%, to $2.0 million for the nine months ended September 30, 2019 from $1.6 million for the comparable period in the prior year. This revenue represents non-recurring engineering work in relation to our new product release in early 2020.

Geographic Locations

Revenue increased across the geographic regions of the United States, Asia and Pacific, and Europe, Middle East and Africa by $0.3 million, $1.5 million, and $1.6 million, respectively. The increase in Asia and Pacific and Europe, Middle East and Africa geographic regions were a result of recent expansion in those regions. We opened sales offices in these regions in late 2019 and have since focused our sales resources on expanding globally.

Cost of Revenue and Gross Margin

	Nine Months Ended September 30,		Change	Change
	2019	2020	$	%
	(dollars in thousands)
Cost of revenue
Cost of product	$9,517	$12,962	$3,445	36%
Cost of services	308	26	(282)	(92)

Total	$9,825	$12,988	$3,163	32%

Gross margin
Product	(23)%	(23)%
Services	81	99
Total	(5)%	(4)%

Product Cost of Revenue and Gross Margin

Product cost of revenue increased by $3.4 million, or 36%, to $13.0 million for the nine months ended September 30, 2020, from $9.5 million for the comparable period in the prior year and cost per unit increased by 9%. Manufacturing overhead costs increased $3.5 million period-over-period due to $0.1 million of hazard pay, $0.8 million of payments to employees that were not able to work during the COVID-19 “shelter in place” order, $0.5 million for the expansion of our facilities, $0.9 million for headcount to support the growth of our business, and $1.2 million more overhead capitalized at September 30, 2019 due to higher inventory levels in the prior period. Additional increases of $0.2 million in materials, $0.1 million in freight were offset by a $0.4 million decrease in inventory and other adjustments.

Product gross margin was not materially different between the nine months ended September 30, 2019 and 2020. Material costs per unit decreased period-over-period primarily due to component yield increases and volume increases, and we expect that trend to continue as we grow our business.

Services Cost of Revenue and Gross Margin

Services cost of revenue decreased by $0.3 million, or 92%, to $0.03 million for the nine months ended September 30, 2020, from $0.3 million for the comparable period in the prior year. Services gross margin increased to 99% for the nine months ended September 30, 2020 from 81% for the comparable period in the prior year. This decrease in cost of revenue and subsequent increase in gross margin was primarily due to the majority of non-recurring engineering work for a large contract taking place in 2019.

Operating Expenses

	Nine Months Ended September 30,		Change	Change
	2019	2020	$	%
	(dollars in thousands)
Operating expenses:
Research and development	$16,061	$19,028	$2,967	18%
Sales and marketing	2,804	6,305	3,501	125
General and administrative	10,348	11,856	1,508	15

Total operating expenses:	$29,213	$37,189	$7,976	27%

Research and Development

Research and development expenses increased by $3.0 million, or 18%, to $19.0 million for the nine months ended September 30, 2020, from $16.1 million for the comparable period in the prior year. The increase was primarily due to $7.2 million in personnel-related costs, including a $5.2 million increase in stock-based compensation due to an increase in common stock value and $2.0 million primarily related to our headcount growth, partially offset by a $3.9 million reduction in development costs and contractor expense related to the design of new products in 2019, which was launched in the first quarter of 2020, and a $0.3 million reduction in depreciation expense.

Sales and Marketing

Sales and marketing expenses increased by $3.5 million, or 125%, to $6.3 million for the nine months ended September 30, 2020 from $2.8 million for the comparable period in the prior year. The increase was primarily attributable to an increase of $3.0 million in payroll and personnel-related expenses driven by the addition of sales personnel, of which $0.3 was stock-based compensation related, as well as smaller increases of $0.2 million for facility and office related expenses related to opening offices in the Asia and Pacific and Europe, Middle East and Africa geographic regions and $0.3 million related to providing demonstration units for potential customers.

General and Administrative

General and administrative expenses increased by $1.5 million, or 15%, to $11.9 million for the nine months ended September 30, 2020 from $10.3 million for the comparable period in the prior year. The increase was primarily due to an increase of $1.4 million in personnel-related expenses, including $1.2 million of stock-based compensation, as well as an increase of $0.6 million in depreciation expense. These increases were partially offset by a decrease in office supplies and facility related expenses of $0.2 million and a decrease of $0.3 million in professional services.

Interest Income, Interest Expense and Other Income (Expense), Net

	Nine Months Ended September 30,		Change	Change
	2019	2020	$	%
	(dollars in thousands)
Interest income	$195	$24	$(171)	(88)%
Interest expense	(2,327)	(2,196)	131	(6)%
Other income (expense), net	—	(9,799)	(9,799)	N/A

Interest income was $0.02 million for the nine months ended September 30, 2020 compared to $0.2 million for the comparable period in the prior year. This decrease in interest income was primarily related to a decrease in our cash and cash equivalent balances for the nine months ended September 30, 2020.

Interest expense was $2.2 million for the nine months ended September 30, 2020 compared to $2.3 million for the comparable period in the prior year. The $0.1 million decrease was primarily due to the conversion of convertible notes in the second quarter of 2020 and the repayment of $3.0 million of bank debt.

Other income (expense), net was ($9.8) million in the nine months ended September 30, 2020 compared to $0.0 million for the comparable period in the prior year. During the nine months ended September 30, 2020, we recorded $5.3 million for the fair value change of derivative liability related to our convertible notes and $6.1 million for the fair value change of the warrant liability, partially offset by a $1.6 million gain from extinguishment of tranche liability which was recorded as other income.

Income Taxes

We were subject to income taxes in the United States, Hong Kong, Thailand and China in the nine months ended September 30, 2020 and in the United States in the nine months ended September 30, 2019. Our income tax expense was immaterial in both periods due to net operating losses in the United States and due to the immaterial activity in our foreign entities.

Comparison of the Years Ended December 31, 2018 and 2019

Revenue

	Year Ended December 31,		Change	Change
	2018	2019	$	%
	(dollars in thousands)
Revenue
Product revenue	$1,345	$9,804	$8,459	629%
Service revenue	—	1,609	1,609	N/A

Total	$1,345	$11,413	$10,068	749%

Revenue by geographic location:
United States	$827	$7,035	$6,208	751%
Americas, excluding United States	63	361	298	473
Europe, Middle East and Africa	261	2,368	2,107	807
Asia and Pacific	194	1,649	1,455	750

Total	$1,345	$11,413	$10,068	749%

Product Revenue

Product revenue increased by $8.5 million, or 629%, to $9.8 million for the year ended December 31, 2019 from $1.3 million for the prior year. Our initial product was released for sale in the fourth quarter of 2018 which was our first quarter of recorded revenue. Year-over-year our sales volume increased by 732% while average selling price declined by 12%. Average selling price declines were primarily attributable to a larger proportion of our revenue coming from distributor sales and price reductions on older stock keeping units (“SKU”).

Service Revenue

Service revenue made up 14% of total revenue for the year ended December 31, 2019 and 0% of total revenue for the prior year. This revenue consists of non-recurring engineering work related to our new sensor models. Revenue from non-recurring engineering work did not occur in 2018.

Geographic Locations

The year ended December 31, 2019 was our first full year of sales and as such revenue increased across all products and geographic regions in 2019. We hired our first international headcount in the second quarter of 2019, and hired multiple international salespeople in the fourth quarter of 2019 to expand our international sales.

Cost of Revenue and Gross Margin

	Year Ended December 31,		Change	Change
	2018	2019	$	%
	(dollars in thousands)
Cost of revenue
Cost of product	$3,541	$17,120	$13,579	383%
Cost of services	—	308	308	N/A

Total	$3,541	$17,428	$13,887	392%

Gross margin
Product	(163)%	(75)%
Services	N/A	81
Total	(163)%	(53)%

Product Cost of Revenue and Gross Margin

Product cost of revenue increased by $13.6 million, or 383%, to $17.1 million for the year ended December 31, 2019 from $3.5 million for the prior year primarily due to the increased volume of units sold in 2019. Specifically, this increase was primarily due to increased material costs of $2.5 million and freight of $0.6 million year-over-year based on the number of sensors sold. Labor and overhead increased $1.9 million from additional manufacturing headcount. Inventory adjustments increased $8.6 million as we introduced our new product models in early 2020 causing us to reserve $5.7 million for the excess first generation product and materials, and the remaining increase of $2.9 million were adjustments such as increased warranty reserve, scrap, and inventory reevaluations that increased as the number of units sold and products built year-over-year increased dramatically between 2019 and 2018.

Gross margin improved for the year ended December 31, 2019 from the prior year. This improvement was due to the overall 42% decrease in cost per unit led mainly by an improvement in our per unit material costs and overhead absorption due to efficiencies driven by higher sales volumes in 2019.

Services Cost of Revenue and Gross Margin

Services cost of revenue made up 1.8% of total cost revenue for the year ended December 31, 2019 and 0% of total revenue for the year ended December 31, 2018. This cost of revenue for the year ended December 31, 2019 represents non-recurring engineering work related to our new product models released in 2020.

Operating Expenses

	Year Ended December 31,		Change	Change
	2018	2019	$	%
	(dollars in thousands)
Operating expenses:
Research and development	$20,301	$23,297	$2,996	15%
Sales and marketing	1,535	4,505	2,970	193
General and administrative	7,996	14,546	6,550	82

Total operating expenses:	$29,832	$42,348	$12,516	42%

Research and Development

Research and development expenses increased by $3.0 million, or 15%, to $23.3 million for the year ended December 31, 2019 from $20.3 million for the prior year. This increase was primarily attributable to an increase personnel-related costs of $4.5 million driven by increased headcount, and an increase of $0.3 million in pre-production material costs, prototype costs, and contractor expenses. These increases were partially offset by a reduction of $1.8 million in fixed assets write-offs and the related depreciation expense.

Sales and Marketing

Sales and marketing expenses increased by $3.0 million, or 193%, to $4.5 million for the year ended December 31, 2019 from $1.5 million for the prior year. The increase was primarily attributable to an increase of $2.1 million in payroll and personnel-related expenses driven by increased headcount and $0.9 million in increased marketing expenses to support our growth.

General and Administrative

General and administrative expenses increased by $6.6 million, or 82%, to $14.5 million for the year ended December 31, 2019 from $8.0 million for the prior year. This increase was primarily attributable to an increase of $3.2 million in payroll and personnel-related expenses driven by increased headcount and $1.3 million in increased facilities expenses, $0.6 million in increased office equipment expenses, $0.1 million in increased office supplies, and $0.4 million in increased software related expenses, $0.9 million in professional fees for legal and accounting, and $0.1 million in depreciation expense.

Interest Income, Interest Expense and Other Income (Expense), Net

	Year Ended December 31,		Change	Change
	2018	2019	$	%
	(dollars in thousands)
Interest income	$16	$278	$262	1,638%
Interest expense	(820)	(3,582)	(2,762)	337%
Other income (expense), net	27	7	(20)	(74)

Interest income was $0.3 million in the year ended December 31, 2019 compared to $0.02 million in the prior year. This increase in interest income was primarily related to an increase in our cash and cash equivalent balances in the year ended December 31, 2019.

Interest expense was $3.6 million in the year ended December 31, 2019 compared to $0.8 million in the prior year. The $2.8 million increase was due to interest of $1.2 million for the debt facility that was acquired in November 2018 and $2.0 for interest on the convertible notes that were issued in August 2018 which was offset by a $0.4 million decrease in build-to-suit interest expense.

Other income (expense), net was immaterial for both the year ended December 31, 2019 and the year ended December 31, 2018.

Income Taxes

We were subject to income taxes in the United States in the years ended December 31, 2019 and 2018. Our income tax expense was immaterial in both periods due to net operating losses in the United States and due to the immaterial activity in our foreign entities.

Liquidity and Capital Resources

Prior to the Business Combination, we have been primarily funded by the net proceeds from sales of our preferred convertible stock and convertible notes, borrowing under our loan and security agreement with Runway Growth Credit Fund, Inc. and product revenue. As of September 30, 2020, the company had cash and cash equivalents totaling $18.4 million which are primarily held in money market funds and operating bank accounts.

On November 27, 2018, we entered into a Loan and Security Agreement with Runway Growth Credit Fund, Inc. (“Runway”) and borrowed $10.0 million per the terms of that agreement on March 28, 2019. The loan was originally intended to mature on May 15, 2021, however, the terms of the Loan and Security Agreement allowed for the extension of the maturity date since we received net cash proceeds exceeding $25 million from the issuance of convertible notes for which the loan maturity date was extended to November 15, 2021. Additionally, we chose to repay $3 million of the loan in August 2020. The loan carries an interest rate equal to LIBOR plus 8.50%, unless LIBOR becomes no longer attainable or ceases to fairly reflect the costs of the lender, in which cash the applicable interest rate shall be the Prime Rate (the greater of the Wall Street Journal prime rate or 4.75%) plus 6.00%. In an event of default, the annual interest would be increased by 5.0% above the otherwise applicable rate. As of September 30, 2020, there was approximately $7.0 million outstanding under the Loan and Security Agreement with Runway.

On November 27, 2018, we entered into a Loan and Security Agreement with Silicon Valley Bank (“SVB”). The Loan and Security Agreement provides us with a $10 million revolving credit line from which we can draw (i) advances against eligible accounts which arise in the ordinary course of its business, and (ii) at SVB’s discretion, advances against eligible purchase orders, defined as purchase orders received from our customers in the ordinary course of our business. The interest rate is the Wall Street Journal prime rate plus 0.5%. We have no outstanding balances under the Loan and Security Agreement with SVB. We intend to terminate the Loan and Security Agreement with SVB in connection with the Closing.

Funding Requirements

At the time of issuance of our interim financial statements for the nine months ended September 30, 2020, we concluded that there was substantial doubt about our ability to continue as a going concern for a period of twelve months. As a result, we will need to raise additional capital. As of the quarter ended September 30, 2020 we had an accumulated deficit of $152.2 million and cash equivalents of $18.4 million. We have experienced negative working capital, recurring losses from operations, and negative cash flows at operations, and we expect to continue operating at a loss for the foreseeable future. As a result, at the time of issuance of our interim financial statements for the nine months ended September 30, 2020, we concluded that there was substantial doubt about our ability to continue as a going concern for a period of twelve months. We believe our cash and cash equivalents on hand and cash we expect to obtain from the Business Combination and the PIPE Investment, together with cash we expect to generate from future operations, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus. However, because we are in the growth stage of our business and operate in an emerging field of technology, we expect to continue to invest in research and development and expand our sales and marketing teams worldwide. Following the Business Combination, we may still require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and may determine to engage in equity or debt financings or enter into credit facilities for other reasons. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.

Cash Flow Summary

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(dollars in thousands)
Net cash provided by (used in):
Operating activities	$(27,801)	$(40,187)	$(25,695)	$(34,631)
Investing activities	(6,491)	(7,494)	(6,985)	(2,394)
Financing activities	29,188	50,505	41,819	38,543

Operating Activities

During the nine months ended September 30, 2020, operating activities used $34.6 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $49.6 million, impacted by our non-cash charges of $21.5 million primarily consisting of a $5.3 million change in fair value of derivative liability, depreciation and amortization of $2.7 million, stock-based compensation of $7.9 million, amortization of operating right-of-use asset of $1.4 million, non-cash interest expense of $0.8 million, change in fair value of warrant liability of $6.1 million, and amortization of debt issuance costs and debt discount of $0.3 million, partially offset by a gain on extinguishment of tranche right liability of $1.6 million and inventory obsolescence impairment of $1.5 million. The cash used in changes in our operating assets and liabilities of $6.5 million was primarily due to an increase in inventories of $1.4 million, an increase in accounts receivable of $2.0 million, a decrease in accrued and other current liabilities of $2.0 million, a decrease of accounts payable of $0.6 million, and a decrease of operating lease liability of $0.4 million.

During the nine months ended September 30, 2019, operating activities used $25.7 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $31.8 million, impacted by our inventory obsolescence impairment of $3.6 million, depreciation and amortization of $1.8 million, non-cash interest expense of $1.6 million, stock based compensation of $1.0 million, amortization of operating right-of-use asset of $0.9 million, amortization of debt issuance costs and debt discount of $0.3 million and change in fair value of warrant liability of $0.1 million. The cash used in changes in our operating assets and liabilities of $8.3 million which primarily consists of an increase in inventory of $7.8 million, an increase of prepaid expenses and other current assets of $0.2 million, an increase of accounts receivables of $0.4 million. These amounts were partially offset by the cash provided from changes in our operating assets and liabilities of $5.4 million was primarily due to an increase in accrued and other current liabilities of $2.1 million, an increase in accounts payable of $3.0 million, and an increase in operating lease liability of $0.3 million.

During 2019, operating activities used $40.2 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $51.7 million, impacted by our non-cash charges of $12.7 million primarily consisting of inventory obsolescence impairment of $4.8 million, interest expense on convertible debt of $2.4 million, depreciation and amortization of $2.0 million, change in right-of-use asset of $1.3 million, stock-based compensation of $1.2 million, write-off property and equipment of $0.6 million, amortization of debt issuance costs and debt discount $0.3 million. The cash used in changes in our operating assets and liabilities of $6.3 million was primarily due to an increase in inventories of $5.4 million, an increase in prepaid expenses and other current assets of $0.5 million and an increase in accounts receivable of $0.4 million.

These amounts were partially offset by cash provided by changes in our operating assets and liabilities of $5.1 million which primarily consists of an increase in accrued and other current liabilities of $2.6 million, an increase of accounts payable of $2.1 million, and an increase of operating lease liability of $0.4 million.

During 2018, operating activities used $27.8 million in cash. The primary factors affecting our operating cash flows during this period were our net loss of $32.8 million, impacted by our non-cash charges of $6.1 million primarily consisting of write-off of property and equipment of $2.3 million, inventory obsolescence impairment of $1.7 million, depreciation and amortization of $1.1 million, stock based compensation of $0.5 million, and interest expense on convertible debt of $0.5 million. The cash used in changes in our operating assets and liabilities of $4.5 million which primarily consists of an increase in inventory of $3.5 million, an increase of prepaid expenses and other current assets of $0.6 million, an increase of accounts receivables of $0.5 million. These amounts were partially offset by the cash provided from changes in our operating assets and liabilities of $3.4 million was primarily due to an increase in accrued and other current liabilities of $2.1 million, an increase in accounts payable of $1.0 million, and an increase in deferred rent of $0.4 million.

Investing Activities

During the nine months ended September 30, 2020, cash used in investing activities was $2.4 million, which was primarily related to purchase property, plant and equipment.

During the nine months ended September 30, 2019, cash used in investing activities was $7.0 million, which was primarily related to purchase property, plant and equipment.

During 2019, cash used in investing activities was $7.5 million, which was primarily related to purchase property, plant and equipment.

During 2018, cash used in investing activities was $6.5 million, which was primarily related to purchase property, plant and equipment.

Financing Activities

During the nine months ended September 30, 2020, cash provided by financing activities was $38.5 million, consisting primarily of net proceeds from issuance of Series B redeemable convertible preferred stock of $41.5 million partially offset by repayment of long-term debt of $3.0 million.

During the nine months ended September 30, 2019, cash provided by financing activities was $41.8 million, consisting primarily of proceeds of $31.8 million from the issuance of convertible notes, net of discount and debt issuance cost, and $10.0 million of proceeds from issuance of debt.

During 2019, cash provided by financing activities was $50.5 million primarily consisting of $40.5 million of net proceeds from issuance of convertible notes, and $10.0 million of proceeds from issuance of debt.

During 2018, cash provided by financing activities was $29.2 million primarily consisting of $29.1 million of net proceeds from issuance of convertible notes and $1.8 million of borrowings for build-to-suit obligation, partially offset by $0.9 million for payments made for build-to-suit lease obligation and $0.8 million of payments for convertible notes and debt issuance cost and discounts.

Off-Balance Sheet Arrangements

As of September 30, 2020, we did not have any off-balance sheet arrangements, as defined in Regulation S-K, that have or are reasonably likely to have a current or future effect on our financial condition, results of operations, or cash flows.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.

We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Interest Rate Risk

As of September 30, 2020, we had cash and cash equivalents of approximately $18.4 million, which consisted primarily of institutional money market funds, which carries a degree of interest rate risk. A hypothetical 10% change in interest rates would not have a material impact on our financial condition or results of operations due to the short-term nature of our investment portfolio.

Foreign Currency Exchange Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Substantially all of our revenue is generated in U.S. dollars. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the U.S. and to a lesser extent in Asia and Europe. Our results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage our risk relating to fluctuations in currency rates.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that can significantly impact the amounts we report as assets, liabilities, revenue, costs and expenses and the related disclosures. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Our actual results could differ significantly from these estimates under different assumptions and conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance as these policies involve a greater degree of judgment and complexity.

Revenue

We adopted the requirements of the ASC 606, effective January 1, 2019, utilizing the modified retrospective method of transition. Revenue is recognized at a point in time when control of the goods are transferred to the customer, occurring upon shipment or delivery dependent upon the terms of the underlying contract. Product sales to certain customers may require customer acceptance due to performance acceptance criteria that is considered more than a formality. For these product sales, revenue is recognized upon the expiration of the customer acceptance period. Amounts billed to customers for shipping and handling are included in revenue. Taxes collected from customers and remitted to governmental authorities are excluded from revenue on the net basis of accounting.

For service projects, we bill and recognize revenue as the services are performed. For these arrangements, control is transferred over as we input incurred to complete the project; therefore, revenue is recognized over the service period with the measure of progress using the input method based on labor costs incurred to total labor cost (cost-to-cost) as the services are provided.

We enter into contracts that can include multiple performance obligations, we account for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the arrangement. The consideration is allocated between separate performance obligations in proportion to their estimated standalone selling price. The standalone selling price reflects the price we would charge for a specific product or service if it were sold separately in similar circumstances and to similar customers.

Stock-Based Compensation

We recognize the cost of stock-based awards granted to its employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. We elected to recognize the effect of forfeitures in the period they occur. We determine the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•	Common Stock Valuation—The fair value of the shares of common stock underlying our stock-based awards has historically been determined by management and approved by the Board of Directors.

•	Expected Term—We use the simplified method when calculating the expected term due to insufficient historical exercise data.

•	Expected Volatility—As our stock is not currently publicly traded, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

•	Expected Dividend Yield—The dividend rate used is zero as we have never paid any cash dividends on its common stock and does not anticipate doing so in the foreseeable future.

•	Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

The grant date fair value of our common stock was determined with the assistance of an independent third-party valuation specialist. The grant date fair value of our common stock was determined using valuation methodologies which utilizes certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability.

Inventory Valuation

Inventories are stated at the lower of cost or estimated net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on the first in, first out basis. We record write-downs of inventories which are obsolete or in excess of anticipated demand. Significant judgment is used in establishing our forecasts of future demand and obsolete material exposures. We consider marketability and product life cycle stage, product development plans, demand forecasts, and assumptions about future demand and market conditions in establishing our estimates. If the actual component usage and product demand are significantly lower than forecast, which may be caused by factors within and outside of our control, or if there were a higher incidence of inventory obsolescence because of rapidly changing technology and our customer requirements, we may be required to increase our inventory write-downs. A change in our estimates could have a significant impact on the value of our inventory and our results of operations.

Common Stock Valuations

The fair value of the common stock underlying our stock-based awards has historically been determined by our board of directors, with input from management and corroboration from contemporaneous third-party valuations. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common stock. Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock at each grant date. These factors include:

•	contemporaneous valuations of our common stock performed by independent third-party specialists;

•	the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

•

the prices paid for common or convertible preferred stock sold to third-party investors by us and prices paid in secondary transactions for shares repurchased by us in arm’s-length transactions, including any tender offers, if any;

•	the lack of marketability inherent in our common stock;

•	our actual operating and financial performance;

•	our current business conditions and projections;

•	the hiring of key personnel and the experience of our management;

•	the history of the company and the introduction of new products;

•	our stage of development;

•	the likelihood of achieving a liquidity event, such as an initial public offering (IPO), a merger, or acquisition of our company given prevailing market conditions;

•	the operational and financial performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions and overall economic conditions.

In valuing our common stock, the fair value of our business was determined using various valuation methods, including combinations of income, market, cost approaches with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate that is derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar business operations as of each valuation date and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company.

For each valuation, the fair value of our business determined by these approaches was then allocated to the common stock using either the option-pricing method (OPM).

In addition, we also considered any secondary transactions involving our capital stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange and assigned the transactions an appropriate weighting in the valuation of our common stock. Factors considered include the number of different buyers and sellers, transaction volume, timing relative to the valuation date, whether the transactions occurred between willing and unrelated parties, and whether the transactions involved investors with access to our financial information.

Application of these approaches and methodologies involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

Recent Accounting Pronouncements

Please refer to Note 2 in our consolidated financial statements included elsewhere in this proxy statement/prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this proxy statement/prospectus.

Internal Control Over Financial Reporting

Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

In connection with the preparation of our consolidated financial statements as of and for the years ended December 31, 2019 and 2018, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We did not design or maintain an effective control environment commensurate with our financial reporting requirements. Specifically, we did not maintain a sufficient complement of personnel with an appropriate degree of internal controls and accounting knowledge, experience, and training commensurate with our accounting and reporting requirements. This material weakness contributed to the following additional material weaknesses:

•

We did not design and maintain effective controls over the period-end financial reporting process to achieve complete, accurate and timely financial accounting, reporting and disclosures, including segregation of duties and adequate controls related to journal entries and certain other business processes, and verifying transactions are properly classified in the financial statements. This material weakness resulted in immaterial adjustments to several account balances and disclosures in the consolidated financial statements for the years ended December 31, 2019 and 2018.

•

We did not design and maintain effective controls over certain information technology (“IT”) general controls for information systems that are relevant to the preparation of our consolidated financial statements. Specifically, we did not design and maintain (i) program change management controls to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately and (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to our financial applications, programs and data to appropriate personnel. This material weakness did not result in a material misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected.

Each of these material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

We have begun the process of, and are focused on, designing and implementing effective internal control measures to improve our internal control over financial reporting and remediate the material weaknesses. Our efforts include a number of actions:

•

We are actively recruiting additional personnel, in addition to engaging and utilizing third party consultants and specialists to supplement our internal resources and segregate key functions within our business processes, where appropriate.

•	We also continue to take actions to improve our IT general controls, segregation of duties controls, period-end financial reporting controls, and journal entry controls.

•

We are implementing comprehensive access control protocols for our enterprise resource planning environment to implement restrictions on user and privileged access to certain applications, establishing additional controls over the preparation and review of journal entries, establishing additional controls to verify transactions are properly classified in the financial statements, implementing controls to review the activities for those users who have privileged access and program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately.

While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period, we are committed to continuous improvement and will continue to diligently review our internal control over financial reporting.

MANAGEMENT OF OUSTER PUBCO FOLLOWING THE BUSINESS COMBINATION

Unless the context requires otherwise, references to “Ouster,” “we,” “us,” “our” and “the company” in this section are to the business and operations of Ouster prior to the Business Combination and the business and operations of Ouster PubCo as directly or indirectly affected by Ouster by virtue of Ouster PubCo’s ownership of the business of Ouster following the Business Combination.

In accordance with the terms of the Cayman Constitutional Documents, until the consummation of CLA’s initial business combination, only holders of CLA Class B ordinary shares can appoint or remove directors. This means that the persons listed below who are expected to serve as directors of Ouster PubCo following the consummation of the Business Combination will be appointed by a resolution of the holders of CLA Class B ordinary shares.

The following sets forth certain information, as of December 1, 2020, concerning the persons who are expected to serve as directors and executive officers of Ouster PubCo following the consummation of the Business Combination.

Name	Age	Position
Angus Pacala	32	Director Nominee, Co-Founder and Chief Executive Officer
Mark Frichtl	32	Co-Founder and Chief Technology Officer
Anna Brunelle	53	Chief Financial Officer
Darien Spencer	57	Executive Vice President of Global Operations
Myra Pasek	59	General Counsel and Vice President of People
Remy W. Trafelet	50	Director Nominee
		Director Nominee
		Director Nominee
		Director Nominee

Executive Officers

Angus Pacala. Angus Pacala has served as Ouster’s Chief Executive Officer and director since he co-founded Ouster in June 2015. Previously, Mr. Pacala was Director of Engineering at Quanergy, Inc. from November 2012 to February 2015. Prior to that, Mr. Pacala was Battery Engineer at Amprius, Inc. from June 2011 to October 2012. Mr. Pacala holds a Bachelor of Science degree in mechanical engineering and a Master of Science degree in mechanical engineering from Stanford University. We believe that Mr. Pacala is qualified to serve as a member of our board of directors due to his extensive technical background and his history Ouster’s co-founder.

Mark Frichtl. March Frichtl has served as Ouster’s Chief Technology Officer since he co-founded Ouster in June 2015. Previously, Mr. Frichtl was a Technologies Development Engineer at Apple, Inc. from April 2015 to May 2015 and an Engineer at Quanergy, Inc. from July 2013 to April 2015. Mr. Frichtl holds a Bachelor of Science degree in engineering physics and a Master of Science degree in mechanical engineering from Stanford University.

Anna Brunelle. Anna Brunelle has served as Ouster’s Chief Financial Officer since August 2020. Previously, Ms. Brunelle was Chief Financial Officer at Kinestral Technologies, a private electrochromic technology company, from April 2018 to May 2020. Previously, she provided financial consulting services to companies in a variety of industries from October 2017 to April 2018. Prior to that, Ms. Brunelle was Chief Financial Officer and Interim Chief Operating Officer at Soylent, a private nutrition company, from March 2016 to October 2017. Ms. Brunelle was also Chief Financial Officer and Interim Chief Operating Officer at GlobalLogic from June 2014 to April 2015. She held various leadership roles of increasing responsibility at Tivo, Inc. from April 2005 to September 2013, including as Chief Financial Officer starting in 2008. Ms. Brunelle began her career at Deloitte & Touche, LLP from August 1996 to March 1999. Ms. Brunelle holds a Bachelor of

Science degree in business administration with a concentration in accounting from the California Polytechnic State University.

Darien Spencer. Darien Spencer has served as Ouster’s Executive Vice President of Global Operations since July 2017. Previously, Mr. Spencer was Executive Vice President of Operations and Chief Procurement Officer at Enphase Energy, an energy technology company, from August 2013 to April 2017. Prior to that, Mr. Spencer was General Manager of Business Units and Automation at Jabil Circuit, a product solutions company, from August 2012 to August 2013, Co-Founder and Chief Operating and Procurement Officer at Optisolar / Novasolar Corporation from January 2007 to November 2012 and Senior Vice President of Asia Operations at Maxtor Corporation, a hard disk drive manufacturer, and Seagate Technology after the latter acquired Maxtor Corporation in May 2006, from January 2005 to January 2007.

Myra Pasek. Myra Pasek has served as Ouster’s General Counsel since June 2018 and Vice President of People since March 2020. Previously, Ms. Pasek was General Counsel from July 2013 to June 2018 as well as Head of Communications from July 2013 to August 2016 at Impossible Foods Inc. Prior to that, Ms. Pasek was Director of Communications Europe, Middle East and Africa from March 2011 to December 2012 and Associate General Counsel from May 2007 to February 2011 at Tesla, Inc. Prior to Tesla, Ms. Pasek worked at a number of law firms, including K&L Gates LLP from June 2003 to July 2006, Orrick Herrington & Sutcliffe LLP from January 1998 to April 2001, and Latham & Watkins LLP from November 1990 to October 1996. Ms. Pasek holds a Bachelor of Science degree in business administration and political science from the University of Minnesota Carlson School of Management and a Juris Doctor from Northwestern University Pritzker School of Law.

Non-Employee Directors

Remy W. Trafelet. Remy W. Trafelet has served as the Chief Executive Officer and a director of CLA since its inception. Mr. Trafelet is President and Chief Executive Officer of Trafelet & Company, LLC, a private investment firm that invests across a broad range of asset classes and industries, including financial services, energy, technology and agriculture. Mr. Trafelet began his career in 1992 as an analyst at Fidelity Management and Research Company where he became a portfolio manager at age 25. In 2000, Mr. Trafelet formed Trafelet Delta Funds, which managed several long/short equity portfolios. The firm grew to over $5.5 billion in assets under management with offices in New York and London. In 2009, Mr. Trafelet spun off the firm’s London operations to Habrok Capital Management, a global long/short equity hedge fund. Mr. Trafelet is the Founder and Chairman of Hazeltree Fund Services, a FinTech company providing treasury solutions to more than 200 financial institutions with over $2.0 trillion of assets under advisory. From 2016 to 2019, Mr. Trafelet served as President and Chief Executive Officer of Alico Inc. (NASDAQ: ALCO), an agribusiness holding company. During his tenure, he implemented a corporate restructuring and operating efficiency program, which improved the company’s return on capital employed. Mr. Trafelet is a Trustee and Chairman of the Investment Committee for the Boys’ Club of New York and also serves as a member of the board for the Children’s Scholarship Fund. He is a former Trustee and Chairman of the Investment Committee of Phillips Exeter Academy. Mr. Trafelet is also a former Trustee for The Eaglebrook School, and a board member of the Atlantic Salmon Federation. Mr. Trafelet graduated from Phillips Exeter Academy and earned an A.B. from Dartmouth College, where he graduated with honors and was named a Presidential Scholar. Mr. Trafelet is a Chartered Financial Analyst. Mr. Trafelet is well qualified to sit on our board due to his extensive and successful capital markets, investment and valuation experience specifically in the energy sector.

Corporate Governance

Composition of the Board of Directors

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable Ouster PubCo’s board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Director Independence

As a result of Ouster PubCo’s common stock being listed on the NYSE following consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this Business Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of            qualifies as “independent” as defined under the applicable the NYSE rules.

Committees of the Board of Directors

Ouster PubCo’s board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. Ouster PubCo will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of Ouster PubCo’s committee charters will be posted on its website,                , as required by applicable SEC and the NYSE rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

Upon the Closing, Ouster PubCo’s audit committee will consist of                ,                and                 , with                 serving as the chair of the committee. Ouster PubCo’s board of directors has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE. Each member of Ouster PubCo’s audit committee meets the requirements for financial literacy under the applicable the NYSE rules. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Ouster PubCo’s board of directors has determined that                qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE rules. In making this determination, Ouster PubCo’s board has considered                ’s formal education and previous and current experience in financial and accounting roles. Both Ouster PubCo’s independent registered public accounting firm and management periodically will meet privately with Ouster PubCo’s audit committee.

The audit committee’s responsibilities will include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing Ouster PubCo’s independent registered public accounting firm;

•	discussing with Ouster PubCo’s independent registered public accounting firm their independence from management;

•	reviewing with Ouster PubCo’s independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by Ouster PubCo’s independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and Ouster PubCo’s independent registered public accounting firm the interim and annual financial statements that Ouster PubCo files with the SEC;

•	reviewing and monitoring Ouster PubCo’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Upon the Closing, Ouster PubCo’s compensation committee will consist of                and                , with                serving as the chair of the committee.                and                are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. Ouster PubCo’s board of directors has determined that                and                are “independent” as defined under the applicable the NYSE listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of Ouster PubCo’s Chief Executive Officer, evaluating the performance of Ouster PubCo’s Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of Ouster PubCo’s Chief Executive Officer;

•	reviewing and setting or making recommendations to Ouster PubCo’s board of directors regarding the compensation of Ouster PubCo’s other executive officers;

•	making recommendations to Ouster PubCo’s board of directors regarding the compensation of Ouster PubCo’s directors;

•	reviewing and approving or making recommendations to Ouster PubCo’s board of directors regarding Ouster PubCo’s incentive compensation and equity-based plans and arrangements; and

•

appointing and overseeing any compensation consultants. We believe that the composition and functioning of Ouster PubCo’s compensation committee meets the requirements for independence under the current the NYSE listing standards.

Nominating and Corporate Governance Committee

Upon the Closing, Ouster PubCo’s nominating and corporate governance committee will consist of                  and                 . Ouster PubCo’s board of directors has determined that each of these individuals is “independent” as defined under the applicable listing standards of the NYSE and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities include, among other things:

•	identifying individuals qualified to become members of Ouster PubCo’s board of directors, consistent with criteria approved by Ouster PubCo’s board of directors;

•	recommending to Ouster PubCo’s board of directors the nominees for election to Ouster PubCo’s board of directors at annual meetings of Ouster PubCo’s stockholders;

•	overseeing an evaluation of Ouster PubCo’s board of directors and its committees; and

•

developing and recommending to Ouster PubCo’s board of directors a set of corporate governance guidelines. We believe that the composition and functioning of Ouster PubCo’s nominating and corporate governance committee meets the requirements for independence under the current the NYSE listing standards.

Ouster PubCo’s board of directors may from time to time establish other committees.

Code of Ethics

Ouster PubCo will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on Ouster PubCo’s website,                . Ouster PubCo intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of Ouster PubCo’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than Ouster, that has one or more executive officers serving as a member of Ouster PubCo’s board of directors.

EXECUTIVE COMPENSATION

Unless the context requires otherwise, references to “Ouster,” “we,” “us,” “our” and “the company” in this section are to the business and operations of Ouster prior to the Business Combination and the business and operations of Ouster PubCo as directly or indirectly affected by Ouster by virtue of Ouster PubCo’s ownership of the business of Ouster following the Business Combination.

This section discusses the material components of the executive compensation program for our 2020 named executive officers. Our named executive officers for fiscal year 2020 are:

•	Angus Pacala, our Chief Executive Officer;

•	Mark Frichtl, our Chief Technology Officer; and

•	Anna Brunelle, our Chief Financial Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the Closing may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Angus Pacala	2020
Chief Executive Officer
Mark Frichtl	2020
Chief Technology Officer
Anna Brunelle	2020
Chief Financial Officer

(1)

Amounts reported represent the aggregate grant date fair value of stock options granted to our named executive during 2020 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements included in this proxy statement/prospectus.

(2)	Represents bonuses earned under our annual bonus plan for 2020.
(3)	Represents matching contributions of $ , $ and $ for Mr. Pacala, Mr. Frichtl and Ms. Brunelle, respectively, under our 401(k) plan. .

Narrative to the Summary Compensation Table

2020 Annual Base Salaries

Our named executive officers each receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For fiscal year 2020, our named executive officers’ annual base salaries were as follows: Mr. Pacala: $60,000; Mr. Frichtl: $120,000; and Ms. Brunelle: $320,000.

Performance Bonuses

Under her offer letter, Ms. Brunelle is eligible for a one-time performance bonus of $150,000 in the event that, on or before June 31, 2021, Ouster closes either: (a) an equity financing, or series of equity financings, that results in gross proceeds to Ouster of not less than $50,000,000 or (b) a change in control of Ouster.

In 2021, we expect to implement an annual performance-based cash bonus program in which each of our named executive officers will participate. Bonuses under the program are expected to be determined based on achievement of performance goals to be approved by our board of directors. Under her offer letter, Ms. Brunelle’s bonus will be targeted at 31.25% of her then-current annual base salary. Target bonus amounts for Messrs. Pacala and Frichtl will be determined at the time the program is adopted.

Equity Compensation

Ouster has granted stock options to our employees, including our named executive officers, in order to attract and retain them, as well as to align their interests with the interests of Ouster stockholders. In order to provide a long-term incentive, these stock options generally vest over four years subject to continued service to Ouster.

In October 2020, Ouster granted Mr. Pacala two options to purchase shares of Ouster common stock. Each option was to purchase 6,200,000 shares of Ouster common stock, with the total for Mr. Pacala’s options granted in October 2020 being 12,400,000 options to purchase shares of Ouster common stock. The first option has an exercise per share of $0.15, which was the fair market value of Ouster’s common stock on the date of grant, as determined by the board of directors. The second option has an exercise price per share of $1.00. Each option vests as to 1/48th of the original number of underlying shares on each monthly anniversary of October 2, 2020, subject to continued service through the applicable vesting date. Each option will vest as to 50% of the unvested shares underlying the upon a change in control and, following the change in control, the remaining unvested shares underlying the option will vest in substantially equal monthly installments through the end of the original vesting schedule. In the event Mr. Pacala’s employment with us is terminated by us without Cause (as defined in the Ouster, Inc. Amended and Restated 2015 Stock Plan (the “2015 Plan”)) or he resigns for Good Reason (as defined in the 2015 Plan), in each case, on or after a change in control, any then unvested shares will become fully vested.

In October 2020, Ouster granted Mr. Frichtl two options to purchase 4,500,000 shares of Ouster common stock. Each option was to purchase 4,500,000 shares of Ouster common stock, with the total for Mr. Frichtl’s options granted in October 2020 being 9,000,000 options to purchase shares of Ouster common stock. The first option has an exercise per share of $0.15, which was the fair market value of Ouster’s common stock on the date of grant, as determined by the board of directors. The second option has an exercise price per share of $1.00. Each option vests as to 1/48th of the original number of underlying shares on each monthly anniversary of October 2, 2020, subject to continued service through the applicable vesting date. Each option will vest as to 50% of the unvested shares underlying the upon a change in control and, following the change in control, the remaining unvested shares underlying the option will vest in substantially equal monthly installments through the end of the original vesting schedule. In the event Mr. Frichtl’s employment with us is terminated by us without Cause (as defined in the 2015 Plan) or he resigns for Good Reason (as defined in the 2015 Plan), in each case, on or after a change in control, any then unvested shares will become fully vested.

In September 2020, Ouster granted Ms. Brunelle an option to purchase 1,952,494 shares of Ouster common stock for an exercise price per share of $0.15, which was the fair market value of a share of Ouster common stock on the date of grant, as determined by the board of directors. The option vests as to 25% of the underlying shares on May 18, 2021, and as to 1/48th of the original number of underlying shares each month thereafter, subject to continued service through the applicable vesting date. In the event Ms. Brunelle remains continuously employed by us through the closing of a change in control, the vesting and exercisability of her unvested option shall accelerate in respect of 50% of the unvested shares subject to the option. In the event her employment with the Company is terminated by us without Cause or she resigns for Good Reason (each, as defined below), in each case within the ninety day period immediately before or twelve month period immediately following the closing of a change in control, subject to the execution of a general release of claims, then the vesting and exercisability of the her options granted in September 2019 shall accelerate in respect of 100% of the unvested shares subject to the option.

In connection with the Business Combination, and subject to approval by CLA’s shareholders, we will adopt the 2021 Incentive Award Plan (the “2021 Plan”) in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. The 2021 Plan will be effective at the Closing. For additional information about the 2021 Plan, please see the section titled “Equity Incentive Plans” below.

Other Elements of Compensation

Retirement Savings and Health and Welfare Benefits

We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. We match 4% of a participant’s annual eligible contribution to the 401(k) plan, up to the IRS limit. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans. These health and welfare plans include medical, dental and vision benefits; short-term and long-term disability insurance; and supplemental life and AD&D insurance.

Perquisites and Other Personal Benefits

We determine perquisites on a case-by-case basis and will provide a perquisite to a named executive officer when we believe it is necessary to attract or retain the named executive officer. Ouster did not provide any perquisites or personal benefits to our named executive officers not otherwise made available to other employees in 2020, except that Ms. Brunelle exercised an option award prior to vesting using a promissory note. See “Certain Relationships and Related Party Transactions—Ouster—Loans to Executive Officers in Connection with Option Exercises” for more information.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of Ouster common stock underlying outstanding option awards for each named executive officer as of December 31, 2020 as well as information regarding certain stock options granted in prior years that were repriced during 2020. A separate line item is provided for each grant of an award made to a named executive officer.

Option Awards
Name and Principal Position	Grant Date	Vesting Start Date		Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Option Expiration Date
Angus Pacala Chief Executive Officer	10/02/2020 10/02/2020	10/02/2020 10/02/2020	(1) (1)	6,200,000 258,333	— 5,941,667	0.15 1.00	10/01/2030 10/01/2030
Mark Frichtl Chief Technology Officer	10/02/2020 10/02/2020	10/02/2020 10/02/2020	(1) (1)	4,500,000 187,500	— 4,312,500	0.15 1.00	10/01/2030 10/01/2030
Anna Brunelle Chief Financial Officer	09/22/2020	05/18/2020	(2)	1,952,494	—	0.15	09/21/2030

(1)

1/48th of the shares originally subject to the option vest on each one-month anniversary of the vesting start date, subject to continued service with us through the applicable vesting date and each option will vest as to 50% of the unvested shares underlying the upon a change in control and, following the change in control, the remaining unvested shares underlying the option will vest in substantially equal monthly installments through the end of the original vesting schedule. In the event executive’s employment with the Company is terminated by the Company without cause or the executive resigns for good reason, in each case, on or after a change in control, any then unvested shares will become fully vested.

(2)

25% of the shares originally subject to each option vest on the first anniversary of the vesting start date, and 1/48th of the shares originally subject to the option vest monthly thereafter, subject to continued service with us through the applicable vesting date. The vesting of 50% of the unvested shares shall fully vest upon a change in control and in the event Ms. Brunelle’s employment is terminated by the Company without cause or she resigns for good reason, in each case, within the ninety day period immediately before or twelve month period immediately following a change of control, the vesting of 100% of the unvested shares shall fully vest.

Executive Compensation Arrangements

Employment and Offer Letter Agreements

Ouster previously entered into an employment offer letter agreements with Messrs. Pacala and Frichtl and Ms. Brunelle. These agreements set forth the terms and conditions of employment of each named executive officer, including initial base salary, target bonus opportunity (if any), and equity grants and employee benefits eligibility. Messrs. Pacala and Frichtl offer letters do not provide for severance or other payments in connection with a termination of employment or change in control of the Company.

Ms. Brunelle’s offer letter provides that in the event her employment with us is terminated by us without Cause or she resigns for Good Reason prior to a change of control, subject to the execution a general release of claims, Ms. Brunelle is entitled to a severance payment equal to the sum of: (i) six months of her then current annual base salary and (ii) any earned and accrued bonus (or any portion thereof), payable in a lump sum.

In addition, in the event Ms. Brunelle remains continuously employed by us through the closing of a change in control, the vesting and exercisability of her unvested option shall accelerate in respect of 50% of the unvested shares subject to the option. In the event her employment with the Company is terminated by us without

Cause or she resigns for Good Reason (each, as defined below), in each case within the ninety day period immediately before or twelve month period immediately following the closing of a change in control, subject to the execution of a general release of claims, then the vesting and exercisability of the her options granted in September 2019 shall accelerate in respect of 100% of the unvested shares subject to the option.

In the event Ms. Brunelle’s employment with the Company is terminated by the Company without Cause or she resigns for Good Reason in each case within the twelve month period immediately following the closing of a change of control, subject to the execution of a general release of claims, Ms. Brunelle is entitled to a severance payment equal to the sum of: (i) twelve months of her then current annual base salary; (ii) any earned and accrued bonus; and (iii) an amount equal to twelve months of health insurance premiums, payable in a lump sum.

For purposes of Ms. Brunelle’s offer letter, “Cause” means: (i) her willful and continued failure to substantially perform her duties with us (other than any such failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to her by the Chief Executive Officer or the board of directors, (ii) her willful and continued failure to substantially follow and comply with such specific and lawful directives of the Chief Executive Officer, after a written demand for substantial performance is delivered to her by the Chief Executive Officer, (iii) her commission of an act of fraud or material dishonesty, or (iv) her conviction of, or entry of a guilty or no contest plea to, the commission of a felony or any other crime involving moral turpitude. For the purposes of her offer letter and the 2015 Stock Plan, “Good Reason” means (i) a material reduction in her annual base salary, (ii) a material diminution in her duties or responsibilities, or level of authority, (including the person or persons to whom she reports), (iii) a relocation of her principal place of employment that increases her one-way commute by at least thirty-five miles, or (iv) material breach of the offer letter by us, including any failure to pay her any compensation or benefits to which she is entitled within fifteen days of the date due. Notwithstanding the foregoing, in no event shall she be deemed to have Good Reason unless (a) she provides written notice to us of the condition giving rise to Good Reason within thirty days of its initial occurrence, (b) we fail to cure such condition within thirty days after the Company receives her written notice of such condition and (c) her resignation is effective within thirty days following the end of such cure period.

Messrs. Pacala and Frichtl and Ms. Brunelle have also executed our standard confidential information and invention assignment agreement.

Director Compensation

Ouster has not historically maintained a formal non-employee director compensation program but has made stock and option grants to non-employee directors when determined appropriate.

In July 2020, due to declines in the fair market value of Ouster common stock, our board of directors approved the repricing of all outstanding stock options with exercise prices of $0.26 to $5.96 that were held by then existing service providers, including our directors, to $0.13 per share, which our board of directors determined was the fair market value of Ouster common stock on the date of the repricing. In connection with the repricing, options held by Susan Heystee that were originally granted in October 2018 and December 2019 were repriced to $0.13 per share.

Messrs. Pacala and Frichtl do not receive additional compensation for their service as directors, and the compensation provided to them as employees is set forth in the Summary Compensation Table above.

2020 Director Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to our non-employee directors during 2020.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Susan Heystee
All Other Non-Employee Directors(2)		—

(1)

Amounts reported represent the aggregate grant date fair value of stock options granted to our directors as well as the incremental fair value of options repriced on July 17, 2020, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements included in this proxy statement/prospectus. As of December 31, 2020, Ms. Heystee held options to purchase 15,000 shares of Ouster common stock. No other options and no stock awards were held by our non-employee directors as of December 31, 2020.

(2)	All Other Non-Employee Directors include David Blau, Zachary Frankel, Krishna Katheti, Isaac Pritzker, Ashok Rao and Riaz Valani.

We intend to approve and implement a compensation program for our non-employee directors, or the Non-Employee Director Compensation Program, to be effective in connection with the Closing.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of CLA ordinary shares as of                , 2020 and (ii) the expected beneficial ownership of shares of Ouster PubCo common stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below) by:

•

each person who is known to be the beneficial owner of more than 5% of CLA ordinary shares and is expected to be the beneficial owner of more than 5% of shares of Ouster PubCo common stock post-Business Combination;

•	each of CLA’s current executive officers and directors;

•	each person who will become an executive officer or director of Ouster PubCo post-Business Combination; and

•	all executive officers and directors of CLA as a group pre-Business Combination, and all executive officers and directors of Ouster PubCo as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of CLA ordinary shares pre-Business Combination is based on 25,000,000 CLA ordinary shares issued and outstanding as of                , 2020, which includes an aggregate of 5,000,000 CLA Class B ordinary shares outstanding as of such date.

The expected beneficial ownership of shares of Ouster PubCo common stock post-Business Combination assumes two scenarios:

•	a “no redemption” scenario where no CLA Class A ordinary shares are redeemed in connection with the Business Combination; and

•	a “maximum redemption” scenario where 20,000,000 CLA Class A ordinary shares are redeemed in connection with the Business Combination.

Based on the foregoing assumptions, and including the 10,000,000 shares of Ouster PubCo common stock to be issued in connection with the PIPE Investment, we estimate that there would be 160,196,001 shares of Ouster PubCo common stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 140,196,001 shares of Ouster PubCo common stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

The following table does not reflect record of beneficial ownership of any shares of Ouster PubCo common stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of                , 2020.

Unless otherwise indicated, CLA believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination and PIPE Investment				Post-Business Combination and PIPE Investment
					Assuming No Redemption		Assuming Redemption
Name and Address of Beneficial Owner(1)	Number of CLA Ordinary Shares(2)	% of CLA Class A Ordinary Shares	% of CLA Class B Ordinary Shares	% of CLA Ordinary Shares(3)	Number of Shares of Ouster PubCo Common Stock	%	Number of Shares of Ouster PubCo Common Stock	%
5% Holders

Colonnade Sponsor LLC(3)	5,000,000	—	100.0%	20.0%		%		%
Glazer Capital, LLC(4)	2,499,900	12.5%		10.0%		%		%
Banyan Venture Holdings LLC(5)	—	—	—	—		%		%
Entities affiliated with Carthona Capital(6)	—	—	—	—		%		%
Cox Investment Holdings, Inc.(7)	—	—	—	—		%		%
OIG Ouster IV, LLC (8)	—	—	—	—		%		%
Ouster Investments LLC(9)	—	—	—	—		%		%
Tao Invest II LLC(10)	—	—	—	—		%		%
Sharing LLC Ouster 2 PS and affiliated entities(11)	—	—	—	—		%		%

Directors and Executive Officers Pre-Business Combination						%		%

Joseph S. Sambuco	—	—	—	—		%		%
Remy W. Trafelet	—	—	—	—		%		%
James C. Flores	—	—	—	—		%		%
Emil W. Henry, Jr.	—	—	—	—		%		%
Manny De Zarraga	—	—	—	—		%		%
All CLA directors and executive officers as a group (five individuals)	—	—	—	—		%		%

Directors and Executive Officers Post-Business Combination						%		%
Angus Pacala(12)	—	—	—	—		%		%
Mark Frichtl(13)	—	—	—	—		%		%
Anna Brunelle(14)	—	—	—	—		%		%
Darien Spencer(15)	—	—	—	—		%		%
Myra Pasek(16)	—	—	—	—		%		%
All Ouster PubCo directors and executive officers as a group ( individuals)	—	—	—	—		%		%

*	Less than one percent
(1)

Unless otherwise noted, the business address of each of those listed in the table above pre-Business Combination is 1400 Centrepark Blvd, Ste 810, West Palm Beach, FL 33401 and post-Business Combination is 350 Treat Avenue, San Francisco, CA 94110.

(2)

Prior to the Closing, holders of record of CLA Class A ordinary shares and CLA Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by CLA shareholders and vote together as a single class, except as required by law; provided, that holders of CLA Class B ordinary shares have the right to elect all of CLA’s directors prior to the Closing, and holders of CLA’s Class A ordinary shares are not entitled to vote on the election of directors during such time.

(3)

Colonnade Sponsor LLC is the record holder of such shares. Mr. Sambuco is the manager, and the members of CLA’s management team are among the members, of Colonnade Sponsor LLC. Messrs. Sambuco and Trafelet are among the members who share voting and investment discretion with respect to the shares held of record by Colonnade Sponsor LLC. Each of the foregoing individuals disclaims any beneficial ownership of the securities held by Colonnade Sponsor LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The address for Colonnade Sponsor LLC is 1400 Centrepark Blvd, Ste 810, West Palm Beach, FL 33401.

(4)

According to a Schedule 13G filed on November 10, 2020, represents shares held by certain funds and managed accounts to which Glazer Capital, LLC serves as investment manager. Mr. Paul J. Glazer serves as the managing member of Glazer Capital, LLC. The address for Glazer Capital, LLC is 250 West 55th Street, Suite 30A, New York, NY 10019.

(5)

Krishna Kantheti is the manager of Banyan Venture Holdings LLC. As a result, Mr. Kantheti may be deemed to beneficially own the shares held by Banyan Venture Holdings LLC. The address for Banyan Venture Holdings LLC is 500 108th Ave NE, Suite 1100, Bellevue, WA 98004.

(6)

Consists of (i)            shares of Ouster PubCo common stock that will be held by Carthona Capital Venture Fund (HP) No. 1 (“Carthona Fund 1”), (ii)                shares of Ouster PubCo common stock that will be held by Carthona Capital Venture Fund (HP) No. 2 (“Carthona Fund 2”), (iii)                shares of Ouster PubCo common stock that will be held by Carthona Ouster Trust (“Carthona Fund 3”) and (iv)                shares of Ouster PubCo common stock that will be held by Carthona Ouster No.2 Trust (“Carthona Fund 4” and collectively with Carthona Fund 1, Carthona Fund 2 and Carthona Fund 3, the “Carthona Funds”). Carthona Fund 1 and Carthona Fund 2 are managed by Carthona Capital FS Pty Ltd (“Carthona Manager 1”). Carthona Fund 3 and Carthona Fund 4 are managed by Carthona Capital Pty Ltd a/t/f the Carthona Capital Ventures Trust (“Carthona Manager 2”). Dean Dorrell and James Synge are the directors of Carthona Manager 1 and Carthona Manager 2. Messrs. Dorrell and Synge, as the directors of Carthona Manager 1 and Carthona Manager 2, share voting and investment power of the securities held by the Carthona Funds.

(7)	Consists of shares of Ouster PubCo common stock that will be held of record by Cox Investment Holdings, Inc. following the Business Combination. The address for each of the foregoing entities is .
(8)	Kyle Veenstra is the sole manager of OIG Ouster IV, LLC. As a result, Mr. Veenstra may be deemed to beneficially own the shares held by OIG Ouster IV, LLC.
(9)	Consists of shares of Ouster PubCo common stock that will be held of record by following the Business Combination. The address for each of the foregoing entities is .
(10)

The managing member of Tao Invest II LLC (“Tao Invest”) is Tao Capital Management LP (“LP”) whose general partner is Tao Capital Management Inc. (“GP”). Joseph I. Perkovich, James Schwaba, and Lori Mills, as officers of GP, have voting and dispositive power over the shares of Ouster PubCo common stock that will be held by Tao Invest. Tao Invest, LP, GP, and the foregoing individuals disclaim any beneficial ownership of such shares of Ouster PubCo common stock except to the extent of their direct or indirect pecuniary interest therein. The business address of Tao Invest, LP and GP is One Letterman Drive, Suite C4-420, San Francisco, California 94129.

(11)

Consists of                  shares of Ouster PubCo common stock that will be held of record by Sharing LLC Ouster 2 PS following the Business Combination, including shares of Ouster PubCo common stock that will be issued at Closing upon the exercise of Ouster’s outstanding warrants, (ii)                  shares of Ouster PubCo common stock that will be held of record by Sharing LLC Ouster 3 PS dated June 15, 2016 following the Business Combination and (iii) shares of Ouster PubCo common stock that will be held of record by Sharing LLC Ouster PS following the Business Combination. By virtue of his authority to vote or sell such shares, Jacob Goldfield may be deemed to beneficially own the shares held by such entities.
(12)

Consists of                shares of Ouster PubCo common stock that will be held following the Business Combination and                shares of Ouster PubCo common stock that would be issuable upon exercise of options exercisable as of or within 60 days of                .

(13)

Consists of                shares of Ouster PubCo common stock that will be held following the Business Combination and                shares of Ouster PubCo common stock that would be issuable upon exercise of options exercisable as of or within 60 days of                .

(14)

Consists of                shares of Ouster PubCo common stock that will be held following the Business Combination and                shares of Ouster PubCo common stock that would be issuable upon exercise of options exercisable as of or within 60 days of                .

(15)

Consists of                shares of Ouster PubCo common stock that will be held following the Business Combination and                shares of Ouster PubCo common stock that would be issuable upon exercise of options exercisable as of or within 60 days of                .

(16)

Consists of                shares of Ouster PubCo common stock that will be held following the Business Combination and                shares of Ouster PubCo common stock that would be issuable upon exercise of options exercisable as of or within 60 days of                .

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Colonnade Acquisition Corp.

Founder Shares

On June 30, 2020, the Sponsor paid $25,000, or approximately $0.005 per share, to cover certain of CLA’s offering costs relating to the initial public offering in exchange for 5,750,000 founder shares. The Sponsor surrendered 750,000 founder shares to CLA for no consideration in connection with the underwriters’ election to not exercise the overallotment option relating to the initial public offering at the end of the 45-day option period on October 5, 2020.

In connection with the Business Combination, each of the 5,000,000 founder shares will convert on a one-for-one basis into one share of Ouster PubCo common stock.

Private Placement Warrants

The Sponsor purchased an aggregate of 6,000,000 private placement warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per warrant, or $6,000,000 in the aggregate, in connection with the initial public offering. The private placement warrants are identical to the warrants sold in the initial public offering except that the private placement warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not be redeemable by CLA, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of CLA’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) are entitled to registration rights.

In connection with the Business Combination, each of the 6,000,000 private placement warrants will convert automatically into one warrant to purchase one share of Ouster PubCo common stock pursuant to the Warrant Agreement.

Subscription Agreements

Concurrently with the execution of the Merger Agreement, we entered into Subscription Agreements with the Sponsor Related PIPE Investor, pursuant to which the Sponsor Related PIPE Investor has subscribed for shares of Ouster PubCo common stock in connection with the PIPE Investment. The Sponsor Related PIPE Investor is expected to fund $11,750,000 of the PIPE Investment, for which it will receive 1,175,000 shares of Ouster PubCo common stock. The Sponsor Related PIPE Investor is controlled by our Chairman Joseph S. Sambuco.

The PIPE Investment will be consummated substantially concurrently with the closing of the Business Combination. For additional information, see “BCA Proposal—Approval of the Business Combination—Related Agreements—Subscription Agreements.”

Administrative Services Agreement

CLA currently utilizes office space at 1400 Centrepark Boulevard, Suite 810, West Palm Beach, FL 33401 from the Sponsor as CLA’s executive offices. Commencing upon consummation of the initial public offering, CLA pays the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of CLA’s management team. Upon completion of CLA’s initial Business Combination or CLA’s liquidation, it will cease paying these monthly fees.

Related Party Note and Advances

On June 30, 2020, the Sponsor agreed to loan CLA up to an aggregate amount of $300,000 to be used, in part, for transaction costs incurred in connection with the initial public offering pursuant to an unsecured promissory note. The promissory note was non-interest bearing and payable on the earlier of December 31, 2020 and the completion of the initial public offering. The outstanding balance of $126,005 under the promissory note was paid in full in connection with the closing of the initial public offering.

CLA’s officers and directors are entitled to reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. CLA’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, CLA’s officers, directors or its or their affiliates.

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of CLA’s officers and directors may, but are not obligated to, loan CLA funds as may be required on a non-interest basis. If CLA completes the Business Combination, it would repay such loaned amounts. In the event that the Business Combination does not close, CLA may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from CLA’s trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into private placement warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

Registration Rights

The holders of the founder shares, private placement warrants and the Class A ordinary shares underlying such private placement warrants and private placement warrants that may be issued upon conversion of working capital loans have registration rights to require CLA to register a sale of any of CLA’s securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that CLA register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to CLA’s completion of its initial business combination. CLA will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Business Combination, the registration rights agreement will be amended and restated. For additional information, see “BCA Proposal—Related Agreements—Registration Rights Agreement.”

Ouster

Series B Redeemable Convertible Preferred Stock Financing

From April 2020 to August 2020, Ouster issued and sold shares of its Series B redeemable convertible preferred stock to investors that included certain holders of more than 5% of Ouster’s capital stock, for an aggregate purchase price of approximately $36.8 million. The following table summarizes purchases of shares of Ouster’s Series B redeemable convertible preferred stock by such related persons. Ouster’s Series B redeemable convertible preferred stock will convert into shares of Ouster PubCo’s common stock in connection with the Closing at the Exchange Ratio.

Name	Shares of Series B Redeemable Convertible Preferred Stock	Total Purchase Price
Banyan Venture Holdings LLC	37,088,463	$12,324,496.27
Cox Investment Holdings, Inc.	15,046,644	$4,999,999.82
Tao Invest II LLC	15,046,644	$4,999,999.82
OIG Ouster IV, LLC	11,459,739	$3,808,071.30
Ouster Investments LLC	10,532,650	$3,499,999.60
Sharing LLC Ouster 2 PS and its affiliates	10,532,650	$3,499,999.60
Entities affiliated with Carthona Capital	10,414,201	$3,460,638.99

2019 Convertible Promissory Notes

From September 2019 to November 2019, Ouster issued convertible promissory notes in an aggregate principal amount of approximately $22.3 million (the “2019 Notes”) to investors that included certain holders of more than 5% of Ouster’s capital stock and affiliates of its directors. The 2019 Notes accrued interest at a rate of 5% per annum. All of the 2019 Notes were converted to common stock in April 2020 in connection with Ouster’s Series B redeemable convertible preferred stock financing. The following table summarizes the aggregate principal amount of convertible promissory notes issued to such related persons.

Name	Aggregate Principal Amount
Entities affiliated with Carthona Capital	$14,760,965.42
Cox Investment Holdings, Inc.	$2,000,000.00
Tao Invest II LLC	$1,000,000.00
GAC Acquisition LLC	$1,000,000.00

2018 Convertible Promissory Notes

From August 2018 to April 2019, Ouster issued convertible promissory notes in an aggregate principal amount of $28.9 million (the “2018 Notes”) to investors that included certain holders of more than 5% of Ouster’s capital stock and certain of its directors and their affiliates. The 2018 Notes accrued interest at a rate of 5% per annum. All of the 2018 Notes were converted to common stock in April 2020 in connection with Ouster’s Series B redeemable convertible preferred stock financing. The following table summarizes the aggregate principal amount of 2018 Notes issued to such related persons.

Name	Aggregate Principal Amount
Angus Pacala	$11,750,000.00
Cox Investment Holdings, Inc.	$6,000,000.00
Entities affiliated with Carthona Capital	$4,565,718.44
Tao Invest II LLC	$1,170,000.00
Susan Lynn Heystee Revocable Trust	$400,000.00
GAC Acquisition LLC	$100,000.00

Warrants

On April 3, 2020, Ouster issued a warrant to Sharing LLC Ouster 2 PS (“Sharing LLC”) in connection with Ouster’s issuance and sale of Series B redeemable convertible preferred stock. Under the terms of the warrant, Ouster is obligated to issue to Sharing LLC or an affiliate 4,513,993 shares of Series B redeemable convertible preferred stock at an exercise price of $0.3323 per share. The Sharing LLC warrant will be exercised in full in accordance with its terms as part of the Ouster Warrant Settlement.

Loans to Executive Officers in Connection with Option Exercises

In October 2020, Ouster entered into partial recourse promissory notes with certain of its executive officers, Anna Brunelle, Darien Spencer and Myra Pasek, in connection with the early exercise of stock options held by such executive officers and the remittance of applicable exercise prices. Pursuant to the terms of the partial recourse promissory notes, Ouster loaned approximately $293,000 to Ms. Brunelle, approximately $215,000 to Mr. Spencer and approximately $123,000 to Ms. Pasek, respectively. Each note bears an annual compounded interest rate of 0.38%, and no principal or interest has been paid on any such notes as of December 14, 2020. The principal amounts of each note, together with all accrued but unpaid interest, will be repaid or forgiven upon the Closing.

Investors’ Rights Agreement

Ouster is party to an Amended and Restated Investors’ Rights Agreement, dated as of April 9, 2020, which grants registration rights and information rights, among other things, to certain holders of its capital stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers. This agreement will terminate upon the Closing.

Right of First Refusal and Co-Sale Agreement

Ouster is party to an Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April 3, 2020 (the “ROFR Agreement”), whereby Ouster has the right to purchase shares of Ouster Capital Stock which certain stockholders propose to sell to other parties. Certain holders of Ouster Capital Stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers, have rights of first refusal and co-sale under the ROFR Agreement. This agreement will terminate upon the Closing.

Voting Agreement

Ouster is a party to an Amended and Restated Voting Agreement, dated as of April 3, 2020, pursuant to which certain holders of its capital stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers, have agreed to vote their shares of Ouster Capital Stock on certain matters, including with respect to the election of directors. This agreement will terminate upon the Closing.

Director and Officer Indemnification

Ouster’s charter and bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Ouster has entered into indemnification agreements with each of its directors. Following the Business Combination, Ouster expects that these agreements will be replaced with new indemnification agreements for each post-Closing director and officer of Ouster PubCo. For additional information, see “Description of Ouster PubCo Securities — Limitations on Liability and Indemnification of Officers and Directors.”

Policies and Procedures for Related Persons Transactions

Effective upon the consummation of the Business Combination, the board of directors of Ouster PubCo will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of Ouster PubCo’s executive officers or directors;

•	any person who is known by the post-combination company to be the beneficial owner of more than 5% of Ouster PubCo voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Ouster PubCo’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Ouster PubCo’s voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Ouster PubCo will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

CLA is an exempted company incorporated under the Cayman Islands Companies Law. The Cayman Islands Companies Law and the Cayman Constitutional Documents govern the rights of its shareholders. The Cayman Islands Companies Law differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Cayman Constitutional Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of Ouster PubCo, your rights will differ in some regards as compared to when you were a shareholder of CLA.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of CLA and Ouster PubCo according to applicable law or the organizational documents of CLA and Ouster PubCo.

This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of CLA, attached to this proxy statement/prospectus as Annex G, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex H and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex I. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Law, to understand how these laws apply to Ouster PubCo and CLA, respectively.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval - there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the	Under the Cayman Islands Companies Law and CLA’s amended and restated memorandum and articles of association law, routine corporate matters may be approved by an

	Delaware	Cayman Islands
	meeting and entitled to vote on the subject matter.	ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal 4B).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors of CLA owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF OUSTER PUBCO SECURITIES

The following summary of certain provisions of Ouster PubCo securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws, the Warrant Agreement and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex H and Annex I, respectively, and a copy of the Warrant Agreement is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Capital Stock

Authorized Capitalization

General

The total amount of Ouster PubCo’s authorized capital stock consists of 1,000,000,000 shares of Ouster PubCo common stock, par value $0.0001 per share, and 100,000,000 shares of Ouster PubCo preferred stock, par value $0.0001 per share. Ouster PubCo expects to have 160,196,001 shares of Ouster PubCo common stock and warrants to purchase 16,000,000 shares of Ouster PubCo common stock outstanding immediately after the consummation of the Business Combination, excluding contingent shares and assuming no public shareholders exercise their redemption rights in connection with the Business Combination.

Preferred Stock

The Board of Ouster PubCo has authority to issue shares of Ouster PubCo’s preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of Ouster PubCo’s preferred stock could have the effect of decreasing the trading price of Ouster PubCo’s common stock, restricting dividends on Ouster PubCo’s capital stock, diluting the voting power of Ouster PubCo’s common stock, impairing the liquidation rights of Ouster PubCo’s capital stock, or delaying or preventing a change in control of Ouster PubCo.

Common Stock

Ouster PubCo common stock is not entitled to preemptive or other similar subscription rights to purchase any of Ouster PubCo’s securities. Ouster PubCo common stock is neither convertible nor redeemable. Unless Ouster PubCo’s board of directors determines otherwise, Ouster PubCo will issue all of Ouster PubCo’s capital stock in uncertificated form.

Voting Rights

Each holder of Ouster PubCo common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the Proposed Certificate of Incorporation. The Proposed Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Proposed Bylaws or the Proposed Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights

Each holder of shares of Ouster PubCo’s capital stock is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of Ouster PubCo’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of Ouster PubCo’s preferred stock, if any, and any contractual limitations on Ouster PubCo’s ability to declare and pay dividends.

Other Rights

Each holder of Ouster PubCo common stock is subject to, and may be adversely affected by, the rights of the holders of any series of Ouster PubCo preferred stock that Ouster PubCo may designate and issue in the future.

Liquidation Rights

If Ouster PubCo is involved in voluntary or involuntary liquidation, dissolution or winding up of Ouster PubCo’s affairs, or a similar event, each holder of Ouster PubCo common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Ouster PubCo preferred stock, if any, then outstanding.

Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws

The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Ouster PubCo. Ouster PubCo expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Ouster PubCo to first negotiate with the Board, which Ouster PubCo believes may result in an improvement of the terms of any such acquisition in favor of Ouster PubCo’s stockholders. However, they also give the Board the power to discourage mergers that some stockholders may favor.

Special Meetings of Stockholders

The Proposed Certificate of Incorporation provides that a special meeting of stockholders may be called by (a) the Chairperson of the Board, (b) the Board, (c) the Chief Executive Officer of Ouster PubCo or (d) the President of Ouster PubCo, provided that such special meeting may be postponed, rescheduled or cancelled by the Board or other person calling the extraordinary general meeting.

Action by Written Consent

The Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.

Removal of Directors

The Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of Ouster PubCo entitled to vote at an election of directors.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (a) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (b) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (c) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Proposed Certificate of Incorporation, Ouster PubCo opted out of Section 203 of the DGCL, but will provide other similar restrictions regarding takeovers by interested stockholders.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation provides that Ouster PubCo will indemnify Ouster PubCo’s directors to the fullest extent authorized or permitted by applicable law. Ouster PubCo expects to enter into agreements to indemnify Ouster PubCo’s directors, executive officers and other employees as determined by the Board. Under the Proposed Bylaws, Ouster PubCo is required to indemnify each of Ouster PubCo’s directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Ouster PubCo or was serving at Ouster PubCo’s request as a director, officer, employee or agent for another entity. Ouster PubCo must indemnify Ouster PubCo’s officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Ouster PubCo, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Proposed Bylaws also require Ouster PubCo to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by Ouster PubCo. Any claims for indemnification by Ouster PubCo’s directors and officers may reduce Ouster PubCo’s available funds to satisfy successful third-party claims against Ouster PubCo and may reduce the amount of money available to Ouster PubCo.

Exclusive Jurisdiction of Certain Actions

Ouster PubCo’s Proposed Certificate of Incorporation provides that, to the fullest extent permitted by law, and unless Ouster PubCo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on Ouster PubCo’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Ouster PubCo to Ouster PubCo or Ouster PubCo’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or Ouster PubCo’s Bylaws or Ouster PubCo’s Certificate of Incorporation (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against Ouster PubCo or any current or former director, officer or stockholder governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the exclusive jurisdiction provisions of the Proposed Certificate of Incorporation and (b) service of process on such stockholder’s counsel. The Proposed Certificate of Incorporation will also provide that, unless Ouster PubCo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Proposed Certificate of Incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce any cause of action arising by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although Ouster PubCo believes these provisions would benefit Ouster PubCo by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, these provisions may have the effect of discouraging lawsuits against Ouster PubCo’s directors and officers.

Transfer Agent

The transfer agent for Ouster PubCo common stock will be Continental Stock Transfer & Trust Company.

Warrants

Public Warrants

Upon the Closing, each whole warrant will entitle the registered holder to purchase one share of Ouster PubCo common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing, provided that there is an effective registration statement under the Securities Act covering the shares of Ouster PubCo common stock issuable upon exercise of the warrants and a current prospectus relating to them available (or Ouster PubCo permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Ouster PubCo common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Ouster PubCo will not be obligated to deliver any shares of Ouster PubCo common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Ouster PubCo common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to Ouster PubCo satisfying its obligations described below with respect to registration. No warrant will be exercisable and Ouster PubCo will not be obligated to issue a share of Ouster PubCo common stock upon exercise of a warrant unless the shares of Ouster PubCo common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will Ouster PubCo be required to net cash settle any warrant.

Ouster PubCo will be obligated to use its best efforts to file as soon as practicable, but in no event later than 15 business days after the Closing, with the SEC a registration statement for the registration, under the Securities Act, of the shares of Ouster PubCo common stock issuable upon exercise of the warrants. Ouster PubCo will be obligated to use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Ouster PubCo common stock issuable upon exercise of the warrants is not effective by the 60th business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when Ouster PubCo will have failed to maintain an effective registration statement, exercise such warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of Ouster PubCo common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Ouster PubCo may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Ouster PubCo so elects, it will not be required to file or maintain in effect a registration statement, and in the event Ouster PubCo does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, Ouster PubCo may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•

if, and only if, the reported closing price of the Ouster PubCo common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending three business days before Ouster PubCo sends the notice of redemption to the warrantholders.

If and when the warrants become redeemable by Ouster PubCo, Ouster PubCo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and Ouster PubCo issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of Ouster PubCo common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If Ouster PubCo calls the warrants for redemption as described above, Ouster PubCo’s board of directors will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Ouster PubCo’s management will consider, among other factors, Ouster PubCo’s cash position, the number of warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of shares of Ouster PubCo common stock issuable upon the exercise of Ouster PubCo’s warrants. If Ouster PubCo’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Ouster PubCo common stock equal to the quotient obtained by dividing (a) the product of the number of shares of Ouster PubCo common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (b) the fair market value. The “fair market value” will mean the average reported closing price of the shares of Ouster PubCo common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If Ouster PubCo’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Ouster PubCo common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Ouster PubCo believes this feature is an attractive option to it if it does not need the cash from the exercise of the warrants after the Closing. If Ouster PubCo calls its warrants for redemption and Ouster PubCo’s management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below. A holder of a warrant may notify Ouster PubCo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the shares of Ouster PubCo common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Ouster PubCo common stock is increased by a stock dividend payable in shares of Ouster PubCo common stock, or by a split-up or other similar event, then, on the effective date of stock dividend, split-up or similar event, the number of shares of Ouster PubCo common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Ouster PubCo common stock. A rights offering to holders of Ouster PubCo common stock entitling holders to purchase shares of Ouster PubCo common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Ouster PubCo common stock equal to the product of (a) the number of shares of Ouster PubCo common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Ouster PubCo common stock) and (b) the quotient of (i) the price per share of Ouster PubCo common stock paid in such rights offering and (ii) the fair market value. For these purposes (a) if the rights offering is for securities convertible into or exercisable for shares of Ouster PubCo common stock, in determining the price payable for shares of Ouster PubCo common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (b) fair market value means the volume weighted average price of shares of Ouster PubCo common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Ouster PubCo common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Ouster PubCo, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Ouster PubCo common stock on account of such shares of Ouster PubCo common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of Ouster PubCo common stock in connection with the Closing, or (d) to satisfy the redemption rights of the holders of Ouster PubCo common stock in connection with a stockholder vote to amend Ouster PubCo’s certificate of incorporation, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Ouster PubCo common stock in respect of such event.

If the number of outstanding shares of Ouster PubCo common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Ouster PubCo common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Ouster PubCo common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Ouster PubCo common stock.

Whenever the number of shares of Ouster PubCo common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (a) the numerator of which will be the number of shares of Ouster PubCo common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (b) the denominator of which will be the number of shares of Ouster PubCo common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Ouster PubCo common stock (other than those described above or that solely affects the par value of such shares of Ouster PubCo common stock), or in the case of any merger or consolidation of Ouster PubCo with or into another corporation (other than a consolidation or merger in which Ouster PubCo is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of Ouster PubCo common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Ouster PubCo as an entirety or substantially as an entirety in connection with which Ouster PubCo is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Ouster PubCo common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Ouster PubCo common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Ouster PubCo common stock in such a transaction is payable in the form of shares of Ouster PubCo common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Ouster PubCo. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (a) curing any ambiguity or to correct any defective provision, (b) adjusting the provisions relating to cash dividends on shares of Ouster PubCo common stock as contemplated by and in accordance with the warrant agreement or (c) adding or changing any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants. All other modifications or amendments will require the approval by the holders of at least 50% of the then-outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants, 50% of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Ouster PubCo, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Ouster PubCo common stock and any voting rights until they exercise their warrants and receive shares of Ouster PubCo common stock. After the issuance of shares of Ouster PubCo common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Ouster PubCo will, upon exercise, round down to the nearest whole number of shares of Ouster PubCo common stock to be issued to the warrantholder.

Private Placement Warrants

The private placement warrants (including the shares of Ouster PubCo common stock issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among other limited exceptions to Ouster PubCo’s officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by Ouster PubCo so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees. The Sponsor or its permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by Ouster PubCo and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Ouster PubCo common stock equal to the quotient obtained by dividing (a) the product of the number of shares of Ouster PubCo common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (b) the fair market value. The “fair market value” will mean the average reported closing price of the shares of Ouster PubCo common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUSTER PUBCO SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Ouster PubCo common stock or Ouster PubCo warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Ouster PubCo at the time of, or at any time during the three months preceding, a sale and (ii) Ouster PubCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Ouster PubCo was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Ouster PubCo common stock or Ouster PubCo warrants for at least six months but who are affiliates of Ouster PubCo at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Ouster PubCo common stock then outstanding; or

•	the average weekly reported trading volume of Ouster PubCo’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Ouster PubCo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Ouster PubCo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after CLA has completed CLA’s initial business combination.

CLA anticipates that following the consummation of the Business Combination, Ouster PubCo will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

Ouster PubCo’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. Ouster PubCo’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of Ouster PubCo’s board of directors, (ii) otherwise properly brought before such meeting by or at the direction of Ouster PubCo’s board of directors or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of Ouster PubCo both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in Ouster PubCo’s Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for Ouster PubCo’s annual meeting of stockholders, Ouster PubCo’s secretary must receive the written notice at Ouster PubCo’s principal executive offices:

•	not earlier than the 90th day; and

•	not later than the 120th day,

•	before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or Ouster PubCo holds its annual meeting of stockholders more than more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

We currently anticipate the 2021 annual meeting of stockholders of Ouster PubCo will be held no later than June 2021. Notice of a nomination or proposal must be delivered to Ouster PubCo no later than the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed and the day the public disclosure of the date of the 2020 annual meeting is made. Nominations and proposals also must satisfy other requirements set forth in the bylaws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2021 annual general meeting pursuant to Rule 14a-8 must be received at Ouster PubCo’s principal office a reasonable time before Ouster PubCo begins to print and send its proxy materials and must comply with Rule 14a-8.

A stockholder shall update and supplement (iii) its notice to Ouster’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above shall be true and correct as of the record date for notice of the annual meeting and as of the date that is ten business days prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, Ouster’s secretary not later than five business days after the record date for notice of the extraordinary general meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the extraordinary general meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the extraordinary general meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the extraordinary general meeting or any adjournment or postponement thereof).

Stockholder Director Nominees

Ouster PubCo’s Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of Ouster PubCo’s Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by Ouster PubCo’s Proposed Bylaws. In addition, the stockholder must give timely notice to Ouster PubCo’s secretary in accordance with Ouster PubCo’s Proposed Bylaws, which, in general, require that the notice be received by Ouster PubCo’s secretary within the time periods described above under “- Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with CLA’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Colonnade Acquisition Corp., 1400 Centrepark Blvd, Suite 810, West Palm Beach, FL 33401. Following the business combination, such communications should be sent to Ouster, Inc., 350 Treat Ave, San Francisco, CA 94110. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

White & Case LLP has passed upon the validity of the securities of Ouster PubCo offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus, and, as tax counsel for CLA, has passed upon certain U.S. federal income tax consequences of the business combination and the domestication for CLA.

EXPERTS

The financial statements of Colonnade Acquisition Corp. as of June 30, 2020 and for the period from June 4, 2020 (inception) through June 30, 2020 included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to Colonnade Acquisition Corp.’s ability to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

The financial statements as of December 31, 2019 and December 31, 2018 and for each of the years then ended included in this Registration Statement have been so included in reliance on the report (which contains an explanatory paragraph relating to Ouster, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, CLA and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of CLA’s annual report to shareholders and CLA’s proxy statement. Upon written or oral request, CLA will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that CLA deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that CLA deliver single copies of such documents in the future. Shareholders may notify CLA of their requests by calling or writing CLA at its principal executive offices at 1400 Centrepark Blvd, Suite 810, West Palm Beach, FL 33401 or (516) 712-7860.

ENFORCEABILITY OF CIVIL LIABILITY

CLA is a Cayman Islands exempted company. If CLA does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the domestication, you may have difficulty serving legal process within the United States upon CLA. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against CLA in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, CLA may be served with process in the United States with respect to actions against CLA arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of CLA’s securities by serving CLA’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

CLA has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

CLA files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on CLA at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to CLA has been supplied by CLA, and all such information relating to Ouster has been supplied by Ouster, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the business combination, you should contact via phone or in writing:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (800) 662-5200

(Banks and brokers can call: (203) 658-9400)

Email: CLA.info@investor.morrowsodali.com

INDEX TO FINANCIAL STATEMENTS

COLONNADE ACQUISITION CORP.

Condensed Financial Statements (Unaudited)
Condensed Balance Sheet as of September 30, 2020	F-2
Condensed Statements of Operations for the Three Months Ended September 30, 2020 and for the Period from June 4, 2020 (inception) Through September 30, 2020	F-3
Condensed Statement of Changes in Shareholders’ Equity for the Three Months Ended September 30, 2020 and for the Period from June 4, 2020 (inception) Through September 30, 2020	F-4
Condensed Statement of Cash Flows for the Period from June 4, 2020 (inception) Through September 30, 2020	F-5
Notes to Unaudited Condensed Financial Statements	F-6
Financial Statements (Audited)
Report of Independent Registered Public Accounting Firm	F-18
Balance Sheet as of June 30, 2020	F-19
Statement of Operations for the Period from June 4, 2020 (Inception) Through June 30, 2020	F-20
Statement of Changes in Shareholder’s Equity for the Period from June 4, 2020 (Inception) Through June 30, 2020	F-21
Statement of Cash Flows for the Period from June 4, 2020 (Inception) Through June 30, 2020	F-22
Notes to Financial Statements	F-23

OUSTER, INC.

Condensed Consolidated Financial Statements (Unaudited)
Condensed Consolidated Balance Sheets as of September 30, 2020 and December 31, 2019	F-33
Condensed Consolidated Statements of Operations and Comprehensive Loss for the Nine Months Ended September 30, 2020 and 2019	F-34
Condensed Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Nine Months Ended September 30, 2020 and 2019	F-35
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2020 and 2019	F-36
Notes to Condensed Consolidated Financial Statements	F-37
Consolidated Financial Statements (Audited)
Report of Independent Registered Public Accounting Firm	F-61
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-62
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2019 and 2018	F-63
Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Years Ended December 31, 2019 and 2018	F-64
Consolidated Statements of Cash Flows for the Years Ended December 31, 2019 and 2018	F-65
Notes to Consolidated Financial Statements	F-66

COLONNADE ACQUISITION CORP.

CONDENSED BALANCE SHEET

SEPTEMBER 30, 2020

(Unaudited)

ASSETS
Current assets
Cash	$1,097,447
Prepaid expenses	368,756

Total Current Assets	1,466,203
Marketable securities held in Trust Account	200,001,752

TOTAL ASSETS	$201,467,955

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$15,000
Accrued offering costs	85,100

Total Current Liabilities	100,100
Deferred underwriting fee payable	7,000,000

Total Liabilities	7,100,100

Commitments
Class A ordinary shares subject to possible redemption, 18,936,619 shares at redemption value	189,367,849

Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 1,063,381 issued and outstanding (excluding 18,936,619 shares subject to possible redemption)	106
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding (1)	575
Additional paid-in capital	5,058,839
Accumulated deficit	(59,514)

Total Shareholders’ Equity	5,000,006

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$201,467,955

(1)	Included an aggregate of up to 750,000 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of the unaudited condensed financial statements.

COLONNADE ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30, 2020	For the Period from June 4, 2020 (Inception) Through September 30, 2020
Operating costs	$56,266	$61,266

Loss from operations	(56,266)	(61,266)
Other income (expense):
Interest earned on marketable securities held in Trust Account	15,961	15,961
Unrealized loss on marketable securities held in Trust Account	(14,209)	(14,209)

Other income, net	1,752	1,752

Net loss	$(54,514)	$(59,514)

Weighted average shares outstanding, basic and diluted (1)	5,413,908	5,409,457

Basic and diluted net loss per ordinary share (2)	$(0.01)	$(0.01)

(1)

Excludes an aggregate of 18,936,619 shares subject to possible redemption and an aggregate of up to 750,000 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters.

(2)

Net loss per ordinary share – basic and diluted excludes income attributable to ordinary shares subject to possible redemption of $1,659 for each of the three months ended September 30, 2020 and for the period from June 4, 2020 (inception) through September 30, 2020 (see Note 2).

The accompanying notes are an integral part of the unaudited condensed financial statements.

COLONNADE ACQUISITION CORP.

CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

THREE MONTHS ENDED SEPTEMBER 30, 2020 AND

FOR THE PERIOD FROM JUNE 4, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

(Unaudited)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance – June 4, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor (1)	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(5,000)	(5,000)

Balance – June 30, 2020	—	—	5,750,000	575	24,425	(5,000)	20,000
Sale of 20,000,000 Units, net of underwriting discounts	20,000,000	2,000	—	—	188,400,369	—	188,402,369
Sale of 6,000,000 Private Placement Warrants	—	—	—	—	6,000,000	—	6,000,000
Ordinary shares subject to possible redemption	(18,936,619)	(1,894)	—	—	(189,365,955)	—	(189,367,849)
Net loss	—	—	—	—	—	(54,514)	(54,514)

Balance – September 30, 2020	1,063,381	$106	5,750,000	$575	$5,058,839	$(59,514)	$5,000,006

(1)	Included an aggregate of up to 750,000 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of the unaudited condensed financial statements.

COLONNADE ACQUISITION CORP.

CONDENSED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JUNE 4, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

(Unaudited)

Cash Flows from Operating Activities:
Net loss	$(59,514)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(15,961)
Unrealized loss on securities held in Trust Account	14,209
Changes in operating assets and liabilities:
Prepaid expenses	(368,756)
Accrued expenses	15,000

Net cash used in operating activities	(415,022)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(200,000,000)

Net cash used in investing activities	(200,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	196,000,000
Proceeds from sale of Private Placement Warrants	6,000,000
Proceeds from promissory note—related party	126,005
Repayment of promissory note—related party	(126,005)
Payment of offering costs	(487,531)

Net cash provided by financing activities	201,512,469

Net Change in Cash	1,097,447
Cash – Beginning	—

Cash – Ending	$1,097,447

Non-Cash Investing and Financing Activities:
Initial classification of ordinary shares subject to possible redemption	$189,422,360

Change in value of ordinary shares subject to possible redemption	$(54,511)

Deferred underwriting fee payable	$7,000,000

Deferred offering costs paid directly by Sponsor from proceeds from issuance of ordinary shares	$25,000

Offering costs included in accrued offering costs	$85,100

The accompanying notes are an integral part of the unaudited condensed financial statements.

COLONNADE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Colonnade Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on June 4, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination, the Company intends to focus on industries that complements the Company’s management team’s expertise and network of relationships in the natural resources, energy, real estate and agricultural industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2020, the Company had not commenced any operations. All activity for the period from June 4, 2020 (inception) through September 30, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering became effective on August 20, 2020. On August 25, 2020, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $200,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Colonnade Sponsor LLC (the “Sponsor”), generating gross proceeds of $6,000,000, which is described in Note 4.

Transaction costs amounted to $11,597,631, consisting of $4,000,000 of underwriting fees, $7,000,000 of deferred underwriting fees and $597,631 of other offering costs. In addition, at September 30, 2020, cash of $1,097,447 was held outside of the Trust Account (as defined below) and is available for the payment of offering expenses and for working capital purposes.

Following the closing of the Initial Public Offering on August 25, 2020, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must

COLONNADE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting commissions held in the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

If the Company seeks shareholder approval, the Company will complete a Business Combination only if it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to

COLONNADE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination.

The Company will have until August 25, 2022 (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of trust assets, less taxes payable. This liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent public accountants), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

COLONNADE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on August 21, 2020, as well as the Company’s Current Reports on Form 8-K, as filed with the SEC on August 25, 2020 and August 31, 2020. The interim results for the three months ended September 30, 2020 and for the period from June 4, 2020 (inception) through September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

COLONNADE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2020.

Marketable Securities Held in Trust Account

At September 30, 2020, substantially all of the assets held in the Trust Account were held in money market funds, which primarily invest in U.S. Treasury Bills.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheet.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax

COLONNADE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Net Loss Per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at September 30, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 16,000,000 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants into ordinary shares is contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the period presented.

Reconciliation of Net Loss Per Ordinary Share

The Company’s net loss is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:

	Three Months Ended September 30,	For the Period from June 4, 2020 (Inception) Through September 30,
	2020	2020
Net loss	$(54,514)	$(59,514)
Less: Income attributable to ordinary shares subject to possible redemption	(1,659)	(1,659)

Adjusted net loss	$(56,173)	$(61,173)

Weighted average shares outstanding, basic and diluted	5,413,908	5,409,457

Basic and diluted net loss per ordinary share	$(0.01)	$(0.01)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. As of September 30, 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

COLONNADE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheet, primarily due to their short-term nature.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,000,000. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On June 30, 2020, the Sponsor paid an aggregate of $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 of the Company’s Class B ordinary shares (the “Founder Shares”). The Founder Shares included an aggregate of up to 750,000 shares that were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. On October 9, 2020, the underwriters’ election to exercise their over-allotment option expired unexercised, resulting in the forfeiture of 750,000 Founder Shares. Accordingly, as of October 9, 2020, there are 5,000,000 Founder Shares issued and outstanding (see Note 9).

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

COLONNADE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

Promissory Note – Related Party

On June 30, 2020, the Sponsor agreed to loan the Company up to an aggregate amount of $300,000 to be used, in part, for transaction costs incurred in connection with the Initial Public Offering (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Initial Public Offering. As of September 30, 2020, the outstanding balance of $126,005 under the Promissory Note was paid in full.

Due to Sponsor

The Sponsor advanced $600,000 to the Company in anticipation of the amount to be paid for the purchase of additional Private Placement Units in the event the underwriters’ exercised their over-allotment option. The advance was due on demand should the over-allotment option not be exercised by the underwriters. On September 23, 2020, the $600,000 was returned to the Sponsor as the over-allotment option was not exercised.

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on August 21, 2020, the Company will pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three months ended September 30, 2020 and for the period from June 4, 2020 (inception) through September 30, 2020, the Company incurred $10,000 of such fees, of which $10,000 is included in accrued expenses in the accompanying condensed balance sheet at September 30, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on August 20, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register a sale of any of the securities held by them, including any other securities of the Company acquired by them prior to the consummation of the Company’s initial Business Combination. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back”

COLONNADE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $7,000,000 in the aggregate. A portion of such amount not to exceed 40% of the total amount of deferred underwriting commissions held in the Trust Account may be paid at the sole discretion of the Company to parties who may or may not participate in the Initial Public Offering (but who are members of FINRA) that assist the Company in consummating a Business Combination. The election to make such payments to such parties will be solely at the discretion of the Company’s management team. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. SHAREHOLDERS’ EQUITY

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At September 30, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At September 30, 2020, there were 1,063,381 Class A ordinary shares issued and outstanding, excluding 18,936,619 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares—The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At September 30, 2020, there were 5,750,000 Class B ordinary shares issued and outstanding, of which an aggregate of up to 750,000 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering (see Note 9).

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the completion of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after

COLONNADE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, the Company will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

COLONNADE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

•

if, and only if, the reported closing price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination, and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

COLONNADE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

(Unaudited)

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2020
Assets:
Marketable securities held in Trust Account	1	$200,001,752

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On October 9, 2020, the underwriters’ election to exercise their over-allotment option expired unexercised, resulting in the forfeiture of 750,000 Founder Shares. Accordingly, as of October 9, 2020, there are 5,000,000 Founder Shares issued and outstanding.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and the Board of Directors of

Colonnade Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Colonnade Acquisition Corp. (the “Company”) as of June 30, 2020 and the related statements of operations, changes in shareholder’s equity and cash flows for the period from June 4, 2020 (inception) through June 30, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020 and the results of its operations and its cash flows for the period from June 4, 2020 (inception) through June 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph—Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company has a working capital deficiency as of June 30, 2020 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

July 6, 2020

COLONNADE ACQUISITION CORP.

BALANCE SHEET

JUNE 30, 2020

ASSETS
Deferred offering costs	$60,000

Total Assets	$60,000

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accrued offering costs	$5,000
Promissory note — related party	35,000

Total Current Liabilities	40,000

Commitments

Shareholder’s Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding (1)	575
Additional paid-in capital	24,425
Accumulated deficit	(5,000)

Total Shareholder’s Equity	20,000

Total Liabilities and Shareholder’s Equity	$60,000

(1)	Includes an aggregate of up to 750,000 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 7).

The accompanying notes are an integral part of these financial statements.

COLONNADE ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JUNE 4, 2020 (INCEPTION) THROUGH JUNE 30, 2020

Formation costs	$5,000

Net Loss	$(5,000)

Weighted average shares outstanding, basic and diluted (1)	5,000,000

Basic and diluted net loss per share	$(0.00)

(1)	Excludes an aggregate of up to 750,000 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 7).

The accompanying notes are an integral part of these financial statements.

COLONNADE ACQUISITION CORP.

STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

FOR THE PERIOD FROM JUNE 4, 2020 (INCEPTION) THROUGH JUNE 30, 2020

	Class B Ordinary Shares (1)		Additional Paid-In Capital	Accumulated Deficit	Total Shareholder’s Equity
	Shares	Amount
Balance — June 4, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor (1)	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	(5,000)	(5,000)

Balance — June 30, 2020	5,750,000	$575	$24,425	$(5,000)	$20,000

(1)	Includes an aggregate of up to 750,000 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 6).

The accompanying notes are an integral part of these financial statements.

COLONNADE ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JUNE 4, 2020 (INCEPTION) THROUGH JUNE 30, 2020

Cash Flows from Operating Activities
Net loss	$(5,000)

Net cash used in operating activities	(5,000)

Cash Flows from Financing Activities
Proceeds from promissory note — related party	35,000
Payment of offering costs	(30,000)

Net cash provided by financing activities	5,000

Net Change in Cash	—
Cash—beginning of the period, June 4, 2020 (inception)	—

Cash—end of the period	$—

Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$5,000

Deferred offering costs paid directly by Sponsor in exchange for the issuance of Class B ordinary shares	$25,000

The accompanying notes are an integral part of these financial statements.

COLONNADE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND PLAN OF BUSINESS OPERATIONS

Colonnade Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on June 4, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination, the Company intends to focus on industries that complements the Company’s management team’s expertise and network of relationships in the natural resources, energy, real estate and agricultural industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2020, the Company had not commenced any operations. All activity for the period from June 4, 2020 (inception) through June 30, 2020 relates to the Company’s formation and the proposed initial public offering (“Proposed Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Offering. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Offering of 20,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit (or 23,000,000 Units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 6,000,000 warrants (or 6,600,000 warrants if the underwriters’ over-allotment option is exercised on full) (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Colonnade Sponsor LLC (the “Sponsor”), that will close simultaneously with the Proposed Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of any deferred underwriting commissions held in the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, management has agreed that $10.00 per Unit sold in the Proposed Offering, including proceeds of the sale of the Private Placement Warrants, will be held in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to

COLONNADE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If the Company seeks shareholder approval, the Company will complete a Business Combination only if it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Proposed Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination.

The Company will have until 24 months from the closing of the Proposed Offering (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the

COLONNADE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Proposed Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of trust assets, less taxes payable. This liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent public accountants), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

At June 30, 2020, the Company had no cash and a working capital deficiency of $40,000. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management plans to address this uncertainty through a Proposed Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to complete a Business Combination will be successful or successful within the Combination Period. The Sponsor has agreed to loan the Company up to an aggregate amount of $300,000 to be used, in part, for transaction costs incurred in connection with the Proposed Offering (the “Promissory Note”). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

COLONNADE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2020.

Deferred offering costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Offering and that will be charged to shareholder’s

COLONNADE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

equity upon the completion of the Proposed Offering. Should the Proposed Offering prove to be unsuccessful, these deferred costs, as well as additional expenses incurred, will be charged to operations.

Income taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net loss per share

Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 750,000 ordinary shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 6). At June 30, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

COLONNADE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3—PROPOSED OFFERING

Pursuant to the Proposed Offering, the Company will offer for sale up to 20,000,000 Units (or 23,000,000 Units if the underwriters’ over-allotment option is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4—PRIVATE PLACEMENT

The Sponsor has committed to purchase an aggregate of 6,000,000 Private Placement Warrants (or 6,600,000 Private Placement Warrants if the underwriters’ over-allotment is exercised in full) at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,000,000 (or $6,600,000 if the over-allotment option is exercised in full), from the Company in a private placement that will occur simultaneously with the closing of the Proposed Offering. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants will be added to the net proceeds from the Proposed Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5—RELATED PARTY TRANSACTIONS

Founder Shares

On June 30, 2020, the Sponsor paid an aggregate of $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 of the Company’s Class B ordinary shares (the “Founder Shares”). The Founder Shares include an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Proposed Offering.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Promissory Note—Related Party

On June 30, 2020, the Company issued the Promissory Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000, The Promissory Note is non-interest bearing and

COLONNADE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Proposed Offering. As of June 30, 2020, there was $35,000 outstanding under the Promissory Note.

Administrative Services Agreement

Commencing on the effective date of the Proposed Offering, the Company will enter into an agreement pursuant to which it will pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

NOTE 6—COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement requiring the Company to register a sale of any of the securities held by them, including any other securities of the Company acquired by them prior to the consummation of the Company’s initial Business Combination. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments at the Proposed Offering price, less the underwriting discounts and commissions.

The underwriters will be entitled to a cash underwriting discount of $0.20 per Unit, or $4,000,000 in the aggregate (or $4,600,000 if the underwriters’ over-allotment is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $7,000,000 in the aggregate (or $8,050,000 if the underwriters’ over-allotment is exercised in full). A portion of such amount not to exceed 40% of the total amount of deferred underwriting commissions held in the Trust Account may be paid at the sole discretion of the Company to parties who may or may not participate in the Proposed Offering (but who are members of FINRA) that assist the Company in consummating a Business

COLONNADE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Combination. The election to make such payments to such parties will be solely at the discretion of the Company’s management team. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7—SHAREHOLDER’S EQUITY

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001. The Company’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At June 30, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At June 30, 2020, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares—The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At June 30, 2020, there were 5,750,000 Class B ordinary shares issued and outstanding, of which an aggregate of up to 750,000 shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding ordinary shares after the Proposed Offering.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the completion of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Proposed Offering. The Public Warrants will expire five years from the completion of a Business Combination, or earlier upon redemption or liquidation.

COLONNADE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company elects to do so, the Company will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported closing price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the

COLONNADE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination, and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8—SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to July 6, 2020, the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

OUSTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share and per share data)

	December 31, 2019	September 30, 2020
Assets
Current assets:
Cash and cash equivalents	$16,848	$18,367
Restricted cash, current	276	276
Accounts receivable, net	937	3,004
Inventory, net	2,468	5,376
Prepaid expenses and other current assets	967	946

Total current assets	21,496	27,969
Property and equipment, net	10,533	10,234
Operating lease, right-of-use assets	6,549	11,395
Restricted cash, non-current	1,281	1,280

Total assets	$39,859	$50,878

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$3,298	$2,673
Accrued and other current liabilities	5,723	3,572
Operating lease liability, current portion	1,924	2,557
Convertible notes, current portion (At December 31, 2019 related party $11,750)	29,420	—

Total current liabilities	40,365	8,802
Long-term debt	9,729	7,017
Convertible notes, non-current (At December 31, 2019 related party $8,000)	42,696	—
Operating lease liability, long term portion	7,318	12,490
Redeemable convertible preferred stock warrant liability	—	6,950
Other non-current liabilities	54	18

Total liabilities	100,162	35,277

Commitments and contingencies (Note 9)
Redeemable convertible preferred stock, $0.00001 par value per share; 6,287,978 and 186,879,326 shares authorized at December 31, 2019 and September 30, 2020, respectively; 6,234,955 and 125,762,535 shares issued and outstanding at December 31, 2019 and September 30, 2020, respectively (aggregate liquidation preference of $40,272 and $62,100 at December 31, 2019 and September 30, 2020, respectively)	40,016	39,225

Stockholders’ deficit:
Common stock, $0.00001 par value; 260,000,000 and 20,000,000 shares authorized at December 31, 2019 and September 30, 2020, respectively; 11,237,965 and 30,104,919 shares issued and outstanding at December 31, 2019 and September 30, 2020, respectively	—	—
Additional paid-in capital	2,320	128,591
Notes receivable from stockholders	(44)	—
Accumulated deficit	(102,595)	(152,215)

Total stockholders’ deficit	(100,319)	(23,624)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$39,859	$50,878

The accompanying notes (unaudited) are an integral part of these condensed consolidated financial statements

OUSTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (unaudited)

(in thousands, except share and per share data)

	Nine Months Ended September 30,
	2019	2020
Revenue
Product revenue	$7,718	$10,524
Service revenue	1,609	2,004

Total revenue	9,327	12,528

Cost of revenue
Cost of product	9,517	12,962
Cost of services	308	26

Total cost of revenue	9,825	12,988

Gross profit	(498)	(460)
Operating expenses:
Research and development	16,061	19,028
Sales and marketing	2,804	6,305
General and administrative	10,348	11,856

Total operating expenses	29,213	37,189

Loss from operations	(29,711)	(37,649)
Other (expense) income:
Interest income	195	24
Interest expense	(2,327)	(2,196)
Other income (expense), net	—	(9,799)

Total other expense, net	(2,132)	(11,971)

Loss before income taxes	(31,843)	(49,620)
Provision for income tax expense	—	—

Net loss	$(31,843)	$(49,620)

Net loss per common share, basic and diluted	$(3.08)	$(2.21)
Weighted-average common shares outstanding, basic and diluted	10,352,151	22,402,328

The accompanying notes (unaudited) are an integral part of these condensed consolidated financial statements

OUSTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT (unaudited)

(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in-Capital	Notes receivable from stockholders	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — December 31, 2018	6,234,955	$40,016	11,221,063	$—	$897	$—	$(51,133)	$(50,236)

Cumulative-effect adjustment from adoption of ASC 842 (Note 2)	—	—	—	—	—	—	199	199
Issuance of common stock upon exercise of stock options	—	—	498	—	2	—	—	2
Issuance of common stock upon exercise of restricted stock awards	—	—	3,750	—	22	—	—	22
Stock-based compensation expense	—	—	—	—	1,016	—	—	1,016
Vesting of early exercised stock options	—	—	—	—	39	—	—	39
Net loss	—	—	—	—	—	—	(31,843)	(31,843)

Balance — September 30, 2019	6,234,955	$40,016	11,225,311	$—	$1,976	$—	$(82,777)	$(80,801)

Balance — December 31, 2019	6,234,955	$40,016	11,237,965	$—	$2,320	$(44)	$(102,595)	$(100,319)

Issuance of common stock upon exercise of restricted stock awards	—	—	2,299,902	—	8	—	—	8
Issuance of common stock upon exercise of stock options	—	—	90,302	—	9	—	—	9
Issuance of redeemable convertible preferred stock	125,762,535	39,225	—	—	—	—	—	—
Conversion of redeemable convertible preferred stock to common stock	(6,234,955)	(40,016)	6,234,955	—	40,016	—	—	40,016
Conversion of convertible notes to common stock	—	—	10,241,795	—	78,311	—	—	78,311
Reclassification of a note receivable from a stockholder	—	—	—	—	—	44	—	44
Vesting of early exercised stock options	—	—	—	—	36	—	—	36
Stock-based compensation	—	—	—	—	7,891	—	—	7,891
Net loss	—	—	—	—	—	—	(49,620)	(49,620)

Balance — September 30, 2020	125,762,535	$39,225	30,104,919	$—	$128,591	$—	$(152,215)	$(23,624)

The accompanying notes (unaudited) are an integral part of these condensed consolidated financial statements

OUSTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2019	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(31,843)	$(49,620)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,808	2,705
Stock-based compensation	1,016	7,891
Amortization of operating right-of-use asset	858	1,388
Non-cash interest expense	1,563	840
Amortization of debt issuance costs and debt discount	245	335
Change in fair value of redeemable convertible preferred stock warrant liability	—	6,097
Change in fair value of derivative liability	—	5,308
Gain on extinguishment of tranche right liability	—	(1,610)
Inventory obsolescence impairment	3,567	(1,491)
Changes in operating assets and liabilities:
Accounts receivable	(383)	(2,023)
Inventory	(7,789)	(1,417)
Prepaid expenses and other current assets	(157)	21
Accounts payable	2,970	(625)
Accrued and other current liabilities	2,105	(2,001)
Operating lease liability	345	(429)

Net cash used in operating activities	(25,695)	(34,631)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(6,985)	(2,394)

Net cash used in investing activities	(6,985)	(2,394)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	—	(3,000)
Proceeds from issuance of convertible notes	31,812	—
Proceeds from issuance of Series B redeemable convertible preferred stock, net of issuance cost of $0 and $265, respectively.	—	41,534
Proceeds from issuance of debt	10,000	—
Proceeds from exercise of stock options	7	9

Net cash provided by financing activities	41,819	38,543

Effect of exchange rates on cash and cash equivalents	—	—

Net increase in cash, cash equivalents and restricted cash	9,139	1,518
Cash, cash equivalents and restricted cash at beginning of period	15,581	18,405

Cash, cash equivalents and restricted cash at end of period	$24,720	$19,923

SUPPLEMENTAL DISCLOSURES OF OPERATING ACTIVITIES:
Operating activities:
Cash paid for interest	$511	$1,020

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING INFORMATION:
Property and equipment purchased through AP and accrued liabilities	$36	$12

Issuance of common stock pursuant to the conversion of convertible notes and accrued interest	$—	$78,311

Conversion of redeemable convertible preferred stock to common stock	$—	$40,016

Reclassification of notes receivable from stockholders to accounts receivable	$—	$44

Right-of-use assets obtained in exchange for operating lease liability	$3,939	$6,234

Reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets as of:
	September 30, 2019	September 30, 2020
Cash and cash equivalents	$22,592	$18,367
Restricted cash, current	276	276
Restricted cash, non-current	1,852	1,280

Total cash, cash equivalents and restricted cash	$24,720	$19,923

The accompanying notes (unaudited) are an integral part of these condensed consolidated financial statements

OUSTER, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Business and Basis of Presentation

Description of Business

Ouster, Inc (the “Company”) was incorporated in the state of Delaware on June 30, 2015. The Company is a leading provider of high-resolution digital lidar sensors that offer advanced 3D vision to machinery, vehicles, robots, and fixed infrastructure assets, allowing each to understand and visualize the surrounding world and ultimately enabling safe operation and ubiquitous autonomy.

Basis of Presentation and Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and have been prepared in conformity with U.S. generally accepted accounting principles (“US GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) for interim financial information. The functional currency for the Company is the United States dollar. All intercompany balances and transactions have been eliminated in consolidation.

Certain information and disclosures required by GAAP for complete consolidated financial statements are not included herein. The interim financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair statement of the results of operations for the periods shown. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements of Ouster, Inc. as of and for the year ended December 31, 2019 and the notes related thereto. The results for the nine months ended September 30, 2020 are not necessarily indicative of results to be expected for the year ending December 31, 2020, any other interim periods, or any future year or period.

Going Concern

The accompanying condensed consolidated financial statements have been prepared on a going concern basis. The Company has experienced negative working capital, recurring losses from operations, and negative cash flows from operations. As of September 30, 2020, the Company had an accumulated deficit of approximately $152.2 million. The Company will need to finance operations through generation of additional revenues as well as through raising additional debt or equity financing. There can be no assurance that the Company will be able to obtain additional debt or equity financing on terms acceptable to the Company if at all, or that the Company will generate sufficient future revenues. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts, or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Items subject to such estimates and assumptions include, but are not limited to, the useful lives of long-lived assets, revenue recognition, sales return reserve, allowances for inventory valuation, deferred tax assets, derivative liabilities, the measurement of stock-based compensation and the valuation of the Company’s various equity instruments. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. On an ongoing basis, the Company evaluates these assumptions, judgments and estimates. Actual results may differ from these estimates.

Due to the novel coronavirus (“COVID-19”) pandemic, there is ongoing uncertainty and significant disruption in the global economy and financial markets. The Company is not aware of any specific event or circumstances that would require an update to estimates, judgments or assumptions or a revision to the carrying value of the Company’s assets or liabilities as of the date of issuance of these financial statements. These estimates, judgments and assumptions may change in the future, as new events occur, or additional information is obtained.

Impact of the COVID-19 Pandemic

The Company has been actively monitoring the COVID-19 situation and its impact on the business. In response to the pandemic, numerous state and local jurisdictions have imposed “shelter-in-place” orders, quarantines and other restrictions. In the United States, governmental authorities have recommended, and in certain cases required, that elective, specialty and other procedures and appointments, be suspended or canceled. Similarly, in March 2020, the governor of California, where the Company’s headquarters are located, issued “stay at home” orders limiting non-essential activities, travel, and business operations. Such orders or restrictions have resulted in reduced operations at the Company’s headquarters (including its manufacturing facility), work stoppages, slowdowns and delays, travel restrictions and cancellation of events and have restricted the efforts of the Company’s sales representatives, thereby significantly and negatively impacting the Company’s operations. These orders and restrictions have significantly decreased the number of procedures performed using the Company’s products and otherwise negatively impacted sales and operations.

The COVID-19 pandemic has negatively impacted the Company’s business, financial condition and results of operations and it is expected to continue to negatively impact the Company’s business, financial condition and results of operations.

Comprehensive Loss

Comprehensive loss is comprised of net loss and other comprehensive income (loss). The Company has no components of other comprehensive loss. Therefore, net loss equals comprehensive loss for all periods presented.

There have been no material changes to our significant accounting policies as of and for the nine months ended September 30, 2020.

Remaining performance obligations

Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. The deferred revenue balance represents the remaining performance obligations for contracts with an original duration of greater than one year. For the nine months ended September 30, 2019 the Company recognized $81,000 of revenue that was deferred as of December 31, 2018. For the nine months ended September 30, 2020 the Company recognized $491,000 of revenue that was deferred as of December 31, 2019. All of the deferred revenue balance as of September 30, 2020 is expected to be recognized over the next twelve months.

Deferred revenue

Deferred revenue primarily represents contract liabilities for the Company’s obligation to transfer products or services to customers for which the Company has received consideration but has not fulfilled its performance obligations as of the balance sheet date. The Company included deferred revenue within accrued and other current liabilities on the consolidated balance sheets. Deferred revenue was $491,000 and $78,000 as of December 31, 2019 and September 30, 2020, relating primarily to the sale of lidar sensor kits and development and validation services.

Restricted Cash

Restricted cash consists of certificates of deposit held by a bank as security for outstanding letters of credit. The Company had a restricted cash balance of $1.6 million as of December 31, 2019 and September 30, 2020, which has been excluded from the Company’s cash and cash equivalents balances. The Company presented $0.3 million of the total amount of restricted cash within current assets on the consolidated balance sheets as of December 31, 2019 and September 30, 2020. The remaining restricted cash balance of $1.3 million is included in non-current assets on the consolidated balance sheets as of December 31, 2019 and September 30, 2020. In connection with the Silicon Valley Bank loan and security agreement, the Company is required to maintain a cash collateral bank account as a lockbox for depositing of customer payments to the extent there are any outstanding borrowings. At September 30, 2020, the cash collateral bank account had $0 balance and there were no outstanding borrowings (refer to Note 6).

Concentrations of credit risk

Revenue from one customer accounted for approximately 33% of total revenue during the nine months ended September 30, 2019. There were no customers that accounted for more than 10% of total revenue during the nine months ended September 30, 2020. As of December 31, 2019, two customers accounted for 10% and 21% of the Company’s total accounts receivable. As of September 30, 2020, one customer accounted for 13% of the Company’s total accounts receivable.

Concentrations of supplier risk

One supplier accounted for approximately 14% and 15% of total purchases during the nine months ended September 30, 2019 and 2020, respectively. The were no suppliers that accounted for more than 10% of total accounts payable balance as of December 31, 2019. One supplier accounted for approximately 34% of total accounts payable balance as of September 30, 2020.

Disaggregation of Revenues

The following table presents total revenues by geographic area based on the location products were shipped to and services provided (in thousands):

	Nine months ended September 30,
(Amounts in thousands)	2019	2020
United States	$6,087	$6,349
Americas, excluding United States	295	194
Europe, Middle East and Africa	1,790	3,351
Asia and Pacific	1,155	2,634

Total	$9,327	$12,528

Recently Issued Accounting Pronouncements, adopted

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to align the measurement and classification guidance for share-based payments to nonemployees with the guidance for share-based payments to employees, with certain exceptions. Thisguidance is effective for the Company for fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. The Company adopted this guidance on January 1, 2020, using the modified retrospective approach, with an immaterial impact upon adoption.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 has eliminated, amended, and added disclosure requirements for fair value measurements. Entities will no longer be required to disclose the amount of, and reasons for, transfers between Level 1 and Level 2 of the fair value hierarchy, the policy of timing of transfers between levels of the fair value hierarchy and the valuation processes for Level 3 fair value measurements. Companies will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. ASU 2018-13 is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. The Company adopted this new guidance as of January 1, 2020, which did not impact its consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements not yet adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326), to introduce a new impairment model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses (“ECL”). Under the new model, an entity is required to estimate ECL on available-for-sale (AFS) debt securities only when the fair value is below the amortized cost of the asset and is no longer based on an impairment being “other-than-temporary”. The new model also requires the impairment calculation on an individual security level and requires an entity to use the present value of cash flows when estimating the ECL. The credit-related losses are required to be recognized through earnings and non-credit related losses are reported in other comprehensive income. The ASU will be effective for fiscal years beginning after December 15, 2022. The new guidance will require modified retrospective application to all outstanding instruments, with a cumulative effect adjustment recorded to opening retained earnings as of the beginning of the first period in which the guidance becomes effective. The Company does not believe the adoption of this new guidance will have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This ASU is effective for the Company for fiscal years beginning after December 15, 2020 and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the effect of the guidance on its consolidated financial statements and disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and by improving consistent application of other areas of Topic 740. The new standard is effective for the Company for annual periods beginning December 15, 2021, with early adoption permitted. The Company is currently evaluating the effect of the guidance on its consolidated financial statements and disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) (“ASU 2020-04”). The amendments in ASU 2020-04 provide optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in ASU 2020-04 are effective for all entities as of March 12, 2020 through December 31, 2022. An entity may elect to apply the amendments for contract modifications by Topic or Industry Subtopic as of any date from the beginning of an interim period that includes or is subsequent to

March 12, 2020, or prospectively from the date that the financial statements are available to be issued. Once elected for a Topic or an Industry Subtopic, the amendments must be applied prospectively for all eligible contract modifications for that Topic or Industry Subtopic. The Company may elect to apply ASU 2020-04 as its contracts referenced in London Interbank Offered Rate (“LIBOR”) are impacted by reference rate reform. The Company is currently evaluating the effect of the guidance on its consolidated financial statements and disclosures.

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06). ASU 2020-06 simplifies the accounting for convertible debt and convertible preferred stock by removing the requirements to separately present certain conversion features in equity. In addition, the amendments in the ASU also simplify the guidance in ASC 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, by removing certain criteria that must be satisfied in order to classify a contract as equity, which is expected to decrease the number of freestanding instruments and embedded derivatives accounted for as assets or liabilities. Finally, the amendments revise the guidance on calculating earnings per share, requiring use of the if-converted method for all convertible instruments and rescinding an entity’s ability to rebut the presumption of share settlement for instruments that may be settled in cash or other assets. The new standard is effective for the Company for annual periods beginning December 15, 2023. The Company is currently evaluating the impact of the adoption of this ASU on the Company’s consolidated financial statements.

Note 3. Fair Value of Financial Instruments

The Company applies the fair value measurement accounting standard whenever other accounting pronouncements require or permit fair value measurements. Fair value is defined in the accounting standard as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

•	Level I - Quoted prices for identical instruments in active markets.

•

Level II - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level III - Instruments whose significant value drivers are unobservable.

Due to their short-term nature, the carrying amounts reported in the consolidated financial statements approximate the fair value for cash and cash equivalents, restricted cash, accounts receivable, accounts payable, customer deposit, accrued liabilities, and accrued payroll and compensation.

As of December 31, 2019, and September 30, 2020, the Company’s Level 3 liabilities consist of redeemable convertible preferred stock warrant liability. The determination of the fair values of warrant liability is discussed in Note 7.

The following table provides information by level for the Company’s marketable securities that were measured at fair value on a recurring basis (in thousands):

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Money market funds	$15,411	$—	$—	$15,411

Total financial assets	$15,411	$—	$—	$15,411

Liabilities
Redeemable convertible preferred stock warrant liability	$—	$—	$(162)	$(162)
Derivative liability	$—	$—	$—	$—

Total financial liabilities	$—	$—	$(162)	$(162)

	September 30, 2020
	Level 1	Level 2	Level 3	Total
Assets
Money market funds	$11,493	$—	$—	$11,493

Total financial assets	$11,493	$—	$—	$11,493

Liabilities
Redeemable convertible preferred stock warrant liability	$—	$—	$6,950	$6,950

Total financial liabilities	$—	$—	$6,950	$6,950

Money market funds are included within Level 1 of the fair value hierarchy because they are valued using quoted market prices.

The fair value of the redeemable convertible preferred stock warrant liability, tranche liability and derivative liability are based on significant unobservable inputs, which represent Level 3 measurements within the fair value hierarchy. In determining the fair value of the redeemable convertible preferred stock warrant liability, the Company used the Black-Scholes option pricing model to estimate the fair value using unobservable inputs including the expected term, expected volatility, risk-free interest rate and dividend yield (see Note 7). The fair value of tranche liability was determined based on future value of Series B redeemable convertible preferred stock and number of shares to be issued in the next tranche of Series B redeemable convertible preferred stock financing (see Note 7). The fair value of the derivative liability was determined based on the expected timing and the probability of the Qualified Financing event (defined with respect to the 2019 Convertible Notes as a sale by the Company of shares of its capital stock for aggregate gross proceeds of at least $20 million) occurring that would lead to the automatic exercise of the conversion feature embedded in the 2019 Notes to which the derivative liability in question is related (see Note 5). The following table presents a summary of the changes in the fair value of the Company’s Level 3 financial instruments (in thousands):

	Redeemable Convertible Preferred Stock Warrant Liability	Redeemable Convertible Preferred Stock Tranche Liability	Derivative liability
Fair value as of January 1, 2019	$(115)	$—	$—
Recognition of preferred stock warrant liability upon subsequent issuance of warrants	(53)	—	—

Fair value as of September 30, 2019	(168)	—	—

Fair value as of December 31, 2019	(162)	—	—
Recognition of preferred stock warrant and tranche liability upon upon issuance	(691)	(1,610)	—
Change in the fair value included in other income (expense), net	(6,097)	—	(5,308)
Extinguishment of derivative liability upon conversion of convertible notes			5,308
Settlement of redeemable convertible preferred stock tranche liability due to the issuance of Series B redeemable convertible preferred stock	—	1,610	—

Fair value as of September 30, 2020	$(6,950)	$—	$—

Disclosure of Fair Values

Our financial instruments that are not re-measured at fair value include accounts receivable, accounts payable, accrued and other current liabilities, convertible notes and long-term debt. The carrying values of these financial instruments approximate their fair values.

Note 4. Balance Sheet Components

Cash and Cash Equivalents

The Company’s cash and cash equivalents consist of the following (in thousands):

	December 31, 2019	September 30, 2020
Cash	$1,361	$6,874
Cash equivalents:
Money market funds	15,411	11,493
Deposits	76	—

Total cash and cash equivalents	$16,848	$18,367

Inventory

Inventory, which includes material, direct and indirect labor, and manufacturing overhead, consists of the following:

	December 31, 2019	September 30, 2020
Raw materials	$637	$1,027
Work in process	1,372	3,098
Finished goods	459	1,251

Total inventory	$2,468	$5,376

Total inventory balance as of December 31, 2019 and September 30, 2020 includes a write down of $6.4 million and $4.9 million, respectively, for obsolete, scrap, or returned inventory. During the nine months ended September 30, 2019 and 2020, $3.6 million and $1.2 million of inventory write offs were charged to cost of revenue.

Property and Equipment, net

Property and equipment consisted of the following (in thousands):

	Estimated Useful Life (in years)	December 31, 2019	September 30, 2020

Machinery and equipment	3	$2,683	$4,722
Computer equipment	3	410	436
Automotive and vehicle hardware	5	93	93
Software	3	104	104
Furniture and fixtures	7	721	721
Leasehold improvements	Shorter of useful life or lease term	8,863	9,135

		12,874	15,211
Less: Accumulated depreciation		(2,341)	(4,977)

Property and equipment, net		$10,533	$10,234

Depreciation expense associated with property and equipment was $1.8 million and $2.7 million for the nine months ended September 30, 2019 and 2020, respectively. As of September 30, 2020 the Company had long-lived assets of $1.3 million held in Thailand. Long-lived assets outside the US as of September 30, 2019 were not material.

Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following (in thousands):

	December 31, 2019	September 30, 2020
Customer deposits	$1,555	$187
Accrued compensation	1,152	1,629
Uninvoiced receipts	2,254	1,092
Other	762	664

Total accrued and other current liabilities	$5,723	$3,572

Note 5. Convertible Notes Payable

2018 Convertible Notes

During the period from August 2018 through April 2019, the Company issued convertible promissory notes to certain Investors (“2018 Investors”), with an aggregate principal amount of $40.3 million (“2018 Convertible Notes”). The Company received consideration of $40.0 million, net of debt issuance costs of $0.3 million. The 2018 Convertible Notes shall be payable anytime on or after two years from the respective issuance dates upon demand of the 2018 Investors holding at least 60% of the outstanding principal of the 2018 Convertible Notes or at the Company’s option with 10 days’ notice to the 2018 Investors, and carry interest at 5% per annum which in addition to the notes is payment in kind. The notes and all accrued but unpaid interest are automatically convertible into shares of the Company’s common stock in the event of qualified financing (defined with respect to the 2018 Convertible Notes as a sale by the Company of shares of its capital stock for aggregate gross proceeds of at least $5 million) and convertible in the event of non-qualified financing (defined with respect to the 2018 Convertible Notes as a sale by the Company of shares of its capital stock for aggregate gross proceeds of less than $5 million) or change of control at the option of the majority of 2018 Investors at a conversion price equal to the lesser of (i) $400 million divided by the number of shares of the Company’s common stock outstanding immediately prior to the respective events, assuming conversion or exercise of all securities convertible into common stock and (ii) the price per share of its capital stock paid in the applicable transaction (qualified financing, non-qualified financing, or change of control).

All of the 2018 Convertible Notes were converted to common stock in April 2020 as part of Series B redeemable convertible preferred stock financing. The 2018 Convertible Notes consisted of the following (in thousands):

	December 31, 2019	September 30, 2020
2018 Convertible notes, principal	$40,250	$—
Accrued interest	2,319	—
Less: unamortized debt issuance cost	(118)	—

2018 Convertible notes, net	$42,451	$—

For the nine months ended September 30, 2019 and 2020, the Company recognized interest expense of $1.5 million and $0.6 million, respectively, and amortization of debt discount issuance costs, included in interest expense, of $0.1 million and less than $0.1 million, respectively, in relation with the 2018 Convertible Notes.

	December 31, 2019	September 30, 2020
2020	$29,084	$—
2021	11,166	—
Thereafter	—	—

Total	40,250	—
Less: unamortized debt discount and issuance costs	(118)	—
Convertible note balance, net of debt discount and issuance costs	40,132	—
Accured interest	2,319	—

Convertible notes, total balance	42,451	—
Less: current portion	(29,420)	—

Convertible notes, non-current portion	$13,031	$—

On April 3, 2020, $40.2 million of principal and $2.8 million of accrued interest of the 2018 Notes were converted to 4,274,476 shares of common stock at a conversion price of $10.08 per share. The Notes were converted to common stock outside of the original contract terms. The holders of 2018 Convertible Notes issued consents to amend the terms of the notes to provide for conversion to common stock before maturity, including a newly negotiated issuance price to affect the conversion in order to raise additional financing. The Company accounted for the transaction as a troubled debt restructuring as a result of satisfying the below criteria:

•	The Company’s challenges associated with the financing efforts of its operations at the time of the convertible notes exchange.

•	The holders of the convertible notes completed the exchange for a value lower than the face amount of the notes. As a result, the Company concluded a concession was granted to the Company.

The convertible notes exchange resulted in a gain of approximately $42.5 million, which resulted in a credit to additional paid-in capital as this transaction was with related parties.

2019 Convertible Notes

During the period from September through November 2019, the Company issued convertible promissory notes to certain Investors (“2019 Investors”), with an aggregate principal amount of $29.3 million (“2019 Convertible Notes”).

The Company received consideration of $29.2 million, net of debt issuance costs of $0.1 million. The 2019 Convertible Notes were to be payable anytime on or after September 18, 2021 upon demand by consent of the 2019 Investors holding at least 60% of the outstanding principal of the 2019 Convertible Notes or at the Company’s option with 10 days’ notice to the 2019 Investors, and carry interest at 5% per annum which in addition to the notes is payment in kind. The 2019 Convertible Notes and all accrued but unpaid interest were automatically convertible into shares of the Company’s common stock in the event of qualified financing and convertible in the event of non-qualified financing (defined with respect to the 2019 Convertible Notes as a sale by the Company of shares of its capital stock for aggregate gross proceeds of less than $20 million) or change of control at the option of the majority of 2019 investors at a conversion price determined as the lesser of (i) a ratio of $300 million and the number of shares of the Company’s common stock outstanding immediately prior to the respective events, assuming conversion or exercise of all securities convertible into common stock and (ii) 85%

of the price per share of its capital stock paid in the applicable transaction (qualified financing, non-qualified financing, or change of control).

2019 Convertible Notes contain embedded features that provide the lenders with multiple settlement alternatives. Certain of these settlement features provide the lenders a right to a fixed number of the Company’s shares upon conversion of the notes (the “conversion option”). Other settlement features provide the lenders the right or the obligation to receive cash or a variable number of shares upon the completion of a capital raising transaction, change of control or default of the Company (the “redemption features”).

The conversion options of the convertible notes do not meet the requirements to be separately accounted for as a derivative liability. However, certain redemption features of the 2019 Convertible Notes meet the requirements for separate accounting and are accounted for as a single, compound derivative instrument. The derivative instrument is recorded at fair value at inception and are subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized in the statements of operations and comprehensive loss (see Note 3).

On April 3, 2020, $29.3 million of principal and $0.7 million of accrued interest of the 2019 Convertible Notes were converted to 5,967,360 shares of common stock at a conversion price of $5.04 per share. All of the 2019 Convertible Notes were converted to common stock in April 2020 as part of Series B redeemable convertible preferred stock financing. The Notes were converted to common stock outside of the original contract terms. The holders of 2019 Convertible Notes issued consents to amend the terms of the notes to provide for conversion to common stock before maturity, including a newly negotiated issuance price to affect the conversion in order to raise additional financing. The Company accounted for the transaction as a troubled debt restructuring as a result of satisfying the below criteria:

•	The Company’s challenges associated with the financing efforts of its operations at the time of the convertible notes exchange.

•	The holders of the convertible notes completed the exchange for a value lower than the face amount of the notes. As a result, the Company concluded a concession was granted to the Company.

The convertible notes exchange resulted in a gain of approximately $20.3 million, which resulted in a credit to additional paid-in capital as this transaction was were with related parties. The outstanding derivative liability in the amount of $5.3 million as of the conversion date of 2019 Notes was extinguished and accounted for as a capital contribution to equity.

The 2019 Convertible Notes consisted of the following (in thousands):

	December 31, 2019	September 30, 2020
2019 Convertible notes, principal	$29,332	$—
Accrued interest	388	—
Less: unamortized debt discount	(55)	—

2019 Convertible notes, net	$29,665	$—

For the nine months ended September 30, 2019 and 2020, the Company recognized interest expense of less than $0.1 million and $0.4 million, respectively, and amortization of debt discount issuance costs, included in interest expense, of less than $0.1million and $0.1 million, respectively, in relation with the 2019 Convertible Notes.

Future principal repayments of the 2019 Convertible Notes were as follows (in thousands):

	As of December 31, 2019	As of September 30, 2020
2020	$—	$—
2021	29,332	—
Thereafter	—	—

Total	29,332	—
Less: unamortized debt discount and issuance costs	(55)	—
Convertible note balance, net of debt discount and issuance costs	29,277	—
Accrued interest	388	—

Convertible notes, total balance	29,665	—
Less: current portion	—	—

Convertible notes, non-current portion	$29,665	$—

Note 6. Long-term Debt

Runway Growth Loan Agreement

On November 27, 2018, the Company entered into a Loan and Security Agreement with Runway Growth Credit Fund Inc (“Runway Loan and Security Agreement”). The Runway Loan and Security Agreement provided for loans in an aggregate principal amount up to $10.0 million subject to the Company meeting certain delivery conditions on or before March 31, 2019. Pursuant to the terms of the Runway Loan and Security Agreement, the Company borrowed $10.0 million on March 28, 2019. The loan was intended to mature on May 15, 2021, however, pursuant to the terms of the Runway Loan and Security Agreement allowing for the extension of the maturity date, as the Company received net cash proceeds exceeding $25 million from the issuance of convertible notes, the loan maturity date was extended to November 15, 2021. The loan carries an interest rate equal to LIBOR plus 8.50%, unless LIBOR becomes no longer attainable or ceases to fairly reflect the costs of the lender, in which cash the applicable interest rate shall be Prime Rate plus 6.00%. In an event of default annual interest is increased by 5.0% above the otherwise applicable rate. The loan’s annual effective interest rate was approximately 16.4% and 16.4% for the periods ended September 30, 2018 and 2019, respectively.

At the Company’s election, it may prepay all or a portion of the outstanding loan, provided that the Company will be required to pay a prepayment fee and that loan is prepaid in minimum increments of $1.0 million for each prepayment. In addition, the Company is obligated to pay a final payment equal to 3.5% of the principal amount repaid upon maturity or prepayment.

On March 28, 2019, the Runway Loan and Security Agreement was amended and an additional condition to the loan which required the Company to provide evidence of the receipt of at least $5 million in cash from the issuance of subordinated debt after March 19, 2019, which the Company did through issuance of 2018 Convertible Notes in March 2019.

On August 5, 2019, the Runway Loan and Security Agreement was further amended so as to require from the Company the evidence of receipt of gross cash proceeds from the equity financings and/or issuance of subordinated debt in the amount of $20 million from August 05, 2019 to September 30, 2019, which the Company did through issuance of 2019 Convertible Notes in September 2019. Furthermore, pursuant to the amendment the Company is required to provide evidence of receipt of additional $30 million in gross cash proceeds from the equity financings and/or issuance of subordinated debt by March 31, 2020.

On April 3, 2020 the Runway Loan and Security Agreement was further amended so as to require from the Company the evidence of receipt of gross cash proceeds from the equity financings and/or issuance of subordinated debt in the amount of $15 million from April 03, 2020 to April 07, 2020 and another approximately $6.4 million by July 31, 2020. Further, until the Company receives the gross cash proceeds required by the amended Runway Loan and Security Agreement, the Company is required to keep a collateral account in the amount of $4 million in favor of Runway Growth, and Runway Growth is entitled to an observer seat on the Company’s Board of Directors. In addition, the final payment was increased from 3.5% to 5.0% of the principal amount repaid upon maturity or prepayment. The amendment to the LSA agreement was accounted for as a debt modification.

In August 2020, the Company made a partial repayment of the Runway Loan and Security Agreement in the total amount of $3.0 million ahead of the loan repayment schedule.

All of the amendments made to the original Runway Loan and Security Agreement were accounted for as debt modifications.

In conjunction with the Runway Loan and Security Agreement, the Company issued a warrant to purchase 35,348 shares of Series A redeemable convertible preferred stock (the “Series A Preferred Stock”) of the Company (4% of original principal amount of $10.0 million, divided by the exercise price), with an exercise price of $11.3518 per share. The fair value of this warrant was estimated to be $0.1 million and accounted for as a debt discount. On August 5, 2019, in connection with the second amendment to the Runway Loan and Security Agreement, the Company amended the warrant issued to Runway Growth to increase the number of shares available to purchase to 53,023 shares of Series A Preferred Stock of the Company. The aggregate value of the warrants increased by $0.1 million after the warrant modification.

At December 31, 2019 and September 30, 2020, the warrant liability was remeasured with the reduction recognized as a gain of less than $0.1 million within other income in the consolidated statements of operations and comprehensive loss.

As of December 31, 2019 and September 30, 2020, the outstanding principal balance of the loan was $10.0 million and $7.0 million, respectively.

Under the terms of the Runway Loan and Security Agreement, the Company is required to comply with various affirmative and negative debt covenants. The affirmative covenants include meeting reporting requirements, such as monthly financial statements and compliance certificate, annual operating budget and financial projections, annual audited financial statements, annual tax return, and other requirements. The negative covenants contain requirements that restrict the Company and its subsidiaries’ ability to create, incur, assume, or be liable for any indebtedness other than the “Permitted Indebtedness”, merger or acquisition, change in business, management, ownership, or business locations, and other restrictive requirements. In addition, the financial covenant requires the Company to meet certain equity milestones on specific dates.

As of December 31, 2019 and September 30, 2020, the Company was in compliance with all financial covenants per the Runway Loan and Security Agreement. Per the Runway Loan and Security Agreement, the Company was required to provide audited financial statements to Runway Growth no later than June 28, 2020. On May 31, 2020, the Company received an extension from Runway Growth to extend the deadline by 45 days to August 12, 2020.

As of December 31, 2019 and September 30, 2020, the aggregate future payments under the Runway Loan and Security Agreement (including interest payments) are as follows (in thousands):

	December 31, 2019	September 30, 2020
2020	$—	$—
2021	10,000	7,000
Thereafter	—	—

Total	10,000	7,000
Less: unamortized debt discount and issuance costs	(418)	(251)
Accrued interest	147	268

Long-term debt	$9,729	$7,017

Silicon Valley Bank Loan and Security Agreement

On November 27, 2018, the Company entered into a Loan and Security Agreement (“LSA”) with Silicon Valley Bank (“SVB”). The LSA provides the Company with a $10 million Revolving Line for which it can draw (i) Account Advances against Eligible Accounts, defined as accounts owing to the Company which arise in the ordinary course of its business, and (ii) in SVB’s discretion, Purchase Order Advances against Eligible Purchase Orders, defined as purchase orders received by the Company from its customers in the ordinary course of its business. Account Advances and Purchase Order Advances are collectively referred to as “Advances.” The interest rate is Wall Street Journal prime rate plus 0.5%, floating. There was no outstanding balance under the revolving line of credit as of December 31, 2019 and September 30, 2020.

The original maturity date for the Revolving Line was November 26, 2019. On March 3, 2020, the Company and SVB executed the First Amendment to Loan and Security Agreement (the “Amended LSA”), effective November 26, 2019 (the original LSA Maturity Date). The Amended LSA extended the maturity date to March 3, 2021.

Under the terms of the Silicon Valley Bank Loan and Security Agreement, the Company is required to comply with various affirmative and negative debt covenants. The affirmative covenants include meeting reporting requirements, such as monthly financial statements and compliance certificate, monthly accounts receivable and accounts payable aging reports, monthly open purchase order report, annual operating budget and financial projections, annual audited financial statements, and other requirements. Without the bank’s prior written consent, the negative covenants restrict the Company’s ability to create, incur, assume, or be liable for any indebtedness other than the “Permitted Indebtedness”, merger or acquisition, change in business, management, ownership, or business locations, and other restrictive requirements.

As of September 30, 2020, the Company was in compliance with all of its covenants per the SVB LSA.

Note 7. Series A and B Redeemable Convertible Preferred Stock Warrants and Tranche Liability

Series A and B Redeemable Convertible Preferred Stock Warrants

On November 27, 2018, in connection with the execution of the Runway Loan and Security Agreement, the Company issued a warrant to purchase 35,348 shares of Series A Preferred Stock of the Company at an exercise price of $11.3518 per share. On August 5, 2019, in connect with the second amendment to the Runway Loan and Security Agreement, the Company amended the warrant issued to Runway Growth to increase the number of shares available to purchase to 53,023 shares of Series A Preferred Stock of the Company at an exercise price of $11.3518 per share.

The warrants will terminate at the earlier of the ten years anniversary from the issuance date and Liquidation of the Company. These warrants have a cashless exercise provision under which their holders may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the Company’s stock at the time of exercise of the warrants after deduction of the aggregate exercise price. The warrants contain provisions for adjustment of the exercise price and number of shares issuable upon the exercise of warrants in the event of certain stock dividends, stock splits, reorganizations, reclassifications, and consolidations.

The fair value of the warrants issued was recorded as of the date of initial issuance and the subsequent issuance of warrants pursuant to the August 5, 2019 amendment to the Runway Loan and Security Agreement in the amount of $0.1 million. The warrant liability was remeasured to fair value as of September 30, 2020, resulting in a loss of $1.8 million for the nine months ended September 30, 2020, classified within other income in the consolidated statements of operations and comprehensive loss.

On April 3, 2020, in connection with the closing of the Series B redeemable convertible preferred stock, the Company issued a warrant to purchase 4,513,993 shares of Series B redeemable convertible preferred stock of the Company at an exercise price of $0.3323 per share. The Series B Preferred Stock Warrants may be exercised prior to the earliest to occur of (i) the 10 year anniversary of the date of issuance date, (ii) the consummation of a Liquidation Transaction, or (iii) the consummation of an initial public offering. These warrants have a cashless exercise provision under which their holders may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the Company’s stock at the time of exercise of the warrants after deduction of the aggregate exercise price. The warrants contain provisions for adjustment of the exercise price and number of shares issuable upon the exercise of warrants in the event of certain stock dividends, stock splits, reorganizations, reclassifications, and consolidations.

The warrants were initial recognized as a liability at a fair value of $0.7 million. The warrant liability was remeasured to fair value as of September 30, 2020, resulting in a loss of $4.4 million for the nine months ended September 30, 2020, classified within other income in the consolidated statements of operations and comprehensive loss.

The redeemable convertible preferred stock warrants were valued using the following assumptions under the Black-Scholes option-pricing model:

	Initial Issuance Date	Subsequent Issuance Date	December 31, 2019	September 30, 2020
Stock Price	$5.80	$5.80	$5.96	$1.42
Expected term (years)	10.00	9.31	8.91	2.00
Expected volatility	57.81%	57.35%	57.35%	77.00%
Risk-free interest rate	3.06%	1.75%	1.92%	0.19%
Dividend yield	0%	0%	0%	0%

Series B Redeemable Convertible Preferred Stock Tranche

In April 2020 and May 2020, the Company issued 62,505,102 shares of Series B redeemable convertible preferred stock at $0.3323 per share. For each share purchased, the purchaser had an option to purchase an additional share of Series B redeemable convertible preferred stock at $0.3323 per share, exercisable at any time prior to August 13, 2020 (the “Tranche Right”). The Company determined that the Tranche Right represented a freestanding obligation of the Company to issue additional shares of contingently redeemable shares if exercised by the holder. The freestanding redeemable convertible preferred stock tranche liability was initially recorded at fair value, with fair value changes recorded within other income (expense), net in the consolidated statements of operations and comprehensive loss.

In August 2020, upon the expiration of the Tranche Right, 25,286,587 shares of Series B redeemable convertible preferred stock were issued in accordance with the Tranche Right. The remaining Tranche Right expired, unexercised, resulting in a $1.6 million gain recorded in other income.

Note 8. Leases

Operating leases

On September 5, 2017, the Company entered into a lease agreement (the “2741 16th Street Lease”) to lease approximately 20,032 square feet of office space and 25,000 of parking space located in San Francisco, California. The total base lease payments over the life of the lease is $8.2 million, offset by $4.6 million in tenant improvement allowance. 2741 16th Street Lease was determined to commence on June 30, 2019. The lease expires on August 31, 2023.

On May 18, 2020, the Company entered into an amendment to the 2741 16th Street Lease agreement, whereby the parties agreed to extend the term of the lease for additional four years, restructure the monthly rent payable under the lease and provide for an additional tenant improvement allowance. The total base lease payments for the extended period of four years equals $8.5 million and the increase in total base lease payments for the lease term provided for by the original agreement equals $0.7 million. The Company recorded an adjustment of $6.2 million to the right-of-use asset and right-of-use operating lease liability associated with the 2741 16th Street Lease agreement upon the amendment.

The following table presents the weighted average remaining lease term and discount rate for leases:

	December 31, 2019	September 30, 2020
Weighted-average remaining lease term	3.37	2.75
Weighted-average discount rate	5.25%	5.25%

Payments of the operating lease liabilities as of September 30, 2020 were as follows (in thousands):

2020	$784
2021	3,363
2022	3,497
2023	3,057
2024	2,024
2025 and thereafter	7,948

Total undiscounted lease payments	20,673
Less: imputed interest	(5,626)

Total operating lease liabilities	$15,047

Total operating lease cost for the nine months ended September 30, 2019 was $1.3 million, which consisted of $1.2 million of fixed lease expense and $0.1 million of variable lease expense. Total operating lease cost for the nine months ended September 30, 2020 was $2.2 million, which consisted of $1.9 million of fixed lease expense and $0.3 million of variable lease expense.

Note 9. Commitments and Contingencies

Letter of credits

In connection with the 350 Treat Building Lease and 2741 16th Street Lease, the Company obtained two letters of credit from a bank as required by the lease agreements. If the Company defaults under the terms of the lease, the lessor will be entitled to draw upon the letters of credit in the amount necessary to cure the default. The amounts covered by the letters of credit are collateralized by certificates of deposit, which are included in restricted cash on the consolidated balance sheets as of December 31, 2019 and September 30, 2020. The outstanding amount of the letters of credit is $1.6 million as of December 31, 2019 and September 30, 2020.

Non-cancelable purchase commitments

As of December 31, 2019 and September 30, 2020, the Company had non-cancelable purchase commitments for excess raw materials held by a third-party contract manufacturer for approximately $0.4 million and $0 million, respectively.

Litigation

From time to time, the Company is involved in certain legal actions arising in the ordinary course of business. In management’s opinion, based upon the advice of counsel, the outcome of such actions is not expected to have a material adverse effect on the Company’s future financial position or results of operations. As of December 31, 2019, and September 30, 2020 there are no material litigation matters.

Indemnification

From time to time, the Company enters into agreements in the ordinary course of business that include indemnification provisions. Generally, in these provisions the Company agrees to defend, indemnify, and hold harmless the indemnified parties for claims and losses suffered or incurred by such indemnified parties for which the Company is responsible for under the applicable indemnification provisions. The terms of the indemnification provisions vary depending upon negotiations between the Company and its counterpart; however, typically, these indemnification obligations survive the term of the contract and the maximum potential amount of future payments the Company could be required to make pursuant to these provisions are uncapped. To date, the Company has never incurred costs to defend lawsuits or settle claims related to these indemnification provisions.

The Company has also entered into indemnity agreements pursuant to which it has indemnified its directors and officers, to the extent legally permissible, against all liabilities reasonably incurred in connection with any action in which such individual may be involved by reason of such individual being or having been a director or executive officer, other than liabilities arising from willful misconduct of the individual. To date, the Company has never incurred costs to defend lawsuits or settle claims related to these indemnity agreements. The consolidated financial statements do not include a liability for any potential obligations at December 31, 2019 and September 30, 2020.

Note 10. Redeemable Convertible Preferred and Common Stock

The Company’s certificate of incorporation as amended, authorizes it to issue 26,287,978 shares of $0.00001 par value, with 20,000,000 shares designated as common stock and 6,287,978 shares of redeemable convertible preferred stock. The holder of each share of common stock is entitled to one vote. The holders of outstanding common stock are entitled to elect four directors.

Series Seed Conversion

The Company had previously issued a total of 2,941,176 shares of Series Seed redeemable convertible preferred stock in 2016. In April 2020, in order to induce the closing of the Series B Financing, the holders exercised the embedded conversion feature and all the outstanding Series Seed redeemable convertible preferred stock shares were converted to 2,941,176 shares of the Company’s common stock.

Series A Conversion

The Company had previously issued a total of 3,293,779 shares of Series A Preferred Stock in 2017. In April 2020, in order to induce the closing of the Series B Financing, the holders exercised the embedded conversion feature and all of the outstanding Series A redeemable convertible preferred stock shares were converted to 3,293,779 shares of the Company’s common stock.

Series B Financing

In April 2020, the Company issued 45,185,071 shares of Series B redeemable convertible preferred stock at $0.3323 per share for net proceeds of $15.1 million, less $0.1 million of stock issuance costs. In May 2020, the Company issued 17,320,031 shares of Series B redeemable convertible preferred stock at $0.3323 per share for net proceeds of $5.8 million, less $0.1 million of stock issuance costs. In July 2020, the Company issued 37,970,846 shares of Series B redeemable convertible preferred stock at $0.3323 per share for net proceeds of $12.5 million, less $0.1 million of stock issuance costs. In August 2020, the Company issued 25,286,587 shares of Series B redeemable convertible preferred stock at $0.3323 per share for net proceeds of $8.4 million, less $0.1 million of stock issuance costs.

Redeemable convertible preferred stock as of December 31, 2019, consisted of the following (in thousands, except share and per share data):

	December 31, 2019
Series	Issue Price per share	Shares Authorized	Shares Issued and Outstanding	Liquidation Amount	Carrying Amount
Series seed	$1.02	2,941,176	2,941,176	$3,000	$2,911
Series A	$11.32	3,346,802	3,293,779	37,272	37,105

		6,287,978	6,234,955	$40,272	$40,016

Redeemable convertible preferred stock as of September 30, 2020, consisted of the following (in thousands, except share and per share data):

	September 30, 2020
Series	Issue Price per share	Shares Authorized	Shares Issued and Outstanding	Liquidation Amount	Carrying Amount
Series B	$0.33	186,879,326	125,762,535	$62,100	$39,225

		186,879,326	125,762,535	$62,100	$39,225

The significant features of the Company’s redeemable convertible preferred stock are as follows:

Dividend provisions

The Series Seed, Series A and Series B preferred stockholders are entitled to receive dividends prior and in preference to any dividends on the Common Stock, at a rate of $0.0612, $0.6789 and $0.019938 per share, respectively, per annum on a non-cumulative basis, when and if declared by the board of directors, subject to the prior rights of the preferred stockholders. After payment of such dividend, any additional dividends shall be distributed among the holders of the Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all shares of Preferred Stock into Common Stock).

Liquidation preference

In the event of liquidation, dissolution or winding up of the Company, merger or a reduction of capital through the sale or lease of all or substantial part of the business of the Company, before any distribution or payment shall be made to the holders of ordinary shares, the holders of Series Seed, Series A and Series B redeemable convertible preferred stock shall receive $1.02, $11.3518 and $0.3323 per share (subject to adjustment in the event of any share dividend, share split, combination, or other recapitalization), respectively, plus any declared but unpaid dividends on such shares. If the assets and funds are insufficient for such distribution, they shall receive a pro rata distribution, based on the relative preferred stock ownership and in proportion to the preferential amount each such holder is otherwise entitled. If the assets and funds are in excess of amounts distributed to the preferred stockholders, the remaining assets and funds shall be distributed pro rata to the holders of the common stock. If the holders of the redeemable convertible preferred stock would receive a greater distribution if they converted to Common Stock, then such conversion will be assumed prior to distribution.

Conversion rights

The holders of Series Seed, Series A and Series B redeemable convertible preferred stock have a right to convert their stock into nonassessable shares of common stock at a conversion rate equal to their respective liquidation preferences divided by a conversion price of $1.02, $11.3518 and $0.3323, respectively, which is adjusted for any stock splits, stock dividends, combination, subdivisions, recapitalizations or similar transactions.

Shares of Series B redeemable convertible preferred stock shall automatically be converted into shares of common stock upon the earlier of (a) the closing of the sale of shares of common stock to the public at a minimum price of $0.99 per share, subject to appropriate adjustment in the event of any stock splits, stock dividends, combinations, subdivisions, recapitalizations or similar transactions with respect to common stock, in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $75.0 million of gross cash proceeds to the Company or (b)(i) upon vote or written consent of a majority of the then outstanding shares of the Series Seed redeemable convertible preferred stock, voting as a separate series on an as-converted basis or (ii) upon vote or written consent of at least 66 2/3% of the then outstanding shares of the Series B redeemable convertible preferred stock, voting as a separate series on an as-converted basis, respectively.

Redemption rights

The redeemable convertible preferred stock is recorded in mezzanine equity because while it is not currently redeemable, it may become redeemable at the option of the preferred stockholders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control for an amount equal to the shares respective liquidation preference plus declared and unpaid dividends.

Voting rights

Each holder of redeemable convertible preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such redeemable convertible preferred stock could then be converted and, with respect to such vote, holders of redeemable convertible preferred stock are entitled to vote together with the holders of common stock as a single class on all matters.

Election of Directors

As long as at least 7,500,000 shares of the Series B redeemable convertible preferred stock originally issued remain outstanding, then the holders of the Series Seed redeemable convertible preferred stock are entitled to elect two directors.

Note 11. Stock-based compensation

In 2015, the Company established its 2015 Stock Plan (the “Plan”). The purpose of the 2015 Stock Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants, and to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options or Non-statutory Stock Options, as determined by the Administrator at the time of grant of an Option and subject to the applicable provisions of Section 422, Incentive Stock Options, of the Internal Revenue Code and the regulations promulgated thereunder. Restricted Stock may also be granted under the Plan. At September 30, 2020, the Company has reserved 36,643,773 shares of common stock for issuance under the Plan.

Options under the Plan may be granted for periods of up to ten years. All options issued to date have had a 10-year life. The exercise price of an ISO shall not be no less than 100% of the estimated fair value of the shares on the date of grant, as determined by the Board of Directors. The exercise price of an ISO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, as determined by the Board of Directors. To date, options granted generally vest over four years and vest at a rate of 25% upon the first anniversary of the issuance date and 1/36th per month thereafter.

The exercise price of stock options granted during the nine months ended September 30, 2019 and 2020 was determined based on fair value of stock at the date of grant obtained by the Company on a contemporaneous basis from an independent valuation firm. The valuation firm used a probability-weighted expected return model (“PWERM”) to estimate the aggregate enterprise value of the Company at each valuation date. The PWERM involves applying appropriate risk adjusted discount rates to future values for the enterprise assuming various possible scenarios. The projections used in connection with these valuations were based on the Company’s expected operating performance over the forecast period. Share value is based on the probability-weighted present value of expected future returns to the equity investor considering each of the likely future scenarios available to the enterprise, and the rights and preferences of each share class.

Certain employees have the right to early exercise unvested stock options, subject to rights held by the Company to repurchase unvested shares in the event of voluntary or involuntary termination. The Company accounts for cash received in consideration for the early exercise of unvested stock options as a non-current liability, included as a component of other liabilities in the Company’s consolidated balance sheets. For those shares issued in connection with early exercises, there were approximately 172,051 and 43,262 unvested shares outstanding as of December 31, 2019 and September 30, 2020 respectively, and approximately $0.1 million and $0.1 million, respectively, related liabilities.

The Company recognized stock-based compensation for all stock options in the consolidated statements of operations and comprehensive loss as follows (in thousands):

	Nine Months Ended September 30,
	2019	2020
Cost of revenue	$46	$310
Research and development	456	5,472
Sales and marketing	67	408
General and administrative	447	1,701

Total stock-based compensation	$1,016	$7,891

Stock option activity for the nine months ended September 30, 2019 and 2020 is as follows (in thousands, except share data and years):

	Number of Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding — December 31, 2018	262,815	1,390,115	$3.68	9.5	$2,943
Additional shares authorized	683,008	—
Options granted	(1,298,500)	1,298,500	5.80	7.5	206
RSA’s granted	(1,000)	—
Options exercised	—	(12,152)	4.19	0.5	21
Options cancelled	401,618	(401,618)	5.14		330

Outstanding — December 31, 2019	47,941	2,274,845	$4.63	8.8	$3,020
Additional shares authorized	33,086,772	—
Options granted	(30,933,548)	30,933,548	0.14	9.7	39,540
RSA’s granted	(2,299,902)	—
Options exercised	—	(90,302)	0.16	9.4	114
Options cancelled	837,962	(837,962)	2.31		—

Outstanding — September 30, 2020 (unaudited)	739,225	32,280,129	$0.14	9.8	$41,240

Vested and expected to vest — September 30, 2020 (unaudited)		32,280,129	$0.14	9.8	$41,240

Exerciseable — September 30, 2020 (unaudited)		23,145,938	$0.14	9.8	$29,567

The following table summarizes information about stock options outstanding and exercisable as of September 30, 2020:

	Options Outstanding			Options Exercisable
Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$0.13	18,532,067	9.62	$0.13	12,052,669	9.64	$0.13
$0.15	13,682,909	9.97	$0.15	11,028,116	9.97	$0.15
$0.26	50,000	0.70	$0.26	50,000	0.70	$0.26
$3.92	11,342	0.70	$3.92	11,342	0.70	$3.92
$5.80	3,811	0.71	$5.80	3,811	0.71	$5.80

	32,280,129			23,145,938

The weighted average grant date fair value of options granted during the nine months ended September 30, 2019 and 2020 was $3.09 and $0.63, respectively.

As of September 30, 2020, there was approximately $14.9 million of unamortized stock-based compensation expense related to unvested stock options that is expected to be recognized over a weighted average period of 2.79.

Cash received from option exercises and purchases of shares was less than $0.1 million for the nine months ended September 30, 2019 and 2020.

The fair value of each option is estimated at the date of grant using the Black-Scholes option pricing model, based on the following assumptions:

	Nine Months Ended September 30,
	2019	2020
Expected term (in years)	5.0 - 6.1	5.0 - 6.1
Risk-free interest rate	1.5% - 2.4%	0.3% - 1.5%
Expected volatility	55.3% - 57.3%	57.4% - 63.3%
Expected dividend rate	0%	0%

Note 12. Employee benefit plan

In 2018, the Company adopted a defined contribution retirement savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company offers matching contributions of up to 4% of each employee’s annual compensation. The Company provided matching contributions of $0.4 million and $0.5 million to the plan during the nine months ended September 30, 2019 and 2020, respectively.

Note 13. Net Loss Per Share Attributable to Common Stockholders

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

	Nine Months Ended September 30,
	2019	2020
Numerator:
Net loss attributable to common stockholders	$(31,843)	$(49,620)

Denominator:
Weighted-average shares of common stock outstanding	11,221,715	22,539,592
Less: Weighted-average unvested restricted shares and shares subject to repurchase	(869,564)	(137,264)

Weighted-average shares used to compute basic and diluted net loss per share	10,352,151	22,402,328

Net loss per common share attributable to common stockholders—basic and diluted	$(3.08)	$(2.21)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the period presented because including them would have been antidilutive:

	September 30, 2019	September 30, 2020
Redeemable convertible preferred stock	6,234,955	125,762,535
Options to purchase common stock	2,286,387	32,280,129
Unvested RSA	60,148	338,171
Unvested early exercised common stock options	216,927	43,262
Preferred stock warrants	35,348	6,319,590

Total	8,833,765	164,743,687

Note 14. Income taxes

The Company did not have provision for income taxes for the nine months ended September 30, 2020 and 2019.

Deferred tax assets and deferred tax liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded against deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. During the nine months ended September 30, 2020 and 2019, the Company recorded a full valuation allowance on federal and state deferred tax assets.

The Company does not recognize a tax benefit for uncertain tax positions unless it is more likely than not that the position will be sustained upon examination by tax authorities, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit potentially recorded for these positions is measured at the largest amount of cumulative benefit that has greater than a 50 percent likelihood of being realized upon ultimate settlement. Deferred tax assets that do not meet these recognition criteria are not recorded and the Company recognizes a liability for uncertain tax positions that may result in tax payments. If such unrecognized tax benefits were realized and not subject to valuation allowances, the entire amount would impact the tax provision. As of September 30, 2020, the Company’s uncertain tax positions were subject to valuation allowances and the Company has not recorded provisions for income taxes for the nine months ended September 30, 2019 and 2020, respectively.

The CARES Act includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company evaluated its impact of the CARES Act as part of ASC 740 consideration and does not expect the provisions of the CARES Act would result in a material impact to the consolidated financial statements. The Company continues to monitor the impact this CARES Act may have on its business.

On June 29, 2020, Governor Gavin Newsom signed California Assembly Bill 85 (AB 85) into law. The legislation suspends the California net operating loss deductions for 2020, 2021, and 2022 for certain taxpayers and imposes a limitation of certain California Tax Credits for 2020, 2021, and 2022. The legislation disallows the use of California net operating loss deductions if the taxpayer recognizes business income and its adjusted gross income is greater than $1.0 million. The carryover periods for net operating loss deductions disallowed by this provision will be extended. Additionally, any business credit will only offset a maximum of $5.0 million of California tax. Given the Company’s expected loss position in the current year, the new legislation will not impact the current year provision. The Company will continue to monitor the possible California net operating loss and credit limitations in future periods.

Note 15. Related Party Transactions

From August 1, 2018 through December 31, 2019, the founder of the Company participated in convertible notes financings in the amount of $11.8 million. Interest on the convertible notes accrued at the rate of 5% per annum.

Accrued interest related to the convertible notes purchased by the founder as of December 31, 2019 and September 30, 2020 was $0.6 million and $0, respectively. As of December 31, 2019 and September 30, 2020, the balance of the convertible notes owned by the founder was $11.8 million and $0, respectively. All of the outstanding convertible notes, including the notes issued to the founder of the Company, were converted to common stock in April 2020 as part of Series B redeemable convertible preferred stock financing.

Cox Enterprises is the parent company of Cox Automotive, a customer of the Company, and Cox Investment Holdings, Inc., a major investor of the Company. For the nine months ended September 30, 2019 and 2020, revenue from Cox Automotive totaled less than $0.1 million and $0 million, respectively. There were no accounts receivable outstanding as of December 31, 2019 and September 30, 2020.

Note 16. Subsequent Events

The Company has evaluated subsequent events through December 22, 2020, the date on which the condensed consolidated financial statements were issued.

Merger Agreement

On December 21, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Colonnade Acquisition Corp., a Cayman Islands exempted company (“CLA”), and Beam Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and subsidiary of CLA. Pursuant to the terms of the Merger Agreement, (i) CLA will domesticate as a corporation incorporated under the laws of the State of Delaware and change its name to “Ouster, Inc.” (CLA after such domestication and the other transactions contemplated by the Merger Agreement being referred to as “Ouster PubCo”) and (ii) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and then being renamed “Ouster Technologies, Inc.” The Company’s board of directors unanimously approved the Company’s entry into the Merger Agreement.

As a result of and upon the closing of the transactions contemplated by the Merger Agreement, all outstanding shares of the Company’s capital stock (after giving effect to the exercise in full or termination of all outstanding warrants to purchase the Company’s capital stock in accordance with their terms immediately prior to the effective time of the Merger) as of immediately prior to the effective time of the Merger, and, together with shares of the Company’s common stock reserved in respect of all outstanding options to purchase shares of the Company’s common stock and all restricted shares of the Company’s common stock outstanding immediately prior to the Merger (collectively, the “Company Awards”), will be cancelled in exchange for the right to receive, or the reservation of, shares of Ouster PubCo common stock (at a deemed value of $10.00 per share) or, as applicable, shares underlying awards based on Ouster PubCo common stock, representing a fully-diluted pre-transaction equity value of the Company of $1.5 billion.

The Merger Agreement provides that the obligations of the Company to consummate the Merger are conditioned on, among other things, that as of the closing of the transactions contemplated by the Merger Agreement, the amount of cash available in CLA’s trust account, after deducting the amount required to satisfy CLA’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares in connection with the shareholders’ approval of such transactions, plus the amount actually received by CLA in a concurrent private placement at or prior to the closing date is at least equal to $100.0 million. This condition is for the sole benefit of the Company.

The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions, including, among other things, the approval of the Merger Agreement and the transactions contemplated thereby by (i) the affirmative vote or written consent of the holders of at least a majority of the voting power of the Company’s outstanding capital stock voting as a single class and on an as-converted basis and (ii) the affirmative vote or written consent of the holders of at least a majority of the voting power of the Company’s outstanding preferred stock, voting as a single class and on an as-converted basis.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Ouster, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ouster, Inc. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, of changes in redeemable convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has experienced negative working capital, recurring losses from operations, negative cash flows from operations, and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Changes in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

December 22, 2020

We have served as the Company’s auditor since 2019.

OUSTER, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2018	2019
Assets
Current assets:
Cash and cash equivalents	$13,438	$16,848
Restricted cash, current	275	276
Accounts receivable, net	502	937
Inventory, net	1,794	2,468
Prepaid expenses and other current assets	1,276	967

Total current assets	17,285	21,496
Property and equipment, net	7,634	10,533
Operating lease, right-of-use assets	—	6,549
Restricted cash, non-current	1,868	1,281

Total assets	$26,787	$39,859

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,078	$3,298
Accrued and other current liabilities	2,237	5,723
Deferred rent, current	78	—
Operating lease liability, current portion	—	1,924
Convertible notes, current portion (At December 31, 2018 and 2019 related party $0 and $8,000, respectively)	—	29,420

Total current liabilities	3,393	40,365
Long-term debt	—	9,729
Convertible notes, non-current (At December 31, 2018 and 2019, related party $8,000 and $3,750 respectively)	29,241	42,696
Deferred rent, non-current	468	—
Operating lease liability, long term portion	—	7,318
Build-to-suit lease obligation, non-current	3,800	—
Other non-current liabilities	105	54

Total liabilities	37,007	100,162

Commitments and contingencies (Note 9)
Redeemable convertible preferred stock, $0.00001 par value per share; 6,270,304 and 6,287,978 shares authorized at December 31, 2018 and 2019; 6,234,955 shares issued and outstanding at December 31, 2019 and 2018 (aggregate liquidation preference of $40,272 at December 31, 2018 and 2019)	40,016	40,016

Stockholders’ deficit:
Common stock, $0.00001 par value; 20,000,000 shares authorized at December 31, 2018 and December 31, 2019; 11,221,063 and 11,237,965 issued and outstanding at December 31, 2018 and December 31, 2019, respectively	—	—
Additional paid-in capital	897	2,320
Notes receivable from stockholders	—	(44)
Accumulated deficit	(51,133)	(102,595)

Total stockholders’ deficit	(50,236)	(100,319)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$26,787	$39,859

The accompanying notes are an integral part of these consolidated financial statements

OUSTER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Year Ended December 31,
	2018	2019
Revenue
Product revenue	$1,345	$9,804
Service revenue	—	1,609

Total revenue	1,345	11,413

Cost of revenue
Cost of product	3,541	17,120
Cost of services	—	308

Total cost of revenue	3,541	17,428

Gross profit	(2,196)	(6,015)
Operating expenses:
Research and development	20,301	23,297
Sales and marketing	1,535	4,505
General and administrative	7,996	14,546

Total operating expenses	29,832	42,348

Loss from operations	(32,028)	(48,363)
Other (expense) income:
Interest income	16	278
Interest expense	(820)	(3,582)
Other income (expense), net	27	7

Total other expense, net	(777)	(3,297)
Loss before income taxes	(32,805)	(51,660)
Provision for income tax expense	1	1

Net loss	$(32,806)	$(51,661)

Net loss per common share, basic and diluted	$(4.11)	$(4.92)
Weighted-average common shares outstanding, basic and diluted	7,978,873	10,509,923

The accompanying notes are an integral part of these consolidated financial statements

OUSTER, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in- Capital	Notes receivable from stockholders	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — January 1, 2018	6,234,955	$40,016	11,249,823	$—	$189	$—	$(18,327)	$(18,138)
Issuance of common stock upon exercise of restricted stock awards	—	—	16,177	—	109	—	—	109
Vesting of early exercised stock options	—	—	—	—	77	—	—	77
Common stock repurchases	—	—	(47,488)	—	(12)	—	—	(12)
Issuance of common stock upon exercise of stock options	—	—	2,551		10	—	—	10
Stock-based compensation	—	—	—	—	524	—	—	524
Net loss	—	—	—	—	—	—	(32,806)	(32,806)

Balance — December 31, 2018	6,234,955	$40,016	11,221,063	$—	$897	$—	$(51,133)	$(50,236)

Cumulative-effect adjustment from adoption of ASC 842 (Note 2)	—	—	—	—	—	—	199	199
Issuance of common stock upon exercise of stock options	—	—	12,152	—	51	—	—	51
Issuance of common stock upon exercise of restricted stock awards	—	—	4,750	—	28	—	—	28
Stock-based compensation expense	—	—	—	—	1,293	—	—	1,293
Issuance of notes to stockholders	—	—	—	—	—	(44)	—	(44)
Vesting of early exercised stock options	—	—	—	—	51	—	—	51
Net loss	—	—	—	—	—	—	(51,661)	(51,661)

Balance — December 31, 2019	6,234,955	$40,016	11,237,965	$—	$2,320	$(44)	$(102,595)	$(100,319)

The accompanying notes are an integral part of these consolidated financial statements

OUSTER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For The Years Ended December 31,
	2018	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(32,806)	$(51,661)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,074	2,032
Stock-based compensation	524	1,235
Services exchanged for common stock	—	28
Change in right-of-use asset	—	1,291
Interest expense on convertible debt	461	2,446
Amortization of debt issuance costs and debt discount	45	344
Change in fair value of warrant liability	(2)	6
Inventory obsolescence impairment	1,676	4,764
Write-off of property and equipment	2,316	555
Changes in operating assets and liabilities:
Accounts receivable	(502)	(425)
Inventory	(3,470)	(5,380)
Prepaid expenses and other current assets	(562)	(538)
Accounts payable	974	2,109
Deferred rent	379	—
Accrued and other current liabilities	2,092	2,632
Operating lease liability	—	375

Net cash used in operating activities	(27,801)	(40,187)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(6,491)	(7,494)

Net cash used in investing activities	(6,491)	(7,494)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of related party note payable	(42)	—
Proceeds from issuance of convertible notes	29,084	40,498
Proceeds from issuance of debt	—	10,000
Payments for convertible notes and debt issuance cost and discounts	(829)	—
Proceeds from exercise of stock options	10	7
Repurchase of unvested stock options	(12)	—
Proceeds from tenant improvement allowance under build-to-suit lease	1,828	—
Payments made for build-to-suit lease obligation	(851)	—

Net cash provided by financing activities	29,188	50,505

Effect of exchange rates on cash and cash equivalents	—	—

Net increase (decrease) in cash, cash equivalents and restricted cash	(5,104)	2,824
Cash, cash equivalents and restricted cash at beginning of period	20,685	15,581

Cash, cash equivalents and restricted cash at end of period	$15,581	$18,405

SUPPLEMENTAL DISCLOSURES OF OPERATING ACTIVITIES:
Cash paid for interest	$1	$792

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING INFORMATION:
Property and equipment purchased through AP and accrued liabilities	$12	$825

Right-of-use assets obtained in exchange for operating lease liability	$—	$3,939

Recognition of build-to-suit lease obligations under ASC 840	$124	$—

Issuance of warrants per loan agreement amendment	$—	$53

Issuance of common stock on exercise of stock options with notes receivable from stockholders	$—	$44

Reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets as of December 31,
	2018	2019
Cash and cash equivalents	$13,438	$16,848
Restricted cash, current	275	276
Restricted cash, non-current	1,868	1,281

Total cash, cash equivalents and restricted cash	$15,581	$18,405

The accompanying notes are an integral part of these consolidated financial statements

OUSTER, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Description of Business and Basis of Presentation

Description of Business

Ouster, Inc (the “Company”) was incorporated in the state of Delaware on June 30, 2015. The Company is a leading provider of high-resolution digital lidar sensors that offer advanced 3D vision to machinery, vehicles, robots, and fixed infrastructure assets, allowing each to understand and visualize the surrounding world and ultimately enabling safe operation and ubiquitous autonomy.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and have been prepared in conformity with U.S. generally accepted accounting principles (“US GAAP”). The functional currency for the Company is the United States dollar. All intercompany balances and transactions have been eliminated in consolidation.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis. The Company has experienced negative working capital, recurring losses from operations, and negative cash flows from operations. As of December 31, 2019, the Company had an accumulated deficit of approximately $102.6 million. The Company will need to finance operations through generation of additional revenues as well as through raising additional debt or equity financing. There can be no assurance that the Company will be able to obtain additional debt or equity financing on terms acceptable to the Company if at all, or that the Company will generate sufficient future revenues. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts, or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Items subject to such estimates and assumptions include, but are not limited to, the useful lives of long-lived assets, revenue recognition, sales return reserve, allowances for inventory valuation, the realizability of deferred tax assets, the measurement of stock-based compensation, and the valuation of the Company’s various equity instruments. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. On an ongoing basis, the Company evaluates these assumptions, judgments and estimates. Actual results may differ from these estimates.

Due to the novel coronavirus (“COVID-19”) pandemic, there is ongoing uncertainty and significant disruption in the global economy and financial markets. The Company is not aware of any specific event or circumstances that would require an update to estimates, judgments or assumptions or a revision to the carrying value of the Company’s assets or liabilities as of the date of issuance of these financial statements. These estimates, judgments and assumptions may change in the future, as new events occur, or additional information is obtained.

Impact of the COVID-19 Pandemic

The Company has been actively monitoring the COVID-19 situation and its impact on the business. In response to the pandemic, numerous state and local jurisdictions have imposed “shelter-in-place” orders, quarantines and other restrictions. In the United States, governmental authorities have recommended, and in certain cases required, that elective, specialty and other procedures and appointments, be suspended or canceled. Similarly, in March 2020, the governor of California, where the Company’s headquarters are located, issued “stay at home” orders limiting non-essential activities, travel and business operations. Such orders or restrictions have resulted in reduced operations at the Company’s headquarters (including its manufacturing facility), work stoppages, slowdowns and delays, travel restrictions and cancellation of events and have restricted the efforts of the Company’s sales representatives, thereby significantly and negatively impacting the Company’s operations. These orders and restrictions have significantly decreased the number of procedures performed using the Company’s products and otherwise negatively impacted sales and operations.

The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including sales, expenses, reserves and allowances, manufacturing, research and development costs and employee-related amounts, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain it or treat COVID-19, as well as the economic impact on local, regional, national and international customers and markets.

Foreign Currency

The functional currency of the Company’s foreign subsidiaries is the U.S. dollar. Accordingly, monetary assets and liabilities of the foreign subsidiaries are re-measured into U.S. dollars at the exchange rates in effect at the reporting date, non-monetary assets and liabilities are re-measured at historical rates, revenue and expenses are re-measured at average exchange rates in effect during each reporting period. Foreign currency transaction gains and losses are recorded in other income (expense), net in the consolidated statements of operations and comprehensive loss.

Net loss per common share

The Company follows the two-class method when computing net loss per common share. The two-class method determines net loss per common share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net loss per common share attributable to common stockholders is computed by dividing the net loss by the weighted average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per common share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares assuming the dilutive effect of common stock equivalents.

The Company’s redeemable convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per common share attributable to common stockholders is the same as basic net loss per common share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2018 and 2019.

Comprehensive Loss

Comprehensive loss is comprised of net loss and other comprehensive income (loss). The Company has no components of other comprehensive loss. Therefore, net loss equals comprehensive loss for all periods presented and, accordingly, the Consolidated Statements of Comprehensive Loss is not presented in a separate statement.

Segment Information

The Company operates as one reportable and operating segment, which relates to the sale of lidar sensor kits. The Company’s chief operating decision maker is its chief executive officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources.

Revenue Recognition

Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while the comparative financial information for 2018 has not been adjusted and continues to be reported under ASC 605, Revenue Recognition (ASC 605). In addition, management assessed the impact of the financial information in 2018 and determined that the financial results for the year ended December 31, 2018 would not have been impacted materially under application of ASC 606. For this reason, the discussion that follows describes the Company’s revenue recognition policies both before and after the adoption of ASC 606.

Revenue recognition - Prior to the adoption of ASC 606 on January 1, 2019

Prior to January 1, 2019, the Company recognized revenue from sales of its products provided that (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred based on shipping terms, (iii) the price is fixed or determinable, and (iv) collectability is reasonably assured. Delivery occurred upon transfer of title and all risks and rewards of ownership to the customer, based on contract shipping terms.

For arrangements involving fixed price contracts which qualify as construction type and production type contracts, the Company recognizes revenue based on the percentage of completion accounting method using contract cost incurred to date compared to total estimated contract cost. For arrangements involving time & material contract, revenue is recognized based on time incurred provided collectability is probable.

Sales taxes collected from customers and remitted to governmental authorities were accounted for on a net basis and therefore, were excluded from net sales. Shipping and handling costs billed to customers were recognized in revenue. Shipping and handling costs paid by the Company were included in cost of sales.

Revenue recognition - After the adoption of ASC 606 on January 1, 2019

Effective January 1, 2019, the Company adopted Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers and the related amendments (collectively, ASC 606) using the modified retrospective method. ASC 606 was applied to all uncompleted contracts as of the date of adoption. Revenue recognition under the new standard did not have a material impact on the consolidated balance sheet, consolidated statement of operations and comprehensive loss, or consolidated statement of cash flows. There was no cumulative impact of the adoption of ASC 606 for all contracts not completed as of the date of initial application.

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these products or services. To achieve the core principle of this standard, the Company performs the following five steps:

1) Identify the contract with a customer

The Company considers the terms and conditions of the contracts and its customary business practices in identifying the contracts under ASC 606. It is determined that a contract with a customer exists when the contract is approved, each party’s rights regarding the product or services to be transferred and the payment terms for the product or services can be identified, it is determined that the customer has the ability and intent to pay and the contract has commercial substance. The Company applies judgement in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit and financial information pertaining to the customer.

2) Identify the performance obligations in the contract

Performance obligations promised in a contract are identified based on the product or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the product or service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the product or services is separately identifiable from other promises in the contract. The Company’s performance obligations consist of (i) sale of lidar sensor kits and (ii) product development and validation services.

3) Determine the transaction price

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring product or services to the customer. Variable consideration is included in the transaction price if the Company judges that it is probable that a significant future reversal of cumulative revenue under the contract will not occur. The Company does not have a material amount of variance consideration in its agreements with customers. None of the Company’s contracts contain a significant financing component. All taxes assessed by a governmental authority on a specific revenue-producing transaction collected by the Company from a customer are excluded from the transaction price.

4) Allocate the transaction price to performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price (“SSP”). The Company did not have a material volume of contracts that required the allocation of transaction price to performance obligations.

5) Recognize revenue when or as the Company satisfies a performance obligation

Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised product or service to a customer. Revenue is recognized when control of products or services is transferred to customers, in an amount that reflects the consideration that the Company expects to receive in exchange for those products or services. The Company generates all of its revenue from contracts with customers and applies judgment in identifying and evaluating any terms and conditions in contracts which may impact revenue recognition.

Nature of Products and Services and Revenue Recognition

The majority of the Company’s revenue comes from product sales of lidar sensor kits to customers. Revenue is recognized at a point in time when control of the goods is transferred to the customer, generally occurring upon shipment. Product sales to certain customers may require customer acceptance due to performance acceptance criteria that is considered more than a formality. For these product sales, revenue is recognized upon the expiration of the customer acceptance period. Amounts billed to customers related to shipping and handling are classified as revenue, and the Company has elected to recognize the cost of shipping activities that occur after control has transferred to the customer as a fulfillment cost rather than a separate performance obligation. All related costs are accrued and recognized within cost of revenue when the related revenue is recognized. Taxes collected from customers and remitted to governmental authorities are excluded from revenue on the net basis of accounting. Accounts receivable are due under normal trade terms, typically three months or less. Revenue from sale of lidar sensor kits, which are recognized at a point in time, was approximately $1.3 million and $9.8 million in 2018 and 2019, respectively.

The Company’s services revenue consists primarily of various lidar product development and validation services. These development arrangements include various combinations of products and services. The obligation to provide services is generally satisfied over time, with the customer simultaneously receiving and consuming the benefits as the Company satisfies its performance obligations. For these service projects, the Company bills and recognizes revenue as the services are performed. For these arrangements, control is transferred over as the Company’s inputs incurred to complete the project; therefore, revenue is recognized over the service period with the measure of progress using the input method based on labor costs incurred to total labor cost (cost-to-cost) as the services are provided. Revenue from services in development arrangements that were recognized over time was approximately $1.6 million in 2019. The Company did not have service revenue in 2018.

Arrangements with Multiple Performance Obligations

When a contract involves multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the arrangement. The consideration is allocated between separate performance obligations in proportion to their estimated standalone selling price. The standalone selling price reflects the price the Company would charge for a specific product or service if it were sold separately in similar circumstances and to similar customers.

The Company provides standard product warranties for a term of typically one year to ensure that its lidar sensors comply with agreed-upon specifications. Standard warranties are considered to be assurance type warranties and are not accounted for as separate performance obligations.

Costs to obtain a contract

The Company expenses the incremental costs of obtaining a contract when incurred because the amortization period for these costs would be less than one year. These costs primarily relate to sales commissions and are expenses as incurred in sales and marketing expense in the Company’s consolidated statements of operations and comprehensive loss. No commission plan was in place and no expense was recognized for 2018 and 2019.

Right of return

The Company’s general terms and conditions for its contracts do not contain a right of return that allows the customer to return products and receive a credit, however it has in practice permitted returns of its sensor kits in limited circumstances up to six months after purchase. Allowances for sales returns, which reduce revenue, are estimated using historical experience and were immaterial as of December 31, 2018 and 2019. Actual returns in subsequent periods have been consistent with estimated amounts.

Remaining performance obligations

Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less. The deferred revenue balance represents the remaining performance obligations for contracts with an original duration of greater than one year. For year ended December 31, 2019 the Company recognized $81,000 of revenue that was deferred as of December 31, 2018. There was no such revenue recognized for year ended December 31, 2018. All of the deferred revenue balance at December 31, 2019 is expected to be recognized over the next twelve months.

Significant financing component

In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied. The expected timing difference between the payment and satisfaction of performance obligations for the vast majority of the Company’s contracts is one year or less; therefore, the Company applies a practical expedient and does not consider the effects of the time value of money. The Company’s contracts with customer prepayment terms do not include a significant financing component because the primary purpose is not to receive financing from the customers.

Contract modifications

The Company may modify contracts to offer customers additional products or services. Each of the additional products and services are generally considered distinct from those products or services transferred to the customer before the modification. The Company evaluates whether the contract price for the additional products and services reflects the standalone selling price as adjusted for facts and circumstances applicable to that contract. In these cases, the Company accounts for the additional products or services as a separate contract. In other cases where the pricing in the modification does not reflect the standalone selling price as adjusted for facts and circumstances applicable to that contract, the Company accounts for the additional products or services as part of the existing contract primarily on a prospective basis.

Judgments and estimates

Accounting for contracts recognized over time under ASC 606 involves the use of various techniques to estimate total contract revenue and costs. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation will be revised in the near-term. The Company reviews and updates its contract-related estimates regularly, and records adjustments as needed. For those performance obligations for which revenue is recognized using a cost-to- cost input method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up basis in the period in which the revisions to the estimates are made.

Deferred revenue

Deferred revenue primarily represents contract liabilities for the Company’s obligation to transfer products or services to customers for which the Company has received consideration but has not fulfilled its performance obligations as of the balance sheet date. The Company included deferred revenue within accrued and other current liabilities on the consolidated balance sheets. Deferred revenue was $81,000 and $49,000 as of December 31, 2018 and 2019, respectively, relating primarily to the sale of lidar sensor kits and development and validation services. The December 31, 2018 deferred revenue balance was recognized as revenue during 2019.

The Company had no contract assets as of December 31, 2018 or 2019.

Disaggregation of Revenues

The following table presents total revenues by geographic area based on the location products were shipped to and services provided (in thousands):

	Year ended December 31,
	2018	2019
United States	$827	$7,035
Americas, excluding United States	63	361
Europe, Middle East and Africa	261	2,368
Asia and Pacific	194	1,649

Total	$1,345	$11,413

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents consist of cash deposited with banks and a money market account.

Restricted Cash

Restricted cash consists of certificates of deposit held by a bank as security for outstanding letters of credit. The Company had a restricted cash balance of $2.1 million and $1.6 million as of December 31, 2018 and 2019, respectively, which has been excluded from the Company’s cash and cash equivalents balances. The Company presented $0.3 million of the total amount of restricted cash within current assets on the consolidated balance sheets as of December 31, 2018 and 2019. The remaining restricted cash balance of $1.9 million and $1.3 million is included in non-current assets on the consolidated balance sheets as of December 31, 2018 and 2019, respectively. In connection with the Silicon Valley Bank loan and security agreement, the Company is required to maintain a cash collateral bank account as a lockbox for depositing customer payments to the extent there are any outstanding borrowings. At December 31, 2019, the cash collateral bank account had $0 balance and there were no outstanding borrowings (refer to Note 6).

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable are reduced by an allowance for doubtful accounts, which is the Company’s best estimate of the amount of credit losses inherent in its existing accounts receivable. In establishing the required allowance, the Company considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. The Company writes off accounts receivable against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Changes in the Company’s allowance for doubtful accounts were as follows (in thousands):

Year Ended December 31, 2019
Beginning balance	$—
Charged to revenue	169
Uncollectible accounts written off, net of recoveries	(52)

Ending balance	$117

No allowance for doubtful accounts was recorded as of December 31, 2018 and during the year ended December 31, 2018.

Inventory

Inventory consists principally of raw materials, work-in-process, and finished goods and is stated at the lower of cost or estimated net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on the first-in, first-out basis. The Company charges cost of revenue for write-downs of inventories which are obsolete or in excess of anticipated demand based on purchase commitments, production needed to fulfil the warranty obligations, consideration of product marketability and product development plans, historical revenue and assumptions about future demand and market conditions.

	Year Ended December 31, 2018	Year Ended December 31, 2019
Beginning balance	$—	$1,676
Charged to cost of revenue	1,949	8,875
Direct write off	(273)	(4,111)

Ending balance	$1,676	$6,440

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation and amortization are removed from the accounts and resulting gain or loss is reflected in the consolidated statement of income. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (See Note 4).

Impairment of Long-Lived Assets

The Company evaluates events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future undiscounted cash flows is less than the carrying amount of those assets, the Company records an impairment charge in the period in which such determination is made. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. There were no triggering events identified because of COVID-19. The Company has not identified any such impairment losses to date.

Redeemable Convertible Preferred Stock

The Company records redeemable convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The redeemable convertible preferred stock is recorded outside of permanent equity because while it is not mandatorily redeemable, in the event of certain events considered not solely within the Company’s control, such as a merger, acquisition and sale of all or substantially all of the Company’s assets (each, a “deemed liquidation event”), the redeemable convertible preferred stock will become redeemable at the option of the holders of such shares. The Company has not adjusted the carrying values of the redeemable convertible preferred stock to the liquidation preferences of such shares because it is not probable that a deemed liquidation event would occur that would obligate the Company to pay the liquidation preferences to holders of shares of redeemable convertible preferred stock.

Series A Redeemable Convertible Preferred Stock Warrant Liability

The Company’s redeemable convertible preferred stock warrants are accounted for as a liability as the underlying redeemable convertible preferred stock is contingently redeemable and may obligate the Company to transfer assets to the holders at a future date upon occurrence of a deemed liquidation event. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized in the consolidated statements of operations and comprehensive loss. The Company will continue to adjust the warrant liability for changes in fair value until the earlier of the exercise or expiration of the redeemable convertible preferred stock warrants, occurrence of a deemed liquidation event or conversion of redeemable convertible preferred stock into common stock.

If all outstanding shares of the series of redeemable convertible preferred stock for which the redeemable convertible preferred stock warrants are exercisable are converted to shares of common stock or any other security in connection with a qualified initial public offering (a “Qualified IPO”) or otherwise, then thereafter (a) the redeemable convertible preferred stock warrants shall become exercisable for such number of shares of common stock or such other security as is equal to the number of shares of common stock or such other security that each share of redeemable convertible preferred stock was converted into, multiplied by the number of shares subject to the redeemable convertible preferred stock warrants immediately prior to such conversion, and (b) the exercise price of the redeemable convertible preferred stock warrants shall automatically be adjusted to equal to the number obtained by dividing (1) the aggregate exercise price for which the redeemable convertible preferred stock warrants were exercisable immediately prior to such conversion by (2) the number of shares of common stock or such other security for which the redeemable convertible preferred stock warrants are exercisable immediately after such conversion. A Qualified IPO is defined as the Company’s first sale of common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, at a per share public offering price (prior to underwriter commissions and expenses) of at least $33.9474 (as adjusted for stock splits, combinations, dividends and the like) and that results in aggregate gross cash proceeds to the Company of an amount equal to or greater than $75.0 million (net of underwriting discounts, commissions and expenses). The company will re-evaluate the classification of the warrants upon modification into common stock warrants

Concentrations of credit risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash, cash equivalents, and restricted cash, and accounts receivable. Cash, cash equivalents and restricted cash are deposited with federally insured commercial banks in the United States and at times cash balances may be in excess of federal insurance limits. The Company generally does not require collateral or other security deposits for accounts receivable.

To reduce credit risk, the Company considers customer creditworthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms when determining the collectability of specific customer accounts. Past due balances over 90 days and other higher risk amounts are reviewed individually for collectability. Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

No customer accounted for more than 10% of total revenue during the year ended December 31, 2018. Revenue from one customer accounted for approximately 22% of total revenue during the year ended December 31, 2019. No customer accounted for more than 10% of total accounts receivable as of December 31, 2018. As of December 31, 2019, the Company’s accounts receivable consisted of two customers accounted for approximately 10% and 21%, respectively of total accounts receivable, accounting for a total of 31%.

Concentrations of supplier risk

One supplier accounted for approximately 13% of total purchases during the year ended December 31, 2018 and the same supplier accounted for approximately 11% of total accounts payable balance as of December 31, 2018.

One supplier accounted for approximately 12% of total purchases during the year ended December 31, 2019. The were no suppliers that accounted for more than 10% of total accounts payable balance as of December 31, 2019.

Advertising

All advertising costs are expensed as incurred and are included in general and administrative expense in the consolidated statements of operations and comprehensive loss. Advertising costs consist of testimonial videos, media campaigns, and other marketing items. Advertising expenses were $0.1 million and $0.2 million for the years ended December 31, 2018 and 2019, respectively.

Research and development

Expenditures incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred. Research and development costs include, but are not limited to payroll and personnel expenses, laboratory supplies, prototype materials consumed during product development and the inventory materials consumed during pilot manufacturing runs, and consulting costs.

Stock-based compensation

The Company measures and recognizes stock-based compensation expense for stock-based awards granted to employees, directors, and consultants over the requisite service periods based on the estimated grant date fair value, which for options is using the Black-Scholes-Merton option pricing model using the following variables:

•

Common Stock Valuation – The fair value of the shares of common stock underlying the Company’s stock-based awards has historically been determined by management and approved by the Board of Directors. Because there has been no public market for the Company’s common stock, the Board of Directors has determined the fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors, including contemporaneous valuations performed by an unrelated third-party specialist, valuations of comparable public companies, operating and financial performance, the lack of liquidity of capital stock, and general and industry-specific economic outlook. Valuations performed by the third-party valuation specialist used the methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (“AICPA” Accounting and Valuation Guide). In relation to options, the Board intends all options granted to be exercisable at a price per share not less than the per share fair value of the common stock underlying those options on the date of grant.

•

Expected Term – The expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is determined using the simplified method, which deems the term to be the average of the time to vesting and the contractual life of the options.

•

Expected Volatility – Since the Company’s shares are not publicly traded, expected volatility is based on the historical volatility for the period commensurate with the expected term of the awards for a peer group of comparable companies with publicly traded shares.

•	Expected Dividends – The Company does not currently pay cash dividends on its common stock and does not anticipate doing so in the foreseeable future. Accordingly, the expected dividend yield is 0%.

•	Risk-Free Interest Rate – The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

The fair values of the restricted stock awards were determined based on the fair value of the Company’s common stock on the grant date. The Company recognizes stock-based compensation expense over the requisite service period.

Income taxes

Deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss (NOL) and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Due to its history of operating losses, the Company has recorded a full valuation allowance against its deferred tax assets as of December 31, 2018 and 2019, respectively.

The Company accounts for uncertainty in income taxes using a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of the related appeals or litigation processes, if any. The Company classifies any liabilities for unrecognized tax benefits as current to the extent that the Company anticipates payment of cash within one year. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes.

Recently Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), a new accounting standard related to revenue recognition. ASC 606 supersedes nearly all U.S. GAAP on revenue recognition and eliminated industry-specific guidance. The underlying principle of ASC 606 is to recognize revenue when a customer obtains control of promised goods or services at an amount that reflects the consideration that is expected to be received in exchange for those goods or services. On January 1, 2019 the Company adopted the FASB Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606) using the modified retrospective method. ASC 606 provides a five-step model for analyzing contracts and transactions to determine when, how, and if revenue is recognized. Revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. Revenue recognition under the new standard did not have a material impact on the consolidated balance sheet, consolidated statement of operations and comprehensive loss, or consolidated statement of cash flows.

In February 2016, the FASB issued ASC 842, Leases, a new standard requiring lessees to recognize operating and finance lease liabilities on the balance sheet, as well as corresponding right-of-use (“ROU”) assets. This standard also made some changes to lessor accounting and aligns key aspects of the lessor accounting model with the revenue recognition standard. In addition, disclosures are required to enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. ASC 842 requires adoption using the modified retrospective approach, with the option of applying the requirements of the standard either i) retrospectively to each prior comparative reporting period presented, or ii) retrospectively at the beginning of the period of adoption. The new standard also eliminates the previous build-to-suit lease accounting guidance, which results in the derecognition of build-to-suit assets and liabilities that remained on the balance sheet as of the ASC 842 adoption date. The Company adopted ASC 842 on January 1, 2019 on a modified retrospective basis, reflecting an immaterial cumulative effect as an adjustment to retained earnings. The Company elected the permitted practical expedients not to reassess the following related to leases that commenced before the effective date of ASC 842: (i) whether any expired or existing contracts contain leases; (ii) the lease classification for any expired or existing leases; and (iii) initial direct costs for any existing leases. The Company also elected the practical expedient to use hindsight in determining lease term and assessment of impairment of right of use assets.

The Company recognized ROU lease assets and liabilities of $3.9 million and $4.9 million respectively on its consolidated balance sheets on January 1, 2019. The difference between the value of the right-of-use assets and lease liabilities is due to the adjustment of right-of-use assets for existing deferred rent and unamortized lease incentives as of January 1, 2019. The impact of the adoption of ASC 842 on the accompanying Consolidated Balance Sheet as of January 1, 2019 was as follows (in thousands):

	December 31, 2018	Adjustments due to the Adoption of Topic 842	January 1, 2019
Property and equipment, net	$7,634	$(2,833)	$4,801
Operating lease, right-of-use assets	—	3,901	3,901
Deferred rent	(546)	203	(343)
Operating lease liability, short term portion	—	(543)	(543)
Operating lease liability, long term portion	—	(4,328)	(4,328)
Build-to-suit lease obligation, non-current	(3,800)	3,800	—
Accumulated deficit	$51,133	$(199)	$50,934

The adjustments due to the adoption of ASC 842 relate to (1) the change in classification of build-to-suit leases under ASC 840 for the Company’s 350 Treat Building and 2741 16th Street facilities in San Francisco, California to an operating lease under ASC 842, and as a result the Company derecognized its build-to-suit asset of $2.8 million under property and equipment, net as of December 31, 2018 and related liability of $3.8 million. The right-of-use asset includes tenant improvements added by the Company wherein the lessor was deemed the accounting owner, net of tenant improvement allowance paid by the lessor. The Company estimated the collateralized incremental borrowing rate, determined to be equal to 5.25%, as the discount rate used to determine the lease liability.

The new standard also provides certain accounting elections for an entity’s ongoing accounting. The Company elected the short-term lease recognition exemption for all leases that qualify. This means that, for those leases that qualify, the Company will not recognize ROU assets or lease liabilities for leases with an initial lease term of one year or less. The Company also elected to not separate lease and nonlease components for its building leases. The nonlease components are generally variable in nature and are expected to represent most of the Company’s variable lease costs. Variable costs are expensed as incurred. The Company determines whether an arrangement is a lease, or contains a lease, at inception.

For the purpose of the adoption of ASC 842, the Company also performed an evaluation of its other contracts with customers and suppliers in accordance with ASC 842 and determined that, except for the leases described in Note 9, “Commitments and Contingencies”, none of the Company’s contracts contain a lease.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash, which requires entities to present the aggregate changes in cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. As a result, the statement of cash flows now presents restricted cash and restricted cash equivalents as a part of the beginning and ending balances of cash and cash equivalents. The ASU is effective for the Company for interim and annual periods beginning after December 15, 2018, with early adoption permitted. The Company adopted the ASU on January 1, 2019, which resulted in restricted cash being combined with unrestricted cash reconciling beginning and ending balances in the statements of cash flows during the years ended December 31, 2018 and 2019.

Recently Issued Accounting Pronouncements not yet adopted

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to align the measurement and classification guidance for share-based payments to nonemployees with the guidance for share-based payments to employees, with certain exceptions. This guidance is effective for the Company for fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, including in an interim period, but not before an entity adopts the new revenue guidance ASC 606. The Company plans to adopt ASU 2018-07 on a modified retrospective approach in January 2020. The Company does not expect the adoption of ASU 2018-07 to have a material effect on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 has eliminated, amended, and added disclosure requirements for fair value measurements. Entities will no longer be required to disclose the amount of, and reasons for, transfers between Level 1 and Level 2 of the fair value hierarchy, the policy of timing of transfers between levels of the fair value hierarchy and the valuation processes for Level 3 fair value measurements. Companies will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. ASU 2018-13 is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the effect of the guidance on its financial statements and disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), to introduce a new impairment model requiring the measurement and recognition of all expected credit losses for financial assets measured at amortized cost held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. In addition, the standard also amends the impairment model for available-for-sale (AFS) debt securities by requiring credit losses be recognized through an allowance, limiting the allowance to the excess of the amortized cost over the fair value of the security, and is removing the “other-than-temporary” assessment. The new AFS debt securities model retains the requirement to perform the credit loss calculation at an individual security level and uses the present value of expected cash flows when estimating the credit loss. The credit-related losses are still required to be recognized through earnings and non-credit related losses are reported in other comprehensive income. The ASU will be effective for the Company for fiscal years beginning after December 15, 2022. The new guidance will require modified retrospective application to all outstanding instruments, with a cumulative effect adjustment recorded to opening retained earnings as of the beginning of the first period in which the guidance becomes effective. The Company does not believe the adoption of this new guidance will have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use-software. This ASU is effective for the Company for fiscal years beginning after December 15, 2020 and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on their financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and by improving consistent application of other areas of Topic 740. The new standard is effective for the Company for annual periods beginning December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of the provisions of this new standard on the consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) (“ASU 2020-04”). The amendments in ASU 2020-04 provide optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in ASU 2020-04 are effective for all entities as of March 12, 2020 through December 31, 2022. An entity may elect to apply the amendments for contract modifications by Topic or Industry Subtopic as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from the date that the financial statements are available to be issued. Once elected for a Topic or an Industry Subtopic, the amendments must be applied prospectively for all eligible contract modifications for that Topic or Industry Subtopic. The Company may elect to apply ASU 2020-04 as its contracts referenced in London Interbank Offered Rate (“LIBOR”) are impacted by reference rate reform. The Company is currently evaluating the impact of the adoption of this ASU on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06). ASU 2020-06 simplifies the accounting for convertible debt and convertible preferred stock by removing the requirements to separately present certain conversion features in equity. In addition, the amendments in the ASU also simplify the guidance in ASC 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, by removing certain criteria that must be satisfied in order to classify a contract as equity, which is expected to decrease the number of freestanding instruments and embedded derivatives accounted for as assets or liabilities. Finally, the amendments revise the guidance on calculating earnings per share, requiring use of the if-converted method for all convertible instruments and rescinding an entity’s ability to rebut the presumption of share settlement for instruments that may be settled in cash or other assets. The new standard is effective for the Company for annual periods beginning December 15, 2023. The Company is currently evaluating the impact of the adoption of this ASU on the Company’s consolidated financial statements.

Note 3. Fair Value of Financial Instruments

The Company applies the fair value measurement accounting standard whenever other accounting pronouncements require or permit fair value measurements. Fair value is defined in the accounting standard as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

•	Level I - Quoted prices for identical instruments in active markets.

•

Level II - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level III - Instruments whose significant value drivers are unobservable.

The Company’s Level 3 liabilities consist of the redeemable convertible preferred stock warrant liability. The determination of the fair values of warrant liability is discussed in Note 7.

The following table provides information by level for the Company’s assets and liabilities that were measured at fair value on a recurring basis (in thousands):

	December 31, 2018
	Level 1	Level 2	Level 3	Total
Liabilities
Warrant liability	$—	$—	$(115)	$(115)

Total financial liabilities	$—	$—	$(115)	$(115)

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets
Money market funds	$15,411	$—	$—	$15,411

Total finaicial assets	$15,411	$—	$—	$15,411

Liabilities
Warrant liability	$—	$—	$(162)	$(162)

Total financial liabilities	$—	$—	$(162)	$(162)

Money market funds are included within Level 1 of the fair value hierarchy because they are valued using quoted market prices.

The fair value of the redeemable convertible preferred stock warrant liability is based on significant unobservable inputs, which represent Level 3 measurements within the fair value hierarchy. In determining the fair value of the redeemable convertible preferred stock warrant liability, the Company used the Black-Scholes option pricing model to estimate the fair value using unobservable inputs including the expected term, expected volatility, risk-free interest rate and dividend yield (see Note 7).

The following table presents a summary of the changes in the fair value of the Company’s Level 3 financial instruments (in thousands):

Redeemable Convertible Preferred Stock Warrant Liability
Fair value as of January 1, 2018	$—
Recognition of preferred stock warrant liability upon initial issuance of warrants	(117)
Change in the fair value included in other income (expense), net	2

Fair value as of December 31, 2018	(115)
Recognition of preferred stock warrant liability upon subsequent issuance of warrants	(53)
Change in the fair value included in other income (expense), net	6

Fair value as of December 31, 2019	$(162)

There were no assets measured at fair value on a recurring and non-recurring basis as of December 31, 2018.

Disclosure of Fair Values

Our financial instruments that are not re-measured at fair value include accounts receivable, accounts payable, accrued and other current liabilities, convertible notes and long-term debt. The carrying values of these financial instruments approximate their fair values.

Note 4. Balance Sheet Components

Cash and Cash Equivalents

The Company’s cash and cash equivalents consist of the following (in thousands):

	December 31,
	2018	2019
Cash	$13,438	$1,361
Cash equivalents:
Money market funds	—	15,411
Deposits	—	76

Total cash and cash equivalents	$13,438	$16,848

Inventory

Inventory, consisting of material, direct and indirect labor, and manufacturing overhead, consists of the following (in thousands):

	December 31,
	2018	2019
Raw materials	$494	$637
Work in process	871	1,372
Finished goods	429	459

Total inventory	$1,794	$2,468

Total inventory balance as of December 31, 2018 and 2019 includes a write down of $1.7 million and $6.4 million, respectively, for obsolete, scrap, or returned inventory. During the years ended December 31, 2018 and 2019, $1.7 million and $4.7 million of inventory write offs were charged to cost of revenue and included in the write down balance as of December 31, 2018 and 2019.

Property and Equipment, net

Property and equipment consisted of the following (in thousands):

		December 31,
	Estimated Useful Life (in years)	2018	2019
Machinery and equipment	3	$1,003	$2,683
Computer equipment	3	316	410
Automotive and vehicle hardware	5	49	93
Software	3	81	104
Furniture and fixtures	7	416	721
Build-to-suit property (1)		3,130	—
Leasehold improvements	Shorter of useful life or lease term	3,664	8,863

		8,659	12,874
Less: Accumulated depreciation		(1,025)	(2,341)

Property and quipment, net		$7,634	$10,533

(1)

The Company derecognized its build-to-suit asset for its facilities in San Francisco, California on January 1, 2019 upon adoption of ASC 842 due to a change in classification of its build-to-suit lease under ASC 840 to an operating lease under ASC 842.

Depreciation expense associated with property and equipment was $1.0 million and $2.0 million in the years ended December 31, 2018 and 2019, respectively. The long-lived assets held outside of the United States were not material as of December 31, 2018 and 2019.

Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following (in thousands):

	December 31,
	2018	2019
Customer deposits	201	1,555
Accrued compensation	262	1,152
Uninvoiced receipts	1,552	2,254
Other	222	762

Total accrued and other current liabilities	$2,237	$5,723

Note 5. Convertible Notes Payable

2018 Convertible Notes

During the period from August 2018 through April 2019, the Company issued convertible promissory notes to certain Investors (“2018 Investors”), with an aggregate principal amount of $40.3 million (“2018 Convertible Notes”). The Company received consideration of $40.0 million, net of debt issuance costs of $0.3 million. The 2018 Convertible Notes shall be payable anytime on or after two years from the respective issuance dates upon demand of the 2018 Investors holding at least 60% of the outstanding principal of the 2018 Convertible Notes or at the Company’s option with 10 days’ notice to the 2018 Investors, and carry interest at 5% per annum which in addition to the notes is payment in kind. The notes and all accrued but unpaid interest are automatically convertible into shares of the Company’s common stock in the event of qualified financing (defined with respect to the 2018 Convertible Notes as a sale by the Company of shares of its capital stock for aggregate gross proceeds of at least $5 million) and convertible in the event of non-qualified financing (defined with respect to the 2018 Convertible Notes as a sale by the Company of shares of its capital stock for aggregate gross proceeds of less than $5 million) or change of control at the option of the majority of 2018 Investors at a conversion price equal to the lesser of (i) $400 million divided by the number of shares of the Company’s common stock outstanding immediately prior to the respective events, assuming conversion or exercise of all securities convertible into common stock and (ii) the price per share of its capital stock paid in the applicable transaction (qualified Financing, non-qualified financing, or change of control).

The 2018 Convertible Notes consists of the following (in thousands):

	Year Ended December 31,
	2018	2019
2018 Convertible notes, principal	$29,084	$40,250
Accrued interest	408	2,319
Less: unamortized debt issuance cost	(251)	(118)

2018 Convertible notes, net	$29,241	$42,451

For the years ended December 31, 2018 and 2019, the Company recognized interest expense of $0.4 million and $2.1 million and amortization of debt discount issuance costs, included in interest expense, of less than $0.1 million and $0.1 million, respectively, related to the 2018 Convertible Notes.

Future principal repayments and other related of the 2018 Convertible Notes are as follows (in thousands):

	As of December 31, 2018	As of December 31, 2019
2020	$29,084	$29,084
2021	—	11,166
Thereafter	—	—

Total	29,084	40,250
Less: unamortized debt discount and issuance costs	(251)	(118)
Convertible note balance, net of debt discount and issuance costs	28,833	40,132
Accured interest	408	2,319

Convertible notes, total balance	29,241	42,451
Less: current portion	—	(29,420)

Convertible notes, non-current portion	$29,241	$13,031

2019 Convertible Notes

During the period from September through November 2019, the Company issued convertible promissory notes to certain Investors (“2019 Investors”), with an aggregate principal amount of $29.3 million (“2019 Convertible Notes”). The Company received consideration of $29.2 million, net of debt issuance costs of $0.1 million. The 2019 Convertible Notes shall be payable anytime on or after September 18, 2021 upon demand by consent of the 2019 Investors holding at least 60% of the outstanding principal of the 2019 Convertible Notes or at the Company’s option with 10 days’ notice to the 2019 Investors, and carry interest at 5% per annum which in addition to the notes is payment in kind. The notes and all accrued but unpaid interest are automatically convertible into shares of the Company’s common stock in the event of qualified financing and convertible in the event of non-qualified financing (defined with respect to the 2019 Convertible Notes as a sale by the Company of shares of its capital stock for aggregate gross proceeds of less than $20 million) or change of control at the option of the majority of 2019 investors at a conversion price determined as the lesser of (i) a ratio of $300 million and the number of shares of the Company’s common stock outstanding immediately prior to the respective events, assuming conversion or exercise of all securities convertible into common stock and (ii) 85% of the price per share of its capital stock paid in the applicable transaction (qualified financing, non-qualified financing, or change of control). Under the 2019 Note Purchase Agreement, issuance of notes in the aggregate principal amount of up to $60 million is allowed.

2019 Convertible Notes contain embedded features that provide the lenders with multiple settlement alternatives. Certain of these settlement features provide the lenders a right to a fixed number of the Company’s shares upon conversion of the notes (the “conversion option”). Other settlement features provide the lenders the right or the obligation to receive cash or a variable number of shares upon the completion of a capital raising transaction, change of control or default of the Company (the “redemption features”).

The conversion options of the convertible notes do not meet the requirements to be separately accounted for as a derivative liability. However, certain redemption features of the 2019 Convertible Notes meet the requirements for separate accounting and are accounted for as a single, compound derivative instrument. The derivative instrument is recorded at fair value at inception and are subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized in the statements of operations and comprehensive loss. The derivative liability was measured $0 at inception and $0 as of December 31, 2019 (Level 3).

The 2019 Convertible Notes consists of the following (in thousands):

	Year Ended December 31,
	2018	2019
2019 Convertible notes, principal	$—	$29,332
Accrued interest	—	$388
Less: unamortized debt discount	—	(55)

2019 Convertible notes, net	$—	$29,665

For the year ended December 31, 2019, the Company recognized interest expense of $0.4 million and amortization of debt discount, included in interest expense, of less than $0.1 million, related to the 2019 Convertible Notes.

Future principal repayments and other related of the 2019 Convertible Notes are as follows (in thousands):

As of December 31, 2019
2020	$—
2021	29,332
Thereafter	—

Total	29,332
Less: unamortized debt discount and issuance costs	(55)
Convertible note balance, net of debt discount and issuance costs	29,277
Accrued interest	388

Convertible notes	29,665
Less: current portion	—

Convertible notes, total balance	$29,665

Note 6. Long-term Debt

Runway Growth Loan Agreement

On November 27, 2018, the Company entered into a Loan and Security Agreement with Runway Growth Credit Fund Inc (“Runway Loan”). The Loan and Security Agreement provided for loans in an aggregate principal amount up to $10.0 million subject to the Company meeting certain delivery conditions on or before March 31, 2019. Pursuant to the terms of the Runway Loan, the Company borrowed $10.0 million on March 28, 2019. The loan was originally intended to mature on May 15, 2021, however, pursuant to the terms of Loan and Security Agreements allowing for the extension of the maturity date, as the Company received net cash proceeds exceeding $25 million from the issuance of convertible notes, the loan maturity date was extended to November 15, 2021. The loan carries an interest rate equal to the 3-month US Dollar LIBOR plus 8.50%, subject to a floor of LIBOR equal to 2.25%, unless LIBOR becomes no longer attainable or ceases to fairly reflect the costs of the lender, in which case the applicable interest rate shall be Prime Rate as reported in the Wall Street Journal, subject to a floor of 4.75%, plus 6.00%. In an event of default annual interest is increased by 5.0% above the otherwise applicable rate. The loan’s annual effective interest rate was approximately 14% and 16.4% for the years ended December 31, 2018 and 2019, respectively.

At the Company’s election, it may prepay all or a portion of the outstanding loan, provided that the Company will be required to pay a prepayment fee of 4%, 2% and 0% from principal outstanding, if prepayment is done within one, two and more years from closing date and that the loan is prepaid in minimum increments of $1.0 million for each prepayment. In addition, the Company is obligated to pay a final payment premium equal to 3.5% of the principal amount repaid upon maturity or prepayment.

Under the terms of the Runway Loan and Security Agreement, the Company is required to comply with various affirmative and negative debt covenants. The affirmative covenants include meeting reporting requirements, such as monthly financial statements and compliance certificate, annual operating budget and financial projections, annual audited financial statements, annual tax return, and other requirements. The negative covenants contain requirements that restrict the Company and its subsidiaries’ ability to create, incur, assume, or be liable for any indebtedness other than the “Permitted Indebtedness”, merger or acquisition, change in business, management, ownership, or business locations, and other restrictive requirements. In addition, the financial covenant requires the Company to meet certain equity milestones on specific dates.

On March 28, 2019 (“1st LSA Amendment Date”), the Runway Loan Agreement was amended to add a condition to the loan requiring the Company to provide evidence of the receipt of at least $5 million in cash from the issuance of subordinated debt after March 19, 2019, which the Company did through issuance of 2018 Convertible Notes in March 2019.

On August 5, 2019 (“2nd LSA Amendment Date”), the Runway Loan Agreement was further amended to require from the Company the evidence of receipt of gross cash proceeds from the equity financings and/or issuance of subordinated debt in the amount of $20 million from August 5, 2019 to September 30, 2019, which the Company did through issuance of 2019 Convertible Notes in September 2019. Furthermore, pursuant to the amendment the Company is required to provide evidence of receipt of additional $30 million in gross cash proceeds from the equity financings and/or issuance of subordinated debt by March 31, 2020.

On April 3, 2020 (“3rd LSA Amendment Date”), the Runway Loan Agreement was further amended so as to require from the Company the evidence of receipt of gross cash proceeds from the equity financings and/or issuance of subordinated debt in the amount of $15 million from April 3, 2020 to April 7, 2020 and another $6.4 million by July 31, 2020. Further, until the Company receives the gross cash proceeds required by the amended Runway Loan Agreement, the Company is required to keep a collateral account in the amount of $4 million in favor of Runway Growth, and Runway Growth is entitled to an observer seat on the Company’s Board of Directors. In addition, the final payment premium was increased from 3.5% to 5.0% of the principal amount repaid upon maturity or prepayment.

All of the amendments made to the original Runway Loan Agreement were accounted for as debt modifications.

In conjunction with the Loan and Security Agreement executed on November 27, 2018, the Company issued a warrant to purchase 35,348 shares of Series A preferred stock of the Company (4% of original principal amount of $10.0 million, divided by the exercise price), with an exercise price of $11.3518 per share. The fair value of this warrant was estimated to be $0.1 million and accounted for as a debt discount. On August 5, 2019, in connection with the second amendment to the LSA, the Company amended the warrant issued to Runway Growth to increase the number of shares available to purchase to 53,023 shares of Series A preferred stock of the Company. The aggregate value of the warrants increased by $0.1 million after the warrant modification.

At December 31, 2018 and 2019, the warrant liability was remeasured with the reduction recognized as a gain of less than $0.1 million within other income in the consolidated statement of operations and comprehensive loss.

At December 31, 2019, the outstanding balance of the loan was $10.0 million.

As of December 31, 2019, the Company was in compliance with all financial covenants per the Runway Growth LSA. The Company was required to provide audited financial statements to Runway Growth no later than June 28, 2020. On May 31, 2020, the Company received an extension from Runway Growth to extend the deadline by 45 days to August 12, 2020.

As of December 31, 2019, the aggregate future payments (including interest payments) under the Runway Loan are as follows (in thousands):

2020	$—
2021	10,000
Thereafter	—

Total	10,000
Less: unamortized debt discount and issuance costs	(418)
Accrued interest	147

Long-term debt	$9,729

Silicon Valley Bank Loan and Security Agreement

On November 27, 2018, the Company entered into a Loan and Security Agreement (“LSA”) with Silicon Valley Bank (“SVB”). The LSA provides the Company with a $10 million Revolving Line for which it can draw (i) Account Advances against Eligible Accounts, defined as accounts owing to the Company which arise in the ordinary course of its business, and (ii) in SVB’s discretion, Purchase Order Advances against Eligible Purchase Orders, defined as purchase orders received by the Company from its customers in the ordinary course of its business. Account Advances and Purchase Order Advances are collectively referred to as “Advances.” The interest rate is Wall Street Journal prime rate plus 0.5%. There was no outstanding balance under the revolving line of credit as of December 31, 2018 and 2019.

The original maturity date for the Revolving Line was November 26, 2019. On March 3, 2020, the Company and SVB executed the First Amendment to Loan and Security Agreement (the “Amended LSA”), effective November 26, 2019 (the original LSA Maturity Date). The Amended LSA extended the maturity date to March 3, 2021.

Under the terms of the Silicon Valley Bank Loan and Security Agreement, the Company is required to comply with various affirmative and negative debt covenants. The affirmative covenants include meeting reporting requirements, such as monthly financial statements and compliance certificate, monthly accounts receivable and accounts payable aging reports, monthly open purchase order report, annual operating budget and financial projections, annual audited financial statements, and other requirements. Without the bank’s prior written consent, the negative covenants restrict the Company’s ability to create, incur, assume, or be liable for any indebtedness other than the “Permitted Indebtedness”, merger or acquisition, change in business, management, ownership, or business locations, and other restrictive requirements.

As of December 31, 2019, the Company was in compliance with all of its covenants per the SVB LSA.

Note 7. Series A Redeemable Convertible Preferred Stock Warrants Liability

On November 27, 2018, in connection with the execution of the Runway Loan, the Company issued a warrant to purchase 35,348 shares of Series A Preferred Stock of the Company at an exercise price of $11.3518 per share. On August 5, 2019, in connect with the second amendment to the Runway Loan, the Company amended the warrant issued to Runway Growth to increase the number of shares available to purchase to 53,023 shares of Series A Preferred Stock of the Company at an exercise price of $11.3518 per share.

The warrants will terminate at the earlier of the ten years anniversary from the issuance date and Liquidation of the Company. These warrants have a cashless exercise provision under which their holders may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the Company’s stock at the time of exercise of the warrants after deduction of the aggregate exercise price. The warrants contain provisions for adjustment of the exercise price and number of shares issuable upon the exercise of warrants in the event of certain stock dividends, stock splits, reorganizations, reclassifications, and consolidations.

The fair value of the warrants issued was recorded as of the date of initial issuance and the subsequent issuance of warrants pursuant to the August 5, 2019 amendment to the Runway Loan in the amount of $0.1 million. As of December 31, 2018 and 2019, the warrant liability was remeasured with the reduction recognized as a gain of less than $0.1 million and $0.1 million respectively within other income in the consolidated statement of operations and comprehensive loss.

The redeemable convertible preferred stock warrants were valued using the following assumptions under the Black-Scholes option-pricing model:

	Initial Issuance Date	Subsequent Issuance Date	December 31, 2019
Stock Price	$5.80	$5.80	$5.96
Expected term (years)	10.00	9.31	8.91
Expected volatility	57.81%	57.35%	57.35%
Risk-free interest rate	3.06%	1.75%	1.92%
Dividend yield	0%	0%	0%

Note 8. Leases

The Company adopted ASC 842 effective January 1, 2019. Prior period amounts have not been adjusted and continued to be reported in accordance with the Company’s historical accounting under ASC 840. For lease arrangements entered prior to the adoption of ASC 842, right-of-use asset and lease liability are determined based on the present value of minimum lease payments over the remaining lease term and the Company’s incremental borrowing rate based on agreements of a similar term. For leases commencing after January 1, 2019, the Company determines the collateralized incremental borrowing rate based on inquiry with banks that the Company has relationships with. The right-of-use asset also includes any lease prepayments made and excludes unamortized lease incentives including rent abatements or concessions. Tenant improvements made by the Company as a lessee in which they are deemed to be owned by the lessor is viewed as lease prepayments by the Company and are included in the right-of-use asset. Lease expense is recognized on a straight-line basis over the expected lease term. See Note 2, “Summary of Significant Accounting Policies,” which provides additional details on the Company’s adoption of ASC 842.

Prior to the adoption of ASC 842, the Company recognized rent expense for its operating leases on a straight-line basis over the noncancelable lease term and recorded the difference between cash rent payments and the recognition of rent expense as a deferred rent liability. Where leases contained escalation clauses, rent abatements and/or concessions, such as rent holidays and landlord or tenant incentives or allowances, the Company applied them in the determination of straight-line rent expense over the lease term. The Company recorded the tenant improvement allowance for operating leases as deferred rent and associated expenditures as leasehold improvements that were being amortized over the shorter of their estimated useful life or the term of the lease. Rent expense was $0.6 million for the year ended December 31, 2018.

As of December 31, 2019, the Company performed an evaluation of its other contracts with customers and suppliers in accordance with ASC 842 and have determined that, except for the leases described below, none of the Company’s contracts contain a lease.

350 Treat Building Lease

In September 2017, the Company entered into a lease agreement (the “350 Treat Building Lease”) to lease approximately 26,125 square feet of office and warehouse space located in San Francisco, California for its corporate headquarters. Subsequently, in June 2018, the Company took possession of the 350 Treat Building Lease. This lease includes a free rent period and escalating rent payments and has a remaining lease term of 3.1 years that expires on January 31, 2023. The Company’s obligation to pay rent commenced in February 2018. The Company is obligated to make lease payments totaling approximately $7.4 million over the lease term, offset by $2.4 million of tenant improvement allowance. The lease further provides that the Company is obligated to pay to the landlord certain costs, including taxes and operating expenses. Prior to the adoption of ASC 842 on January 1, 2019, this lease was considered a build-to-suit lease.

The 350 Treat Building Lease is considered to be an operating lease under ASC 842 as it does not meet the criteria of a finance lease and the construction was completed before the adoption of ASC 842. The Company derecognized the build-to-suit property and build-to-suit lease obligations upon adoption of ASC 842 and as of December 31, 2019, the operating lease right-of-use asset and operating lease liability was $3.0 million and $4.3 million, respectively. The discount rate used to determine the lease liability was 5.25%.

2741 16th Street Lease

In September 2017, the Company entered into a lease agreement (the “2741 16th Street Lease”) to lease approximately 20,032 square feet of office space and 25,000 of parking space located in San Francisco, California. Subsequently, in June 2019, the Company took possession of the 2741 16th Street Lease. This lease includes a free rent period and escalating rent payments and has a remaining lease term of 3.1 years that expires on August 31, 2023. The Company’s obligation to pay rent commenced in September 2018. The Company is obligated to make lease payments totaling approximately $8.2 million over the lease term, offset by $4.6 million of tenant improvement allowance. The lease further provides that the Company is obligated to pay to the landlord certain costs, including taxes and operating expenses. Prior to the adoption of ASC 842 on January 1, 2019, this lease was considered a build-to-suit lease.

The 2741 16th Street Lease is considered to be an operating lease under ASC 842 as it does not meet the criteria of a finance lease. The Company derecognized the build-to-suit property and build-to-suit lease obligations upon adoption of ASC 842 and as of December 31, 2019, the operating lease right-of-use asset and lease liability was $3.5 million and $4.9 million, respectively. The discount rate used to determine the operating lease liability was 5.25%.

Total operating lease cost for the year ended December 31, 2019 was $1.9 million, which consisted of $1.7 million of fixed lease expense and $0.2 million of variable lease expense. Cash paid for amounts included in the measurement of lease liabilities was $3.3 million for the year ended December 31, 2019.

The following table presents the weighted average remaining lease term and discount rate for leases:

December 31,
2019
Weighted-average remaining lease term	3.37
Weighted-average discount rate	5.25%

In accordance with ASC 840, future minimum payments under build-to-suit lease obligation as of December 31, 2018 were as follows (in thousands):

2019	$3,002
2020	3,092
2021	3,185
2022	3,280
2023	1,305

Total future minimum payments	$13,864

The maturities of the operating lease liabilities as of December 31, 2019 were as follows (in thousands):

Year ending December 31,
2020	$3,154
2021	3,248
2022	3,346
2023	1,330

Total undiscounted lease payments	11,078
Less: imputed interest	(1,836)

Total operating lease liabilities	$9,242

Note 9. Commitments and Contingencies

Letter of credits

In connection with the 350 Treat Building Lease and 2741 16th Street Lease, the Company obtained two letters of credit from a bank as required by the lease agreements. If the Company defaults under the terms of the lease, the lessor will be entitled to draw upon the letters of credit in the amount necessary to cure the default. The amounts covered by the letters of credit are collateralized by certificates of deposit, which are included in restricted cash on the consolidated balance sheets as of December 31, 2018 and 2019. The outstanding amount of the letters of credit is $2.1 million and $1.6 million as of December 31, 2018 and 2019, respectively.

Non-cancelable purchase commitments

As of December 31, 2018 and 2019, the Company had non-cancelable purchase commitments for excess raw materials held by a third-party contract manufacturer for approximately $0 million and $0.4 million, respectively.

Litigation

From time to time, the Company is involved in certain legal actions arising in the ordinary course of business. In management’s opinion, based upon the advice of counsel, the outcome of such actions is not expected to have a material adverse effect on the Company’s future financial position or results of operations. As of December 31, 2018, and December 31, 2019 there are no material litigation matters.

Indemnification

From time to time, the Company enters into agreements in the ordinary course of business that include indemnification provisions. Generally, in these provisions the Company agrees to defend, indemnify, and hold harmless the indemnified parties for claims and losses suffered or incurred by such indemnified parties for which the Company is responsible for under the applicable indemnification provisions. The terms of the indemnification provisions vary depending upon negotiations between the Company and its counterpart; however, typically, these indemnification obligations survive the term of the contract and the maximum potential amount of future payments the Company could be required to make pursuant to these provisions are uncapped. To date, the Company has never incurred costs to defend lawsuits or settle claims related to these indemnification provisions.

The Company has also entered into indemnity agreements pursuant to which it has indemnified its directors and officers, to the extent legally permissible, against all liabilities reasonably incurred in connection with any action in which such individual may be involved by reason of such individual being or having been a director or executive officer, other than liabilities arising from willful misconduct of the individual. To date, the Company has never incurred costs to defend lawsuits or settle claims related to these indemnity agreements. The consolidated financial statements do not include a liability for any potential obligations at December 31, 2019 and September 30, 2020.

Note 10. Redeemable Convertible Preferred and Common Stock

The Company’s certificate of incorporation as amended, authorizes it to issue 26,287,978 shares of $0.00001 par value, with 20,000,000 shares designated as common stock and 6,287,978 shares of redeemable convertible preferred stock. The holder of each share of common stock is entitled to one vote. The holders of outstanding common stock are entitled to elect four directors.

Series Seed Financing

In April 2016, the Company issued 1,887,253 shares of Series Seed redeemable convertible preferred stock at $1.02 per share for net proceeds of $1.8 million, net of $0.1 million stock issuance costs. In April 2016, the Company issued 44,256 shares to an investor upon conversion of a note having a balance of principal and interest of $45,000. In May 2016, the Company issued 563,725 shares of Series Seed redeemable convertible preferred stock at $1.02 per share for net proceeds of $0.6 million. In July 2016, the Company issued 445,942 shares of Series Seed redeemable convertible preferred stock at $1.02 per share for net proceeds of $0.5 million.

Series A Financing

In October 2017, the Company issued 1,324,511 shares of Series A Preferred Stock at $11.3158 per share for net proceeds of $14.8 million, net of $0.2 million of stock issuance costs. In October 2017, the Company issued 1,253,556 shares of Series A Preferred Stock upon conversion of multiple notes having a principal and interest balance of $4.6 million. In December 2017, the Company issued 715,712 shares of Series A Preferred Stock at $11.3158 per share for net proceeds of $8.1 million.

Redeemable convertible preferred stock as of December 31, 2018, consisted of the following (in thousands, except share and per share data):

	December 31, 2018
Series	Issue Price per share	Shares Authorized	Shares Issued and Outstanding	Liquidation Amount	Carrying Amount
Series seed	$1.02	2,941,176	2,941,176	$3,000	$2,911
Series A	$11.32	3,329,128	3,293,779	37,272	37,105

		6,270,304	6,234,955	$40,272	$40,016

Redeemable convertible preferred stock as of December 31, 2019, consisted of the following (in thousands, except share and per share data):

	December 31, 2019
Series	Issue Price per share	Shares Authorized	Shares Issued and Outstanding	Liquidation Amount	Carrying Amount
Series seed	$1.02	2,941,176	2,941,176	$3,000	$2,911
Series A	$11.32	3,346,802	3,293,779	37,272	37,105

		6,287,978	6,234,955	$40,272	$40,016

The significant features of the Company’s redeemable convertible preferred stock are as follows:

Dividend provisions

The Series Seed and Series A Preferred Stockholders are entitled to receive dividends prior and in preference to any dividends on the Common Stock, at a rate of $0.0612 and $0.6789 per share, respectively, per annum on a non-cumulative basis, when and if declared by the board of directors, subject to the prior rights of the preferred stockholders. After payment of such dividend, any additional dividends shall be distributed among the holders of the Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all share of Preferred Stock into Common Stock).

Liquidation preference

In the event of liquidation, dissolution or winding up of the Company, merger or a reduction of capital through the sale or lease of all or substantial part of the business of the Company, before any distribution or payment shall be made to the holders of ordinary shares, the holders of Series Seed and Series A redeemable convertible preferred stock shall receive $1.02 and $11.3518 per share (subject to adjustment in the event of any share dividend, share split, combination, or other recapitalization), respectively, plus any declared but unpaid dividends on such shares. If the assets and funds are insufficient for such distribution, they shall receive a pro rata distribution, based on the relative preferred stock ownership and in proportion to the preferential amount each such holder is otherwise entitled. If the assets and funds are in excess of amounts distributed to the preferred stockholders, the remaining assets and funds shall be distributed pro rata to the holders of the common stock. If the holders of the redeemable convertible preferred stock would receive a greater distribution if they converted to Common Stock, then such conversion will be assumed prior to distribution.

Conversion rights

The holders of Series Seed and Series A redeemable convertible preferred stock have a right to convert their stock into nonassessable shares of common stock at a conversion price of $1.02 and $11.3518, respectively, which is adjusted for any stock splits, stock dividends, combination, subdivisions, recapitalizations or similar transactions. The conversion price of the redeemable convertible preferred stock is also subject to adjustment for certain dilutive issuances, splits and combinations.

Shares of Series Seed and Series A redeemable convertible preferred stock shall automatically be converted into shares of common stock upon the earlier of (a) the closing of the sale of shares of common stock to the public at a minimum price of $33.9474 per share, subject to appropriate adjustment in the event of any stock splits, stock dividends, combinations, subdivisions, recapitalizations or similar transactions with respect to common stock, in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $75.0 million of gross cash proceeds to the Company or (b)(i) upon vote or written consent of a majority of the then outstanding shares of the Series Seed convertible redeemable preferred stock, voting as a separate series on an as-converted basis or (ii) upon vote or written consent of at least 66 2/3% of the then outstanding shares of the Series A redeemable convertible preferred stock, voting as a separate series on an as-converted basis, respectively. The conversion ratio for Series Seed and Series A redeemable convertible preferred stock was equal to one as of December 31, 2018 and 2019.

Redemption rights

The redeemable convertible preferred stock is recorded in mezzanine equity because while it is not redeemable, it will become redeemable at the option of the preferred stockholders upon the occurrence of certain deemed liquidation events, such as, sale of substantially all Company assets, property and business, merger with another entity, dissolution of Company, transfer of more than 50% of voting stock to a person or group of affiliated persons that are considered not solely within the Company’s control.

Voting rights

Each holder of redeemable convertible preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such redeemable convertible preferred stock could then be converted and, with respect to such vote, holders of redeemable convertible preferred stock are entitled to vote together with the holders of common stock as a single class on all matters.

Election of Directors

As long as a majority of the Series Seed redeemable convertible preferred stock originally issued remains outstanding, then the holders of the Series Seed redeemable convertible preferred stock are entitled to elect two directors. As long as at least 33 1/3% of the shares of Series A redeemable convertible preferred stock originally issued remain outstanding, then the holders of the Series A redeemable convertible preferred stock are entitled to elect one director.

Note 11. Stock-based compensation

In 2015, the Company established its 2015 Stock Plan (the “Plan”). The purpose of the 2015 Stock Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants, and to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options or Non-statutory Stock Options, as determined by the Administrator at the time of grant of an Option and subject to the applicable provisions of Section 422, Incentive Stock Options, of the Internal Revenue Code and the regulations promulgated thereunder. Restricted Stock Awards (“RSA”) may also be granted under the Plan. Restricted stock awards typically vest monthly over 1, 2, or 4 years. As of December 31, 2019, the Company has reserved 3,557,001 shares of common stock for issuance under the Plan.

Options under the Plan may be granted for periods of up to ten years. All options issued to date have had a 10-year life. The exercise price of an ISO shall not be no less than 100% of the estimated fair value of the shares on the date of grant, as determined by the Board of Directors. The exercise price of an ISO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, as determined by the Board of Directors. To date, options granted generally vest over four years and vest at a rate of 25% upon the first anniversary of the issuance date and 1/36th per month thereafter. The Company accounts for forfeitures as they occur.

The exercise price of stock options granted in 2018 and 2019 were determined based on the fair value of stock at the date of grant obtained by the Company on a contemporaneous basis from an independent valuation firm. The valuation firm used a probability-weighted expected return model (“PWERM”) to estimate the aggregate enterprise value of the Company at each valuation date. The PWERM involves applying appropriate risk adjusted discount rates to future values for the enterprise assuming various possible scenarios. The projections used in connection with these valuations were based on the Company’s expected operating performance over the forecast period. Share value is based on the probability-weighted present value of expected future returns to the equity investor considering each of the likely future scenarios available to the enterprise, and the rights and preferences of each share class.

Certain employees have the right to early exercise unvested stock options, subject to rights held by the Company to repurchase unvested shares in the event of voluntary or involuntary termination. The Company accounts for cash received in consideration for the early exercise of unvested stock options as a non-current liability, included as a component of other liabilities in the Company’s consolidated balance sheets. For those shares issued in connection with early exercises, there were approximately 369,686 and 172,051 unvested shares outstanding as of December 31, 2018 and 2019, respectively, and approximately $0.1 million related liabilities in both years.

The Company recognized stock-based compensation for all stock options in the statements of income and comprehensive income as follows (in thousands):

	Year Ended December 31,
	2018	2019
Cost of revenue	$95	$58
Research and development	156	621
Sales and marketing	58	140
General and administrative	215	474

Total stock-based compensation	$524	$1,293

Stock option activity for the years ended December 31, 2018 and 2019 is as follows (in thousands, except share data and years):

	Number of Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding—January 1, 2018	1,184,170	90,000	$0.26	9.5	$329
Additional shares authorized	350,000	—
Repurchase of common stock	47,488
Options granted	(1,403,043)	1,386,866	3.92	8.9	2,607
Options exercised	—	(2,551)	3.92	9.7	5
Options cancelled	84,200	(84,200)	3.92		158

Outstanding—December 31, 2018	262,815	1,390,115	$3.68	9.5	$2,943
Additional shares authorized	683,008	—
Options granted	(1,288,500)	1,288,500	5.80	7.5	206
Options exercised	—	(12,152)	4.19	0.5	21
Options cancelled	401,618	(401,618)	5.14		330

Outstanding—December 31, 2019	58,941	2,264,845	$4.63	8.8	$3,020

Vested and expected to vest—December 31, 2019		2,264,845	$4.63	8.8	$3,020

Exerciseable—December 31, 2019		639,988	$3.61	7.9	$1,506

The following table summarizes information about stock options outstanding and exercisable at December 31, 2019.

	Options Outstanding			Options Exercisable
Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$ 0.26	90,000	7.54	$0.26	90,000	$0.26
$ 3.92	1,148,511	8.42	$3.92	481,260	$3.92
$ 5.80	1,026,334	9.36	$5.80	68,728	$5.80

	2,264,845			639,988

The weighted average grant date fair value of options granted during the year ended December 31, 2018 and 2019 was $2.13 and $3.09, respectively.

As of December 31, 2019, there was approximately $4.0 million of unamortized stock-based compensation expense related to unvested stock options that is expected to be recognized over a weighted average period of 1.49 years.

Cash received from option exercises and purchases of shares was less than $0.1 million for each of the years ended December 31, 2018 and 2019.

The fair value of each option is estimated at the date of grant using the Black-Scholes option pricing model, based on the following assumptions:

	Year Ended December 31,
	2018	2019
Expected term (in years)	6.0	6.0
Risk-free interest rate	2.3 to 3.0%	1.5 to 2.4%
Expected volatility	54.8—56.7%	55.3%—58.0%
Expected dividend rate	0%	0%

Note 12. Employee benefit plan

In 2018, the Company adopted a defined contribution retirement savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company at its discretion offers matching contributions of up to 4% of each employee’s annual compensation. The Company provided matching contributions of $0.1 million and $0.5 million to the plan during the years ended December 31, 2018 and 2019, respectively.

Note 13. Net Loss Per Common Share

The following table sets forth the computation of basic and diluted net loss per common share attributable to common stockholders (in thousands, except share and per share data):

	Year Ended December 31,
	2018	2019
Numerator:
Net loss	$(32,806)	$(51,661)

Denominator:
Weighted average shares of common stock outstanding	11,243,366	11,222,893
Less: Weighted-average unvested restricted shares and shares subject to repurchase	(3,264,493)	(712,970)

Weighted average shares used to compute basic and diluted net loss per share	7,978,873	10,509,923

Net loss per common share—basic and diluted	$(4.11)	$(4.92)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	Year Ended December 31,
	2018	2019
Redeemable convertible preferred stock	6,234,955	6,234,955
Options to purchase common stock	1,390,115	2,274,845
Unvested RSA	1,569,182	49,581
Unvested early exercised common stock options	369,686	172,051
Preferred stock warrants	35,348	53,023

Total	9,599,286	8,784,455

Note 14. Income taxes

Income (loss) before income taxes for the years ended December 31, 2019 and 2018 are as follows (in thousands)

	Year Ended December 31,
	2018	2019
Domestic	$(32,806)	$(51,600)
Foreign	—	(61)

Total	(32,806)	(51,661)

The components of income tax expense are as follows (in thousands):

	Year Ended December 31,
	2018	2019
Current:
Federal	$—	$—
State	1	1
Foreign	—	—

Total current expense	1	1

Deferred:
Federal	—	—
State	—	—
Valuation allowance	—	—

Total deferred expense	—	—

Total income tax expense	$1	$1

A reconciliation between the statutory rate U.S. federal rate and the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2018	2019
Federal statutory rate	$(6,889)	$(10,849)
State income taxes, net of federal benefit	(2,153)	(3,810)
Stock compensation	30	185
Foreign rate differential	—	13
Tax credits	(126)	(787)
Other	147	690
Valuation allowance	8,992	14,559

Total tax provision	$1	$1

Significant components of the Company’s deferred tax assets and liabilities for federal and state income taxes are as follows (in thousands):

	Year Ended December 31,
	2018	2019
Deferred tax assets:
Net operating loss carryforwards	$10,281	$19,491
Credits	481	1,761
Fixed assets	(31)	—
Reserves and accruals	885	4,363
Operating lease liability (ASC 842)	—	2,586

Gross deferred tax assets	11,616	28,201
Valuation allowance	(11,616)	(26,174)

Net deferred tax assets	—	2,027

Deferred tax liabilities:
Fixed assets	—	(323)
Right of use asset (ASC 842)	—	(1,704)

Gross deferred tax liabilities	—	(2,027)

Net deferred tax assets	$—	$—

The valuation allowance on the Company’s net deferred taxes increased by $9.0 million and $14.6 million during the years ended December 31, 2018, and 2019, respectively.

As of December 31, 2018 and 2019, the Company had federal net operating loss carryforwards of approximately $36.6 million and $69.5 million, respectively, and state net operating loss carryforwards of approximately $37.1 million and $70.0 million, respectively. As of December 31, 2018 and 2019 the federal net operating loss carryforward begins expiring 2035, respectively, and the state net operating loss carryforward begins expiring in 2035. As of 2019 the amount of federal net operating loss that does not expire is $61.8 million.

As of December 31, 2018 and 2019, the Company had federal research and development credit carryforwards of approximately $0.3 million and $1.4 million, respectively, and state research and development credit carryforwards of approximately $0.4 million and $1.2 million. As of December 31, 2018 and 2019 the federal credits will expire starting in 2035 and 2035, respectively, if not utilized and state credits carryforward indefinitely.

Utilization of the net operating loss carry forward may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating loss before utilization.

ASC 740 requires that the tax benefit of net operating losses, temporary differences, and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. As of December 31, 2018 and 2019 the Company has reviewed the positive and negative evidence relating to the realizability of the deferred tax assets and has concluded that the deferred tax assets are more likely than not to not be realized, with the exception of $0.5 million of U.S. Federal R&D tax credits as of December 31, 2018. These tax credits will be utilized to reduce payroll taxes in 2020.

The balance of gross unrecognized tax benefits as of December 31, 2018 and 2019 was approximately $0.2 million and $0.7 million, none of which would affect the Company’s income tax expense if recognized. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2018 and 2019, the Company has not accrued interest and penalties related to uncertain tax positions.

The following table sets forth the change in the uncertain tax positions for the years ended December 31, 2018 and 2019:

	Year Ended December 31,
	2018	2019
Balance at the beginning of the year	$—	$180
Increases:
For current year’s tax positions	153	471
For prior years’ tax positions	27	—

Balance at the end of the year	$180	$651

The Company files income tax returns in the U.S. federal jurisdiction, California state jurisdiction, and Hong Kong. In the normal course of business, the Company is subject to examination by taxing authorities. The Company has not been audited by the Internal Revenue Service or any state income or franchise tax agency. As of December 31, 2019, its federal returns for the years ended 2016 through the current period and the state returns for the years ended 2016 through the current period are still open to examination. In addition, all of the net operating losses and research and development credit carry-forwards that may be used in future years are still subject to inquiry given that the statute of limitation for these items would begin in the year of the utilization.

Note 15. Related Party Transactions

From August 1, 2018 through December 31, 2019, the founder of the Company participated in convertible notes financings in the amount of $11.8 million. Interest on the convertible notes accrued at the rate of 5% per annum. Accrued interest related to the convertible notes purchased by the founder for the year ended December 31, 2018 and 2019 totaled $0.1 million and $0.6 million, respectively. As of December 31, 2018 and 2019, the balance of the convertible notes owned by the founder was $8.0 million and $11.8 million, respectively. The founder participated on the same terms and conditions as all other investors.

Cox Enterprises is the parent company of Cox Automotive, a customer of the Company, and Cox Investment Holdings, Inc., a major investor of the Company. For the years ended December 31, 2018 and 2019, revenue from Cox Automotive totaled $0.1 million and less than $0.1 million, respectively. The accounts receivable outstanding as of December 31, 2018 totaled less than $0.1 million, while there were no accounts receivable outstanding as of December 31, 2019.

Note 16. Subsequent Events

The Company has evaluated subsequent events through August 5, 2020, the date these consolidated financial statements were available to be issued, and through December 22, 2020, the date these consolidated financial statements were available to be reissued, and has determined that the following subsequent events require disclosure in the consolidated financial statements.

The Company completed its Series B redeemable convertible preferred stock financing from April 2020 through August 2020 and issued approximately 125.8 million shares for approximately $41.8 million. As part of Series B redeemable convertible preferred stock financing, all outstanding convertible notes and accrued interest for approximately $73.1 million were converted to common stock and all outstanding Series Seed and Series A redeemable convertible preferred stock (approximately 5.3 million shares) were converted to common stock at 1:1 ratio.

The Company signed a four-year lease extension for one of its office buildings in May 2020 increasing future lease payments by approximately $9.2 million from the original lease.

Merger Agreement

On December 21, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Colonnade Acquisition Corp., a Cayman Islands exempted company (“CLA”), and Beam Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and subsidiary of CLA. Pursuant to the terms of the Merger Agreement, (i) CLA will domesticate as a corporation incorporated under the laws of the State of Delaware and change its name to “Ouster, Inc.” (CLA after such domestication and the other transactions contemplated by the Merger Agreement being referred to as “Ouster PubCo”) and (ii) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and then being renamed “Ouster Technologies, Inc.” The Company’s board of directors unanimously approved the Company’s entry into the Merger Agreement.

As a result of and upon the closing of the transactions contemplated by the Merger Agreement, all outstanding shares of the Company’s capital stock (after giving effect to the exercise in full or termination of all outstanding warrants to purchase the Company’s capital stock in accordance with their terms immediately prior to the effective time of the Merger) as of immediately prior to the effective time of the Merger, and, together with shares of the Company’s common stock reserved in respect of all outstanding options to purchase shares of the Company’s common stock and all restricted shares of the Company’s common stock outstanding immediately prior to the Merger (collectively, the “Company Awards”), will be cancelled in exchange for the right to receive, or the reservation of, shares of Ouster PubCo common stock (at a deemed value of $10.00 per share) or, as applicable, shares underlying awards based on Ouster PubCo common stock, representing a fully-diluted pre-transaction equity value of the Company of $1.5 billion.

The Merger Agreement provides that the obligations of the Company to consummate the Merger are conditioned on, among other things, that as of the closing of the transactions contemplated by the Merger Agreement, the amount of cash available in CLA’s trust account, after deducting the amount required to satisfy CLA’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares in connection with the shareholders’ approval of such transactions, plus the amount actually received by CLA in a concurrent private placement at or prior to the closing date is at least equal to $100.0 million. This condition is for the sole benefit of the Company.

The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions, including, among other things, the approval of the Merger Agreement and the transactions contemplated thereby by (i) the affirmative vote or written consent of the holders of at least a majority of the voting power of the Company’s outstanding capital stock voting as a single class and on an as-converted basis and (ii) the affirmative vote or written consent of the holders of at least a majority of the voting power of the Company’s outstanding preferred stock, voting as a single class and on an as-converted basis.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

COLONNADE ACQUISITION CORP.,

BEAM MERGER SUB, INC.,

and

OUSTER, INC.

dated as of December 21, 2020

A-i-

(continued)

A-ii-

(continued)

A-iii-

(continued)

Exhibits:

Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Incentive Equity Plan
Exhibit E	Form of Stock Option Agreement
Exhibit F	Form of Restricted Stock Unit Agreement

A-iv-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of December 21, 2020 (this “Agreement”), is made and entered into by and among Colonnade Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), Beam Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and Ouster, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, at least one day prior to the Effective Time (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Law (2020 Revision) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in the forms attached as Exhibits A and B hereto, with such changes as may be agreed in writing by Acquiror and the Company);

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Acquiror Class A Common Stock (as defined below); (ii) immediately following the conversion described in clause (i), each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001, per share of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (iii) each then issued and outstanding warrant of Acquiror (“Cayman Acquiror Warrant”) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement; and (iv) each then issued and outstanding unit of Acquiror (the “Cayman Acquiror Units”) shall convert automatically into a unit of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Units”), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Common Stock and one-third of one Domesticated Acquiror Warrant;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (x) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”) and (y) Acquiror will change its name to “Ouster, Inc.”;

WHEREAS, prior to the Effective Time (as defined below), all of the Company Warrants (as defined below) will be exercised in full on a cash or cashless basis or terminated without exercise, as applicable, in accordance with their respective terms (the “Company Warrant Settlement”);

WHEREAS, at the Effective Time and following the Company Warrant Settlement, all shares of the Company’s Capital Stock (as defined below) and Company Awards will be converted into the right to receive (in the case of the Company Awards, if and to the extent earned and subject to their respective terms) the Aggregate Merger Consideration as set forth in this Agreement;

WHEREAS, each of the parties intends that, for United States federal income tax purposes, the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as

amended (the “Code”) and the Treasury Regulations, to which each of Acquiror, Merger Sub and the Company are parties under Section 368(b) of the Code (the “Intended Tax Treatment”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;

WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this Agreement by the Company’s stockholders;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders (as defined below) have each executed and delivered to Acquiror a Company Holders Support Agreement (as defined below) pursuant to which the Requisite Company Stockholders have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the stockholders of the Company or pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to stockholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of Acquiror has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders;

WHEREAS, Acquiror, as sole shareholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, on or prior to the date hereof, Acquiror entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Domesticated Acquiror Common Stock for an aggregate purchase price equal to the Minimum PIPE Investment Amount (as defined below), such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, at the Closing, Acquiror, the Sponsor, certain of the members of the Sponsor and certain former stockholders of the Company shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“2020 Financial Statements” has the meaning specified in Section 6.3(b).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Class A Common Stock” means prior to the Domestication, Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means prior to the Domestication, Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) from and following the Domestication, Domesticated Acquiror Common Stock.

“Acquiror Common Warrant” means a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror Cure Period” has the meaning specified in Section 10.1(e).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).

“Acquiror Indemnified Parties” has the meaning specified in Section 7.8(a).

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of (1) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose and (2) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 8.2(b), in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby and other than the acquisition or disposition of inventory, equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to, in a single transaction or series of related transactions: (a) any acquisition or purchase, direct or indirect, of: (i) a portion of the business of the Company and its Subsidiaries that comprises 15% or more of their combined net revenues or net income (ii) 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company) or (iii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Adjusted Restricted Stock” has the meaning specified in Section 3.3(b).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).

“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock (including Company Restricted Stock) that are (i) issued and outstanding immediately prior to the Effective Time or (ii) issuable upon, or subject to, the exercise or settlement of Company Options (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the Effective Time, minus (b) the Treasury Shares outstanding immediately prior to the Effective Time, minus (c) a number of shares equal to the aggregate exercise price of the Company Options described in clause (ii) above divided by the Per Share Merger Consideration; provided, that any Company Option with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Company Common Shares.

“Aggregate Merger Consideration” means a number of Acquiror Common Shares equal to the quotient obtained by dividing (i) the Base Purchase Price, by (ii) $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(d).

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Base Purchase Price” means $1,500,000,000.

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“Cayman Acquiror Unit” has the meaning specified in the Recitals hereto.

“Cayman Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Cayman Registrar” means the Cayman Registrar under the Companies Law (2018 Revision).

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Code” has the meaning specified in the Recitals hereto.

“Colonnade Group” has the meaning specified in Section 11.18(a).

“Company” has the meaning specified in the Preamble hereto.

“Company Award” shall mean a Company Option or Company Restricted Stock.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the shares of common stock, par value $0.00001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 10.1(d).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among each of the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.

“Company Incentive Plan” means the Ouster, Inc. Amended and Restated 2015 Stock Plan as amended from time to time.

“Company Indemnified Parties” has the meaning specified in Section 7.8(a).

“Company IP” or “Company Intellectual Property” mean any and all Intellectual Property owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries and includes the Company Software and Company Registered Intellectual Property.

“Company IT Systems” means any and all IT Systems that are owned, leased, or licensed by the Company or its Subsidiaries and used (or held for use) in or necessary for the operation of their businesses.

“Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (i) any matter set forth on the Company Disclosure Letter, (j) any Events to the extent actually known by those individuals set forth on Section 1.3 of the Acquiror Disclosure Letter on or prior to the date hereof, or (k) any action taken by, or at the request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan.

“Company Preferred Stock” means the shares of Series B Preferred Stock.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Restricted Stock” means a share of Company Common Stock that, as of immediately prior to the Effective Time, is subject to a substantial risk of forfeiture, within the meaning of Section 83 of the Code and was issued pursuant to the Company Incentive Plan.

“Company Restricted Stock Unit Award” means an award of restricted stock units covering Company Common Stock granted under the Company Incentive Plan.

“Company Software” means any and all Software owned (or purported to be owned), in whole or in part, by the Company or any of its Subsidiaries.

“Company Stockholder Approvals” means the approval of this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, by the (i) affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Capital Stock voting as a single class and on an as-converted basis and (ii) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Preferred Stock, voting as a single class and on an as-converted basis, in each case, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Warrant Settlement” has the meaning specified in the Recitals hereto.

“Company Warrants” means the warrants of the Company to purchase capital stock of the Company.

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Constituent Corporations” has the meaning specified in Section 2.1.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of Software subject to such license, that such Software subject to such license, or other Software incorporated into, derived from, linked in or to, or used or distributed with such Software subject to such license (i) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.5.

“Dollars” or “$” means lawful money of the United States.

“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Unit” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.3(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration, by (b) the number of Aggregate Fully Diluted Company Common Shares.

“Export Approvals” has the meaning specified in Section 4.26(a).

“Financial Statements” has the meaning specified in Section 4.8(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 7.1(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise (together with accrued and unpaid interest thereon and any prepayment premium or other penalties and any fees, costs, and expenses thereunder due upon repayment thereof), in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals or cost associated with prepaying any such indebtedness solely to the extent such indebtedness is prepaid, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, debt securities, loans, credit agreements and similar instruments, (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (g) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (g), and (j) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all intellectual property, including any and all rights in or to the following: (i) patents, patent applications, invention disclosures, including all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, provisionals, and extensions thereof (collectively, “Patents”); (ii) registered and unregistered trademarks, logos, service marks, certification marks, trade dress and trade names, taglines, social media identifiers and accounts, brand names, slogans, corporate names, pending applications therefor, and all other indicia of source or origin, together with all goodwill symbolized by or associated with any of the foregoing (collectively, “Marks”); (iii) registered and unregistered copyrights, mask work rights, design rights and all moral rights or similar attribution rights and applications for registration of copyright, including such corresponding rights in Software, and other works of authorship; (iv) know-how, trade secrets, inventions, processes, procedures, database rights, customer lists, supplier lists, business plans, formulae, discoveries, methods, techniques, ideas, designs, models, concepts, creations, confidential business information and other proprietary information (collectively, “Trade Secrets”); (v) internet domain names and IP addresses; (vi) rights of publicity and privacy; (vii) rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (viii) applications, registrations, issuances, renewals, extensions or equivalents or foreign equivalents or counterparts of any of the foregoing in any jurisdiction.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means Internal Revenue Service.

“IT Systems” mean any and all information technology systems, hardware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and assets and any Software in any of the foregoing, including any of the foregoing that are used (or held for use) pursuant to outsourced or cloud computing arrangements.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Latham” has the meaning specified in Section 11.18(b).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Minimum PIPE Investment Amount” has the meaning specified in Section 5.12(e).

“Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” means Nasdaq Capital Market.

“NYSE” has the meaning specified in Section 5.6(c).

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any Software subject to an Open Source License.

“Ouster Group” has the meaning specified in Section 11.18(b).

“PCAOB Financial Statements” has the meaning specified in Section 6.3(c).

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien on the lessor’s interest therein, and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property and which are not violated in any material respect, (vi) non-exclusive licenses of Company Intellectual Property granted to customers or distributors entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (x) real property Liens that do not, individually or in the aggregate, result in a Company Material Adverse Effect.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the purchase of shares of Domesticated Acquiror Common Stock pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“PRC Option” means a Company Option that is held by a service provider domiciled in the People’s Republic of China.

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Q1 Financial Statements” has the meaning specified in Section 6.3(c).

“Q3 Financial Statements” has the meaning specified in Section 4.8(a).

“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Requisite Company Stockholders” means each of the holders of Company Capital Stock set forth on Section 8.2(c) of the Company Disclosure Letter.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series B Preferred Stock” has the meaning specified in Section 4.6(a).

“Software” means any and all (a) computer programs, including any and all algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including compilers, middleware, tools, firmware, operating systems, specifications, platforms, algorithms, interfaces, APIs, architecture, modules, test specifications, scripts, executables, libraries, and other components thereof, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) all versions, updates, releases, patches, corrections, enhancements and modifications thereto and all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.

“Sponsor” means Colonnade Sponsor LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in Section 2.1.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, escheat, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, employment, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(e).

“Terminating Company Breach” has the meaning specified in Section 10.1(d).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Customers” has the meaning specified in Section 4.28(a).

“Top Suppliers” has the meaning specified in Section 4.28(a).

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (iii) Transfer Taxes, (iv) any and all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby, and (v) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement.

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Transfer Taxes” has the meaning specified in Section 8.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.1(a)

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).

“Updated Financial Statements” has the meaning specified in Section 6.3(a).

“W&C” has the meaning specified in Section 11.18(a).

“Warrant Agreement” means the Warrant Agreement, dated as of August 20, 2020, between Acquiror and Continental Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 8.2(c).

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to ARTICLE IV or ARTICLE V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, ARTICLE IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, ARTICLE V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

Section 1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

THE MERGER; CLOSING

Section 2.1. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

Section 2.2. Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3. Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in each of the Merger Certificate (the “Effective Time”).

(c) For the avoidance of doubt, the Closing and the Effective Time shall occur after the completion of the Domestication.

Section 2.4. Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii) to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.6), effective as of the Effective Time;

(iii) to Acquiror, the Registration Rights Agreement, duly executed by the stockholders of the Company who have elected to execute the Registration Rights Agreement; and

(iv) to Acquiror, a certificate on behalf of the Company dated no more than thirty (30) days prior to the Closing Date, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s stockholders pursuant to Section 3.2.

(ii) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii) to the Company, a certificate on behalf of the Acquiror (following the Domestication), prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3) certifying that no interest in Acquiror is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2);

(iv) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor; and

(v) to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.

(c) On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued transaction expenses of Acquiror (which shall include any outstanding amounts under any Working Capital Loans) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.5. Governing Documents.

(a) The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b) The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in the form attached as Exhibits A and B hereto (with such changes as may be agreed in writing by Acquiror and the Company) upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.

Section 2.6. Directors and Officers.

(a) The (i) officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Corporation from and after the Effective Time, and (ii) the directors of Acquiror as of immediately after the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

(b) The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7. Tax Free Reorganization Matters. The parties intend that, for United States federal income tax purposes, the Merger qualifies for the Intended Tax Treatment and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has knowingly taken or will knowingly take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify for the Intended Tax Treatment. The Merger shall be reported by the parties for all applicable Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or a change in applicable Law after the date hereof. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority. The parties shall reasonably cooperate in good faith with each other and their respective counsel to document and support the Tax treatment of the Merger consistent with the Intended Tax Treatment, including providing reasonable and customary factual support letters.

ARTICLE III

EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1. Conversion of Securities.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Capital Stock, each share of Company Capital Stock, in each case, that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Capital Stock subject to Company Awards (which shall be respectively subject to Section 3.3), (ii) any shares of Company Capital Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (iii) any shares of Company Capital Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL), shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(c).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001 of the Surviving Corporation.

(c) Each holder of shares of Company Capital Stock as of immediately prior to the Effective Time (other than in respect of (x) Treasury Shares, (y) Dissenting Shares, and (z) any shares of Company Capital Stock subject to Company Awards (which shall be subject to Section 3.3)) shall be entitled to receive a portion of the Aggregate Merger Consideration equal to (i) the Exchange Ratio, multiplied by (ii) the number of shares of Company Capital Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.

(d) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Merger.

Section 3.2. Exchange Procedures.

(a) Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the portion of the Aggregate Merger Consideration to be paid in shares of Acquiror Common Stock.

(b) Reasonably promptly after the date hereof, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock entitled to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share of Company Common Stock to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d) Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3. Treatment of Company Options and Company Restricted Stock.

(a) Each Company Option that is outstanding as of immediately prior to the Effective Time shall be cancelled as of the Effective Time and each such Company Option that is held by an individual who does not constitute a PRC Option shall be assumed by Acquiror and converted into the right to receive, an option to purchase shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”) except that (a) such Acquiror Option shall provide the right to purchase that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option, multiplied by the Exchange Ratio, and (b) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code. The PRC Options shall not be assumed by the Acquiror. Each PRC Option held by an individual who constitutes an “employee” within the meaning of Form S-8 as of immediately prior to the Effective Time shall be substituted for as of the Effective Time a new option to purchase a number of shares of Domesticated Acquiror Common Stock pursuant to the Incentive Equity Plan equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such PRC Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such PRC Option prior to the Effective Time divided by (B) the Exchange Ratio. The substitute stock options will be credited with vesting to the same extent as the existing PRC Options being replaced, and the new substitute awards will be subject to same vesting schedule and exercisability provisions. In other respects, the terms and conditions of the substitute stock options will be as set forth in the Incentive Equity Plan and form of option agreement.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Restricted Stock, each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive a number of shares of restricted Domesticated Acquiror Common Stock (each, “Adjusted Restricted Stock”) equal to the Exchange Ratio with substantially the same terms and conditions as were applicable to the related share of Company Restricted Stock immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that any per share repurchase price of such Adjusted Restricted Stock shall be equal to the quotient obtained by dividing (i) the per share repurchase price applicable to the Company Restricted Stock by (ii) the Exchange Ratio, rounded up to the nearest cent.

(c) The Company shall take all necessary actions to effect the treatment of Company Options and Company Restricted Stock pursuant to Sections 3.3(a) and 3.3(b) in accordance with the Company Incentive Plan and the applicable award agreements and to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror. The Board of Directors of the Company shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Incentive Plan, (ii) provide that no new Company Options, Company Restricted Stock Unit Awards and Company Restricted Stock will be granted under the Company Incentive Plan, and (iii) provide that no Company Options shall be subject to the Option Exchange Program, as defined therein.

Section 3.4. Withholding. Notwithstanding any other provision to this Agreement, Acquiror, Merger Sub, the Company and its Subsidiaries and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, Merger Sub, the Company or its Subsidiaries, or the Exchange Agent, respectively); provided, that Acquiror shall use commercially reasonable efforts to provide the Company with at least five (5) days prior written notice of any amounts that it intends to withhold in connection with the payment of the Aggregate Merger Consideration (other than any compensatory payments to be made pursuant to this Agreement) and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Section 3.5. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1. Company Organization. The Company has been duly incorporated, formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3. Due Authorization.

(a) Other than the Company Stockholder Approvals, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approvals.

Section 4.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or its Subsidiaries, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, permit, or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties, equity interests or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (iii) the filing of the Merger Certificate in accordance with the DGCL.

Section 4.6. Capitalization of the Company.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (x) 300,000,000 shares of Company Common Stock, of which 47,325,602 shares are issued and outstanding as of the date of this Agreement, and (y) 186,879,326 shares of Company Preferred Stock, all of which are designated Series B Preferred Stock, par value $0.00001 per share, 125,762,535 of which are issued and outstanding as of the date of this Agreement (the “Series B Preferred Stock”), and there are no other authorized equity interests of the Company that are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) Section 4.6(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the outstanding Company Warrants. All outstanding Company Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.

(c) As of the date of this Agreement, (i) Company Options to purchase 37,514,584 shares of Company Common Stock, (ii) 9,087,745 shares of Company Restricted Stock, and (iii) no Company Restricted Stock Unit Awards are outstanding. There are 1,407,536 shares of Company Common Stock reserved for issuance under the Company Incentive Plan. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Award, including the type of Company Award, the number of shares of Company Common Stock comprised thereof or subject thereto, vesting schedule, expiration date and, if applicable, the exercise price thereof. All Company Options, shares of Company Restricted Stock and Company Restricted Stock Unit Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option, shares of Company Restricted Stock or Company Restricted Stock Unit Award, is subject to terms that are materially different from those set forth in such forms. Each Company Option, each share of Company Restricted Stock, and each Company Restricted Stock Unit Award, was validly granted or issued and properly approved by, the Board of Directors of the Company (or appropriate committee thereof) in accordance with the terms of the Company Incentive Plan. Each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code.

(d) Except as otherwise set forth in this Section 4.6 or on Section 4.6(d) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.

Section 4.7. Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable;

(ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8. Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2019, together with the auditor’s reports thereon (together with the Updated Financial Statements, when delivered pursuant to Section 6.3(a) and/or Section 6.3(b), as applicable, the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries as of and for the nine-month period ending September 30, 2020 (the “Q3 Financial Statements” and, together with the Audited Financial Statements and Q1 Financial Statements when delivered pursuant to Section 6.3(c), the “Financial Statements”).

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Audited Financial Statements, the Q3 Financial Statements and, when delivered pursuant to Section 6.3, the Q1 Financial Statements and the Updated Financial Statements, in each case, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements and Q3 Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q1 Financial Statements and Q3 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Except as set forth on Section 4.8(c) of the Company Disclosure Letter, neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the

Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9. Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, as of the date of this Agreement, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (c) that will be discharged or paid off prior to or at the Closing.

Section 4.10. Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11. Legal Compliance.

(a) As of the date hereof, each of the Company and its Subsidiaries is in compliance with all applicable Laws in all material respects.

(b) For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been material to the business of the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 4.12. Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the Top Customers or Top Suppliers;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, in each case, in excess of $500,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years, in each case, involving payments in excess of $500,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, (B) entered into in the ordinary course of business or (C) between the Company and its Subsidiaries;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $500,000 in any calendar year;

(v) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any Subsidiary of the Company);

(vi) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vii) Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries with a title of Vice President or higher;

(viii) Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(x) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xi) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person a license, immunity, or other right in or to any material Company Intellectual Property or (ii) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property that is material to the business of the Company and its Subsidiaries, provided, however, that none of the following are required to be set forth on Section 4.12(a) in the Company Disclosure Letter (but shall be deemed to constitute Material Contracts for purposes of Section 4.12(b) if they otherwise qualify): (A) non-exclusive licenses or grants of rights in Intellectual Property in independent contractor agreements or consulting agreements on terms substantially similar to the Company’s or any of the Company’s Subsidiaries’ standard forms made available to Acquiror); (B) Contracts granting nonexclusive rights to use Company products or services (or Marks in connection with the promotion or sale of Company products or services);

(C) Contracts granting nonexclusive rights to Intellectual Property incidental to or implied by the sale or purchase of goods or services, in each case of (A)-(C), entered into in the ordinary course of business consistent with past practice); (D) Open Source Licenses; or (E) Contracts granting to the Company or any of its Subsidiaries nonexclusive rights to use uncustomized Software that is generally commercially available to the public on standard or nondiscriminatory terms with license, maintenance, support, and other fees less than $100,000 per year);

(xii) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in any calendar year;

(xiii) Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;

(xiv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xv) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 4.12(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the anticipated Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13. Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, practice, program, agreement or other arrangement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, termination, retention, retirement, supplemental retirement, profit sharing, change in control, vacation, sick, insurance, medical, welfare, fringe or similar plan, policy, program, agreement or other arrangement) providing compensation or other benefits or remuneration to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the three (3) most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter and (F) all material correspondence to or from the IRS, the United States Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation or any other Governmental Authority received in the last three (3) years with respect to any Company Benefit Plan.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan have been made and all obligations in respect of each Company Benefit Plan have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA (each, a “Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied. No Company Benefit Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or a (iii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(d) There are no pending, or to the knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto, which could reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole, and no audit or other proceeding by a Governmental Authority is pending, or to the knowledge of the Company, threatened with respect to any Company Benefit Plan.

(e) Neither the Company, any Company Benefit Plan nor, to the knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole.

(f) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(g) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(h) Except as set forth on Section 4.13(h) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or increase in severance pay or any other compensation payable by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code or any other Tax.

Section 4.14. Labor Relations; Employees.

(a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement or arrangement, (ii) no such agreement or such other arrangement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries, and (iv) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, labor organization activity, lockout or other material labor dispute or similar activity against or affecting the Company or any Subsidiary of the Company.

(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(c) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of Trade Secrets.

(e) In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations. The Company and its Subsidiaries have not engaged in layoffs or furloughs or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the date hereof.

(f) In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee.

Section 4.15. Taxes.

(a) All material Tax Returns required to be filed by the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) by the Company and its Subsidiaries have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid.

(e) There are no audits, examinations or other Legal Proceedings with respect to any Taxes of the Company or any of its Subsidiaries in excess of $125,000 (determined individually or in the aggregate) presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the three (3) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) No written claim has been made by any Governmental Authority within the last three (3) years where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to material taxation in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition, in each case, made by the Company or its Subsidiaries prior to the Closing, (ii) prepaid amount received or deferred revenue realized or received by the Company or its Subsidiaries prior to the Closing, (iii) change in method of accounting of the Company or its Subsidiaries for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by the Company or its Subsidiaries prior to the Closing or (v) election under Section 965 of the Code.

(m) The Company has not knowingly taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(n) The Company is and has been treated as a C corporation for U.S. federal, state and local income tax purposes since the date of its formation. No Subsidiary of the Company has ever filed an entity classification election pursuant to Treasury Regulations Section 301.7701-3.

(o) Neither the Company nor any of its Subsidiaries has an office, permanent establishment, branch or other activities outside the jurisdiction of its incorporation.

Section 4.16. Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17. Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18. Licenses and Permits. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

Section 4.19. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20. Real Property.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property, including the address thereof, and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries,

including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iii) The Company and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv) No party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(v) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property, and to the Company’s knowledge no such proceeding or similar Action has been threatened.

(b) None of the Company or any of its Subsidiaries owns real property.

Section 4.21. Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter sets forth a true and complete list of (i) each item of Company Intellectual Property that is registered and applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (“Company Registered Intellectual Property”) and (ii) all material unregistered trademarks used by the Company or any of the Company’s Subsidiaries as the name of Company products or otherwise material to their business as a whole; and (iii) material unregistered Company Software. The Company or one of the Company’s Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to all Company Registered Intellectual Property, and all Company Registered Intellectual Property (excluding any pending applications included in the Company Registered Intellectual Property) is valid, subsisting, and enforceable. All Company Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees.

(b) The Company or one of its Subsidiaries solely and exclusively owns all right, title, and interest in and to all Company IP free and clear of all Liens (other than Permitted Liens) and has a valid license or otherwise lawful right to use all other Intellectual Property and IT Systems used in or necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof and as currently contemplated to be conducted, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby, provided that the foregoing shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

(c) As of the date of this Agreement, there is not, and within the six (6) years preceding the date of this Agreement there has not been, any Action pending against the Company or any of the Company’s Subsidiaries, or to the knowledge of the Company, that is threatened in writing (including unsolicited offers to license Patents) against the Company or any of its Subsidiaries either (A) alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person; or (B) challenging the ownership, use, patentability, validity, or enforceability of any Company IP. None of the Company, its Subsidiaries, their products and services, nor the conduct of their businesses does or did infringe, misappropriate, or otherwise violate any Intellectual Property of any Person.

(d) Except as set forth on Section 4.21(d) of the Company Disclosure Letter, (i) to the knowledge of the Company as of the date of this Agreement, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company as a whole, no Person is infringing upon, misappropriating or otherwise violating any Intellectual Property of the Company or any of the Company’s Subsidiaries in any respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the six (6) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of the Company’s Subsidiaries.

(e) The Company and its Subsidiaries have taken commercially reasonable measures to maintain and protect all Company IP and to protect the confidentiality of any Trade Secrets included in the Company Intellectual Property that are material to the business of the Company and its Subsidiaries. There has not been any unauthorized disclosure of or unauthorized access to any material Trade Secrets of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of any material trade secret or other material rights in and to such information.

(f) All current or past employees and contractors of the Company who contribute or have contributed to the creation or development of any material Intellectual Property in the course of their employment or provision of services for the Company or any of its Subsidiaries have executed valid written agreements pursuant to which such Persons have assigned to the Company or its applicable Subsidiaries all of such Person’s rights, title, and interest in and to such Intellectual Property that did not vest automatically in the Company or its Subsidiary by operation of Law (and, in the case of contractors, to the extent such Intellectual Property was intended by the Company to be proprietary to the Company or its Subsidiary).

(g) No government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by the Company or any Subsidiary in the development of any Intellectual Property owned by the Company or any of the Company’s Subsidiaries nor does any such Person have any rights, title, or interest in or to any Company Intellectual Property. Neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association, or other organization pursuant to which the Company or any of its Subsidiaries is obligated to grant any license, rights, or immunity in or to any Company Intellectual Property to any Person.

(h) The Company’s and its Subsidiaries’ use and distribution of (i) all Company Software, and (ii) Open Source Materials, is in all material respects in compliance with all Open Source Licenses applicable thereto. To the knowledge of the Company, neither the Company nor any of the Subsidiaries of the Company has used any Open Source Materials in a manner that subjects any material Company Software to any Copyleft Licenses.

(i) The Company IT Systems operate and perform as required for the conduct of the businesses of the Company and its Subsidiaries as presently conducted. To the knowledge of the Company, the Company IT Systems and Company Software do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software, or other faults or malicious code or damaging devices that, in each case, if activated would be material to the business of the Company and its Subsidiaries taken as a whole.

Section 4.22. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and are in compliance with, and during the two (2) years preceding the date of this Agreement have maintained and been in compliance with, (i) all applicable Laws relating to privacy, data security, and data protection, (ii) the Company’s and its Subsidiaries’ internal or external privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning privacy, data protection, cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, in each case of (i)-(iii) above, other than any non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There are no Legal Proceedings by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, threatened in writing against the Company or its Subsidiaries alleging a violation of any applicable Law relating to privacy, data security, and data protection, or of any third Person’s privacy or personal information rights except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth on Section 4.22(b) of the Company Disclosure Letter, during the two (2) years preceding the date of this Agreement (i) there have been no unauthorized intrusions nor material breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that resulted in a Company Material Adverse Effect. Each of the Company and its Subsidiaries have implemented (A) commercially reasonable measures designed to protect personal information in their possession, custody, or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards; (B) commercially reasonable security controls and disaster recovery plans and procedures for the Company IT Systems to ensure the confidentiality, integrity and availability of the data and Company IT Systems, including backup, anti-virus, security and disaster recovery technology, policies and procedures consistent with applicable legal and regulatory standards and customary industry practices; and (C) commercially reasonable security designed to prevent unauthorized access to, or control of, the Company products.

(c) Neither the Company nor any Subsidiary of the Company has experienced any material incident impacting the confidentiality, integrity, or availability of any personal information or the Company’s information technology systems, networks, software, and products. Neither the Company nor any Subsidiary of the Company has received any written notice or complaint from any Person, or provided any notice to any Person, with respect to any material violation of their privacy, data security, and data protection practices or obligations, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 4.23. Environmental Matters.

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.

(b) There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24. Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.25. Anti-Corruption Compliance.

(a) For the past three (3) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26. Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.27. Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28. Customers and Suppliers.

(a) Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) customers and the top five (5) suppliers or manufacturers, in each case, based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing nine months for the period ending September 30, 2020 (each group of Persons, respectively, the “Top Customers” and “Top Suppliers”).

(b) Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Customers or Top Suppliers has, as of the date of this Agreement, notified the Company or any of the Company’s

Subsidiaries in writing, or to the Company’s knowledge, verbally: (i) that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement); or (ii) that it is in a material dispute with the Company or its Subsidiaries or their respective businesses.

Section 4.29. Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.30. Sufficiency of Assets. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course.

Section 4.31. No Additional Representation or Warranties. Except as provided in and this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.8, Section 5.12 and Section 5.15), or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1. Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2. Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and by Acquiror as the sole shareholder, as applicable, of Merger Sub and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i) each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(ii) each of those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 8.2(b), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(c) The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(d) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3. No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 5.4. Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. For the past three (3) years, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since August 20, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since August 20, 2020, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Except for the Form 4 filed on October 26, 2020, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) Since August 20, 2020, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on the NYSE.

(d) The Acquiror SEC Filings contain true and complete copies of the unaudited condensed balance sheet as of September 30, 2020, condensed statement of cash flows for the period from June 4, 2020 (inception) through September 30, 2020, condensed statement of operations, and changes in shareholders’ equity of Acquiror for the three months ended September 30, 2020 and the period from June 4, 2020 (inception) through September 30, 2020, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, and (iii) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter.

Section 5.8. Trust Account. As of the date of this Agreement, Acquiror has at least $200,000,000.00 in the Trust Account (including, if applicable, an aggregate of approximately $7,000,000.00 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of August 20, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC

Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10. Absence of Changes. Since June 4, 2020, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.11. No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror is $22,100 divided into (i) 200,000,000 shares of Acquiror Class A Common Stock, 20,000,000 of which are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 shares of Acquiror Class B Common Stock, of which 5,000,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Merger for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 10,000,000 Acquiror Common Warrants and 6,000,000 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (x) August 25, 2021 and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The Aggregate Merger Consideration and the Acquiror Common Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements, in the form attached to Section 5.12(e) of the Acquiror Disclosure Letter, with PIPE Investors, true and correct copies of which have been provided to the Company prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Domesticated Acquiror Common Stock for a PIPE Investment Amount of at least $100,000,000 (such amount, the “Minimum PIPE Investment Amount”), at least $11,750,000 of which is in respect of such shares to be so purchased by one or more PIPE Investors set forth on Annex I to Section 5.12(e) of the Acquiror Disclosure Letter. On or prior to the date of this Agreement, Acquiror has identified to the Company each of the PIPE Investors (or has caused the identification of each such PIPE Investor to the Company) and, to the knowledge of Acquiror, the Company has not exercised its right to reasonably object to any such PIPE Investor as of the date of this Agreement. Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms.

(f) Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13. Brokers’ Fees. Except fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14. Indebtedness. Neither Acquiror nor Merger Sub have any Indebtedness.

Section 5.15. Taxes.

(a) All material Tax Returns required to be filed by the Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) by the Acquiror or Merger Sub have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unresolved or unpaid.

(e) There are no audits, examinations or other Legal Proceedings with respect to any Taxes of Acquiror or Merger Sub in excess of $15,000 (determined individually or in the aggregate) presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Acquiror or Merger Sub.

(f) No written claim has been made by any Governmental Authority where the Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g) Neither the Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Acquiror and/or Merger Sub and customary commercial contracts not primarily related to Taxes that were entered into with persons who are not Affiliates or equity owners of Acquiror).

(h) Neither the Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(i) Neither the Acquiror nor Merger Sub is liable for Taxes of any other Person (other than the Acquiror or Merger Sub) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial contracts not primarily related to Taxes).

(j) Neither Acquiror nor Merger Sub has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(k) Neither the Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition by the Acquiror or Merger Sub made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized by the Acquiror or Merger Sub prior to the Closing, (iii) change in method of accounting of the Acquiror or Merger Sub for a taxable period (or portion thereof) beginning after the Domestication and ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by the Acquiror or Merger Sub prior to the Closing.

(l) Acquiror and Merger Sub have not knowingly taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Neither Acquiror nor Merger Sub has any plan or intention to cause or permit the Company to liquidate, merge, transfer all or substantially all of the assets of the Company, or otherwise dissolve promptly after the Closing Date.

(m) Acquiror has not ever owned any equity interest in another Person (other than Merger Sub).

Section 5.16. Business Activities.

(a) Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $500,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.17. NYSE Stock Market Quotation. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “CLA”. The Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CLA WS”. As of the Closing, after giving effect to the Domestication and the other transactions contemplated by this Agreement (and by the other agreements contemplated hereby) to occur prior to the Closing, the Domesticated Acquiror Common Stock and the Domesticated Acquiror Warrants will be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the NYSE or Nasdaq. Acquiror is in compliance with the rules of the NYSE or Nasdaq, as applicable, and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE, Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NYSE or Nasdaq, as applicable. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.18. Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Shareholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.19. No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by

Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.20. No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or required by Law or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law:

(a) change or amend the Governing Documents of the Company;

(b) make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company Capital Stock or equity interests;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company Capital Stock or equity interests in a manner that would increase the Aggregate Merger Consideration payable to the stockholders of the Company;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company, except for (i) the acquisition by the Company of any shares of capital stock, membership interests or other equity interests of the Company or of any Company Options and Company Restricted Stock in connection with the repurchase, forfeiture or cancellation of such interests, Company Options and Company Restricted Stock, (ii) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options, and (iii) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the Company Options and Company Restricted Stock;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, or any Real Property Lease, in each case, other than in the ordinary course of business or as required by Law;

(f) sell, assign, transfer, license, sublicense, convey, lease, covenant not to assert, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse, or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) the sale of inventory in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete or worthless equipment, (iii) transactions among the Company and its Subsidiaries or among its Subsidiaries and (iv) transactions in the ordinary course of business;

(g) acquire any ownership interest in any real property;

(h) except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 4.12 of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, (ii) terminate, adopt, enter into or materially amend or grant any new awards under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan as of the date hereof, (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except such increases to any such individuals who are not directors or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, (iv) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, (v) hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $250,000, other than in the ordinary course of business consistent with past practice, or (vi) terminate the employment or engagement, other than for cause, death or disability, of any employee or independent contractor with an annual base compensation in excess of $250,000;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j) incur or assume any indebtedness for borrowed money under that certain Loan and Security Agreement, dated as of November 27, 2018, by and between the Company and Silicon Valley Bank, as amended from time to time (or any amendment, replacement or refinancing thereof);

(k) (i) make or change any material election in respect of Taxes in a manner inconsistent with past practice, (ii) amend, modify or otherwise change any filed Tax Return in a manner that is material to the Company and its Subsidiaries, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement (other than customary commercial contracts entered into in the ordinary course of business not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes, (vii), file any Tax Return of the Company or its Subsidiaries in a manner that is materially inconsistent with the past practices of the Company (or file any IRS Form 1120 of the Company without (a) giving Acquiror an opportunity to review such Tax Return and (b) incorporating any reasonable comments provided by Acquiror on such Tax Return), or (viii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(l) knowingly take any action, or fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(m) authorize for issuance, issue, sell, transfer, encumber, dispose or deliver any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock or grant any additional equity or equity-based compensation (including Company Restricted Stock) other than (i) upon the exercise or settlement of Company Options under the Company Incentive Plan and applicable award agreement outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement, and (ii) as required to comply with any Company Benefit Plan as in effect on the date of this Agreement;

(n) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(o) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises are covered by insurance or involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(p) (A) sell, assign, transfer, license, sublicense, covenant not to assert, pledge, encumber, subject to a Lien (other than a Permitted Lien), or grant to, or agree to grant to, any Person rights in or to any Company IP that is material to the Company and its Subsidiaries (other than non-exclusive licenses of Company IP granted to customers or distributors in the ordinary course of business consistent with past practice), or dispose of, cancel, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of immaterial domain names, applicable registration period) or (B) subject any material Company IP to any Copyleft Licenses;

(q) disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any Trade Secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

(r) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(r) of the Company Disclosure Letter, in the aggregate;

(s) manage the Company’s and its Subsidiaries’ working capital in a manner other than in the ordinary course of business consistent with past practice;

(t) enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(u) terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(v) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(w) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any material insurance policy insuring the business of the Company or any of the Company’s Subsidiaries;

(x) cease conducting, or enter into any new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;

(y) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law; or

(z) enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3. Preparation and Delivery of Additional Company Financial Statements.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Acquiror audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2019 and December 31, 2018, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the

Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Acquiror audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2020, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “2020 Financial Statements”, and together with the PCAOB Financial Statements, the “Updated Financial Statements”); provided, that upon delivery of such 2020 Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(c) If the Effective Time has not occurred prior to May 14, 2021, as soon as reasonably practicable following May 14, 2021, the Company shall deliver to Acquiror the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries as of and for the three-month period ending March 31, 2021 (the “Q1 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q1 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q1 Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

Section 6.4. Affiliate Agreements. All Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.4 of the Company Disclosure Letter.

Section 6.5. Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, not to, directly or indirectly: (i) initiate, solicit or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) execute or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other arrangement or agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (iv) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or (v) agree or otherwise commit to enter into or engage in any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties and their respective representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company shall promptly (and in any event within two Business Days) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any

Acquisition Proposal, which notice shall include a summary of the material terms of such inquiry, proposal, offer or request for information. The Company shall promptly (and in any event within twenty-four (24) hours) keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.1. Employee Matters.

(a) Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt, subject to receipt of Acquiror Shareholder Approval (w) an incentive equity plan in the form attached hereto as Exhibit D (with such changes that may be agreed in writing by Acquiror and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either the Acquiror or the Company, as applicable)) (the “Incentive Equity Plan”), (x) the form of Stock Option Agreement attached hereto as Exhibit E, and (y) the form of Restricted Stock Unit Agreement attached hereto as Exhibit F, in each case, effective as of the Closing Date. Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2. Trust Account. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3. NYSE Listing. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the NYSE, and shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of Acquiror Common Stock issuable in the

Merger and the Domestication, and shall obtain approval for the listing of such shares of Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4. No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5. Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement (including as contemplated by the PIPE Investment), in connection with the Domestication or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements or as required by Law:

(i) seek any approval from the Acquiror Shareholders, to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub Capital Stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub Capital Stock or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii) make or change any material election in respect of Taxes, (A) amend, modify or otherwise change any filed material Tax Return, (B) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (C) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (D) settle any claim or assessment in respect of material Taxes, (E) surrender or allow to expire any right to claim a refund of material Taxes, (F) file any Tax Return in a manner that is inconsistent with the past practices of Acquiror and Merger Sub or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(iv) knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(v) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub

(including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (x) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, (y) incurred between Acquiror and Merger Sub;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business);

(viii) (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(ix) enter into any agreement to do any action prohibited under this Section 7.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.6. Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Acquiror shall consist of up to seven (7) directors, which shall initially include:

(i) one (1) Class II (as defined in the Certificate of Incorporation of Acquiror upon Domestication) director nominee reasonably satisfactory to the Company to be designated by Acquiror pursuant to written notice to be delivered to the Company as soon as reasonably practicable following the date of this Agreement; and

(ii) up to six (6) director nominees to be designated by the Company pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement;

(b) the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of NYSE rules, each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time; and

(c) the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter (as may be updated by the Company prior to Closing following written notice to Acquiror), who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 7.7. Domestication. Subject to receipt of the Acquiror Shareholder Approval, at least one day prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Acquiror Class A Common Stock; (ii) immediately following the conversion described in clause (i), each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Cayman Acquiror Unit shall convert automatically into a Domesticated Acquiror Unit.

Section 7.8. Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.

(b) For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.8.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.9. Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.10. PIPE Subscriptions. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements. Subject to the immediately preceding sentence, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

Section 7.11. Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s stockholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE VIII

JOINT COVENANTS

Section 8.1. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Acquiror shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(d) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e) The Acquiror shall be responsible for and pay the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 8.2. Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Audited Financials, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Common Stock, Domesticated Acquiror Warrants and units comprising such to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock and Acquiror Common Warrants and units comprising such, respectively, in the Domestication, and (B) the shares of Domesticated Acquiror Common Stock that constitute the Aggregate Merger Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE or Nasdaq, as applicable) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or

(B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(v) The Registration Statement, to the extent permitted by applicable rules and regulations of the SEC, also will register the resale of the shares of Acquiror Common Stock that constitute the Aggregate Merger Consideration, other than certain equity securities issuable under the Incentive Equity Plan that are based on Acquiror Common Stock and constitute a portion of the Aggregate Merger Consideration, which shall instead be registered pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with Section 7.1(a).

(b) Acquiror Shareholder Approval. Acquiror shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Section 710 of the NYSE Listing Rules for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Ouster, Inc.”, (C) amendment and restatement of Acquiror’s Governing Documents, in the form attached as Exhibits A and B to this Agreement (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled advisory proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Domestication and Merger, (F) approval of the issuance of more than one percent (1%) of Acquiror’s outstanding common stock to a “related party” pursuant to the rules of the NYSE as contemplated by the Subscription Agreements with the applicable PIPE Investors, (G) approval of the adoption by Acquiror of the equity plans described in Section 7.1, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’

Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that, without the consent of the Company, the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

(c) Company Stockholder Approvals. Upon the terms set forth in this Agreement, the Company shall (i) use its reasonable best efforts to solicit and obtain the Company Stockholder Approvals in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement) promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, as soon as reasonably practicable after the Registration Statement is declared effective. If such meeting of the stockholders of the Company is convened, the Company shall obtain the Company Stockholder Approvals at such meeting of the stockholders of the Company and shall take all other action necessary or advisable to secure the Company Stockholder Approvals as soon as reasonably practicable after the Registration Statement is declared effective.

Section 8.3. Support of Transaction. Without limiting any covenant contained in ARTICLE VI, or ARTICLE VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of ARTICLE IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 8.3 will constitute a breach of Section 6.1.

Section 8.4. Tax Matters. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement that are payable by Acquiror, Merger Sub, the Company or its Subsidiaries (“Transfer Taxes”) shall constitute Transaction Expenses. The Company and its Subsidiaries shall, at their own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror will cooperate and join in the execution of any such Tax Returns.

Section 8.5. Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.6. Cooperation; Consultation.

(a) Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request, (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment and the rotation of the Acquiror Common Shares during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided, that each of Acquiror and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless otherwise mutually agreed by the Company and Acquiror in writing; provided, further, that the Company’s financial advisors shall, at the option of such financial advisors, be credited as a placement agent with respect to the PIPE Investment.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of Acquiror, Merger Sub, and the Company. The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Shareholder Approval shall have been obtained;

(b) The Company Stockholder Approvals shall have been obtained;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

(g) The shares of Domesticated Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE.

Section 9.2. Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) (i) The representations and warranties of the Company contained in the first sentence of Section 4.6(a) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements; (ii) the Company Fundamental Representations (other than the first sentence of Section 4.6(a)) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has failed to cure within twenty (20) days after notice (or if earlier, the Agreement End Date).

Section 9.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement and (ii) each of the representations and warranties of Acquiror contained in this Agreement (other than Section 5.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) The Domestication shall have been completed as provided in Section 7.7 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company; and

(d) The amount of cash available in the Trust Account following the Acquiror Shareholder Meeting, plus the PIPE Investment Amount actually received by the Acquiror substantially concurrently with the Closing shall be equal to or greater than $100,000,000.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(c) by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment thereof;

(d) prior to the Closing by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before June 30, 2021 (the “Agreement End Date”), unless Acquiror is in material breach hereof; or

(e) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated August 20, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:

Colonnade Acquisition Corp.

1400 Centrepark Boulevard, Suite 810

West Palm Beach, FL 33401

Attention:	Joseph Sambuco
Remy Trafelet
Email:	sambucoj@colonnadeproperties.com
rw@trafelet.com

with copies to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:	Joel Rubinstein
Matthew Kautz
Email:	joel.rubinstein@whitecase.com
mkautz@whitecase.com

(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Ouster, Inc.

350 Treat Ave

San Francisco, CA 94110

Attention:	Angus Pacala, CEO
Anna Brunelle, CFO
Email:	angus.pacala@ouster.io
anna.brunelle@ouster.io

with copies to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention:	Justin G. Hamill
Ryan Maierson
Benjamin Potter
Email:	justin.hamill@lw.com
ryan.maierson@lw.com
benjamin.potter@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of Acquiror, in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9. Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10. Entire Agreement. (i) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (ii) the Sponsor Support Agreement and Company Holders Support Agreement and (iii) the Non-Disclosure Agreement, dated as of September 17, 2020, between Acquiror and the Company or its Affiliate (the “Confidentiality Agreement”) (clause (ii), (iii) and (iv), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17. Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2 or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18. Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Colonnade Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Ouster Group, on the other hand, any legal counsel, including White & Case LLP (“W&C”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Colonnade Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby)

between or among Acquiror, the Sponsor and/or any other member of the Colonnade Group, on the one hand, and W&C, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Colonnade Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Ouster Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Colonnade Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”) that represented the Company prior to the Closing may represent any member of the Ouster Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Ouster Group, on the one hand, and Latham, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Ouster Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

COLONNADE ACQUISITION CORP.

By:	/s/ Remy Trafelet
Name: Remy Trafelet
Title: Chief Executive Officer and Director

BEAM MERGER SUB, INC.

By:	/s/ Remy Trafelet
Name: Remy Trafelet
Title: Chief Executive Officer and Director

OUSTER, INC.

By:	/s/ Angus Pacala
Name: Angus Pacala
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of December 21, 2020, by and among Colonnade Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Colonnade Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below))) (“Acquiror”), and Ouster Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,000,000 shares of Acquiror Class B Common Stock and 6,000,000 Acquiror Private Placement Warrants in the aggregate as set forth on Schedule I attached hereto (collectively, the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, Beam Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by and comply with Sections 7.4 (No Solicitation by Acquiror) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of Acquiror, Sponsor shall not, without the prior written consent of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy

Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by Sponsor (unless the transferee agrees to be bound by this Sponsor Agreement), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Section 1.3 New Shares. In the event that (a) any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Shares or Acquiror Warrants of, on or affecting the Acquiror Common Shares or Acquiror Warrants owned by Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any Acquiror Common Shares or other equity securities of Acquiror after the date of this Sponsor Agreement (such Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Subject Securities owned by Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, the Sponsor Holdco shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Company, the Sponsor Holdco, certain of the Company’s stockholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit C to the Merger Agreement.

Section 1.5 Sponsor Agreements.

(a) At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, Sponsor shall (i) appear at each such meeting or otherwise cause all of its Acquiror Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Shares:

(i) in favor of each Transaction Proposal;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(iii) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;

(iv) against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals); and

(v) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

Sponsor hereby agrees that Sponsor shall not commit or agree to take any action inconsistent with the foregoing.

(b) Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Insider Letter (as defined below), including the obligations of the Sponsor pursuant to Section 1 therein to not redeem any Acquiror Common Shares owned by Sponsor in connection with the transactions contemplated by the Merger Agreement.

(c) During the period commencing on the date hereof and ending on the earlier of the Effective Date and the termination of the Merger Agreement pursuant to Section 10.1 thereof, without the prior written consent of the Company, Sponsor shall not modify or amend any Contract listed on Schedule II hereto.

Section 1.6 Further Assurances. Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.7 No Inconsistent Agreement. Sponsor hereby represents and covenants that Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.

Section 1.8 No Amendment to Insider Letter. Neither the Sponsor nor Acquiror shall amend, terminate or otherwise modify that certain letter agreement, dated as of August 20, 2020, by and among the Acquiror, the Sponsor and certain of the Acquiror’s current and former officers and directors (the “Insider Letter”), without the Company’s prior written consent.

Section 1.9 Wavier of Anti-Dilution Provision. The Sponsor hereby (but subject to the consummation of the Merger) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated memorandum and articles of association of Acquiror (as may be amended from time to time, the “Articles”), the provisions of Article 17.3 of the Articles to have the Acquiror Class B Common Stock convert to Acquiror Class A Common Stock at a ratio of greater than one-for-one. The waiver specified in this Section 1.9 shall be applicable only in connection with the transactions contemplated by the Merger Agreement and this Sponsor Agreement (and any shares of Acquiror Class A Common Stock or equity-linked securities issued in connection with the transactions contemplated by the Merger Agreement and this Sponsor Agreement) and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Sponsor. Sponsor represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of Sponsor. If Sponsor is an individual, Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b) Ownership. Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of Sponsor’s Subject Securities listed across from Sponsor’s name on Schedule I hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the Insider Letter or (v) any applicable securities Laws. Sponsor’s Subject Securities are the only equity securities in Acquiror owned of record or beneficially by Sponsor on the date of this Sponsor Agreement, and none of Sponsor’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Insider Letter. Other than the Acquiror Warrants held by Sponsor, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by Sponsor does not, and the performance by Sponsor of his, her or its obligations hereunder will not, (i) if Sponsor is not an individual, conflict with or result in a violation of the organizational documents of Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or Sponsor’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its, his or her obligations under this Sponsor Agreement.

(d) Litigation. There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its, his or her obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except as described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither Sponsor nor any anyone related by blood, marriage or adoption to Sponsor or, to the knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g) Acknowledgment. Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions (except for Section 1.8 of this Sponsor Agreement) shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of Acquiror and (c) the written agreement of the Sponsor, Acquiror, and the

Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This Article III shall survive the termination of this Sponsor Agreement.

Section 3.2 Governing Law. This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

Section 3.4 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.6 Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.

Section 3.7 Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

Colonnade Acquisition Corp.

1400 Centrepark Boulevard, Suite 810

West Palm Beach, FL 33401

Attention:      Joseph Sambuco

                      Remy Trafelet

Email:            sambucoj@colonnadeproperties.com

                        rw@trafelet.com

with a copy to (which will not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:      Joel Rubinstein

                      Matthew Kautz

Email:            joel.rubinstein@whitecase.com

                        mkautz@whitecase.com

If to the Company:

Ouster, Inc.

350 Treat Ave

San Francisco, CA 94110

Attention:      Angus Pacala, CEO

                      Anna Brunelle, CFO

Email:            angus.pacala@ouster.io

                        anna.brunelle@ouster.io

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Ave

New York, NY 10022

Attention:      Justin G. Hamill

                      Ryan Maierson

                      Benjamin Potter

Email:            justin.hamill@lw.com

                       ryan.maierson@lw.com

                       benjamin.potter@lw.com

If to a Sponsor:

To Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:      Joel Rubinstein

                      Matthew Kautz

Email:            joel.rubinstein@whitecase.com

                       mkautz@whitecase.com

Section 3.9 Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Trust Account Waiver. Section 11.1 of the Merger Agreement is hereby incorporated into this Sponsor Agreement, mutatis mutandis.

Section 3.11 Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsor, Acquiror, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSOR:

COLONNADE SPONSOR LLC

By:	/s/ Joseph S. Sambuco
Name: Joseph Sambuco
Title: Manager

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

COLONNADE ACQUISITION CORP.

By:	/s/ Remy Trafelet
Name: Remy Trafelet
Title: Chief Executive Officer and Director

[Signature Page to Sponsor Support Agreement]

COMPANY:

OUSTER, INC.

By:	/s/ Angus Pacala
Name: Angus Pacala
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Annex C

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of December 21, 2020, is entered into by and among Colonnade Acquisition Corp., a Cayman Islands exempted company (which shall be domesticated as a Delaware corporation prior to the closing of the Merger (as defined herein) and in connection therewith change its name to Ouster, Inc.) (“Acquiror”), Ouster, Inc., a Delaware corporation (the “Company”) and certain of the stockholders of the Company, whose names appear on the signature pages of this Agreement (such stockholders, the “Stockholders”, and Acquiror, the Company and the Stockholders, each a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, concurrently herewith, Acquiror, the Company and Beam Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder is the record and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and is entitled to dispose of and vote, the number of shares of Company Common Stock and Company Preferred Stock set forth opposite such Stockholder’s name on Schedule 1 of this Agreement (collectively, with respect to each Stockholder, such Stockholder’s “Owned Shares”); and such Owned Shares, together with (1) any additional shares of Company Common Stock and Company Preferred Stock (or any securities convertible into or exercisable or exchangeable for Company Common Stock or Company Preferred Stock) in which such Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities and (2) any additional shares of Company Common Stock and Company Preferred Stock with respect to which such Stockholder has the right to vote through a proxy, the “Covered Shares”);

WHEREAS, pursuant to their terms, upon consummation of the Merger, each of the following agreements will automatically terminate without any further action on the part of the parties thereto pursuant to their respective terms: (i) that certain Amended and Restated Investors’ Rights Agreement, dated as of April 9, 2020, by and among the Company and the Investors (as defined therein) (the “Investors’ Rights Agreement”), (ii) that certain Amended and Restated Voting Agreement, dated as of April 3, 2020, by and among the Company and the Stockholders (as defined therein) (the “Voting Agreement”) and (iii) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April 3, 2020, by and among the Company and the Investors (as defined therein) (the “ROFR Agreement” and, together with the Investors’ Rights Agreement and the Voting Agreement, the “Investment Agreements”); and

WHEREAS, as a condition and inducement to the willingness of Acquiror and Merger Sub to enter into the Merger Agreement, the Company and the Stockholders are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, Merger Sub and each Stockholder hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 3 and the last paragraph of this Section 1, the Stockholder, solely in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees, and agrees to cause any other holder of record of any of the Stockholder’s Covered Shares, to validly execute and deliver to the Company in respect of all of the Stockholder’s Covered Shares, on (or effective as of) the third (3rd) Business Day following the date that the consent solicitation statement/prospectus included in the Registration Statement is disseminated to the Company’s stockholders (following the date that the Registration Statement becomes effective), a written consent in respect of all of the Stockholder’s Covered Shares approving the Merger, the Merger Agreement, the other transactions contemplated thereby and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Merger Agreement. In addition, subject to the last paragraph of this Section 1, prior to the Termination Date (as defined herein), the Stockholder, in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, such Stockholder shall, and shall cause any other holder of record of any of such Stockholder’s Covered Shares to:

(a) exercise the drag-along rights set forth in Section 2.9 of the Voting Agreement;

(b) when such meeting is held, appear at such meeting or otherwise cause the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder) in favor of the Merger and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Merger Agreement;

(d) in any other circumstances upon which a consent or other approval is required under the Company’s Governing Documents or the Investment Agreements or otherwise sought with respect to the Merger Agreement or the other transactions contemplated by the Merger Agreement, vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Covered Shares held at such time in favor thereof;

(e) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares against (i) any Acquisition Proposal and (ii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Agreement.

The obligations of each Stockholder specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the Company Board or the Company Board has previously recommended the Merger but changed such recommendation.

2. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder shall not (i) enter into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of the Company, Acquiror, Merger Sub and the Stockholder (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”) and the representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement; provided, that the provisions set forth in Sections 10 through 21 shall survive the termination of this Agreement.

4. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants (severally and not jointly as to itself only) to the Acquiror as follows:

(a) Such Stockholder is the sole beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to or has a valid proxy to vote such shares, such Stockholder’s Covered Shares, free and clear of any Liens (other than as created by this Agreement or the organizational documents of the Company (including, for the purposes hereof, any agreements between or among stockholders of the Company). As of the date hereof, other than the Owned Shares set forth opposite such Stockholder’s name on Schedule 1, such Stockholder does not own beneficially or of record any shares of Company Common Stock or Company Preferred Stock (or any securities convertible into shares of Company Common Stock or Company Preferred Stock) or any interest therein.

(b) Such Stockholder in each case except as provided in this Agreement, the Investment Agreements or the Governing Documents of the Company, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(c) Such Stockholder affirms that (i) if the Stockholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transaction contemplated hereby, and (ii) if the Stockholder is not a natural person, (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, subject to the due execution and delivery of this Agreement by each other Party hereto, constitutes a legally valid and binding agreement of such Stockholder enforceable against the Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Merger or the other transactions contemplated by the Merger Agreement.

(e) The execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of such Stockholder (if such Stockholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Stockholder pursuant to any Contract binding upon such Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable Law to which such Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that, in any manner, questions the beneficial or record ownership of the Stockholder’s Covered Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Agreement.

(g) The Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the Merger Agreement and has independently and based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Stockholder acknowledges that the agreements contained herein with respect to the Covered Shares held by the Stockholder are irrevocable.

(h) Such Stockholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(i) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror or the Company is or could be liable in connection with the Merger Agreement or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by such Stockholder in his, her or its capacity as a stockholder or, to the knowledge of such Stockholder, on behalf of such Stockholder in his, her or its capacity as a stockholder.

5. Certain Covenants of the Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Subject to Section 6 hereof, prior to the Termination Date, the Stockholder shall not, and, to the extent applicable, shall cause its Affiliates and subsidiaries not to, and shall use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing. Such Stockholder also agrees that immediately following the execution of this Agreement such Stockholder shall, and, to the extent applicable, shall cause each of its Affiliates and subsidiaries to, and shall use such Stockholder’s reasonable best efforts to cause its and their representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. Such Stockholder shall promptly (and in any event within two Business Days) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of such inquiry, proposal or offer (and shall include any other documents evidencing or specifying the terms of such proposal, offer, inquiry or request).

Such Stockholder shall promptly (and in any event within twenty-four (24) hours) keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

Notwithstanding anything in this Agreement to the contrary, (i) such Stockholder shall not be responsible for the actions of the Company or the Board of Directors of the Company (or any committee thereof), any subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (ii) such Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Section 6.5 of the Merger Agreement shall not be considered a breach of this Section 5(a) (it being understood that, for the avoidance of doubt, such Stockholder or his, her or its representatives (other than any such representative that is a Company Related Party) shall remain responsible for any breach by such Stockholder or his, her or its representatives of this Section 5(a)).

(b) Each Stockholder hereby agrees, prior to the Termination Date, not to (except in each case pursuant to the Merger Agreement), (i) directly or indirectly, (a) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or (b) enter into any Contract or option with respect to the Transfer of, any of such Stockholder’s Covered Shares, or (ii) publicly announce any intention to effect any transaction specified in clauses (a) or (b), or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Stockholder or to another Stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 5(b) shall not relieve the Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 5(b) with respect to the Stockholder’s Covered Shares shall be null and void.

(c) Each Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

6. Further Assurances. From time to time, at Acquiror’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by the Merger Agreement and this Agreement. Each Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby.

7. Disclosure. Such Stockholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

8. Changes in Capital Stock. In the event (i) of a stock split, stock dividend or distribution, or any change in Company Common Stock or Company Preferred Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, (ii) the Stockholder purchases or otherwise acquires beneficial ownership of any Company Common Stock or Company Preferred Stock or (iii) the Stockholder acquires the right to vote or share in the voting of any Company Common Stock or Company Preferred Stock, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Acquiror, Merger Sub, the Company and the applicable Stockholder.

10. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties hereto at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 11):

if to the Stockholder, to the address or email address set forth opposite such Stockholder’s name on Schedule 1, or in the absence of such address or email address being set forth on Schedule 1, the address (including email) set forth in the Company’s books and records, with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attn:    Justin Hamill

            Ryan Maierson

            Benjamin Potter

Email: Justin.Hamill@lw.com

            Ryan.Maierson@lw.com

            Benjamin.Potter@lw.com

if to Acquiror or Merger Sub, to it at:

Colonnade Acquisition Corp.

1400 Centrepark Blvd, Suite 810

West Palm Beach, FL 33401

Attn:    Joseph Sambuco

            Remy Trafelet

Email: sambucoj@colonnadeproperties.com

            rw@trafelet.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn:    Joel Rubinstein

            Matthew Kautz

Email: joel.rubinstein@whitecase.com

            m.kautz@whitecase.com

12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.

13. Entire Agreement; Time of Effectiveness. This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof. This Agreement shall not be effective or binding upon the Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Acquiror and Merger Sub.

14. No Third-Party Beneficiaries. The Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided that the Company shall be an express third party beneficiary with respect to Section 4 and Section 5(b).

15. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Laws of another jurisdiction other than the State of Delaware.

(b) In addition, each of the parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 11.

(c) EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Stockholders in whole or in part (whether by operation of Law or otherwise) without the prior written consent of Acquiror and the Company or (b) be assigned by Acquiror or the Company in whole or in part (whether by operation of law or otherwise) without the prior written consent of (i) the Company or Acquiror, respectively, and (ii) the applicable Stockholder. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

17. Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any state or federal court located in the State of Delaware, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

18. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

20. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

21. Capacity as a Stockholder or Proxy holder. Notwithstanding anything herein to the contrary, the Stockholder or proxy holder signs this Agreement solely in the Stockholder’s or Proxy holder’s capacity as a stockholder or proxy holder of the Company, and not in any other capacity and this Agreement shall not limit, prevent or otherwise affect the actions of the Stockholder, proxy holder or any Affiliate, employee or designee of the Stockholder or proxyholder, or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of the Company or any Subsidiary of the Company. No Stockholder shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement by any other Stockholder that is also a Party hereto and each Stockholder shall solely be required to perform its obligations hereunder in its individual capacity.

22. Affiliate Agreements. The Stockholder hereby agrees and consents to the termination of all affiliate arrangements indicated for termination on Section 6.4 of the Company Disclosure Letter to which the Stockholder is party, effective as of the Effective Time without any further liability or obligation to the Company, the Company’s Subsidiaries or Acquiror.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

COLONNADE ACQUISITION CORP.

By:	/s/ Remy Trafelet
Name: Remy Trafelet
Title: Chief Executive Officer and Director

OUSTER, INC.

By:	/s/ Angus Pacala
Name:	Angus Pacala
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

THE CHELST IRREVOCABLE TRUST DATED JUNE 15, 2016

By:	/s/ Dolly Hawkins
Name: Dolly Hawkins
Title: Trustee

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

THE SUSAN L. HEYSTEE FAMILY IRREVOCABLE TRUST ESTABLISHED NOVEMBER 11, 2020

By:	/s/ Dolly Hawkins
Name: Dolly Hawkins
Title: Trustee

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

BANYAN VENTURE HOLDINGS LLC

By:	/s/ Krishna Kantheti
Name: Krishna Kantheti
Title: Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

CARTHONA CAPITAL FS PTY LTD (ACN 600 937 933) AS TRUSTEE FOR THE CARTHONA OUSTER NO.2 TRUST (ABN 17 818 905 922)

By:	/s/ James Synge

Name: James Synge
Title: Director

CARTHONA CAPITAL FS PTY LTD ATF CARTHONA OUSTER TRUST

By:	/s/ James Synge

Name: James Synge
Title: Director

CCVF1 (HP) SERVICES PTY LTD (ACN 620 088 459) IN ITS CAPACITY AS THE TRUSTEE FOR THE CARTHONA CAPITAL VENTURE FUND (HP) NO. 1 (ABN 93 305 716 604)

By:	/s/ James Synge

Name: James Synge
Title: Director

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

CCVF2 (HP) SERVICES PTY LTD ACN 637 907 414 AS TRUSTEE FOR THE CARTHONA CAPITAL VENTURE FUND (HP) NO. 2 ABN 11 878 913 827

By:	/s/ James Synge

Name: James Synge
Title: Director

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

CCVF1 (HP) SERVICES PTY LTD (ACN 620 088 459) IN ITS CAPACITY AS THE TRUSTEE FOR THE CARTHONA CAPITAL VENTURE FUND (HP) NO. 1 (ABN 93 305 716 604) PART A

By:	/s/ James Synge
Name: James Synge
Title: Director

CCVF1 (HP) SERVICES PTY LTD (ACN 620 088 459) IN ITS CAPACITY AS THE TRUSTEE FOR THE CARTHONA CAPITAL VENTURE FUND (HP) NO. 1 (ABN 93 305 716 604) PART B

By:	/s/ James Synge
Name: James Synge
Title: Director

CCVF1 (HP) SERVICES PTY LTD (ACN 620 088 459) IN ITS CAPACITY AS THE TRUSTEE FOR THE CARTHONA CAPITAL VENTURE FUND (HP) NO. 1 (ABN 93 305 716 604) PART C

By:	/s/ James Synge
Name: James Synge
Title: Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

COX INVESTMENT HOLDINGS, INC.

By:	/s/ Dallas Clement
Name: Dallas Clement
Title: General Partner

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

GAC ACQUISITION LLC

By:	/s/ Riaz Valani

Name: Riaz Valani
Title: Director

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

OIG OUSTER III, LLC

By:	/s/ Matt Stamborski
Name: Matthew T. Stamborski
Title: Manager/Partner

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

OIG OUSTER IV, LLC

By:	/s/ Kyle Veenstra
Name: Kyle M. Veenstra
Title: Partner/Manager

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

SHARING LLC OUSTER PS

By:	/s/ Jacob Goldfield
Name: Jacob Goldfield
Title: Manager

SHARING LLC OUSTER 2 PS

By:	/s/ Jacob Goldfield
Name: Jacob Goldfield
Title: Manager

SHARING LLC OUSTER 3 PS

By:	/s/ Jacob Goldfield
Name: Jacob Goldfield
Title: Manager

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

TAO INVEST II LLC

By:	/s/ Nick Pritzker
Name: Nick Pritzker
Title: Partner

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

INVESTOR:

/s/ Anna Brunelle
Anna Brunelle

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

INVESTOR:

/s/ Zachary Frankel
Zachary Frankel

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

INVESTOR:

/s/ Mark Frichtl
Mark Frichtl

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

INVESTOR:

/s/ Susan Heystee
Susan Heystee

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

INVESTOR:

/s/ Angus Pacala
Angus Pacala

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

INVESTOR:

/s/ Myra Pasek
Myra Pasek

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

INVESTOR:

/s/ Darien Spencer
Darien Spencer

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

INVESTOR:

/s/ Eric Younge
Eric Younge

Annex D

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on December 21, 2020, by and between Colonnade Acquisition Corp., a Cayman Islands exempted company (which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined herein) and in connection therewith change its name to Ouster, Inc.) (the “Company”), and the undersigned subscriber (“Subscriber”).

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, the Company is entering into a definitive agreement with Ouster, Inc., a Delaware corporation (“Ouster”), and the other parties thereto, providing for the acquisition of Ouster (the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement, the “Transaction”);

WHEREAS, prior to the closing of the Transaction, the Company will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Article 206 of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”), and in connection with the Domestication and the Transaction, change its name to Ouster, Inc. As part of the Domestication, each Class A ordinary share, par value $0.0001 per share, of the Company (“Ordinary Share”) shall convert into one share of common stock, par value $0.0001 per share, of the Company (“Common Stock”);

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately after the Domestication and immediately prior to or substantially concurrently with the consummation of the Transaction, that number of shares of Common Stock set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and

WHEREAS, on or about the date of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) substantially similar to this Subscription Agreement with certain other investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”), pursuant to which such Other Subscribers have agreed to purchase on the closing date of the Transaction, inclusive of the Subscribed Shares, an aggregate amount of up to 10,000,000 shares of Common Stock, at the Per Share Price (the shares of the Other Subscribers, the “Other Subscribed Shares” and together with the Subscribed Shares, the “Collective Subscribed Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).

Section 2. Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall occur following the Domestication on the closing date of the Transaction (the “Closing Date”), immediately prior to or substantially concurrently with the consummation of the Transaction.

(b) At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than one (1) Business Day prior to the Closing Date, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing, and deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. The Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares (in book entry form) on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within five (5) Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than three (3) Business Days after the anticipated Closing Date specified in the Closing Notice) return the Purchase Price so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver funds to the Company in escrow following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

(c) The Closing shall be subject to the satisfaction, or valid waiver by each of the parties hereto, of the conditions that, on the Closing Date:

(i)

no suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii)

all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including all necessary approvals of the Company’s shareholders and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Transaction Agreement), and the closing of the Transaction shall be scheduled to occur substantially concurrently with or immediately following the Closing; and

(iii)

no governmental authority shall have issued, enforced or entered any judgment or order, which is then in effect and has the effect of making the consummation of the transactions contemplated hereby (including, without limitation, the Domestication) illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby.

(d) The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date, Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; provided, that this condition shall be deemed satisfied unless written notice of such non-compliance is provided by the Company to Subscriber and Subscriber fails to cure such non-compliance in all material respects within five (5) Business Days of receipt of such notice.

(e) The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i)

no amendment, modification or waiver of the Transaction Agreement shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement; and

(ii)

the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; provided, that this condition shall be deemed satisfied unless written notice of such non-compliance is provided by Subscriber to the Company and the Company fails to cure such non-compliance in all material respects within five (5) Business Days of receipt of such notice.

(f) Prior to or at the Closing, Subscriber shall deliver all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber.

Section 3. Company Representations and Warranties. The Company represents and warrants to Subscriber that:

(a) The Company (i) is duly organized, validly existing as a corporation and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company’s ability to consummate the (i) transactions contemplated hereby, including the issuance and sale of the Subscribed Shares, (ii) the Domestication or (iii) the Transaction.

(b) As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents (as adopted on or prior to the Closing Date) or the laws of its jurisdiction of incorporation. As of the Closing Date, the Subscribed Shares will be issued in book entry form and approved for listing on the Stock Exchange (as defined below).

(c) This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally and by the availability of equitable remedies.

(d) Assuming the accuracy of the representations and warranties of Subscriber, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

(e) Assuming the accuracy of the representations and warranties of Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including New York Stock Exchange (the “Stock Exchange”)) or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement with the United States Securities and Exchange Commission (“Commission”) pursuant to Section 5 below, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), if applicable, (iv) those required by the Stock Exchange, including with respect to obtaining shareholder approval, (v) those required to consummate the Transaction as provided under the Transaction Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect.

(f) Except for such matters as have not had and would not be reasonably likely to have a Company Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

(g) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.

(h) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Subscribed Shares.

(i) Except for Barclays Capital Inc. and BTIG, LLC (the “Placement Agents”), no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.

(j) As of their respective filing dates, all reports required to be filed by the Company with the Commission (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports.

(k) As of the date of this Subscription Agreement, the authorized share capital of the Company is $22,100 divided into (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, of the Company, 20,000,000 of which are issued and outstanding as of the date of this Subscription Agreement, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share, of the Company, of which 5,000,000 shares are issued and outstanding as of the date of this Subscription Agreement, and (iii) 1,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Subscription Agreement ((i), (ii) and (iii) collectively, the “Company Securities”). The foregoing represents all of the issued and outstanding

Company Securities as of the date of this Subscription Agreement. All issued and outstanding Company Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable law, including federal and state securities laws, and all requirements set forth in (1) the Company’s Amended and Restated Memorandum and Articles of Association, as amended from time to time (the “Company Certificate”), and (2) any other applicable contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company Certificate or any contract to which the Company is a party or otherwise bound.

(l) There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares or (ii) the Subscribed Shares to be issued pursuant to any Other Subscription Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date.

(m) The Other Subscription Agreements reflect (i) the same Per Share Purchase Price and (ii) other terms with respect to the purchase of the Subscribed Shares that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds.

Section 4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that:

(a) Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and (ii) has the requisite power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) The execution, delivery and performance by Subscriber of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer or an institutional accredited investor and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares, unless such newly formed entity is an entity in which all of the equity owners are accredited investors and is an “institutional account” as defined by FINRA Rule 4512(c).

(e) Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including, without limitation, a private resale pursuant to so-called rule 4(a) 11/2 of the Securities Act), and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), absent a change in law, receipt of regulatory no-action relief or an exemption, until at least one year from the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, Ouster, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

(g) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and its subsidiaries, including Ouster (collectively, the “Acquired Companies”) and the Transaction. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has reviewed the Company’s filings with the Commission. Subscriber acknowledges and agrees that none of the Placement Agents, or any affiliate of the Placement Agents, has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. None of the Placement Agents or any of their respective affiliates has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the

Subscribed Shares and the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, none of the Placement Agents or any of their respective affiliates has acted as a financial advisor or fiduciary to Subscriber. The Subscriber agrees that none of the Placement Agents shall be liable to any Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with Subscriber’s purchase of the Subscribed Shares.

(h) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company and/or Ouster, or their respective representatives or affiliates, or by means of contact from the Placement Agents and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company and/or Ouster, or their respective affiliates, or between Subscriber and the Placement Agents. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general advertising or, to its knowledge, general solicitation and (ii) to its knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(i) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Neither the Company nor any of its affiliates has offered Subscriber any tax advice relating to Subscriber’s investment in the Subscribed Shares, or made any representations, warranties or guarantees regarding the tax consequences of Subscriber’s investment in the Subscribed Shares.

(j) Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(k) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(l) Subscriber is not, and is not owned or controlled by or acting on behalf of (in connection with this Transaction), a Sanctioned Person. Subscriber is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required by applicable law, it maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors against Sanctions-related lists of blocked or restricted persons. Subscriber further represents and warrants that the funds held by Subscriber and used to purchase the Subscribed Shares are derived from lawful activities. For purposes of this Agreement, “Sanctioned Person” means at any time any person or entity: (a) listed on any Sanctions-related list of designated or blocked or restricted persons; (b) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (c) owned or controlled by or acting on behalf of any of the foregoing. “Sanctions”

means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations and (d) Her Majesty’s Treasury.

(m) Subscriber, together with its affiliates holding the Subscribed Shares, are not currently (and at all times through Closing will refrain from being or becoming) members of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company or Ouster (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(n) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.

(o) If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

(p) Subscriber at the Closing will have sufficient funds to pay the Purchase Price in escrow pursuant to Section 2.

(q) No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.

(r) Subscriber acknowledges and agrees that the certificate or book entry position representing the Subscribed Shares will bear or reflect, as applicable, a legend substantially similar to the following:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN

EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. THE COMPANY MAY REQUIRE THE DELIVERY OF A WRITTEN OPINION OF COUNSEL, CERTIFICATIONS AND/OR ANY OTHER INFORMATION IT REASONABLY REQUIRES TO CONFIRM THE SECURITIES ACT EXEMPTION FOR SUCH TRANSACTION.”

Section 5. Registration Rights.

(a) The Company shall, within thirty (30) calendar days after the Closing (the “Filing Deadline”), file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”), and use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the earlier of (A) the filing of the Registration Statement and (B) Filing Deadline and (ii) the 10th Business Day after the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Deadline”); provided, however, that the Company’s obligations to include Subscriber’s Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to, at its expense, cause such Registration Statement to remain effective with respect to Subscriber, keep any qualification, exemption or compliance under state securities laws which the Company determines to obtain continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of (i) two years from the issuance of the Subscribed Shares, (ii) the date on which all of the Subscribed Shares shall have been sold, or (iii) on the first date on which the undersigned can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale, the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable); provided that, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements(such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, Subscriber will deliver to the Company or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up. The Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscribed Shares.

(b) The Company shall advise Subscriber within five (5) business days:

(i)	when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii)	of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(iii)	of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iv)

of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v)

subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (i) through (v) above constitutes material, nonpublic information regarding the Issuer.

(c) The Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable.

(d) Except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement as contemplated by this Subscription Agreement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) The Company shall use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which the Common Stock have been listed.

(f) The Company shall use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Subscribed Shares required hereby.

Section 6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms or (b) upon the mutual written agreement of the parties hereto and Ouster to terminate this Subscription Agreement; (c) if any of the conditions to the Closing set forth in Section 2 of this Subscription Agreement are not satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing; and (d) on June 30, 2021; provided, that nothing herein will relieve any party from liability for any willful breach hereto prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof. Upon the termination of this Subscription Agreement in accordance with this Section 6, any monies paid by the Subscriber to the Company in connection herewith shall be promptly (and in any event within one business day after such termination) returned to the Subscriber.

Section 7. Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (c) will not seek recourse against the Trust Account for any reason whatsoever; provided, however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company Certificate in respect of the shares of the Company’s Common Stock acquired by any means other than pursuant to this Subscription Agreement or any Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Company acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Company.

Section 8. Indemnity.

(a) The Company agrees to indemnify and hold harmless, to the extent permitted by law, the Subscriber, its directors, and officers, employees, and agents, and each person who controls the Subscriber (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Subscriber (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances in which they were made) not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of the Subscriber expressly for use therein.

(b) The Subscriber agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless the Company, its directors, officers, employees and agents, and each person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Company against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances in which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of the Subscriber expressly for use therein. In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Subscribed Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

(c) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.

(e) If the indemnification provided under this Section 8 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8 from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 8(e) by any seller of Subscribed Shares shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Subscribed Shares pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.

Section 9. Company’s Covenants. At the request of the holder of the Subscribed Shares, and subject to the execution and delivery of such representation letters and other information as the Company or its transfer agent shall reasonably request, the Company shall reasonably cooperate with the holder of the Subscribed Shares to effect the removal of the legend set forth in Section 4(r), and for the Company to issue a certificate without such legend to the holder of the Subscribed Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”), if (i) such Subscribed Shares are sold pursuant to an effective registration statement under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of the Subscribed Shares may be made without registration under the applicable requirements of the Securities Act, or (iii) the Subscribed Shares are sold, assigned or transferred pursuant to Rule 144. The Company shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

Section 10. Miscellaneous.

(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 10(a).

(b) Subscriber acknowledges that the Company, Ouster, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement; provided, however, that the foregoing clause of this Section 10(b) shall not give the Company or the Placement Agents any rights other than those expressly set forth herein. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. Subscriber acknowledges and agrees that each purchase by Subscriber of Subscribed Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. The Company acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

(c) Each of the Company, Ouster, the Placement Agents and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(d) Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(e) The Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at the Subscriber’s direction or pursuant to any understanding with the Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, of the Subscribed Shares until the consummation of the Transactions (or such earlier termination of this Subscription Agreement in accordance with its terms). Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with the Subscriber that have no knowledge of this Subscription Agreement or of the Subscriber’s participation in the Subscription (including the Subscriber’s controlled affiliates and/or affiliates) from entering into any “short sales” and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.

(f) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.

(g) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transaction and remain in full force and effect.

(h) The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall provide such information as may be reasonably requested. Subscriber acknowledges that the Company may file a copy of the form of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company or a registration statement of the Company.

(i) This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto and Ouster.

(j) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(k) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Notwithstanding the foregoing, the parties hereto agree that each of Ouster and its subsidiaries are express third-party beneficiaries (the “Beneficiaries”) of this Subscription Agreement. Each of the parties hereto acknowledge and agree that (i) each of the Beneficiaries shall be entitled to seek and obtain equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement to cause the Company to cause, or directly cause, Subscriber to fund the Purchase Price and cause the Closing to occur substantially concurrently with the Transactions, and (ii) without in any way limiting the foregoing, Ouster is an express-third party beneficiary of Sections 2, 6, 10(b), 10(c), 10(d), 10(f), 10(h), 10(i), 10(l) and 10(u) and shall be entitled to seek and obtain equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of its rights referenced therein. Each party hereto further agrees that each of the Beneficiaries is an express third-party beneficiary of this Section 10(j) and that none of the parties hereto or any of the Beneficiaries shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10(j), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond of similar instrument.

(l) The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Transaction Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the Purchase Price and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 10(l) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any proceeding for which the Company is being granted an award of money damages, the Subscriber agrees that such damages, to the extent payable by such party, shall include, without limitation, damages related to the consideration that is or was to be paid to the Company under the Transaction Agreement and/or this Subscription Agreement and such damages are not limited to an award of out-of-pocket fees and expenses related to the Transaction Agreement and this Subscription Agreement.

(m) In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

(n) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(o) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(p) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in ..pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(q) This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(r) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(s) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 10(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

(t) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties or third party beneficiaries hereto and then only with respect to the specific obligations set forth herein with respect to such party or third party beneficiary. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(u) If, any change in the Common Stock shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Subscribed Shares issued to Subscriber shall be appropriately adjusted to reflect such change.

(v) Subscriber hereby consents to the publication and disclosure in any press release issued by the Company or Ouster, any Form 8-K or Form 6-K filed by the Company with the Commission in connection with the execution and delivery of the Transaction Agreement or the transactions contemplated thereby and the Proxy Statement (as defined in the Transaction Agreement) (and, as and to the extent otherwise required by the federal securities laws, exchange rules, the Commission or any other securities authorities or any rules and regulations promulgated thereby, any other documents or communications provided by the Company or Ouster to any governmental entity or to any securityholders of the Company) of Subscriber’s identity and beneficial ownership of the Subscribed Shares and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or Ouster, a copy of this Agreement, all solely to the extent required by applicable law or any regulation or stock exchange listing requirement. Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission). Notwithstanding the foregoing, the Company shall provide to Subscriber a copy of any proposed disclosure relating to the Subscriber in accordance with the provisions of this Section 10(v) in advance of any publication thereof and shall include such revisions to such proposed disclosure as Subscriber shall reasonably request.

(w) The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transaction. Upon the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber (provided that Subscriber is not, or is not an affiliate of any person who is, an existing investor in Ouster) shall not be in possession of any material, non-public information received from the Company or any of its officers, directors, employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, the Placement Agents, or any of their affiliates in connection with the Transaction.

(x) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, Ouster or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Company and the Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

COLONNADE ACQUISITION CORP.

By:
Name:
Title:

Address for Notices:

with a copy (not to constitute notice) to:

[Signature Page to Subscription Agreement]

[SUBSCRIBER]

By:
Name:
Title:

Address for Notices:

Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:

Price Per Subscribed Share:		$10.00
Aggregate Purchase Price:	$

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

[Signature Page to Subscription Agreement]

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber

and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a “QIB”)

☐	We are subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

B.	ACCREDITED INVESTOR STATUS (Please check the box)

☐

Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

C.	AFFILIATE STATUS
(Please	check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐	Any trust with assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person; or

☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests or one of the following tests.

[Specify which tests:                ]

This page should be completed by Subscriber and constitutes a part of the Subscription Agreement.

SUBSCRIBER:
Print Name:

By:
Name:
Title:

Annex E

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among Ouster, Inc., a Delaware corporation (the “Company”) (formerly known as Colonnade Acquisition Corp., a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), Colonnade Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Colonnade WPB LLC, a Delaware limited liability company (the “Sponsor PIPE Purchaser”), the members of the Sponsor and the Sponsor PIPE Purchaser identified on the signature pages hereto (such members, the “Sponsor Members”), certain former stockholders of Ouster Inc., a Delaware corporation (“Ouster”) identified on the signature pages hereto (such stockholders, the “Ouster Holders” and, collectively with the Sponsor, the Sponsor Members, the Ouster Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of August 20, 2020 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of December 21, 2020, (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Beam Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, and Ouster;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Ouster Holders received shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company;

WHEREAS, on the date hereof, certain other investors (such other investors, collectively, the “Third Party Investor Stockholders”) purchased an aggregate of 8,825,000 shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreement, each dated as of December 21, 2020, entered into by and between the Company and each of the Third Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is the Holder of at least a majority-in-interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Insider Letter” means that certain letter agreement, dated as of August 20, 2020, by and among the Company, the Sponsor and certain of the Company’s current and former officers and directors.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Joinder” shall have the meaning given in Section 5.10.

“Lock-up Period” shall mean (a) with respect to the Sponsor and its respective Permitted Transferees, the Lock-up Periods as defined the Insider Letter and (b) with respect to the Ouster Holders and their respective Permitted Transferees, the Lock-up Period as defined in the Bylaws of the Company.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Ouster” shall have the meaning given in the Preamble hereto.

“Ouster Holders” shall have the meaning given in the Preamble hereto.

“Permitted Transferees” shall mean (a) with respect to the Sponsor and its respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 7(c) of the Insider Letter and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (b) with respect to the Ouster Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 7.12 of the Bylaws of the Company and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (c) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); (b) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Stock; and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses not to exceed $30,000 in the aggregate for each Registration of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders with the approval of the Company, which approval shall not be unreasonably withheld.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Majority Holders” shall mean the Sponsor Member or Sponsor Members holding in the aggregate a majority of the Registrable Securities then held by all of the Sponsor Members.

“Sponsor Members” shall have the meaning given in the Preamble hereto.

“Sponsor PIPE Purchaser” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor Majority Holders or an Ouster Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor Majority Holders and the Ouster Holders.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor Majority Holders or an Ouster Holder (any of the Sponsor Majority Holders or an Ouster Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor Majority Holders may demand not more than one (1) Underwritten Shelf Takedown and the Ouster Holders may demand not more than three (3) Underwritten Shelf Takedowns, in each case, pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the underwriter in an Underwritten Shelf Takedown advises the Demanding Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Demanding Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting (such maximum number of such securities, the “Maximum Number of Securities”) shall be allocated among all participating Holders thereof, including the Demanding Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor Majority Holders or the Ouster Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor Majority Holders the Ouster Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor Majority Holders or the Ouster Holders elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor Majority Holders, the Ouster Holders, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of capital stock other than the

Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the total amount of securities, including Registrable Securities, requested by holders of Registrable Securities to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders). For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is an executive officer, director or Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with an anticipated aggregate offering price of, either (x) at least $100 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such

Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (b) in the good faith judgment of the Board such Registration, be seriously detrimental to the Company and its holders of capital stock and it is therefore essential to defer such filing, initial effectiveness or continued use at such time, the Company shall have the right, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 During the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4 for not more than ninety (90) consecutive calendar days or more than one hundred twenty (120) total calendar days in each case during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the

Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Ouster Inc., 350 Treat Avenue, San Francisco, CA 94110, Attention: Legal Department, Email: myra.pasek@ouster.io, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the Ouster Holders and the Sponsor and the Sponsor Members, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Ouster Holders shall be permitted to transfer its rights hereunder as the Ouster Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Ouster Holder (it being understood that no such transfer shall reduce any rights of such Ouster Holder or such transferees) and (y) the Sponsor and the Sponsor Members shall be permitted to transfer their respective rights hereunder as the Sponsor and Sponsor Members to one or more of their respective affiliates or any direct or indirect partners, members or equity holders of the Sponsor or the Sponsor Members (it being understood that no such transfer shall reduce any rights of the Sponsor or the Sponsor Members or such transferees).

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.

5.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor Majority Holders so long as the Sponsor and the Sponsor Members and their respective affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Ouster Holder so long as such Ouster Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. Other than (i) the Third Party Investor Stockholders who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of August 20, 2020, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as (a) the Sponsor and the Sponsor Members and their respective affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor Majority Holders, and (b) an Ouster Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such Ouster Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8 Term. This Agreement shall terminate on the earlier of (a) the fifth anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Sponsor Majority Holders and each Ouster Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Ouster Inc.
a Delaware corporation

By:
Name:
Title:

HOLDERS:

Colonnade Sponsor LLC
a Delaware limited liability company

By:
	Name:	Joseph S. Sambuco
	Title:	Manager

Colonnade WPB LLC
a Delaware limited liability company

By:
	Name:	Joseph S. Sambuco
	Title:	Manager

Joseph S. Sambuco

Remy Trafelet

James C. Flores

Manny de Zarraga

Chris Glinski

Emil W. Henry

[Signature Page to Amended and Restated Registration Rights Agreement]

The Joseph S. Sambuco 2012 Family Trust

By:
Name:
Title:

Tanpoint (US) Private Limited

By:
Name:
Title:

Beacon Hill Private Limited

By:
Name:
Title:

[Entity Ouster Holders]
a [●]

By:
Name:
Title:

[Individual Ouster Stockholders]

[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among [                ], a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [                ].

Accordingly, the undersigned has executed and delivered this Joinder as of the         day of                 , 20    .

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of

                , 20

[                ]

By:
Name:
Its:

Annex F

OUSTER, INC.

2021 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities.

ARTICLE II.

DEFINITIONS

As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:

2.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. With reference to the Board’s or a Committee’s powers or authority under the Plan that have been delegated to one or more officers pursuant to Section 4.2, the term “Administrator” shall refer to such officer(s) unless and until such delegation has been revoked.

2.2 “Applicable Law” means any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.3 “Award” means an Option, Stock Appreciation Right, Restricted Stock award, Restricted Stock Unit award, Performance Bonus Award, Performance Stock Unit award, Dividend Equivalents award or Other Stock or Cash Based Award granted to a Participant under the Plan.

2.4 “Award Agreement” means an agreement evidencing an Award, which may be written or electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” shall have the meaning ascribed to such term in a Participant’s employment, offer letter, change in control or severance agreement or, in the absence of such definition in any such agreement, shall mean: (i) any material breach by the Participant of any material written agreement between the Participant and the Company and the Participant’s failure to cure such breach within 30 days after receiving written notice thereof; (ii) any failure by the Participant to comply with the Company’s material written policies or rules as they may be in effect from time to time; (iii) neglect or persistent unsatisfactory performance of the Participant’s duties and the Participant’s failure to cure such condition within 30 days after receiving written notice thereof; (iv) the Participant’s repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer and the Participant’s failure to cure such condition within 30 days after receiving written notice thereof; (v) the Participant’s conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (vi) the Participant’s commission of or participation in an act of fraud against the Company; (vii) the Participant’s intentional material damage to the Company’s business, property or reputation; or (viii) the Participant’s

F-1

unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of the Participant’s relationship with the Company. For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of a Participant’s death or disability. The determination as to whether a Participant’s Termination of Service was effected by the Company for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or other service relationship at any time, and, for the purposes of this definition, the term “Company” will be interpreted to include any Subsidiary, parent corporation, affiliate, or any successor thereto, if appropriate.

2.7 “Change in Control” means any of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of the Company’s securities possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries, (iii) any acquisition which complies with Sections 2.6(c)(i), 2.6(c)(ii) and 2.6(c)(iii); or (iv) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant);

(b) The Incumbent Directors cease for any reason to constitute a majority of the Board;

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction;

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.6(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(iii) after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

(d) The completion of a liquidation or dissolution of the Company.

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Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) of this Section 2.6 with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.

2.9 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent permitted by Applicable Law. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

2.10 “Common Stock” means the common stock of the Company.

2.11 “Company” means Ouster, Inc., a Delaware corporation, or any successor.

2.12 “Consultant” means any person, including any adviser, engaged by the Company or its parent or Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

2.13 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Company determines, to receive amounts due or exercise the Participant’s rights if the Participant dies. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

2.14 “Director” means a Board member.

2.15 “Disability” means a permanent and total disability under Section 22(e)(3) of the Code.

2.16 “Dividend Equivalents” means a right granted to a Participant to receive the equivalent value (in cash or Shares) of dividends paid on a specified number of Shares. Such Dividend Equivalent shall be converted to cash or additional Shares, or a combination of cash and Shares, by such formula and at such time and subject to such limitations as may be determined by the Administrator.

2.17 “DRO” means a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

2.18 “Effective Date” has the meaning set forth in Section 11.3.

2.19 “Employee” means any employee of the Company or any of its Subsidiaries.

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2.20 “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split (including a reverse stock split), spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.21 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.22 “Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if the Common Stock is listed on any established stock exchange, the value of a Share will be the closing sales price for a Share as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not listed on an established stock exchange but is quoted on a national market or other quotation system, the value of a Share will be the closing sales price for a Share on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) if the Common Stock is not listed on any established stock exchange or quoted on a national market or other quotation system, the value established by the Administrator in its sole discretion. Notwithstanding the foregoing, with respect to any Award granted on or after the effectiveness of the Company’s registration statement relating to its initial public offering and prior to the Public Trading Date, the Fair Market Value means the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.

2.23 “Good Reason” shall have the meaning ascribed to such term in a Participant’s employment, offer letter, change in control or severance agreement or, in the absence of such definition in any such agreement, shall mean: (i) a reduction of the Participant’s then current base salary by 10% or more unless such reduction is part of a generalized salary reduction affecting similarly situated employees; (ii) a change in the Participant’s position with the Company that materially reduces the Participant’s duties, level of authority or responsibility; or (iii) the Company conditions the Participant’s continued service with the Company on the Participant being transferred to a site of employment that would increase the Participant’s one-way commute by more than 35 miles from the Participant’s then principal residence. Notwithstanding the foregoing, a Participant shall not have “Good Reason” to resign unless the Participant provides written notice to the Company of the existence of the Good Reason condition within 60 days of the initial existence of such Good Reason condition, the Company fails to remedy the Good Reason condition within 30 days after its receipt of such notice, and the Participant’s resignation is effective no later than 30 days following the expiration of the 30-day period during which the Company could have remedied such condition. The determination as to whether a Participant’s Termination of Service was effected by the Participant for Good Reason shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit a Participant’s ability to terminate a Participant’s employment or other service relationship at any time, and, for the purposes of this definition, the term “Company” will be interpreted to include any Subsidiary, parent corporation, affiliate, or any successor thereto, if appropriate.

2.24 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation of the Company, as determined in accordance with in Section 424(e) and (f) of the Code, respectively.

2.25 “Incentive Stock Option” means an Option that meets the requirements to qualify as an “incentive stock option” as defined in Section 422 of the Code.

2.26 “Incumbent Directors” means, for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director

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designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.6(a) or 2.6(c)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.27 “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.28 “Option” means a right granted under Article VI to purchase a specified number of Shares at a specified price per Share during a specified time period. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

2.29 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

2.30 “Overall Share Limit” means the sum of (i) [            ]1 Shares; (ii) any Shares that are subject to Prior Plan Awards that become available for issuance under the Plan pursuant to Article V; and (iii) an annual increase on the first day of each year beginning in 2022 and ending in 2031, equal to the lesser of (A) 5% of the Shares outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of Shares as determined by the Board or Committee.

2.31 “Participant” means a Service Provider who has been granted an Award.

2.32 “Performance Bonus Award” has the meaning set forth in Section 8.3.

2.33 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.1 and subject to Section 8.2, to receive Shares, the payment of which is contingent upon achieving certain performance goals or other performance-based targets established by the Administrator.

2.34 “Permitted Transferee” means, with respect to a Participant, any “family member” of the Participant, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.35 “Plan” means this 2021 Incentive Award Plan.

2.36 “Prior Plan” means the Ouster, Inc. Amended and Restated 2015 Stock Plan.

2.37 “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

2.38 “Public Trading Date” means the first date upon which Common Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

2.39 “Restricted Stock” means Shares awarded to a Participant under Article VII, subject to certain vesting conditions and other restrictions.

[1]	NTD: Amount to equal 10% of the fully diluted shares of Colonnade Common Stock to be outstanding immediately after the closing.

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2.40 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

2.41 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

2.42 “Section 409A” means Section 409A of the Code.

2.43 “Securities Act” means the Securities Act of 1933, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.44 “Service Provider” means an Employee, Consultant or Director.

2.45 “Shares” means shares of Common Stock.

2.46 “Stock Appreciation Right” or “SAR” means a right granted under Article VI to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the right is exercised over the exercise price set forth in the applicable Award Agreement.

2.47 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.48 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.49 “Termination of Service” means:

(a) As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b) As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(c) As to an Employee, the time when the employee-employer relationship between a Participant and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

The Company, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for “cause” and all questions of whether particular leaves of absence constitute a Termination of Service. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off), even though the Participant may subsequently continue to perform services for that entity.

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ARTICLE III.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein. No Service Provider shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Service Providers, Participants or any other persons uniformly.

ARTICLE IV.

ADMINISTRATION AND DELEGATION

4.1 Administration.

(a) The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions, reconcile inconsistencies in the Plan or any Award and make all other determinations that it deems necessary or appropriate to administer the Plan and any Awards. The Administrator (and each member thereof) is entitled to, in good faith, rely or act upon any report or other information furnished to it, him or her by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. The Administrator’s determinations under the Plan are in its sole discretion and will be final, binding and conclusive on all persons having or claiming any interest in the Plan or any Award.

(b) Without limiting the foregoing, the Administrator has the exclusive power, authority and sole discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of Awards to be granted and the number of Shares to which an Award will relate; (iv) subject to the limitations in the Plan, determine the terms and conditions of any Award and related Award Agreement, including, but not limited to, the exercise price, grant price, purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations, waivers or amendments thereof; (v) determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, or other property, or an Award may be canceled, forfeited, or surrendered; and (vi) make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

4.2 Delegation of Authority. To the extent permitted by Applicable Law, the Board or any Committee may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries; provided, however, that in no event shall an officer of the Company or any of its Subsidiaries be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company or any of its Subsidiaries or Directors to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable organizational documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 4.2 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority. Further, regardless of any delegation, the Board or a Committee may, in

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its discretion, exercise any and all rights and duties as the Administrator under the Plan delegated thereby, except with respect to Awards that are required to be determined in the sole discretion of the Committee under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

ARTICLE V.

STOCK AVAILABLE FOR AWARDS

5.1 Number of Shares. Subject to adjustment under Article IX and the terms of this Article V, Awards may be made under the Plan covering up to the Overall Share Limit. As of the Effective Date, the Company will cease granting awards under the Prior Plan; however, Prior Plan Awards will remain subject to the terms of the Prior Plan. Shares issued or delivered under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

5.2 Share Recycling.

(a) If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Awards under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards shall not count against the Overall Share Limit.

(b) In addition, the following Shares shall be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option or any stock option granted under the Prior Plan; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or any award granted under the Prior Plan; and (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof. Notwithstanding the provisions of this Section 5.2(b), no Shares may again be optioned, granted or awarded pursuant to an Incentive Stock Option if such action would cause such Option to fail to qualify as an incentive stock option under Section 422 of the Code.

5.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [            ]2 Shares (as adjusted to reflect any Equity Restructuring) may be issued pursuant to the exercise of Incentive Stock Options.

5.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms and conditions as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company

[2]

NTD: Amount to equal 75% (125% (to allow for share growth) of the sum of 10% initial reserve plus 10 years of evergreen) of the fully diluted shares of Colonnade Common Stock to be outstanding immediately after the closing.

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acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards may again become available for Awards under the Plan as provided under Section 5.2 above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or any of its Subsidiaries prior to such acquisition or combination.

5.5 Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding non-employee director compensation, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all equity-based Awards and the maximum amount that may become payable pursuant to all cash-based Awards that may be granted to a Service Provider as compensation for services as a Non-Employee Director during any calendar year shall not exceed $1,500,000.

ARTICLE VI.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

6.1 General. The Administrator may grant Options or Stock Appreciation Rights to one or more Service Providers, subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value on the date of exercise or a combination of the two as the Administrator may determine or provide in the Award Agreement.

6.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Subject to Section 6.6, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.

6.3 Duration of Options. Subject to Section 6.6, each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years; provided, further, that, unless otherwise determined by the Administrator, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Participant’s Termination of Service shall automatically expire on the date of such Termination of Service. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, commits an act of “cause” (as determined by the Administrator), or violates any non-competition, non-solicitation or confidentiality provisions of any employment contract,

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confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right to exercise the Option or Stock Appreciation Right, as applicable, may be terminated by the Company and the Company may suspend the Participant’s right to exercise the Option or Stock Appreciation Right when it reasonably believes that the Participant may have participated in any such act or violation.

6.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company (or such other person or entity designated by the Administrator) a notice of exercise, in a form and manner the Company approves (which may be written, electronic or telephonic and may contain representations and warranties deemed advisable by the Administrator), signed or authenticated by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full of (a) the exercise price for the number of Shares for which the Option is exercised in a manner specified in Section 6.5 and (b) all applicable taxes in a manner specified in Section 10.5. The Administrator may, in its discretion, limit exercise with respect to fractional Shares and require that any partial exercise of an Option or Stock Appreciation Right be with respect to a minimum number of Shares.

6.5 Payment Upon Exercise. The Administrator shall determine the methods by which payment of the exercise price of an Option shall be made, including, without limitation:

(a) Cash, check or wire transfer of immediately available funds; provided that the Company may limit the use of one of the foregoing methods if one or more of the methods below is permitted;

(b) If there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of a notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option and that the broker has been directed to deliver promptly to the Company funds sufficient to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company an amount sufficient to pay the exercise price by cash, wire transfer of immediately available funds or check; provided that such amount is paid to the Company at such time as may be required by the Company;

(c) To the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value on the date of delivery;

(d) To the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e) To the extent permitted by the Administrator, delivery of a promissory note or any other lawful consideration; or

(f) To the extent permitted by the Administrator, any combination of the above payment forms.

6.6 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options (and Award Agreements related thereto) will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (a) two years from the grant date of the Option or (b) one year after the transfer of such Shares to the Participant,

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specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Nonqualified Stock Option.

ARTICLE VII.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

7.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to forfeiture or the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement, to Service Providers. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock and Restricted Stock Units; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock and Restricted Stock Units to the extent required by Applicable Law. The Award Agreement for each Restricted Stock and Restricted Stock Unit Award shall set forth the terms and conditions not inconsistent with the Plan as the Administrator shall determine.

7.2 Restricted Stock.

(a) Stockholder Rights. Unless otherwise determined by the Administrator, each Participant holding shares of Restricted Stock will be entitled to all the rights of a stockholder with respect to such Shares, subject to the restrictions in the Plan and the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which such Participant becomes the record holder of such Shares; provided, however, that with respect to a share of Restricted Stock subject to restrictions or vesting conditions as described in Section 8.3, except in connection with a spin-off or other similar event as otherwise permitted under Section 9.2, dividends which are paid to Company stockholders prior to the removal of restrictions and satisfaction of vesting conditions shall only be paid to the Participant to the extent that the restrictions are subsequently removed and the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.

(c) Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which such Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof.

7.3 Restricted Stock Units. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, subject to compliance with Applicable Law.

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ARTICLE VIII.

OTHER TYPES OF AWARDS

8.1 General. The Administrator may grant Performance Stock Unit awards, Performance Bonus Awards, Dividend Equivalents or Other Stock or Cash Based Awards, to one or more Service Providers, in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine.

8.2 Performance Stock Unit Awards. Each Performance Stock Unit award shall be denominated in a number of Shares or in unit equivalents of Shares or units of value (including a dollar value of Shares) and may be linked to any one or more of performance or other specific criteria, including service to the Company or Subsidiaries, determined to be appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator may consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3 Performance Bonus Awards. Each right to receive a bonus granted under this Section 8.3 shall be denominated in the form of cash (but may be payable in cash, stock or a combination thereof) (a “Performance Bonus Award”) and shall be payable upon the attainment of performance goals that are established by the Administrator and relate to one or more of performance or other specific criteria, including service to the Company or Subsidiaries, in each case on a specified date or dates or over any period or periods determined by the Administrator.

8.4 Dividend Equivalents. If the Administrator provides, an Award (other than an Option or Stock Appreciation Right) may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award subject to vesting shall either (i) to the extent permitted by Applicable Law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related Award. All such Dividend Equivalents shall be paid at such time as the Administrator shall specify in the applicable Award Agreement.

8.5 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive cash or Shares to be delivered in the future and annual or other periodic or long-term cash bonus awards (whether based on specified performance criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. Except in connection with a spin-off or other similar event as otherwise permitted under Article IX, dividends that are paid prior to vesting of any Other Stock or Cash Based Award shall only be paid to the applicable Participant to the extent that the vesting conditions are subsequently satisfied and the Other Stock or Cash Based Award vests.

ARTICLE IX.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

9.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article IX the Administrator will equitably adjust the terms of the Plan and each outstanding

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Award as it deems appropriate to reflect the Equity Restructuring, which may include (i) adjusting the number and type of securities subject to each outstanding Award or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V hereof on the maximum number and kind of shares that may be issued); (ii) adjusting the terms and conditions of (including the grant or exercise price), and the performance goals or other criteria included in, outstanding Awards; and (iii) granting new Awards or making cash payments to Participants. The adjustments provided under this Section 9.1 will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

9.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, split-up, spin off, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Law or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Law or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares (or other property) covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) To provide that such Award be assumed by the successor or survivor corporation or entity, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation or entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V hereof on the maximum number and kind of shares which may be issued) or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property selected by the Administrator; or

(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

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9.3 Change in Control.

(a) Notwithstanding any other provision of the Plan, in the event of a Change in Control, unless the Administrator elects to (i) terminate an Award in exchange for cash, rights or property, or (ii) cause an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 9.2, (A) such Award (other than any portion subject to performance-based vesting) shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation and (B) the portion of such Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement and, in the absence of applicable terms and conditions, the Administrator’s discretion.

(b) In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award (other than any portion subject to performance-based vesting), the Administrator shall cause such Award to become fully vested and, if applicable, exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on such Award to lapse and, to the extent unexercised upon the consummation of such transaction, to terminate in exchange for cash, rights or other property. The Administrator shall notify the Participant of any Award that becomes exercisable pursuant to the preceding sentence that such Award shall be fully exercisable for a period of 15 days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the consummation of the Change in Control in accordance with the preceding sentence.

(c) For the purposes of this Section 9.3, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.

(d) Notwithstanding anything herein to the contrary, and unless otherwise provided in the applicable Award Agreement, in the event that a Participant experiences a Termination of Service that is effected by the Company other than for Cause or by the Participant for Good Reason, in either case, on or following a Change in Control, then, as of immediately prior to such Termination of Service, each of the Participant’s outstanding Awards shall vest, any restrictions thereon lapse and any risk of forfeiture thereon lapse, in each case, as to all of the shares of Common Stock subject thereto.

9.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock (including any Equity Restructuring or any securities offering or other similar transaction) or for reasons of administrative convenience or to facilitate compliance with any Applicable Law, the Company may refuse to permit the exercise or settlement of one or more Awards for such period of time as the Company may determine to be reasonably appropriate under the circumstances.

9.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under

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Section 9.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation, spinoff, dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares.

ARTICLE X.

PROVISIONS APPLICABLE TO AWARDS

10.1 Transferability.

(a) No Award may be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed. During the life of a Participant, Awards will be exercisable only by the Participant, unless it has been disposed of pursuant to a domestic relations order. After the death of a Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-Applicable Law of descent and distribution. References to a Participant, to the extent relevant in the context, will include references to a transferee approved by the Administrator.

(b) Notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonqualified Stock Option) to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Participant or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a domestic relations order; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award to any Person other than another Permitted Transferee of the applicable Participant); (iii) the Participant (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer; and (iv) any transfer of an Award to a Permitted Transferee shall be without consideration, except as required by Applicable Law. In addition, and further notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Participant is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c) Notwithstanding Section 10.1(a), a Participant may, in the manner determined by the Administrator, designate a Designated Beneficiary. A Designated Beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant and any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as the Participant’s Designated Beneficiary with respect to more than

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50% of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Participant’s death.

10.2 Documentation. Each Award will be evidenced in an Award Agreement in such form as the Administrator determines in its discretion. Each Award may contain such terms and conditions as are determined by the Administrator in its sole discretion, to the extent not inconsistent with those set forth in the Plan.

10.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

10.4 Changes in Participant’s Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable. Except to the extent otherwise required by law or expressly authorized by the Company or by the Company’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

10.5 Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations from any payment of any kind otherwise due to a Participant. The amount deducted shall be determined by the Company and may be up to, but no greater than, the aggregate amount of such obligations based on the maximum statutory withholding rates in the applicable Participant’s jurisdiction for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. Subject to any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company; provided that the Company may limit the use of one of the foregoing methods if one or more of the exercise methods below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of a notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable in respect of the Award and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the tax obligations, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company an amount sufficient to satisfy the tax withholding by cash, wire transfer of immediately available funds or check; provided that such amount is paid to the Company at such time as may be required by the Company, (iv) to the extent permitted by the Administrator, delivery of a promissory note or any other lawful consideration or (v) to the extent permitted by the Administrator, any combination of the foregoing payment forms. If any tax withholding obligation will be satisfied under clause (ii) of the immediately preceding sentence by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

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10.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Nonqualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article IX or pursuant to Section 11.6. In addition, the Administrator shall, without the approval of the stockholders of the Company, have the authority to (a) amend any outstanding Option or Stock Appreciation Right to reduce its exercise price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award.

10.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy Applicable Law. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

10.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

ARTICLE XI.

MISCELLANEOUS

11.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continue employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or other written agreement between the Participant and the Company or any Subsidiary.

11.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Law requires, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

11.3 Effective Date. The Plan was approved by the Board on December 21, 2020. The Plan will become effective (the “Effective Date”) on the day prior to the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger entered into on or about December 21, 2020, by and among the Company, Colonnade Acquisition Corp., a Cayman Islands exempted company limited by shares and Beam Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Colonnade Acquisition Corp. (the “Merger Agreement”), provided that it is approved by a majority of the Company’s stockholders at a duly held meeting prior to such date and occurring within twelve (12) months following the date the Board approved

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Plan, and provided further that the effectiveness of the Plan is subject to the consummation of the transactions contemplated by the Merger Agreement. If the Plan is not approved by the Company’s stockholders within the foregoing time frame, or if the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereby, the Plan will not become effective. The Plan will be submitted for approval of the Company’s stockholders within twelve (12) months following the date the Board approved the Plan. No Incentive Stock Option may be granted pursuant to the Plan after the tenth anniversary of the earlier of (i) the date the Plan was approved by the Board and (ii) the date the Plan was approved by the Company’s stockholders.

11.4 Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time and from time to time; provided that (a) no amendment requiring stockholder approval to comply with Applicable Law shall be effective unless approved by the Board, and (b) no amendment, other than an increase to the Overall Share Limit or pursuant to Article IX or Section 11.6, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Law.

11.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States, establish subplans or procedures under the Plan or take any other necessary or appropriate action to address Applicable Law, including (a) differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters, (b) listing and other requirements of any foreign securities exchange, and (c) any necessary local governmental or regulatory exemptions or approvals.

11.6 Section 409A.

(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 11.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a Participant’s Termination of Service will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Participant’s Termination of Service. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her

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“separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

11.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer or other employee of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer or other employee of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer or other employee of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith; provided that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

11.8 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 11.8 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s sole discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 11.8. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

11.9 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

F-19

11.10 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary), the Plan will govern, unless such Award Agreement or other written agreement was approved by the Administrator and expressly provides that a specific provision of the Plan will not apply.

11.11 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof or of any other jurisdiction.

11.12 Clawback Provisions. All Awards (including the gross amount of any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to recoupment by the Company to the extent required to comply with Applicable Law or any policy of the Company providing for the reimbursement of incentive compensation, whether or not such policy was in place at the time of grant of an Award.

11.13 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

11.14 Conformity to Applicable Law. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Law. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in a manner intended to conform with Applicable Law. To the extent Applicable Law permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Law.

11.15 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary, except as expressly provided in writing in such other plan or an agreement thereunder.

11.16 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

11.17 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

11.18 Prohibition on Executive Officer Loans. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.19 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 10.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award,

F-20

each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

*     *     *     *     *

F-21

I hereby certify that the foregoing Plan was adopted by the Board of Directors of Ouster, Inc. on                         .

I hereby certify that the foregoing Plan was approved by the stockholders of Ouster, Inc. on                         .

Executed on                         .

Corporate Secretary

F-22

Annex G

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

COLONNADE ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 20 AUGUST 2020 AND EFFECTIVE ON 20 AUGUST 2020)

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

COLONNADE ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 20 AUGUST 2020 AND EFFECTIVE ON 20 AUGUST 2020)

1	The name of the Company is Colonnade Acquisition Corp.

1

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

2	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

3	The liability of each Member is limited to the amount unpaid on such Member’s shares.

4

The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

5

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

6

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

COLONNADE ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 20 AUGUST 2020 AND EFFECTIVE ON 20 AUGUST 2020)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”).

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Cause”	means a conviction for a criminal offence involving dishonesty or engaging in conduct which brings a Director or the Company into disrepute or which results in a material financial detriment to the Company.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name.

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Minimum Member”	means a Member meeting the minimum requirements set forth for eligible members to submit proposals under Rule 14a-8 of the Exchange Act or any applicable rules thereunder as may be amended or promulgated thereunder from time to time.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Directors by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 31.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means Colonnade Sponsor LLC, a Delaware limited liability company, and its successors or assigns.

“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.

“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)

Class B Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Share Conversion

17.1

The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) concurrently with or immediately following the consummation of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued or deemed issued in excess of the amounts issued in the IPO (including pursuant to the Over-Allotment Option) and related to or in connection with the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination, the ratio for which the Class B Shares shall convert into Class A Shares will be adjusted so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 25 per cent of the sum of: (a) the total number of all Class A Shares in issue upon completion of the IPO (including any Class A Shares issued pursuant to the Over-Allotment Option and excluding any Class A Shares underlying the private placement warrants issued to the Sponsor); plus (b) all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued to the Sponsor or an affiliate of the Sponsor or to the Company’s officers and directors upon the conversion of working capital loans made to the Company; minus (c) the number of Public Shares redeemed in connection with a Business Combination, provided that such conversion of Class B Shares into Class A Shares shall never be less than the Initial Conversion Ratio.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 31.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles (subject to Article 31.4);

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3	The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Advance Notice for Business

22.1

At each annual general meeting, the Members shall appoint the Directors then subject to appointment in accordance with the procedures set forth in the Articles and subject to Applicable Law and the rules of the Designated Stock Exchange or quotation system on which Shares may be then listed or quoted. At any such annual general meeting any other business properly brought before the annual general meeting may be transacted.

22.2

To be properly brought before an annual general meeting, business (other than nominations of Directors, which must be made in compliance with, and shall be exclusively governed by, Article 29) must be:

(a)	specified in the notice of the annual general meeting (or any supplement thereto) given to Members by or at the direction of the Directors in accordance with the Articles;

(b)	otherwise properly brought before the annual general meeting by or at the direction of the Directors; or

(c)	otherwise properly brought before the annual general meeting by a Member who:

(i)	is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;

(ii)	is entitled to vote at such annual general meeting; and

(iii)	complies with the notice procedures set forth in this Article.

22.3	For any such business to be properly brought before any annual general meeting pursuant to Article 22.2(c), the Member must have given timely notice thereof in writing, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member’s notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member’s notice as described herein.

22.4	Any such notice of other business shall set forth as to each matter the Member proposes to bring before the annual general meeting:

(a)

a brief description of the business desired to be brought before the annual general meeting, the reasons for conducting such business at the annual general meeting and the text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Articles, the text of the proposed amendment), which shall not exceed 1,000 words;

(b)	as to the Member giving notice and any beneficial owner on whose behalf the proposal is made:

(i)	the name and address of such Member (as it appears in the Register of Members) and such beneficial owner on whose behalf the proposal is made;

(ii)

the class and number of Shares which are, directly or indirectly, owned beneficially or of record by any such Member and by such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;

(iii)

a description of any agreement, arrangement or understanding (including, without limitation, any swap or other derivative or short positions, profit interests, options, hedging transactions, and securities lending or borrowing arrangement) to which such Member or any such beneficial owner or their respective Affiliates is, directly or indirectly, a party as at the date of such notice: (x) with respect to any Shares; or (y) the effect or intent of which is to mitigate loss to, manage the potential risk or benefit of share price changes (increases or decreases) for, or increase or decrease the voting power of such Member or beneficial owner or any of their Affiliates with respect to Shares or which may have payments based in whole or in part, directly or indirectly, on the value (or change in value) of any Shares (any agreement, arrangement or understanding of a type described in this Article 22.4(b)(iii), a “Covered Arrangement”); and

(iv)

a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the annual general meeting to propose such business;

(c)

a description of any direct or indirect material interest by security holdings or otherwise of the Member and of any beneficial owner on whose behalf the proposal is made, or their respective Affiliates, in such business (whether by holdings of securities, or by virtue of being a creditor or contractual counterparty of the Company or of a third party, or otherwise) and all agreements, arrangements and understandings between such Member or any such beneficial owner or their respective Affiliates and any other person or persons (naming such person or persons) in connection with the proposal of such business by such Member;

(d)	a representation whether the Member or the beneficial owner intends or is part of a Group which intends:

(i)	to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Ordinary Shares (or other Shares) required to approve or adopt the proposal; and/or

(ii)	otherwise to solicit proxies from Members in support of such proposal;

(e)	an undertaking by the Member and any beneficial owner on whose behalf the proposal is made to:

(i)

notify the Company in writing of the information set forth in Articles 22.4(b)(ii), (b)(iii) and (c) above as at the record date for the annual general meeting promptly (and, in any event, within five (5) business days) following the later of the record date or the date notice of the record date is first disclosed by public announcement; and

(ii)	update such information thereafter within two (2) business days of any change in such information and, in any event, as at close of business on the day preceding the meeting date; and

(f)

any other information relating to such Member, any such beneficial owner and their respective Affiliates that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, such proposal pursuant to section 14 of the Exchange Act, to the same extent as if the Shares were registered under the Exchange Act.

22.5

Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Article, other than nominations for Directors which must be made in compliance with, and shall be exclusively governed by Article 29, shall be deemed satisfied by a Member if such Member has submitted a proposal to the Company in compliance with Rule 14a-8 of the Exchange Act and such Member’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the annual general meeting; provided, that such Member shall have provided the information required by Article 22.4; provided, further, that the information required by Article 22.4(b) may be satisfied by providing the information to the Company required pursuant to Rule 14a-8(b) of the Exchange Act.

22.6	Notwithstanding anything in the Articles to the contrary:

(a)

no other business brought by a Member (other than the nominations of Directors, which must be made in compliance with, and shall be exclusively governed by Article 29) shall be conducted at any annual general meeting except in accordance with the procedures set forth in this Article; and

(b)

unless otherwise required by Applicable Law and the rules of any applicable stock exchange or quotation system on which Shares may be then listed or quoted, if a Member intending to bring business before an annual general meeting in accordance with this Article does not: (x) timely provide the notifications contemplated by Article 22.4(e) above; or (y) timely appear in person or by proxy at the annual general meeting to present the proposed business, such business shall not be transacted, notwithstanding that proxies in respect of such business may have been received by the Company or any other person or entity.

22.7

Except as otherwise provided by Applicable Law or the Articles, the chairman or co-chairman of any annual general meeting shall have the power and duty to determine whether any business proposed to be brought before an annual general meeting was proposed in accordance with the foregoing procedures (including whether the Member solicited or did not so solicit, as the case may be, proxies in support of such Member’s proposal in compliance with such Member’s representation as required by Article 22.4(d)) and if any business is not proposed in compliance with this Article, to declare that such defective proposal shall be disregarded. The requirements of this Article shall apply to any business to be brought before an annual general meeting by a Member other than nominations of Directors (which must be made in compliance with, and shall be exclusively governed by Article 29) and other than matters properly brought under Rule 14a-8 of the Exchange Act. For purposes of the Articles, “public announcement” shall mean:

(a)	prior to the IPO, notice of the annual general meeting given to Members by or at the direction of the Directors in accordance with the procedures set forth in the Articles; and

(b)

on and after the IPO, disclosure in a press release of the Company reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed or furnished by the Company with or to the United States Securities Exchange Commission pursuant to section 13, 14 or 15(b) of the Exchange Act.

22.8	Nothing in this Article shall be deemed to affect any rights of:

(a)	Members to request inclusion of proposals in the Company’s proxy statement pursuant to applicable rules and regulations under the Exchange Act; or

(b)	the holders of any class of Preferred Shares, or any other class of Shares authorised to be issued by the Company, to make proposals pursuant to any applicable provisions thereof.

22.9

Notwithstanding the foregoing provisions of this Article, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article, if applicable.

23	Proceedings at General Meetings

23.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

23.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

23.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

23.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

23.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

23.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

23.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

23.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

23.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

23.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

23.11	A resolution put to the vote of the meeting shall be decided on a poll.

23.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

23.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

23.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

24	Votes of Members

24.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.1, every Member present in any such manner shall have one vote for every Share of which he is the holder.

24.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

24.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

24.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

24.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

24.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

24.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

25	Proxies

25.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

25.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

25.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

25.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

25.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

26	Corporate Members

26.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

26.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

27	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

28	Directors

28.1

There shall be a board of Directors consisting of not less than one person provided however that, subject to Article 31.1, the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

28.2

The Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of Directors. At the 2020 annual general meeting of the Company, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the 2021 annual general meeting of the Company, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the 2022 annual general meeting of the Company, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of the Company, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.

29	Nomination of Directors

29.1	Subject to Article 31.1, nominations of persons for election as Directors may be made at an annual general meeting only by:

(a)	the Directors; or

(b)	by any Member who:

(i)	is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;

(ii)	is entitled to vote for the appointments at such annual general meeting; and

(iii)

complies with the notice procedures set forth in this Article (notwithstanding anything to the contrary set forth in the Articles, this Article 29.1(b) shall be the exclusive means for a Member to make nominations of persons for election of Directors at an annual general meeting).

29.2

Any Member entitled to vote for the elections may nominate a person or persons for election as Directors only if written notice of such Member’s intent to make such nomination is given in accordance with the procedures set forth in this Article, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member’s notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member’s notice as described herein. Members may nominate a person or persons (as the case may be) for election to the Directors only as provided in this Article and only for such class(es) as are specified in the notice of annual general meeting as being up for election at such annual general meeting.

29.3	Each such notice of a Member’s intent to make a nomination of a Director shall set forth:

(a)	as to the Member giving notice and any beneficial owner on whose behalf the nomination is made:

(i)	the name and address of such Member (as it appears in the Register of Members) and any such beneficial owner on whose behalf the nomination is made;

(ii)

the class and number of Shares which are, directly or indirectly, owned beneficially and of record by such Member and any such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;

(iii)	a description of any Covered Arrangement to which such Member or beneficial owner, or their respective Affiliates, directly or indirectly, is a party as at the date of such notice;

(iv)

any other information relating to such Member and any such beneficial owner that would be required to be disclosed in a proxy statement in connection with a solicitation of proxies for the election of Directors in a contested election pursuant to section 14 of the Exchange Act; and

(v)

a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in such Member’s notice;

(b)

a description of all arrangements or understandings between the Member or any beneficial owner, or their respective Affiliates, and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Member;

(c)	a representation whether the Member or the beneficial owner is or intends to be part of a Group which intends:

(i)	to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Ordinary Shares (or other Shares) required to elect the Director or Directors nominated; and/or

(ii)	otherwise to solicit proxies from Members in support of such nomination or nominations;

(d)	as to each person whom the Member proposes to nominate for election or re-election as a Director:

(i)

all information relating to such person as would have been required to be included in a proxy statement filed in connection with a solicitation of proxies for the election of Directors in a contested election pursuant to section 14 of the Exchange Act;

(ii)	a description of any Covered Arrangement to which such nominee or any of his Affiliates is a party as at the date of such notice

(iii)	the written consent of each nominee to being named in the proxy statement as a nominee and to serving as a Director if so elected; and

(iv)

whether, if elected, the nominee intends to tender any advance resignation notice(s) requested by the Directors in connection with subsequent elections, such advance resignation to be contingent upon the nominee’s failure to receive a majority vote and acceptance of such resignation by the Directors; and

(e)

an undertaking by the Member of record and each beneficial owner, if any, to (i) notify the Company in writing of the information set forth in Articles 29.3(a)(ii), (a)(iii), (b) and (d) above as at the record date for the annual general meeting promptly (and, in any event, within five (5) business days) following the later of the record date or the date notice of the record date is first disclosed by public announcement and (ii) update such information thereafter within two (2) business days of any change in such information and, in any event, as at close of business on the day preceding the meeting date.

29.4

No person shall be eligible for election as a Director unless nominated in accordance with the procedures set forth in the Articles. Except as otherwise provided by Applicable Law or the Articles, the chairman or co-chairman of any annual general meeting to elect Directors or the Directors may, if the facts warrant, determine that a nomination was not made in compliance with the foregoing procedure or if the Member solicits proxies in support of such Member’s nominee(s) without such Member having made the representation required by Article 29.3(c); and if the chairman, co-chairman or the Directors should so determine, it shall be so declared to the annual general meeting, and the defective nomination shall be disregarded. Notwithstanding anything in the Articles to the contrary, unless otherwise required by Applicable Law or the rules of the Designated Stock Exchange or quotation system on which Shares may be then listed or quoted, if a Member intending to make a nomination at an annual general meeting in accordance with this Article does not:

(a)	timely provide the notifications contemplated by of Article 29.3(e); or

(b)

timely appear in person or by proxy at the annual general meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company or any other person or entity.

29.5

Notwithstanding the foregoing provisions of this Article, any Member intending to make a nomination at an annual general meeting in accordance with this Article, and each related beneficial owner, if any, shall also comply with all requirements of the Exchange Act and the rules and regulations thereunder applicable to the same extent as if the Shares were registered under the Exchange Act with respect to the matters set forth in the Articles; provided, however, that any references in the Articles to the Exchange Act are not intended to and shall not limit the requirements applicable to nominations made or intended to be made in accordance with Article 29.1(b).

29.6

Nothing in this Article shall be deemed to affect any rights of the holders of any class of Preferred Shares, or any other class of Shares authorised to be issued by the Company, to appoint Directors pursuant to the terms thereof.

29.7

To be eligible to be a nominee for election or re-election as a Director pursuant to Article 29.1(b), a person must deliver (not later than the deadline prescribed for delivery of notice) to the Company a written questionnaire prepared by the Company with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Company upon written request) and a written representation and agreement (in the form provided by the Company upon written request) that such person:

(a)	is not and will not become a party to:

(i)

any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company; or

(ii)	any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director, with such person’s duties under Applicable Law;

(b)

is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein;

(c)

in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director, and will comply with, Applicable Law and corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company that are applicable to Directors generally; and

(d)

if elected as a Director, will act in the best interests of the Company and not in the interest of any individual constituency. The nominating and governance committee shall review all such information submitted by the Member with respect to the proposed nominee and determine whether such nominee is eligible to act as a Director. The Company and the nominating and governance committee of the Directors may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director or that could be material to a reasonable Member’s understanding of the independence, or lack thereof, of such nominee.

29.8

At the request of the Directors, any person nominated for election as a Director shall furnish to the Company the information that is required to be set forth in a Members’ notice of nomination pursuant to this Article.

29.9

Any Member proposing to nominate a person or persons for election as Director shall be responsible for, and bear the costs associated with, soliciting votes from any other voting Member and distributing materials to such Members prior to the annual general meeting in accordance with the Articles and applicable rules of the United States Securities Exchange Commission. A Member shall include any person or persons such Member intends to nominate for election as Director in its own proxy statement and proxy card.

30	Powers of Directors

30.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

30.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

30.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

30.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

31	Appointment and Removal of Directors

31.1

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares increase and decrease the number of Directors and appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

31.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

31.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

31.4

Prior to the closing of a Business Combination, Article 31.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

32	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director for Cause (and not otherwise), either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

33	Proceedings of Directors

33.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

33.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

33.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

33.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

33.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

33.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

33.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

33.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

33.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

34	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

35	Directors’ Interests

35.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

35.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

35.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

35.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

35.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

36	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

37	Delegation of Directors’ Powers

37.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

37.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

37.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

37.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

37.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

38	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

39	Remuneration of Directors

39.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

39.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

40	Seal

40.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

40.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

40.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

41	Dividends, Distributions and Reserve

41.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

41.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

41.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

41.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

41.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

41.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

41.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

41.8	No Dividend or other distribution shall bear interest against the Company.

41.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

42	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

43	Books of Account

43.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

43.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

43.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

44	Audit

44.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

44.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

44.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

44.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

44.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

44.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

44.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

45	Notices

45.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

45.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

45.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

45.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

46	Winding Up

46.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

46.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

47	Indemnity and Insurance

47.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

47.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

47.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

48	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

49	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

50	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

51	Business Combination

51.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

51.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account ((net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.

51.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds general meeting to approve a Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

51.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.

51.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 20 per cent of the Public Shares in the aggregate without the prior consent of the

Company. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”). The Company shall not redeem Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 (the “Redemption Limitation”).

51.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

51.7

In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

51.8	In the event that any amendment is made to this Article:

(a)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with our initial business combination or to redeem 100 per cent of the Public Shares if the Company has not consummated a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)	with respect to any other material provisions relating to Member’s rights or pre-initial Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

51.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

51.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote as a class with Public Shares on a Business Combination.

51.11

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

51.12	The Company shall not enter into an initial Business Combination with another blank cheque company or a similar company with nominal operations.

52	Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

53	Business Opportunities

53.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

53.2

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

53.3

Notwithstanding anything to the contrary in this Article, such renouncement shall not apply to any business opportunity that is expressly offered to such person solely in his or her capacity as a Director or Officer of the Company and it is an opportunity the Company is able to complete on a reasonable basis.

Annex H

CERTIFICATE OF INCORPORATION

OF

OUSTER, INC.

ARTICLE I

The name of the corporation is Ouster, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 1,100,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 1,000,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.0001 per share.

ARTICLE V

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.	COMMON STOCK.

1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred

Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

5. Transfer Rights. Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

B.	PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE VI

The name and mailing address of the Sole Incorporator is as follows:

Name:	Address:
Sarah Phillips	White & Case LLP
3000 El Camino Real
2 Palo Alto Square, Suite 900
Palo Alto, California 94306-2109

ARTICLE VII

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation. No decrease in the number of directors shall shorten the term of any incumbent director.

B. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VII, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VII, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VIII

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE IX

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE X

A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and instead the provisions of Article X(B)-(D) below shall apply, for so long as the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”).

B. The Corporation shall not engage in any business combination with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C. The restrictions contained in the foregoing Article X(B) shall not apply if:

(1) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(2) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article X(C)(2), (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article X(C)(2).

D. For purposes of this Article X, references to:

(1) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a. any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Article X is not applicable to the surviving entity;

b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

c. any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d. any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e. any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (D) of Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below.

(6) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a. beneficially owns such stock, directly or indirectly;

b. has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

c. has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(7) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(8) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9) “Stockholder Party” means any stockholder of the Corporation.

(10) “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(11) “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(12) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.

ARTICLE XI

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article XI shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article XI. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article XI to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article XI by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

ARTICLE XII

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

C. Notwithstanding the foregoing, the provisions of this Article XII shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

D. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.

ARTICLE XIII

A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B), Article VII, Article VIII, Article IX, Article X, Article XI, Article XII and this Article XIII.

B. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this                  day of                     , 2021.

Sarah Phillips
Sole Incorporator

Annex I

Bylaws

of

Ouster, Inc.

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of Ouster, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3 Special Meeting.

Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Notice of Business to be Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors or the Chairperson of the

Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be May 13, 2020); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(v) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vi) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(vii) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5 Notice of Nominations for Election to the Board of Directors.

(i) Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this

Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(a) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(b) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(ii)(b), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(iii) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(iv) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(v) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(ii) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(iii) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(iv) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(v) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

2.7 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.16 Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III - Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i)	delivered personally by hand, by courier or by telephone;

(ii)	sent by United States first-class mail, postage prepaid;

(iii)	sent by facsimile or electronic mail; or

(iv)	sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV - Committees

4.1 Committees of Directors.

The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)	Section 3.5 (place of meetings; meetings by telephone);

(ii)	Section 3.6 (regular meetings);

(iii)	Section 3.7 (special meetings; notice);

(iv)	Section 3.9 (board action without a meeting); and

(v)	Section 7.14 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.3 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V - Officers

5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

5.6 Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII - General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10 Transfer of Stock.

Subject to the restrictions set forth in Section 7.12, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the

Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.

7.12 Lock-Up.

(i) Subject to Section 7.12(ii), the holders (the “Lock-up Holders”) of common stock of the Corporation issued (a) as consideration pursuant to the merger of Beam Merger Sub, Inc., a Delaware corporation, with and into Ouster, Inc., a Delaware corporation (the “Ouster Transaction”) or (b) to directors, officers and employees of the Corporation upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Ouster Transaction in respect of awards of Ouster, Inc. outstanding immediately prior to the closing of the Ouster Transaction (excluding, for the avoidance of doubt, the Acquiror Warrants (as defined in the Agreement and Plan of Merger entered into by and among the Corporation, Ouster, Inc. and Beam Merger Sub, Inc., dated as of December 21, 2020, as amended from time to time, the “Merger Agreement”)) (such shares referred to in Section 7.12(i)(b), the “Ouster Equity Award Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(ii) Notwithstanding the provisions set forth in Section 7.12(i), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Corporation’s officers or directors, (ii) any affiliates or family members of the Corporation’s officers or directors, or (iii) the other Lock-up Holders or any direct or indirect partners, members or equity holders of the Lock-up Holders, any affiliates of the Lock-up Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (f) to the Corporation; or (g) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the Ouster Transaction.

(iii) Notwithstanding the other provisions set forth in this Section 7.12, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein; provided, that, any such waiver, amendment or repeal shall require, in addition to any other vote of the members of the Board of Directors required to take such action pursuant to these bylaws or applicable law, the affirmative vote of the director that has been designated by the Acquiror (as defined by the Merger Agreement).

(iv) For purposes of this Section 7.12:

(a) the term “Lock-up Period” means the period beginning on the closing date of the Ouster Transaction and ending on the date that is 180 days after the closing date of the Ouster Transaction;

(b) the term “Lock-up Shares” means the shares of common stock held by the Lock-up Holders immediately following the closing of the Ouster Transaction (other than shares of common stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the Ouster Transaction) and the Ouster Equity Award Shares;

(c) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.12(ii); and

(d) the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

7.13 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.14 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII - Notice

8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)	if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX - Indemnification

9.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

9.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

9.3 Authorization of Indemnification.

Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

9.4 Good Faith Defined.

For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.

9.5 Indemnification by a Court.

Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

9.6 Expenses Payable in Advance.

Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

9.7 Nonexclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

9.8 Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

9.9 Certain Definitions.

For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

9.10 Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

9.11 Limitation on Indemnification.

Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

9.12 Indemnification of Employees and Agents.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

9.13 Primacy of Indemnification.

Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.

Article X - Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class; provided, that, any such waiver, amendment or repeal of any of the obligations contemplated by Section 7.12(iii) shall require, in addition to any other vote of the members of the Board of Directors required to take such action pursuant to these bylaws or applicable law, the affirmative vote of the director that has been designated by the Acquiror (as defined by the Merger Agreement).

Article XI - Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. The registrant’s amended and restated memorandum and articles of association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud or willful default.

Item 21. Exhibits And Financial Statements Schedules.

(a)	Exhibits.

EXHIBIT INDEX

Exhibit Number	Description
2.1†	Agreement and Plan of Merger, dated as of December 21, 2020, by and among the Registrant, Beam Merger Sub, Inc. and Ouster, Inc. (included as Annex A to the proxy statement/prospectus).

2.2*	Plan of Domestication.

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39463), filed with the SEC on August 25, 2020).

3.2	Form of Certificate of Incorporation of Ouster, Inc. (included as Annex H to the proxy statement/prospectus).

3.3	Form of Bylaws of Ouster, Inc. (included as Annex I to the proxy statement/prospectus).

3.4*	Form of Certificate of Domestication of the Registrant.

4.1	Warrant Agreement, dated August 20, 2020, between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39463), filed with the SEC on August 25, 2020).

4.2	Specimen Warrant Certificate of the Registrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-240378), filed with the SEC on August 4, 2020).

4.3*	Specimen Common Stock Certificate of Ouster, Inc.

5.1*	Opinion of White & Case LLP as to the validity of the securities being registered.

8.1*	Opinion of White & Case LLP regarding certain federal income tax matters.

10.1	Sponsor Support Agreement, dated December 21, 2020, by and among the Registrant, Colonnade Sponsor LLC and Ouster, Inc. (included as Annex B to this proxy statement/prospectus).

10.2	Support Agreement, dated December 21, 2020, by and among the Registrant, Ouster, Inc., and certain other stockholders of Ouster, Inc. (included as Annex C to the proxy statement/prospectus).

Exhibit Number	Description

10.3	Form of Subscription Agreement, dated December 21, 2020, by and between the Registrant and the subscriber party thereto (included as Annex D to the proxy statement/prospectus).

10.4	Form of Amended and Restated Registration Rights Agreement, by and among Ouster, Inc. and the holders party thereto (included as Annex E to the proxy statement/prospectus).

10.5+	Form of Ouster PubCo 2021 Incentive Award Plan (included as Annex F to the proxy statement/prospectus).

10.5(a)+	Form of Stock Option Agreement under the Ouster, Inc. 2021 Incentive Award Plan.

10.5(b)+	Form of Restricted Stock Unit Agreement under the Ouster, Inc. 2021 Incentive Award Plan.

10.6#	Manufacturing Services Agreement, dated as of March 5, 2018, by and between Ouster, Inc. and Benchmark Electronics, Inc.

10.7#	Loan and Security Agreement, dated as of November 27, 2018, by and among Ouster, Inc., Runway Growth Credit Fund Inc., and the other parties thereto.

10.7(a)#	First Amendment to Loan and Security Agreement, dated as of March 28, 2019, by and among Ouster, Inc., Runway Growth Credit Fund Inc., and the other parties thereto.

10.7(b)	Second Amendment to Loan and Security Agreement, dated as of August 5, 2019, by and among Ouster, Inc., Runway Growth Credit Fund Inc., and the other parties thereto.

10.7(c)	Third Amendment to Loan and Security Agreement, dated as of April 3, 2020, by and among Ouster, Inc., Runway Growth Credit Fund Inc., and the other parties thereto.

10.7(d)	Fourth Amendment to Loan and Security Agreement, dated as of November 23, 2020, by and among Ouster, Inc., Runway Growth Credit Fund Inc., and the other parties thereto.

10.8	Letter Agreement, dated August 20, 2020, by and among the Registrant, its executive officers and directors and Colonnade Sponsor LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39463), filed with the SEC on August 25, 2020).

10.9	Investment Management Trust Agreement, dated August 20, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-39463), filed with the SEC on August 25, 2020).

10.10	Registration Rights Agreement, dated August 20, 2020, by and between the Registrant and Colonnade Sponsor LLC (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-39463), filed with the SEC on August 25, 2020).

10.11	Private Placement Warrants Purchase Agreement, dated August 20, 2020, by and between the Registrant and Colonnade Sponsor LLC (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 001-39463), filed with the SEC on August 25, 2020).

10.12	Administrative Services Agreement, dated August 20, 2020, by and between the Registrant and Colonnade Sponsor LLC (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 001-39463), filed with the SEC on August 25, 2020).

21.1	List of Subsidiaries of the Registrant.

23.1	Consent of Marcum LLP, independent registered public accounting firm of the Registrant.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Ouster, Inc. and its subsidiaries.

Exhibit Number	Description

23.3*	Consent of White & Case LLP (included as part of Exhibit 5.1 hereto).

23.4*	Consent of White & Case LLP (included as part of Exhibit 8.1 hereto).

24.1	Power of Attorney (included on signature page to the proxy statement/prospectus which forms part of this registration statement).

99.1*	Form of Preliminary Proxy Card.

99.2	Consent of Angus Pacala to be named as a director.

101.INS*	XBRL Instance Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.CLA*	XBRL Taxonomy Extension Schema Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Labels Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

†

The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

+	Indicates a management contract or compensatory plan.
*	To be filed by amendment.
#	Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Regulation S-K, Item (601)(b)(10).

Item 22. Undertakings.

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

6.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of December, 2020.

COLONNADE ACQUISITION CORP.

By:	/s/ Remy W. Trafelet
Name: Remy W. Trafelet
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Remy W. Trafelet and Joseph S. Sambuco, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Remy W. Trafelet Remy W. Trafelet	Chief Executive Officer and Director (principal executive officer and principal financial and accounting officer)	December 22, 2020

/s/ Joseph S. Sambuco Joseph S. Sambuco	Chairman	December 22, 2020

/s/ James C. Flores James C. Flores	Director	December 22, 2020

/s/ Emil W. Henry, Jr. Emil W. Henry, Jr.	Director	December 22, 2020

/s/ Manny De Zárraga Manny De Zárraga	Director	December 22, 2020